As filed with the Securities and Exchange Commission on February 25, 1999
                                                     Registration No. 333-60053
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                      POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ---------------

                    Building One Services Corporation
            (Exact name of registrant as specified in its charter)

                               ---------------

         Delaware                 7600                 52-2054952
      (State or other       (Primary standard       (I.R.S. Employer
      jurisdictionof    industrialclassification   Identification No.)
     incorporation or         code number)
       organization)
                   800 Connecticut Avenue, N.W., Suite 1111
                            Washington, D.C. 20006
                                 202/261-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ---------------
                              Jonathan J. Ledecky
               Chairman of the Board and Chief Executive Officer
                       Consolidation Capital Corporation
                   800 Connecticut Avenue, N.W., Suite 1111
                            Washington, D.C. 20006
                                 202/261-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------
                                  Copies to:
      F. Traynor Beck, Esquire               Linda L. Griggs, Esquire
  Executive Vice President, General         Morgan, Lewis & Bockius LLP
        Counsel and Secretary                   1800 M Street, N.W.
 800 Connecticut Avenue, N.W., Suite          Washington, D.C. 20036
                1111                               202/467-7000
       Washington, D.C. 20006
            202/261-6000
  Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS


                   Nasdaq Stock Market Trading Symbol--BOSS

                    27,893,549 Shares of Common Stock

                               ----------------

  Building One Services Corporation provides services that are necessary for the operation and maintenance of buildings. The services that we currently provide include electrical and mechanical installation and maintenance services and janitorial and maintenance management services. We began our business in February 1997 and have grown both internally and through the acquisition of other businesses. Since our formation, we have acquired 29 businesses offering a variety of facilities services.

  With this prospectus, we are offering and issuing shares of our common stock from time to time in connection with the acquisition of other businesses. We may structure the acquisition of businesses as:

  .  a merger with Building One Services or a subsidiary of Building One
     Services;

  .  a purchase of all of the stock of the other business; or

  .  a purchase of the assets of the other business.

  We will negotiate the price and other terms of the acquisition with the owners of the businesses that are acquired. We will not pay underwriting discounts or commissions, although fees may be paid to persons who bring specific acquisitions to our attention. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

  See "Risk Factors" beginning on page 4 for certain information that you should consider before accepting stock as part of the purchase price for the acquisition of your business.

                       Building One Services Corporation

                       800 Connecticut Avenue, N.W.
                                  Suite 1111
                             Washington, DC 20006
                                 202/261-6000

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

              The date of this Prospectus is February     , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................   1
Prospectus Summary.......................................................   3
Recent Developments......................................................   3
Risk Factors.............................................................   5
Price Range of Common Stock..............................................  14
Dividend Policy..........................................................  14
Selected Financial Data..................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  21
Management...............................................................  32
Executive Compensation...................................................  35
Certain Relationships and Related Party Transactions.....................  38
Principal Stockholders...................................................  39
Description of Capital Stock.............................................  40
Plan of Distribution.....................................................  41
Restrictions on Resale...................................................  41
Legal Matters............................................................  42
Experts..................................................................  42

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and, for a set fee, copy any of the other information we file at the following SEC public reference facilities:

  .450 Fifth Street, N.W.
    Washington, DC 20549

  .Seven World Trade Center
    Suite 1300
    New York, New York 10048

  .Citicorp Center
    Suite 1400
    500 West Madison Avenue
    Chicago, Illinois 60661

  Please call the SEC at 800/SEC-0330 for further information on these public reference facilities. Our SEC filings are also available to the public over the Internet at the SEC's web site (http://www.sec.gov). In searching for documents filed with the SEC, please note that we changed our name from Consolidation Capital Corporation to Building One Services Corporation on September 17, 1998.

  The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information.

  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our next annual meeting of stockholders:

  .  Annual Report on Form 10-K for the year ended December 31, 1997;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998 (as amended); and

  . Current reports on Form 8-K dated January 21, 1998, February 17, 1998, March 25, 1998, June 5, 1998, July 8, 1998, August 28, 1998, September
     22, 1998, December 24, 1998, February 10, 1999 and February 18, 1999.

  You may request a copy of these filings, at no charge, by writing or telephoning us at the following address:

  Building One Services Corporation

  800 Connecticut Avenue, N.W., Suite 1111
  Washington, DC 20006
  202/261-6000

  In making your investment decision, you should rely only on the information provided in this prospectus or on any information incorporated by reference. We have not authorized anyone else to provide you with different information. In addition, you should not assume that the information in this prospectus or any other document is accurate as of any date other than the date on the front of those documents.

                            PROSPECTUS SUMMARY

The Company



  Building One Services Corporation is a leader in the facilities services industry. We, and the companies we have acquired since our formation, had revenues of approximately $1.2 billion in the nine months ended September 30, 1998. Our goal is to become a national single-source provider of facilities services. Facilities services companies provide many products and services for the routine operation and maintenance of a building. Since our initial public offering in December 1997, our company has grown significantly by purchasing privately-held electrical, mechanical and janitorial services businesses. Since our formation, we have acquired 29 companies with operating locations in 96 cities and 31 states; we now provide facilities services in 48 states. Our company currently offers electrical and mechanical installation, maintenance and specialty services and janitorial and maintenance management services.

Recent Developments


Tender Offer. On December 23, 1998, we entered into a merger agreement with Boss Investment LLC, an affiliate of the private investment firm of Apollo Management, L.P. Pursuant to that agreement, we were to merge with an affiliate of Boss Investment LLC, with our company as the surviving corporation. The adoption of the agreement by our stockholders would have resulted in reducing the number of shares outstanding from approximately 45.3 million to 10,578,000. As part of the merger, stockholders would have received $25.00 in cash for each share of common stock they owned unless they chose to keep those shares and unless stockholders chose to keep a total of less than 10,578,000 shares. Additionally, we would have acquired 50% of the outstanding options held by current and former employees for $25.00 in cash less the exercise price per share. The adoption of the merger agreement would have resulted in the amendment of our restated certificate of incorporation, which among other things, would have authorized the issuance of 11,000,000 shares of series preferred stock, of which 6,000,000 shares would have been designated as a new series of convertible preferred stock and issued to Boss Investment LLC in exchange for $200 million. We had planned to use the $200 million of proceeds from the sale of the preferred stock, our cash on hand, proceeds from the issuance of $350 million of subordinated notes and a portion of funds available under a $350 million credit facility to finance the transaction. As a result of the merger, we would have increased the debt on our balance sheet and reduced our total number of shares outstanding.

  On February 8, 1999, we announced that we had mutually agreed with Boss Investment LLC to terminate the merger agreement. In connection with the announcement of the termination of the merger agreement, we announced that we would offer to buy back shares of our common stock in a tender offer. On February 19, 1999, we commenced an offer to our stockholders to purchase 24,365,891 shares of our common stock at a price of $25.00 per share for cash. The 24,365,891 shares represent approximately 50% of our outstanding shares of common stock and 50% of our outstanding stock options that have an exercise price of less than $25.00. Additional information about this offer is set forth in the Offer to Purchase, filed as an exhibit to the Schedule 13E-4 that we filed with the SEC on February 19, 1999. We expect that the funds necessary to pay such amounts will come from our available cash, $300 million in an offering of senior subordinated notes and a proposed $100 million term loan. We also expect to obtain a $250 million revolving credit facility to fund the cash portion of future acquisitions, payments that are required by the terms of certain acquisition agreements and are based upon the satisfaction of specified performance criteria, capital requirements and future operations. We expect to complete the tender offer in April 1999.

Recent Operating Results. On February 8, 1999, we announced preliminary diluted earnings per share of $0.38 for the quarter ended December 31, 1998 and $1.16 for the year ended December 31, 1998. The full year results reflect a restatement of prior quarterly results resulting from changes in the accounting treatment for two acquisitions that were previously accounted for as pooling-of-interests transactions. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 16 for a further discussion of our statement.

Our Acquisition Program. We are in discussions to acquire other businesses and, from time to time, enter into letters of intent or other agreements to acquire businesses. However, we cannot assure you that we will complete any additional acquisitions.

                                 RISK FACTORS

  Before you accept our stock as part of the purchase paid in the acquisition of your company, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

  This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words like "believe," "may," "will," "expect," "intend," "plan," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. In particular, these include statements relating to future actions, our tender offer, our acquisition program, the integration of acquired companies, our growth in revenues and earnings, our achievement of operating efficiencies, the trading of our stock and our plans with respect to potential new products or services. From time to time, we also may provide oral or written forward-looking statements in other materials.

  Any or all of our forward-looking statements in this prospectus or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned below will be important in determining our future results. Consequently, no forward-looking statement can be guaranteed. Actual results could differ significantly.

Risk Factors Related to the Proposed Tender Offer

We will have         We will need to borrow approximately $400 million to
increased debt on    finance the tender offer and its related fees and
our balance sheet    expenses. In addition, we plan to enter into a
after the tender     $250 million bank financing arrangement to fund the cash
offer.               portion of future acquisitions, payments that are
                     required by the terms of certain acquisition agreements and are based upon the satisfaction of specified performance criteria, capital requirements and future operations. The completion of the tender offer and this additional indebtedness may have important consequences.
                     These consequences include the following:

                     .  we will have used substantially all of our cash;

                     . a substantial portion of our cash flow will be used to pay interest expense on the debt incurred to finance the tender offer, which will reduce the funds that would otherwise be available to us for our operations, capital expenditures and future business opportunities and will require us to borrow under the bank financing arrangement;

                     . a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations;

                     . we may have more debt than our competitors, which may place us at a competitive disadvantage; and

                     . our high level of debt may make us more vulnerable in a downturn in our business or the economy in general.

We will be subject   The senior bank facility that we expect to enter into
to restrictive       will contain a number of significant covenants that will
debt covenants       impose restrictions on us and our subsidiaries. These
after the tender     covenants may include restrictions on:
offer.


                     . indebtedness;

                     . liens;

                     . voluntary prepayments of the senior subordinated notes and other indebtedness;

                     . amendments of organizational, corporate and other documents;

                     . mergers, acquisitions and dispositions of assets;

                     . sale-leaseback transactions, capital lease payments and maintenance of existing and material properties;

                     . dividends and other payments in respect of capital stock;

                     . advances, credit extensions, capital contributions,
                       investments and capital expenditures;

                     . transactions with affiliates and formation of subsidiaries and joint ventures; and

                     .  changes in business.

                     In addition, we expect to be required to comply with financial covenants with respect to the amount of our debt as compared to our earnings before interest expense, taxes, depreciation and amortization expense ("EBITDA") and the amount of our EBITDA as compared to our interest expense.This indebtedness will be guaranteed by each of our subsidiaries and will be secured by a first priority lien on substantially all of our properties and assets and those of our subsidiaries, now owned or acquired later. If we should be unable to borrow under this senior bank facility due to a default, we would be left without sufficient liquidity.

                     In addition, the indenture governing the senior subordinated notes that we will issue is expected to contain certain covenants that will restrict, among other things, our ability, and the ability of our subsidiaries, to:

                     .  incur additional indebtedness;

                     . pay dividends or make certain other restricted payments;

                     .  incur liens;

                     .  apply net proceeds from certain assets sales;

                     . merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets;

                     .  enter into certain transactions with affiliates;

                     .  incur other senior subordinated indebtedness; or

                     . enter into a change of control without offering to redeem the debt.

We may not be able   We have financed, and intend to continue to finance, most
to continue the      of our acquisitions with a combination of cash and shares
current pace of      of our common stock. After the tender offer, we expect to
our acquisitions.    have the $250 million bank financing available to use for
                     acquisitions, subject to various conditions, such as continued compliance with the financial covenants, maximum individual and aggregate purchase price requirements, adequate remaining availability under the facility and the nature of the particular business to be acquired. Depending on the pace of our acquisitions, we may need additional debt or equity financing in order to continue to acquire businesses.
                     Such financing may not be available if and when additional cash is needed or it may not be available on terms that we think are acceptable.

                     If we do not have sufficient cash to pay the cash consideration for acquisitions, or cannot otherwise finance acquisitions, we will be unable to continue the current pace of our acquisitions. In addition, we may not be able to continue the current pace of our acquisitions if we cannot issue shares of our common stock as part of the consideration. The owners may be unwilling to accept shares of our common stock if our stock price drops in value after the tender offer. We may be unwilling to issue shares of our common stock as part of the consideration to the businesses that we want to acquire if we believe the market price is unreasonably low.

Our management       As of February 10, 1999, our directors and executive
could                officers owned approximately 17.4% of our outstanding
significantly        shares of common stock. In addition, many of the officers
influence the        of our subsidiaries received shares of our common stock
election of          in connection with the sales of their businesses to us.
directors and        If we purchase all of the 24,365,891 shares that we have
other matters.       offered to buy in the tender offer, including the
                     1,728,365 shares underlying employee options that we have offered to buy and 50% of the other shares beneficially owned by directors and executive officers, our directors and executive officers will own 14.9% of our outstanding shares after the tender offer. After the tender offer, our directors and executive officers and officers of our subsidiaries, if acting together, may be able to significantly influence the election of directors and other matters requiring the approval of our stockholders.
                     This concentration of ownership may also have the effect of delaying or preventing a change in control of our company. See "Principal Stockholders."

The per share        After the tender offer, the price of a share of our
price of our         common stock may be adversely affected by sales of
common stock could   substantial amounts of our shares of common stock or by
be adversely         the perception that such sales could occur. Such sales,
affected after the   or the perception of such sales, could occur as a result
tender offer.        of the following factors.

                     First, a number of our shares will become freely tradeable when contractual restrictions expire. As of February 10, 1999 approximately 13,200,000 shares of our 45,275,052 outstanding shares of common stock were subject to contractual restrictions on resale under the terms of acquisition agreements we entered into in connection with our acquisitions of businesses. These restrictions expire at various times, generally one to two years from the date of our acquisition. We are permitting persons who own shares that are subject to such contractual restrictions to tender their shares in the tender offer. If such persons tender all of their shares that are subject to contractual restrictions, but we are able to purchase only 50% of such shares because the tender offer is oversubscribed, those persons' remaining 6,500,000 shares will be subject to the contractual restrictions on resale. If we purchase 50% of the outstanding shares and 50% of the shares underlying options having exercise prices below $25.00 per share in the tender offer, the number of shares subject to contractual restrictions on transfer will equal approximately 28.7% of the outstanding shares after the tender offer. Sales of a large number of such shares at the same time, or the possibility that such sales will occur at the time that the contractual restrictions expire, could adversely affect the price of our shares of common stock.

                     The price of our shares may also be adversely affected by certain registration rights that we have provided to two holders of warrants that are exercisable for our shares at an exercise price of $20.00 per share. Jonathan J. Ledecky, our chairman of the Board and chief executive officer, and Friedman, Billings, Ramsey & Co., Inc. ("FBR") have warrants for 1,950,000 and 1,130,000 shares of our common stock, respectively, which they acquired at the time of our initial public offering. Jonathan J. Ledecky and FBR have the right to require us to register for sale the shares they acquire upon the exercise of those warrants. If Jonathan J. Ledecky and FBR determine to sell their shares at the same time, that could adversely affect the price of our shares.

                     The availability of a significant number of shares for issuance under our benefit plans could also affect the price of our shares. As of February 10, 1999 we had outstanding options for the purchase of approximately 4,100,000 shares of our common stock. We are permitting the holders of options with exercise prices below
                     $25.00 per share to tender all of the shares underlying those options in connection with a conditional exercise of the options. If we purchase 50% of the shares underlying those options, options for approximately 2,371,635 shares will remain after the tender offer.

Our stock price      The reduction in the number of our outstanding shares
could be volatile.   could cause our stock price to be volatile. In addition,
                     the trading price of our common stock could be subject to significant fluctuations in response to activities of our competitors, variations in quarterly operating results, changes in market conditions and other events or factors.
                     The market price of our common stock could also be adversely affected by confusion or uncertainty as to the pace of our consolidation activities, our ability to integrate effectively different sectors of the facilities services industry and the difficulty for securities analysts and investors to analyze our financial and operational performance when we operate in more than one sector of the facilities services industry. Moreover, the volatility of the stock market could adversely affect the market price of our common stock and our ability to raise equity in the public markets.

We have not paid     We have not paid any dividends on our common stock to
any dividends.       date and the payment of dividends in the future will be
                     restricted by the terms of the financing arrangements.
                     See "Dividend Policy."

Risk Factors Related to our Company's Business

Our Short History

Our short history
of generating        Since our initial public offering in December 1997, we
revenues may make    have acquired 29 businesses. Therefore, our combined
it difficult to      company has a short history of generating revenues which
evaluate our         may make it difficult to evaluate our future prospects.
future prospects.

                     Our ability to generate revenues and earnings in the future will be dependent upon, among other factors:

                     .the operating results of the businesses we have acquired;

                     .the operating results of any future businesses we acquire; and

                     .the successful integration and consolidation of those businesses.

The integration of   We may not be able to successfully integrate our
our acquired         acquisitions without substantial costs, delays or other
companies may        problems. We will have to continue to expend substantial
result in            managerial, operating, financial and other resources to
substantial costs,   integrate our businesses. The costs of such integration
delays or other      could have an adverse effect on short-term operating
problems.            results. Such costs include non-recurring acquisition
                     costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs.

                     The integration of newly acquired businesses may also lead to diversion of our management team away from other ongoing business concerns. In addition, the rapid pace of our acquisitions of other businesses may adversely affect our efforts to integrate acquisitions and manage those acquisitions profitably. We may seek to recruit additional managers to supplement the incumbent management of the acquired companies but we may not have the ability to recruit additional candidates with the necessary skills.

Risks Related to
Our Acquisition
Strategy

If we cannot
acquire additional
companies, we may    Our business strategy depends, in part, upon our ability
not be able to       to expand into new markets and broaden the services we
execute our          provide by identifying and acquiring other businesses. We
business strategy.   may not be able to identify, attract or acquire
                     additional businesses. In pursuing acquisitions, we compete against other facilities services providers, some of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration.


                     Once we acquire a business, we are faced with certain additional risks, including:

                     . the possibility that it will be difficult to integrate the operations into our other operations;

                     . the possibility that we have acquired substantial undisclosed liabilities;

                     . the risks of entering markets or offering services for which we have no prior experience; and

                     . the potential loss of customers or employees as a result of changes in management.

                     We may not be successful in overcoming these risks.

Investors cannot
evaluate the
merits of future     Because in most cases we do not seek, and are not
acquisitions.        required to seek, stockholder approval of acquisitions,
                     investors will have no basis on which to evaluate the possible merits or risks of any future acquisitions.
                     Although our management and
                     our attorneys and accountants evaluate the risks of any particular business that we may acquire, we may be unable to discover all of its risks.

The accounting
rules relating to    When we buy businesses and account for them under the
acquisitions         purchase method of accounting we must account for the
result in            amount by which our purchase price exceeds the fair value
reductions in our    of the net assets of the acquired business as an asset
net income.          identified as goodwill. After the acquisition we must
                     reduce our net income each quarter by a portion of that goodwill. We are currently unable to use the pooling-of-interests method of accounting, which does not result in goodwill, because of the contemplated repurchase of our common stock.

As consolidation
in our industry      Many of our acquisitions are subject to the requirements
continues,           of the Hart-Scott-Rodino Antitrust Improvements Act of
potential            1976, which could adversely affect the pace of our
regulatory           acquisitions in one or more sectors of the facilities
requirements may     services industry. Under the Hart-Scott-Rodino Act, we
slow our             may be required to divest a portion of our then-existing
acquisition          operations or those of the acquired business, which may
program.             render a given acquisition disadvantageous. In addition,
                     if we acquire businesses in regulated industries, we would be subject to regulatory requirements. Such regulatory requirements could limit our flexibility in growing and operating our businesses.

There may be
potential adverse    As a general rule, federal and state tax laws and
tax consequences     regulations have a significant impact upon the
in acquisitions.     structuring of acquisitions. We will evaluate the
                     possible tax consequences of any acquisition of a business and will try to structure the acquisition so as to achieve the most favorable tax treatment to our business, the acquisition candidate and our respective stockholders.

                     Nonetheless, the Internal Revenue Service or the appropriate state tax authorities may not agree with our tax treatment of an acquisition. If the IRS or state tax authorities recharacterize our tax treatment of an acquisition, our company, the acquisition candidate and/or our stockholders may suffer adverse tax consequences.

Risks from Competition

Our business is
highly               We face a competitive environment in the market for
competitive, which   facilities services. We compete against both large
could cause us to    national and international organizations providing a wide
lower our prices     variety of facilities services to their customers and
resulting in         numerous smaller companies providing a single service or
reduced revenues     fewer services in limited geographic areas.
and profit
margins.

                     Other types of companies are also beginning to offer facilities services. For example, property management companies and real estate investment trusts (REITS) are beginning to offer facilities services for the properties that they own or manage. Also, large heating, ventilation and air conditioning manufacturers, such as Carrier Corporation, Conditioning Company and Honeywell, Inc., and some public utilities, are active in certain sectors of the facilities services industry.

                     Barriers to entry to the markets for certain facilities services, such as janitorial services, are low, and we compete against numerous small service providers, many of which may have more experience in and knowledge of the local market for such services. Such smaller service providers may also have lower overhead cost structures and may be able to provide their services at lower rates than we can.

                     In these same markets, we face large competitors that offer multiple services and that are willing to accept lower profit margins in order to capture market share. In addition, we face competition from both large and small companies that offer only one of the services that we offer and may face competition in the future from companies that enter the markets that we are in.

                     In some geographic regions, such as New York, we may not be eligible to compete for certain contracts if our employees are not subject to collective bargaining arrangements. As a result of this requirement, we may lose customers or have difficulty acquiring new customers.

We also face         We also face significant competition to acquire
competition to       facilities services businesses as our industry undergoes
acquire companies,   continuing consolidation. Such competition could lead to
which may cause      our paying higher prices for the companies that we
the prices that we   acquire.
pay to acquire
companies to go
up.

                     We believe that the facilities services industry will continue to undergo considerable consolidation and changes during the next several years. In response to such consolidation, we consider from time to time additional strategies to enhance stockholder value. These include, among others, strategic alliances and joint ventures, stock buybacks, spin-offs, recapitalizations, purchase, sale and merger transactions with other large companies, and other similar transactions.

                     In considering any of these strategies, we evaluate the consequences of such strategies, including, among other things, the potential for high levels of debt that would result from such a transaction, the tax effects of the transaction, and the accounting consequences of the transaction. In addition, such strategies could have various other significant consequences, including changes in management, control or operational or acquisition strategies. None of these strategies may be pursued and, if any are pursued, they may not be completed successfully.

We may have          Our ability to increase productivity and profitability
trouble hiring the   will depend upon our ability to recruit, train and retain
employees we need    large numbers of hourly wage and skilled employees
and our employment   necessary to meet our service requirements. Competition
needs may increase   for such employees has led to increased wage levels and
our costs.           employee turnover. Inability to recruit, train and retain
                     such employees at competitive wage rates could increase our operating costs.

                     In addition, many companies that require skilled employees, such as electrical and mechanical installation and maintenance and heating, ventilation and air conditioning companies, are currently experiencing shortages of qualified employees. We may not be able to maintain an adequate labor force necessary to efficiently operate our business. Also, our labor expenses may increase as a result of a shortage in the supply of hourly wage or skilled employees. As a result, we may have to curtail our planned growth and margins may decline.

                     Although less than 10% of our employees are members of unions, and the vast majority are at one janitorial company, many sectors of the facilities services industry involve unionized employees. Union activity at our companies may be disruptive to our business and may increase our costs. To the extent any of our union contracts expire or we acquire companies that are unionized, we may be required to renegotiate union contracts in an environment of increasing wage rates. We may not be able to renegotiate union contracts on terms favorable to us or without experiencing a work stoppage.

Other Business
Risks

A downturn in
commercial and
industrial           Approximately 54% of our revenues in 1998 and the
construction could   revenues of the companies we acquired involved the
hurt our business.   installation of electrical and mechanical systems in
                     newly constructed commercial, institutional, industrial and retail buildings and plants. Our ability to maintain or increase our revenues from new installation services depends on the levels of new construction starts in the geographic areas where we operate. Since the construction industry is cyclical, our revenues from year to year may fluctuate.

                     The level of new construction starts is affected by local economic conditions, changes in interest rates and other related factors. A downturn in levels of new construction would have a material adverse effect on our business.

Adverse changes in   Our success will depend upon the economic conditions in
economic             the geographic areas in which a substantial number of our
conditions can       operating companies are located. In addition, our success
adversely affect     will depend upon occupancy levels at office buildings for
our business.        which we do business. Lower occupancy rates could have a
                     material adverse effect on, among other sectors of the facilities services industry, janitorial and maintenance management services.

Fixed price
contracts with our   A substantial portion of our electrical and mechanical
customers could      installation contracts are "fixed price" contracts. The
expose us to         terms of these contracts require us to guarantee the
losses if our        price of the services we provide and assume the risk that
estimates of         our costs to perform the services and provide the
project costs        materials will be greater than anticipated.
result in being
too low.

                     Our profitability in this market is therefore dependent on our ability to accurately predict the costs associated with our services. These costs may be affected by a variety of factors, some of which may be beyond our control. If we are unable to accurately predict the costs of fixed price contracts, certain projects could have lower margins than anticipated, which could have a material adverse effect on our business.

We depend on
subcontractors to    We depend, in part, on subcontractors to provide optimum
perform some of      service to our customers. Such reliance reduces our
our business.        ability to directly control both our workforce and the
                     quality of services we provide. We may not be able to control our subcontractors and the quality of services they provide.

Many of our          Many of our janitorial services contracts have
contracts may be     termination clauses permitting the customer to cancel the
terminated on        contract on 30 to 90 days' notice. While we maintain
short notice.        long-standing relationships with many of our customers,
                     we may not be able to keep customers if they exercise their rights to terminate their contracts prior to expiration.

We may have          The nature of the facilities services industry often
potential            involves the transport, storage, use and disposal of
environmental        cleaning solvents, lubricants, chemicals, gasoline,
liabilities.         refrigerants, and other hazardous materials by employees.
                     Such activities are subject to stringent and changing federal, state and local regulation and present the potential for liability for the actions of our employees in handling such materials. In addition, the exposure of any employees to these materials may give rise to claims by employees against us. Compliance with governmental regulations or liability related to hazardous materials may have a material adverse effect on our business.

We are subject to    Due to the nature of the facilities services industry,
government           our operations are subject to a variety of federal,
regulation.          state, county and municipal laws, regulations and
                     licensing requirements, including labor, employment, immigration, health and safety, consumer protection and environmental regulations. If we fail to comply with applicable regulations, we may be subject to substantial fines or revocation of our licenses.

                     Changes in such laws, regulations and licensing requirements may constrain our ability to provide services to customers or increase the costs of such services. In addition, competitive pricing conditions in the industry may constrain our ability to adjust our billing rates to reflect any such increased costs.

Our revenues and     Our electrical and mechanical installation services are
earnings may be      subject to the seasonal variations in operations and
lower during the     demands that affect the construction business.
winter months.       Specifically, the demand for construction services may be
                     lower during the winter months as a result of inclement weather conditions. Accordingly, our revenues and operating results may be lower in the first and fourth quarters.

The Year 2000
issue could          The Year 2000 issue refers to a number of date-related
disrupt our          problems that may affect information technology and non-
business and         information technology systems, including codes embedded
adversely affect     in chips and other hardware devices. These problems
our financial        include systems that identify a year by two digits and
condition.           not four so that a date using "00" would be recognized as
                     the year "1900" rather than "2000." This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices or engage in normal business activities. The Year 2000 issue is a significant issue for most, if not all companies, with far reaching implications, some of which cannot be anticipated or predicted with any degree of certainty. See "Management's
                     Discussion and Analysis of Financial Condition and
                     Results of Operations--Year 2000 Issue" on page 20 for a detailed description of the Year 2000 issue.

Management Risks

If we lose our key
people, our          Our success depends principally upon the efforts of our
business would       key management team, consisting of Jonathan J. Ledecky,
suffer.              our chairman and chief executive officer, Timothy C.
                     Clayton, our chief financial officer and treasurer, F.
                     Traynor Beck, our general counsel and secretary, David
                     Ledecky, our chief administrative officer, William Love, president of our electrical operations, Joseph Ivey, president of our mechanical operations, Chad MacDonald, president of our janitorial operations, Mike Sullivan, chairman of our janitorial operations, and certain other members of the senior management of the businesses we have acquired or will acquire in the future.

                     We also depend on the senior management of the businesses we acquire because our executive management team lacks prior experience in managing businesses in the facilities services industry.

We may be unable     We expect to hire additional senior management, such as a
to hire needed key   chief operating officer and a new chief executive
people.              officer, to manage our operations. We may not be able to
                     successfully recruit additional management that has the requisite skills, knowledge or experience necessary or desirable to enhance our current management.

Our Chairman and
CEO has              Our chairman and chief executive officer, Jonathan J.
obligations to       Ledecky, has various other responsibilities that may
other companies      divert his attention from our company. Jonathan J.
that may conflict    Ledecky serves as an investor, director and/or employee
with his             of several public companies, including U.S.A. Floral
obligations to our   Products, Inc., UniCapital Corporation, Onemain.com,
company.             Aztec Technology Partners, Inc., School Specialty, Inc.,
                     Workflow Management, Inc. and Navigant International,
                     Inc. Each of the above companies is, or is seeking to become, a consolidator of businesses in one or more industries. Jonathan J. Ledecky may become an investor or director in other companies seeking to consolidate an industry.

                          PRICE RANGE OF COMMON STOCK

  The following table shows the high and low sales prices of our common stock, which has been traded on the Nasdaq Stock Market since November 26, 1997. It has been traded under the symbol "BOSS" since September 1998.

                                                                High      Low
                                                              --------- -------
Fiscal Year 1997
  Fourth Quarter............................................. $   21.50 $ 20.00
Fiscal Year 1998
  First Quarter.............................................. $  25 7/8 $18 3/8
  Second Quarter............................................. $25 15/16 $ 19.75
  Third Quarter.............................................. $   24.50 $ 11.50
  Fourth Quarter............................................. $   22.50 $ 7 7/8
Fiscal Year 1999
  First Quarter through February 19, 1999.................... $   21.00 $ 16.50

  The closing sale price of our common stock on the Nasdaq Stock Market was $17 3/16 per share on February 19, 1999. As of February 10, 1999, there were 45,275,052 shares of our existing common stock outstanding and 242 holders of record.

                                DIVIDEND POLICY

  We have never paid a cash dividend on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future because we would like to keep any earnings to finance the expansion of our business, including for acquisitions, and for general corporate purposes. Any payment of future dividends will be at the discretion of your Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements and debt levels. Furthermore, the indebtedness that we expect to incur in connection with the tender offer and the terms of that indebtedness is expected to prohibit or limit our payment of dividends to you.

                             INTRODUCTION TO
                            SELECTED FINANCIAL DATA

  The statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 (except pro forma combined amounts) have been derived from our audited financial statements which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data at December 31, 1993, 1994 and 1995 have been derived from our unaudited consolidated financial statements, which are not included elsewhere in this prospectus. The selected financial data for the nine months ended September 30, 1997 and 1998 have been derived from our unaudited interim consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented. The financial data have been restated from prior presentations as a result of the contemplated repurchase of common stock by the company.

  The unaudited pro forma combined financial data gives effect to:

  . the transactions contemplated by the tender offer, including the offering of $300 million of senior subordinated notes and estimated borrowings under a $100 million term loan which are necessary to finance the purchase of 24,365,891 shares of common stock at a price of $25.00 per share, (or, in the case of shares underlying employee stock options, at $25.00 per share less the exercise price per share of the options); and

  . the 21 business combinations completed during the nine months ended September 30, 1998 and the five acquisitions we completed after September 30, 1998 as if they had been consummated on January 1, 1997.

  The selected unaudited pro forma combined financial data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The selected financial data should be read in conjunction with the unaudited pro forma combined financial statements and our consolidated financial statements, included elsewhere in this prospectus.

                         SELECTED FINANCIAL DATA

         (Dollars in thousands, except share and per share data)

                                                Year Ended                                          Nine Months
                                               December 31,                                     Ended September 30,
                      ------------------------------------------------------------------ -----------------------------------
                                                                                1997                                1998
                        1993       1994       1995       1996      1997     Pro Forma(1)   1997        1998     Pro Forma(1)
                      ---------  ---------  ---------  --------- ---------  ------------ ---------  ----------  ------------
Statement of Opera-
tions Data:
  Revenues........... $  36,959  $  45,106  $  57,287  $  63,202 $  70,101   $1,155,564  $  52,410  $  478,595     $976,690
  Cost of revenues...    30,486     37,634     48,783     53,664    58,857      943,263     44,112     376,318      784,931
                      ---------  ---------  ---------  --------- ---------   ----------  ---------  ----------   ----------
  Gross profit.......     6,473      7,472      8,504      9,538    11,244      212,301      8,298     102,277      191,759
  Selling, general
  and
  administrative.....     6,684      6,635      8,468      8,803    11,776      127,741      7,223      59,786      107,447
  Goodwill
  amortization.......       --         --         --         --        --        12,587        --        4,584        9,493
  Non-recurring
  acquisition costs..       --         --         --         --        --           --         --          768          --
                      ---------  ---------  ---------  --------- ---------   ----------  ---------  ----------   ----------
  Operating income
  (loss).............      (211)       837         36        735      (532)      71,973      1,075      37,139       74,819
  Other (income)
  expense
    Interest income..        (7)       (41)       --         --     (2,056)      (2,652)       --      (16,043)     (1,255)
    Interest
    expense..........       246        329        239        224       208       45,328        160         565       33,063
    Other, net.......       (21)       (43)        (8)        83      (221)      (2,500)       (35)       (134)      (1,362)
                      ---------  ---------  ---------  --------- ---------   ----------  ---------  ----------   ----------
  Income (loss)
  before income
  taxes..............      (429)       592       (195)       428     1,537       31,797        950      52,751       44,373
  Provision (benefit)
  for income taxes...                              (5)        13        94       17,754          7      22,460       21,332
                      ---------  ---------  ---------  --------- ---------   ----------  ---------  ----------   ----------
  Net income (loss).. $    (429) $     592  $    (190) $     415 $   1,443   $   14,043  $     943  $   30,291   $   23,041
                      =========  =========  =========  ========= =========   ==========  =========  ==========   ==========
  Net income (loss)
  per share--Basic... $   (0.35) $    0.48  $   (0.15) $    0.32 $    0.25   $     0.62  $    0.30  $     0.79   $     1.02
                      =========  =========  =========  ========= =========   ==========  =========  ==========   ==========
  Net income (loss)
  per share--
  Diluted............ $   (0.35) $    0.44  $   (0.15) $    0.30 $    0.25   $     0.62  $    0.29  $     0.77   $     1.00
                      =========  =========  =========  ========= =========   ==========  =========  ==========   ==========
  Weighted average
  shares
  outstanding --
  Basic ............. 1,238,444  1,238,444  1,238,444  1,290,724 5,683,464   22,637,526  3,102,079  38,298,295   22,637,526
                      =========  =========  =========  ========= =========   ==========  =========  ==========   ==========
  Weighted average
  shares
  outstanding --
  Diluted............ 1,238,444  1,353,560  1,238,444  1,405,840 5,865,550   22,657,592  3,217,195  39,368,321   23,103,065
                      =========  =========  =========  ========= =========   ==========  =========  ==========   ==========

                                                                       As of
                                  As of December 31,             September 30, 1998
                         ------------------------------------- ----------------------
                                                                           Pro Forma
                          1993   1994   1995    1996    1997     Actual   Combined(2)
                         ------ ------ ------  ------ --------   ------   -----------
Balance Sheet Data:
  Working capital....... $  767 $  300 $  (30) $   67 $528,235 $  333,615   $94,364
  Total assets..........  6,339  8,063  8,132   9,629  539,159  1,002,112   854,361
  Long term debt, net of
  current maturities....  1,994  1,734  1,589   1,890    1,679      3,094   403,513
  Stockholders' equity..  1,405  1,496  1,299   1,578  529,480    817,247   245,396

----

(1) Interest expense, interest income, and the provision for income taxes have been adjusted as if the purchase of the 24,365,891 shares of common stock, including the purchase of employee stock options having exercise prices below $25.00 per share, for approximately $600 million (including transaction fees) occurred on January 1, 1997 and January 1, 1998, respectively, financed by our cash balances, the planned issuance of $300 million of senior subordinated notes and $100 million in term financing.

(2) The pro forma balance sheet amounts were adjusted for the purchase of the 24,365,891 shares of common stock, including the purchase of employee stock options having exercise prices below $25.00 per share, at an approximate cost of $600 million, including transaction fees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

  The following discussion should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 1997, the unaudited financial statements for the nine months ended September 1997 and 1998 and the related notes thereto appearing elsewhere in this prospectus.

  Founded in February 1997, Building One Services Corporation intends to consolidate the facilities services industry with the corporate goal of becoming a national single-source provider of facilities services. We completed our initial public offering in December 1997, raising net proceeds of approximately $527 million. To date we have used the proceeds primarily in our acquisition program, although we are also using a portion to fund our operations.

  On February 7, 1999 our Board of Directors approved a tender offer to purchase approximately 50% of our outstanding common stock at $25.00 per share and approximately 50% of certain employee stock options at $25.00 per share less the exercise price per share of the options. The tender offer replaces the recapitalization plan announced on December 23, 1998, under which we had intended to, among other things, repurchase approximately 34.5 million shares of our common stock. We plan to finance this tender offer through the use of our available cash, proceeds from the issuance of $300 million of senior subordinated notes and estimated borrowings under a $100 million term facility. The tender offer is subject to a number of conditions, including the execution of a definitive credit agreement. We expect the tender offer to be completed in April 1999.






  As a result of our acquisition program, our financial condition and results of operations have changed dramatically from our inception and initial public offering in December 1997 to September 30, 1998. We completed 24 business combinations during the nine months ended September 30, 1998. Twenty-one of the business combinations completed during the nine months ended September 30, 1998 have been accounted for under the purchase method. Prior to the approval of the merger agreement with Apollo, two of these 21 business combinations had been accounted for previously under the pooling-of-interests method. Following the approval of the merger agreement with Apollo, we restated our historical consolidated financial statements to account for these two business combinations under the purchase method. Our consolidated financial statements give retroactive effect to the three business combinations accounted for under the pooling-of-interests method during the nine months ended September 30, 1998 and include the results of the businesses acquired in business combinations accounted for under the purchase method from their respective acquisition dates.

  Subsequent to September 30, 1998 and through February 24, 1999, we completed five acquisitions for aggregate consideration of $65.5 million in cash and shares of common stock. Additionally, there is the potential for the payment of up to an additional $14.5 million in cash and shares of common stock in connection with a contingent consideration arrangements.

  Due to our growth through acquisitions, comparisons of the historical results of our operations have been and will continue to be affected primarily by the addition of acquired businesses. In most instances, these dollar increases in the various revenues and expense components of our results are due primarily to growth from acquisitions. Neither the magnitude nor the source of such changes is necessarily indicative of changes that will occur in the future.

  Our revenues are derived primarily from providing electrical installation and maintenance services, mechanical installation and maintenance services and janitorial and maintenance management services. For the nine months ended September 30, 1998, approximately 22%, 73% and 5% of our revenues were derived from janitorial maintenance management services, electrical installation and maintenance services and mechanical installation and maintenance services, respectively.

  Our revenues are recognized as services are performed for maintenance and service contracts. Additionally, we utilize the "percentage-of-completion" method of accounting for installation contracts. Under this method, revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Consolidated Results of Operations

 Nine months ended September 30, 1998 as Compared to the Nine Months ended September 30, 1997

  Revenues. Consolidated revenues for the nine months ended September 30, 1998 increased by $426.2 million, or 813.2%, to $478.6 million from $52.4 million for the nine months ended September 30, 1997. This increase was a result of our acquisition of the businesses accounted for under the purchase method of accounting during the nine months ended September 30, 1998, which have been included since their respective dates of acquisition.

  Gross profit. Gross profit for the nine months ended September 30, 1998 increased by $94.0 million, or 1132.6%, to $102.3 million from $8.3 million for the nine months ended September 30, 1997. This increase was primarily a result of the acquisition of the businesses accounted for under the purchase method of accounting and, to a much lesser extent, the increased gross profit of the businesses accounted for under the pooling-of-interests method. Gross margin increased to 21.4% for the nine months ended September 30, 1998, from 15.8% for the nine months ended September 30, 1997. This increase in the gross margin was primarily attributable to the higher gross margins of the businesses accounted for under the purchase method of accounting.

  Selling, general and administrative expenses. Selling, general and administrative expenses for the nine months ended September 30, 1998 increased by $52.6 million, or 727.7%, to $59.8 million from $7.2 million for the nine months ended September 30, 1997. This increase was primarily attributable to the selling, general and administrative expenses of the businesses accounted for under the purchase method of accounting, and the general and administrative costs of our corporate activities. Selling, general and administrative expenses as a percentage of revenues decreased to 12.5% for the nine months ended September 30, 1998 from 13.8% for the nine months ended September 30, 1997.

  Goodwill amortization. Goodwill amortization increased by $4.6 million for the nine months ended September 30, 1998 as result of the goodwill recorded in conjunction with the businesses accounted for under the purchase method of accounting.

  Non-recurring acquisition costs. Non-recurring acquisition costs of $0.8 million consists of costs incurred in conjunction with the business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, broker fees and other costs directly attributable to the business combination.

  Other income, net. Other income, net for the nine months ended September 30, 1998 increased by $15.7 million from expense of $0.1 million for the nine months ended September 30, 1997 to income of $15.6 million for the nine months ended September 30, 1998. This increase is primarily attributable to the interest income of $17.0 million generated from the investment of the proceeds raised in our initial public offering in December 1997.

  Provision for income taxes. The provision for income taxes for the nine months ended September 30, 1998 increased to $22.5 million, reflecting an effective tax rate of 42.6% from an effective tax rate of .7% for the nine months ended September 30, 1997. The increase in the effective rate was primarily attributable to the increase in income generated from entities which were subject to C corporation taxes, versus the businesses accounted for under the pooling-of-interests method, which had elected to be treated as subchapter S corporations for tax purposes prior to our acquisition of them. Additionally, the 42.6% effective rate reflects the non-deductibility of goodwill amortization associated with the majority of our acquisitions.

 Year ended December 31, 1997 Compared to the Year ended December 31, 1996

  Revenues. Consolidated revenues for the year ended December 31, 1997 increased by $6.9 million, or 10.9%, to $70.1 million from $63.2 million for the year ended December 31, 1996. This increase was attributable to an increase in the janitorial and maintenance management services provided by the businesses we acquired in transactions we accounted for under the pooling-of-interests method, through expansion into new geographic markets and further penetration of their existing markets.

  Gross profit. Gross profit for the year ended December 31, 1997 increased by $1.7 million, or 17.9%, to $11.2 million from $9.5 million for the year ended December 31, 1996. Gross profit as a percentage of revenues increased to 16.0% for the year ended December 31, 1997 from 15.1% for the year ended December 31, 1996.

  Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1997 increased by $3.0 million, or 33.8%, to $11.8 million from $8.8 million for the year ended December 31, 1996 as a result of the increases in the expenses of the janitorial and maintenance management services businesses we acquired in transactions we accounted for under the pooling-of-interests method as they increased their staff to support the increase in revenues. Selling, general and administrative expenses as a percentage of revenues increased to 16.8% for the year ended December 31, 1997 from 13.9% for the year ended December 31, 1996.

  Other income, net. Other income, net for the year ended December 31, 1997 increased by $2.4 million, or 773.9%, to income of $2.1 million from expense of $0.3 million for the year ended December 31, 1996. This increase is primarily attributable to the interest income generated from the investment of the proceeds we raised in our initial public offering in November 1997.

  Provision for income taxes. The provision for income taxes for the year ended December 31, 1997 increased to $0.1 million, reflecting an effective tax rate of 6.1%, as compared to a tax rate of 3.0% for the year ended December 31,1996. The increase in the effective rate is primarily attributable to the increase in income generated from entities subject to C Corporation income taxes.

 Year ended December 31, 1996 Compared to the Year ended December 31, 1995

  Revenues. Consolidated revenues for the year ended December 31, 1996 increased by $5.9 million, or 10.3%, to $63.2 million from $57.3 million for the year ended December 31, 1995. This increase was primarily as a result of increases in the janitorial and maintenance management services provided by the businesses we acquired in transactions we accounted for under the pooling-of-interests method as they expanded into new geographic markets and further penetrated their existing markets.

  Gross profit. Gross profit for the year ended December 31, 1996 increased by $1.0 million, or 12.2%, to $9.5 million from $8.5 million for the year ended December 31, 1995. Gross profit as a percentage of revenues increased to 15.1% for the year ended December 31, 1996 from 14.8% for the year ended December 31, 1995.

  Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1996 increased by $0.3 million, or 4.0%, to $8.8 million from $8.5 million for the year ended December 31, 1995, primarily as a result of increases in the personnel of the janitorial and maintenance management services businesses we acquired in transactions we accounted for under the pooling-of-interests method to support the increase in revenues. Selling, general and administrative expenses as a percentage of revenues decreased to 13.9% for the year ended December 31, 1996 from 14.8% for the year ended December 31, 1995.

  Other expense, net. Other expense, net for the year ended December 31, 1996 increased by $0.1 million, to $0.3 million from $0.2 million for the year ended December 31, 1995.

  Provision for income taxes. The provision for income taxes for the year ended December 31, 1996 increased slightly to $13,000 from a benefit of $5,000 for the year ended December 31, 1995, reflecting an effective tax rate of 3.0% and 2.6% respectively. These effective tax rates reflect that the majority of the pooling-of-interests companies had elected to be treated as subchapter S corporations for tax purposes prior to our acquisition of them.

Liquidity and Capital Resources

  During the nine months ended September 30, 1998, net cash provided by operating activities was approximately $34 million. Net cash used in investing activities for the nine months ended was $201 million, which primarily consisted of $195 million used for acquisitions. Additionally, the acquisitions completed during the nine months ended September 30, 1998 of businesses accounted for under the purchase method of accounting also provide for the potential payment of approximately $123 million in cash and shares of our common stock based upon the performance of those businesses.

  Net cash used in financing activities for the nine-months ended September 30, 1998 was $90 million, which consisted primarily of net payments on short-term debt of $36 million, payments on long-term debt of $29 million, which primarily consists of debt assumed in acquisitions, and $27 million of cash used to repurchase 1,855,000 shares of our common stock. These shares were repurchased in accordance with a stock repurchase program covering 3,100,000 shares which was announced on August 24, 1998. The number of shares to be repurchased was determined based upon the number of shares to be issued in connection with acquisitions to be accounted for under the purchase method of accounting. Subsequent to September 30, 1998, we repurchased an additional 1,135,000 shares for approximately $14.8 million.

  As previously discussed, our Board of Directors recently approved the tender offer, in which we expect to purchase 24,365,891 shares of our common stock at $25.00 per share.

  Assuming that we purchase 24,365,891 shares of our common stock, including 50% of the shares underlying stock options with exercise prices below $25.00, the estimated aggregate cost to complete the tender offer, including fees and expenses, will be approximately $600 million. We plan to finance the tender offer through the use of our available cash, the planned issuance of $300 million of senior subordinated notes and estimated borrowings under a $100 million term facility. The tender offer is subject to a number of conditions, including the execution of a definitive credit agreement. We expect the tender offer to be completed in April 1999. We anticipate that the total debt balance subsequent to the tender offer will approximate $400 million.

  We have received a highly confident letter from BT Alex. Brown Incorporated to manage the offering of the $300 million in senior subordinated notes and a commitment letter from Bankers Trust Company for the $100 million term loan as well as a revolving credit facility of $250 million.

  The $100 million term loan and the $250 million revolving credit facility will likely include a number of significant covenants that impose restrictions on us and our subsidiaries. These covenants include, among others, restrictions on our ability to incur additional indebtedness, mergers, acquisitions and disposition of assets, sale-lease back transactions and capital lease payments, dividends and other distributions and voluntary prepayments on the senior subordinated notes and other indebtedness. In addition, we expect to be required to comply with financial covenants with respect to minimum interest coverage and maximum leverage ratios. The
$100 million term loan and the $250 million revolving credit facility will be guaranteed by our subsidiaries and secured by a first priority lien on substantially all of our assets and those of our subsidiaries. The commitment will terminate on June 30, 1999, unless definitive credit documents have been executed.

  Additionally, we expect that the indenture governing the senior subordinated notes will also contain certain covenants that will restrict, among other things, our ability to incur indebtedness, pay dividends, incur liens and to sell or otherwise dispose of a substantial portion of our assets or to merge or consolidate with another entity.

  We anticipate that after the tender offer is completed, our cash flow from operations and borrowings available under the $250 million revolving credit facility will be sufficient to meet our liquidity requirements for our operations, capital expenditures, contingent consideration agreements and for our acquisition program.



New Accounting Pronouncements

  In June 1997, the FASB issued Statement of Financial Accounting Standards Board No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual and interim financial statements. Operating segments are determined consistent with the way management organizes and evaluates financial information internally for making decisions and assessing performance. It also requires related disclosures about products, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. We intend to adopt SFAS No. 131 for the year ending December 31, 1998. Implementation of this disclosure standard will not affect our financial position or results of operations.

Year 2000 Issue

  The Year 2000 issue refers to a number of date-related problems that may affect information technology and non-information technology systems, including codes embedded in chips and other hardware devices. The problems include systems that identify a year by two digits and not four, so that a date using "00" would be recognized as the year "1900" rather than "2000." This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices or engage in normal business activities. The Year 2000 issue is a significant issue for most, if not all companies, with far reaching implications, some of which cannot be anticipated or predicted with any degree of certainty.

  State of Readiness--Since our initial public offering in December 1997, we have acquired 29 companies offering mechanical, electrical and janitorial services. The due diligence relating to the Year 2000 issue that was performed on these companies did not reveal any significant internal operating systems issues. In addition, such due diligence revealed that most of the acquired companies have addressed the Year 2000 issue, but are in different phases of assessment and remediation. Accordingly, we are currently in the process of conducting a comprehensive survey to be completed by management of our operating subsidiaries to ensure that our operating subsidiaries are adequately addressing, or have adequately addressed, the Year 2000 issue.

  The survey mentioned above is expected to cover the following areas:

  . our information technology and operating systems, including job-costing, billing, payroll and accounting systems;

  . our non-information technology systems, such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology;

  . the systems of our major vendors, insofar as they relate to our business; and

  . the systems of our major customers for which we have performed installation and maintenance services.

  This survey is expected to be completed during the first quarter of 1999.

  Costs Related to the Year 2000 Issue--As part of the survey mentioned above, we will be requesting an estimate from each operating subsidiary of the material historical and estimated costs of assessment and remediation. Accordingly, such costs, including, among other things, the costs of assessment, software upgrade fees, hardware changes and general implementation of a Year 2000 action plan, are not known at this time. The projected effort for the majority of the systems is expected to include sending letters to substantially all of our significant hardware, software and other equipment vendors, third-party providers and other material service providers requesting detailed, written information relating to Year 2000 compliance and, where necessary, upgrades to recent vendor software releases that are fully Year 2000 compliant.

  We are also embarking on an initiative to develop standard information systems for use throughout the organization for its overall information needs that will be free of any Year 2000 limitations. However, no assurances can be made that such systems will be in place prior to the year 2000.

  Contingency Plan--Until we complete the survey described above, we will not be able to develop our most likely worst case Year 2000 scenarios. We intend to complete our determination of worst case scenarios after we have received and analyzed responses to the survey and to all of the inquiries we have made to our vendors.

  Risks Related to the Year 2000 Issue--Although our Year 2000 efforts are intended to minimize the adverse effects of the Year 2000 issue on our business and operations, the actual effects of the issue cannot be known until the year 2000. Due to the fact that our operations are primarily service oriented and are not heavily dependent on complex information systems, we believe that non-information technology systems (i.e. embedded technology such as microcontrollers) do not represent a significant area of risk relative to Year 2000 readiness. In addition, our operations do not include capital intensive equipment with embedded microcontrollers.

  However, our failure or the failure of our major vendors and customers to adequately address their respective Year 2000 issues generally in a timely manner (insofar as they relate to our business) could result in, among other things, our inability to obtain equipment that we are obligated to install in a timely manner, reductions in the quality of materials used in our business, reductions, delays or cancellations of customer projects, delays in payments by customers for services performed, or a general inability to record, track and consummate business transactions. Any or all of these events could have a material adverse effect on our business, results of operations and financial condition.

                                   BUSINESS

The Company

  Building One Services Corporation is a leader in the facilities services industry. Our goal is to become a national single-source provider of facilities services. We changed our name from Consolidation Capital Corporation to better describe our business. When our company was founded in February 1997, our goal was to identify one or more fragmented industries that were attractive consolidation opportunities.

  In January 1998, we decided to focus our consolidation efforts exclusively on the facilities services industry. The facilities services industry consists primarily of privately held or family-owned businesses. These business owners desire liquidity and may be unable to access the capital markets effectively. They may not be able to expand beyond a local or regional base. We add value by integrating these companies and marketing them nationwide.

  Facilities services companies provide many products and services for the routine operation and maintenance of a building. We currently offer the following services:

  .  electrical installation, maintenance and specialty services;

  .  mechanical installation, maintenance and specialty services; and

  .  janitorial and maintenance management services.

  Our revenues in 1997, adjusted to include the revenues of the businesses we have acquired and the businesses we hope to acquire in the near future, were $1.2 billion on a combined basis. We have operating locations in 96 cities and 31 states. We provide facilities services in 48 states.

  Since our formation, we have purchased 29 companies. We bought 16 companies specializing in providing electrical installation, maintenance and specialty services, six companies specializing in providing mechanical installation, maintenance and specialty services, and seven companies specializing in providing janitorial and maintenance management services. We intend to continue to purchase companies in these three sectors of the facilities services industry.

  We use our business strategy of "corporate democracy" to our advantage. Corporate democracy empowers local management and draws on local managers' expertise and experience. Local managers of companies we have bought help identify new acquisition targets and combine the companies. Corporate democracy allows the prior owners of the purchased companies to reap the benefits of being part of a large corporation, while still controlling local operations. When local managers are in control of operational decisions, they can provide flexible and responsive service to customers.

Industry Background

  Facilities services companies provide many of the products and services needed for the operation and maintenance of a building. Some products and services provided by facilities service companies are listed here:

   .  Janitorial and maintenance management     .  Engineering
   .  Mechanical installation and maintenance   .  Parking facility management
   .  Electrical installation and maintenance   .  Security systems and management
   .  Data communications cabling               .  Grounds keeping and landscaping
   .  Lighting equipment and maintenance        .  Pest control
   .  Building automation and controls          .  General equipment maintenance
   .  Energy management

  The $165 billion facilities services industry is highly fragmented. Currently, we believe that no single service provider holds more than a 2% market share. Based on available industry data, we believe that electrical, mechanical and janitorial services represent more than 75% of the revenues in the facilities services industry.

  We believe that there has been a significant trend towards outsourcing business services, including facilities services, over the last several years. This increase in outsourcing will impact all three of the sectors in which we do business. According to the Outsourcing Institute, approximately 80% of United States companies outsource some aspect of their business services. Spending on outsourcing services increased approximately 100% from 1992 through 1996, and we believe this trend will continue. The Outsourcing Institute estimates that the demand for outsourcing services will grow at a compound annual rate of approximately 20% through the year 2000.

  Electrical Services Market. Virtually all construction and renovation in the United States generates demand for electrical installation services. Electrical work generally accounts for approximately 8% to 12% of the total construction cost of commercial and industrial projects. In recent years, demand for electrical installation services per project has increased due to increased electrical code requirements, demand for additional electrical capacity, additional data cabling requirements and increased use of computers and control systems.

  The electrical installation industry, including commercial, industrial and residential markets, was estimated by the United States Census to have generated annual revenues in excess of $40 billion in 1992, the most recent year for which United States Census data is available. More recent data reported by Electrical Contracting Magazine shows that the industry size in 1998 was approximately $72 billion. Electrical maintenance service repair and modernization work represented approximately 55% of industry revenues, or $40 billion. Demand for electrical services is growing more rapidly than demand for new installations.

  The 1992 Census data indicate that the industry is highly fragmented with more than 54,000 companies in 1992. The forecasted number of companies in 1999 is more than 66,000. Most companies are small, owner-operated businesses, performing various types of electrical work.

  We believe that growth in the electrical services industry will be driven by the following factors:

  . increasing capital investment in new facility installation and renovation of existing facilities;

  .  new codes for power and life safety;

  . revised national energy standards requiring energy efficient lighting fixtures and other equipment;

  .  new demands for backup power;

  .  complex systems requiring specialized technical expertise;

  . cost savings that can be derived from the central monitoring and control of integrated systems (e.g., fire protection, security systems, temperature control);

  .  networking of local area and wide area computer systems; and

  .  minimizing downtime through predictive and preventive maintenance.

  Mechanical Services Market. Mechanical systems include heating, ventilation and air conditioning (HVAC) systems, and plumbing and process systems. The HVAC services industry generates approximately $35 billion in annual commercial and industrial revenues. The plumbing services industry generates approximately $19 billion in annual commercial, industrial and residential revenues.

  We believe the mechanical services market is highly fragmented with over 50,000 businesses. Many of these are small, owner-operated companies focusing on a single local geographic area and providing a limited range of services.

  Growth in the mechanical services industry will be driven by the following factors:

  .  an aging installed base of systems;

  . increasing automation, sophistication and complexity of HVAC and other systems;

  . increasing restrictions on the use of refrigerants commonly used in older HVAC systems;

  . a desire by property owners/managers to outsource their maintenance services; and

  . increasing focus by property owners/managers on energy cost savings from more efficient systems.

  Janitorial Services Market. Based on data reported by the Building Owners and Managers Association in 1996, we believe the market for janitorial services is approximately $67 billion. It is comprised of more than 45,000 companies, most of which are small, privately owned businesses with fewer than 20 employees.

  We believe that growth in the janitorial and maintenance management services market will be driven by the following factors:

  .  a desire by owners/managers to outsource their cleaning management;

  .  increasing focus by owners/managers on retaining commercial tenants;

  . technology driven demand for niche cleaning services, such as "clean room" maintenance; and

  . increasing demand for automated "back office" janitorial management, including insurance, invoicing, quality control and reporting.

Services

  We provide electrical and mechanical installation and maintenance services and janitorial and maintenance management services. We also provide specialty services, including data communications cabling and building automation and controls services.

  To become a single-source provider of facilities services, we will expand the range of products and services we offer. We may buy other facilities services businesses in our service sectors. Alternatively, we may pursue strategic partnerships with other facilities service providers that we choose not to buy.

  Electrical Installation, Maintenance and Specialty Services. Through the Building One electrical group, we offer a broad range of electrical design, installation and maintenance services for industrial, commercial, retail and institutional customers. The services we currently offer through Building One electrical include:

  .  lighting and power services;

  .  sale of building access, security systems, and fire protection systems;

  . sale of fiber optic and other cabling for telecommunications and computer systems;

  . diagnostic evaluation of systems for predictive and preventive maintenance;

  .  power systems back up;

  .  multi-media installations;

  .  telecommunications equipment installation and maintenance;

  . digital control integration of life safety, lighting, temperature, building access, surveillance, and building automation functions; and

  .  manufacturing process controls and instrumentation.

  Our Building One electrical group is the second largest electrical contractor in the United States based on revenues. Our 16 companies operate with 59 branch locations in 21 states. The revenues of these 16 companies in 1997 were $700 million. The presidents of the operating companies have an average of 27 years of experience in electrical contracting and services.

  We believe the fragmented nature of this industry provides significant opportunities to consolidate electrical installation, maintenance and specialty service businesses. Because of these opportunities, several publicly traded consolidators, in addition to our company, have emerged in the electrical installation, maintenance and specialty service industry.

  We plan to continue to expand our market presence. We expect to continue to buy electrical contractors with strong cash flows, strategic locations and value-added service offerings. We also expect to continue our strong internal growth. We may continue to pursue strategic relationships with other value-added service providers.

  In addition, we believe that there are growth opportunities in the electrical maintenance and specialized services portion of the business. We are increasing the amount and proportion of revenues represented by such services. Electrical maintenance services generate a recurring revenue stream that is less susceptible to downswings in the economy than the more cyclical new installation market. Specialized services require specific skills and equipment and provide higher margins than general electrical installation and maintenance services.

  Mechanical Installation, Maintenance and Specialty Services. Our Building One mechanical group provides mechanical installation and maintenance services to commercial, industrial and institutional customers. We currently offer the following services:

  .  heating, ventilation and air conditioning services ("HVAC");

  .  plumbing and process systems ("mechanical systems");

  .  evaluation and testing of system performance;

  .  cleaning and filter change-outs;

  .  emergency repairs;

  .  retrofitting and remodeling of mechanical systems;

  . design and installation of HVAC, plumbing, control and monitoring, and industrial process piping systems;

  .  building automation and temperature controls services;

  . manufacturing and industrial process controls and instrumentation services; and

  .  technical facilities management services.

  In connection with our mechanical service and installation business, we sell a wide range of related equipment, parts and supplies.

  Our Building One mechanical group consists of six mechanical companies operating with 16 branch locations and serving 20 states. The revenues of these six companies in 1997 were $270 million. The presidents of the operating companies have an average of 24 years of experience in mechanical contracting and services.

  We believe the fragmented nature of this industry will provide opportunities to consolidate mechanical installation and maintenance service businesses. In addition, we believe that the majority of owners in this industry have limited access to adequate capital for modernization, training and expansion and limited opportunities for liquidity in their business. Many of these businesses are being threatened by increased competition from larger entities with greater financial resources, resulting in part from the deregulation of the United States gas and electric utility industries. As a result, several other publicly traded consolidators have emerged in the mechanical installation and maintenance services industry.

  We continue to grow through strategic purchases, partnerships with other service providers, and internal growth. In many cases, electrical and mechanical systems in a facility work jointly, and can be repaired and maintained jointly.

  Joint Delivery of Electrical and Mechanical Services. We currently own electrical and mechanical companies that serve the same markets. These companies work together on projects serving the same customers. Therefore, we have the opportunity to "cross-sell" our electrical and mechanical systems and services. "Cross-selling" is when one of our companies sells another of our companies' services to existing customers.

  We have an attractive opportunity for joint service delivery in energy management services. Our electrical and mechanical groups currently deliver "building automation and controls" services. "Building automation and controls" is where the electrical and mechanical systems of a building come together to control temperature and humidity, among other things. Utility deregulation presents a good opportunity to grow this area of our services. Deregulation also presents the opportunity to grow into energy management services.

  In addition, our Building One electrical and Building One mechanical groups intend to continue growing the proportion of work we complete on a "design-build" basis. "Design-build" is an approach to installation projects in which the contractor is given full or partial responsibility for the design specifications of the installation. Design-build is an alternative to the traditional "plan and spec" model, in which the contractor is required to build to the exact specifications of the architect and engineer. We believe that design-build is the superior model because it allows the contractor to use past experience to install the project at the least cost to the customer. We have an advantage over our competitors because we have opportunities to complete design build work where our electrical and mechanical companies are working as partners. Finally, while it is less costly to the customer, design-build work is also attractive because it returns higher profit margins than the traditional plan and spec work.

  Janitorial and Maintenance Management Services. Our Building One Service solutions group offers a full range of commercial janitorial cleaning services and sells janitorial supplies and equipment. The customers of this group are retail chain stores, grocery stores, office buildings, industrial plants, banks, department stores, warehouses, educational and health facilities, restaurants and airport terminals throughout the United States. The services provided by this group include:

  .  floor and carpet cleaning and maintenance;

  .  floor stripping and refinishing;

  .  chemical supply and equipment management;

  .  window, wall and structural cleaning and maintenance;

  .  restroom and other area sanitation;

  .  duct cleaning;

  .  furniture polishing; and

  . exterior window, wall, sidewalk, and parking lot cleaning and maintenance.

  Our Building One Service solutions group is the largest provider of janitorial and maintenance management services to the retail sector in the
United States based on revenues. Our      companies provide services in 48
states. The revenues of these      companies in 1997 were $165 million. The
presidents of the operating companies have an average of 17 years of experience in janitorial maintenance and management services.

  We believe there is significant growth potential for our Building One Service solutions group as a result of the trend toward outsourcing non-core business functions. We offer programs and systems that free the customer to focus on its core business activity while the support services are managed in an efficient, cost-effective manner. We believe that our management expertise, our menu of services, and new technologies will contribute to growth in this group.

  To provide seamless integrated services to our broad customer base, our Building One Service solutions group selects, manages and integrates services provided by our local companies and third parties to our customers. We administer the back office functions for the third party and ensure the quality of the service performed. We also relieve our customers from the burden of finding and supervising the contractor to provide service.

  We intend to increase our market presence by increasing the number of national customers we service, first in the retail market and then in other markets. Through strategic partnerships and subcontracting relationships, we will add depth to our broad geographic coverage. We also may add new services to our menu of janitorial and maintenance management services.

Business Strategy

  Our goal is to become the premier, national single-source provider of facilities services. To achieve this goal, we buy established local or regional facilities services businesses and are working to combine and integrate these businesses. We initiate programs to grow internally. As we grow to a national single source provider of facilities services, we will continue to:

  .  pursue target companies which meet our acquisition criteria;

  .  attract and buy companies using our corporate democracy approach;

  . combine companies to provide integrated facilities services across the nation; and

  .  streamline operations to achieve operating efficiencies and synergies.

  Acquisition Strategy. To date, we have purchased companies in the following sectors:

  .  electrical installation, maintenance and specialty services;

  .  mechanical installation, maintenance and specialty services; and

  .  janitorial and maintenance management services.

  Within these sectors, we buy companies with some or all of the following characteristics:

  . stable cash flows and recurring revenue streams from long-term customer relationships;

  . low product obsolescence and non-reliance on innovation or technology to drive recurring revenue streams;

  .  long-term growth prospects for products and services offered;

  . a strong "franchise" or presence in the communities served by the candidate;

  .  an experienced management team comprised of recognized industry leaders;

  .  an ability to retain, promote and motivate management teams;

  .  favorable demographic trends within the local regions serviced; and

  . an under-served market for products or services provided by the candidate.

  The following chart identifies the companies we have acquired since our formation:

-----------------------------------------------------------------------------------------------
                                                                                        1997
                                                        Date     Geographic    Year   Revenues
          Name                   Service Type         Acquired    Coverage    Founded (in 000s)
-----------------------------------------------------------------------------------------------
Service Management USA,   Janitorial and Maintenance  02/04/98 National        1984   $26,266
 Inc.                     Management
-----------------------------------------------------------------------------------------------
Garfield Electric Com-    Electrical Installation and 03/11/98 Ohio, Indiana,  1972    10,826
 pany                     Maintenance                          Kentucky
-----------------------------------------------------------------------------------------------
Indecon, Inc.             Electrical Installation and 03/11/98 Ohio, Indiana,  1989    13,672
                          Maintenance                          Kentucky
-----------------------------------------------------------------------------------------------
Riviera Electric Con-     Electrical Installation and 03/11/98 Colorado        1982    31,846
 struction Company        Maintenance
-----------------------------------------------------------------------------------------------
SKC Electric Inc.         Electrical Installation and 03/11/98 Kansas &        1980    23,483
                          Maintenance                          Missouri
-----------------------------------------------------------------------------------------------
Town & Country Electric   Electrical Installation and 03/11/98 Mid West        1972    48,726
 Inc.                     Maintenance                          Region
-----------------------------------------------------------------------------------------------
Tri-City Electrical Con-  Electrical Installation and 03/11/98 Florida         1958    79,493
 tractors, Inc.           Maintenance
-----------------------------------------------------------------------------------------------
Wilson Electric Company,  Electrical Installation and 03/11/98 Arizona         1988    71,009
 Inc.                     Maintenance
-----------------------------------------------------------------------------------------------
Walker Engineering, Inc.  Electrical Installation and 03/25/98 Texas           1981   127,672
                          Maintenance
-----------------------------------------------------------------------------------------------
Crest International, LLC  Janitorial and Maintenance  04/01/98 Wisconsin       1995    11,954
                          Management
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                                              1997
                                                          Date       Geographic      Year   Revenues
          Name                    Service Type          Acquired      Coverage      Founded (in 000s)
-----------------------------------------------------------------------------------------------------
United Service Solu-      Janitorial and Maintenance    04/27/98 National            1997    67,772
 tions, Inc.              Management
-----------------------------------------------------------------------------------------------------
Taylor Electric, Inc.     Electrical Installation and   05/22/98 Utah & Nevada       1978    19,193
                          Maintenance
-----------------------------------------------------------------------------------------------------
G.S. Group, Inc.          Mechanical Installation and   05/22/98 National            1986    64,122
                          Maintenance
-----------------------------------------------------------------------------------------------------
Perimeter Maintenance     Janitorial and Maintenance    05/31/98 Southeast Region    1985    23,355
 Corporation              Management
-----------------------------------------------------------------------------------------------------
Spann Building Mainte-    Janitorial and Maintenance    05/31/98 Midwest Region      1959    34,115
 nance Company            Management
-----------------------------------------------------------------------------------------------------
National Network Servic-  Data Cabling Installation and 06/15/98 Colorado,           1990     9,249
 es, Inc.                 Maintenance                            Oregon,
                                                                 California,
                                                                 South Dakota
-----------------------------------------------------------------------------------------------------
Riviera Electric of Cal-  Electrical Installation and   06/17/98 California          1995     7,044
 ifornia, Inc.            Maintenance
-----------------------------------------------------------------------------------------------------
Regency Electric Compa-   Electrical Installation and   06/24/98 Southeast &         1979    11,338
 ny, Inc.                 Maintenance                            Eastern Regions
-----------------------------------------------------------------------------------------------------
The Lewis Companies       Mechanical/Electrical         06/29/98 Southwest Region    1979    45,207
                          Installation and Maintenance
-----------------------------------------------------------------------------------------------------
Chambers Electronic Com-  Audio, Video, & Data          07/01/98 Arizona             1969     9,391
 munications, LLC         Communications
-----------------------------------------------------------------------------------------------------
McIntosh Mechanical,      Mechanical Installation and   08/03/98 South Carolina &    1982    18,517
 Inc.                     Maintenance                            Georgia
-----------------------------------------------------------------------------------------------------
Ivey Mechanical, Inc.     Mechanical Installation and   09/02/98 South &             1947    84,347
                          Maintenance                            Southeast Regions
-----------------------------------------------------------------------------------------------------
Tri-M Corporation & Af-   Electrical Installation and   09/03/98 Northeast Region    1964    41,749
 filiates                 Maintenance
-----------------------------------------------------------------------------------------------------
Robinson Mechanical,      Mechanical Installation and   09/14/98 Colorado            1978    52,905
 Inc.                     Maintenance
-----------------------------------------------------------------------------------------------------
Watson Electrical Con-    Electrical Installation and   11/02/98 North Carolina &    1935   109,518
 struction Co. and        Maintenance                            Virginia
 Welcon Management Com-
 pany
-----------------------------------------------------------------------------------------------------
Boxberger, Inc.           Janitorial and Maintenance    11/06/98 Southeast Region    1989     2,647
                          Management
-----------------------------------------------------------------------------------------------------
Flor-Shin, Inc.           Janitorial and Maintenance    11/06/98 Southeast Region    1982     1,038
                          Management
-----------------------------------------------------------------------------------------------------
R.J. Miguel Services,     Janitorial and Maintenance    12/04/98 New England         1986     5,246
 Inc.                     Management                             (except for Maine)
-----------------------------------------------------------------------------------------------------
Gamewell Mechanical, LP   Mechanical                    12/14/98 North, South        1966    24,318
                                                                 Carolina, Virginia
-----------------------------------------------------------------------------------------------------

  Corporate Democracy. We believe that "corporate democracy" gives us a competitive advantage over competitors in attracting, buying and combining companies. In corporate democracy, each of the purchased companies continues to manage all functions that "touch the customer," including sales, marketing, customer service, credit and collections. Our corporate office manages accounting and finance centrally, and provides guidance on strategy and national sales and marketing. The principles of corporate democracy include:

  . Owner/Operator Control. Owners and operators who have built their company retain operational control of the business. We centralize certain administrative functions to provide benefits from operating efficiencies. This is in contrast to the traditional consolidation approach in which the owner/operators do not have management responsibility because it has been centralized at the consolidator's corporate offices.

  . ""Think National, Act Local" Management. Local management is empowered to make decisions based on local market conditions and customer needs. This local approach maintains strong customer relationships and keeps our historical customer base. Local companies also share their experience and ideas in information technology, human resources and service delivery to improve their business. They can follow sales leads and referrals from their fellow companies on a national basis. They benefit by being a part of a national service provider.

  . Local Business Identity, Management and Sales Organization. In most cases, local companies that we buy keep their original name. That name is recognized in the local market. The local brand, sales force and management contribute to stronger, longer customer relationships. We believe maintaining the local brand is an advantage because customers buy products and services based on long-term commercial relationships. To capture the benefit of being a national service provider, we are co-branding local company names with our national Building One Services brand in our janitorial and maintenance management services.

  . Stock as Currency. We structure many of our purchases using our stock as part of the purchase price. As a result of selling their companies to us for stock, the former owners, who are also key management employees, own a significant number of shares of common stock in our company. We believe employee ownership creates strong incentives for good performance. Management and employee stock ownership aligns the objectives of management employees and stockholders.

  Growth Strategy. We believe facility owners and managers are looking for a single source provider of a full range of facility services. Services from a single source will improve the operating efficiency of customers' facilities and relieve our customers from managing non-core functions. Many companies have increased the volume and types of services they outsource in order to focus on their respective core competencies. We will continue to experience growth from:

  .  day-to-day operations;

  .  selling new services to existing customers;

  .  expanding our geographic market coverage;

  .  purchasing new companies; and

  .  partnering with other service providers.

  We expect to continue to grow internally and from buying new companies. Growth through acquisitions creates opportunities for our sales force to sell multiple services to our existing and acquired customer base. Our focus is on growing higher value added services, such as janitorial and maintenance management services and electrical and mechanical maintenance and specialty services. Growth by partnering with other facilities service providers is also important. We will select, manage and combine services provided by third parties into our menu of services. This also will advance our goal of providing seamless services to a broad base of customers.

  Operations and Integration Strategy. We are creating and will create certain operating efficiencies and synergies among our acquired companies. Such operating efficiencies include:

  . Combining Administrative Functions such as insurance, employee benefits and legal support.

  . Eliminating Redundant Facilities and Functions by combining smaller business' operating functions into a larger company. We can eliminate duplicative facilities and costs by combining certain operational activities, such as inventory management, purchasing, shipping and accounting.

  . Implementing System and Technology Improvements to improve the operating performance of the purchased companies. We believe that such systems may significantly improve the quality and efficiency of the work completed at our local companies. The systems will also allow tracking and measurement for optimal operations.

  . Purchasing in Volume to get favorable prices and rebates from manufacturers or distributors. Volume purchasing can increase the service we receive from vendors and lower transaction costs and inventory costs. Examples of items that we have already purchased or might purchase in volume are commodity materials, insurance and bonding, delivery vehicles, long distance voice and data services, real estate services, and banking and financial services.

  . Implementing Strategic Marketing and "Cross-Selling" to increase services sold to existing customers of the acquired companies. Strategic marketing will create a broader geographic market for each of the acquired companies, increasing their customer base. One element of strategic marketing is "cross-selling" services to existing customers. By using existing customer relationships to sell new facilities services, we can increase the overall revenues and profits of our company. In addition, we are creating a brand name for Building One Services that suggests quality, consistency and reliability. Customers who have received excellent service from one of our companies locally can expect to receive a similar level of service from any of our other companies across the United States.

Competition

  The facilities services industry is highly competitive. There are large national and multi-national organizations providing a wide variety of facilities services to their customers. Large competitors offering multiple services may be willing to accept lower profit margins in order to capture market share.

  We also compete with numerous smaller service providers, many of whom may provide fewer services in limited geographic areas. These providers may have more experience in and knowledge of the local market for such services. Such smaller service providers may also have lower overhead costs, enabling them to provide their services at lower rates than we can. As a result of this competition, we may lose customers or have difficulty acquiring new customers. Barriers to entry to the markets for certain facilities services, such as janitorial services, are low. As a result, new competitors, including property management companies, are beginning to enter the facilities services business. The existing and new sources of competition place pressures on the pricing of facilities services, which may cause our revenues or margins to decline.

  As the industry undergoes continuing consolidation, we expect to face significant competition in seeking to buy other facilities services businesses. Therefore, we may have to pay higher prices for those companies we acquire in the future.

Potential Environmental Liability

  The nature of the facilities services industry often involves the transport, storage, use and disposal of cleaning solvents, lubricants, chemicals, gasoline, refrigerants and other hazardous materials by employees. These materials may be used at and around our customers' facilities or, in certain cases, facilities leased by us on behalf of our customers. There is stringent and changing federal, state and local regulation of these materials. We could be liable for the actions of our employees in handling such materials. In addition, if our employees are exposed to these materials, they may file claims against us. As a result, there can be no assurance that compliance with governmental regulations or liability related to hazardous materials will not have a negative effect on our financial condition or results of operations.

Employees

  As of December 31, 1998, we employed more than 14,400 people. A small number of our employees are members of labor unions. We have satisfactory employee relationships.

Properties

  As of December 31, 1998, we operated 173 facilities in various states. Of these facilities, 161 are leased and 12 are owned. The facilities are used for warehouse and office purposes, or a combination of these functions. We are expanding our facilities at four of our local companies as a result of the expansion of these companies in recent years. At this time, we believe that our facilities are suitable for our purposes, and that they have adequate capacity for our present and anticipated needs.

Legal Proceedings

  As a result of our recent acquisitions, we are party to litigation that arises from the normal course of the business of the acquired companies. Management believes that none of these actions will have a material adverse effect on our financial condition, results of operations or cash flows.

                                  MANAGEMENT

Executive Officers and Directors

  The following table lists the individuals who currently are the directors and executive officers of our company.

          Name           Age                              Position
          ----           --- -------------------------------------------------------------------
Jonathan J. Ledecky.....  40 Chairman of the Board and Chief Executive Officer
Timothy C. Clayton......  44 Executive Vice President, Chief Financial Officer and Treasurer
F. Traynor Beck.........  43 Executive Vice President, General Counsel and Secretary
David Ledecky...........  38 Executive Vice President and Chief Administrative Officer; Director
William P. Love, Jr.....  39 Director; President--Building One Electrical Group
Joseph M. Ivey..........  40 Director; President--Building One Mechanical Group
Mary K. Bush............  49 Director
Vincent W. Eades........  38 Director
Thomas D. Heule.........  39 Director
W. Russell Ramsey.......  38 Director
M. Jude Reyes...........  42 Director

  Jonathan J. Ledecky founded our company in February 1997 and serves as our Chairman of the Board and Chief Executive Officer. In October 1994, he founded U.S. Office Products Company, a company that provides office products, office furniture and office coffee and beverage services, and served as its Chairman of the Board until June 10, 1998 and its Chief Executive Officer until November 5, 1997. Prior to founding U.S. Office Products Company, he served as the President of The Legacy Fund, Inc. from 1989 to 1991 and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly owned subsidiary of Steelcase Inc., the nation's largest manufacturer of office furniture products. Jonathan J. Ledecky currently serves as a director of USA Floral Products, Inc., UniCapital Corporation, Aztec Technology Partners, Inc., School Specialty, Inc., Workflow Management, Inc., the Ledecky Foundation, Navigant International, Inc. and MicroStrategy Incorporated. He is also the general partner of Ironbound Partners, LLC, a private investment management firm and a director of the United States Chamber of Commerce. He is a graduate of Harvard College and Harvard Business School. Jonathan J. Ledecky is the brother of David Ledecky.

  Timothy C. Clayton has served as Executive Vice President, Chief Financial Officer and Treasurer of our company since November 25, 1997. Between August 1976 and October 1997, Mr. Clayton was associated with Price Waterhouse LLP (now PricewaterhouseCoopers LLP), most recently as a partner since July 1988. In his capacity as a partner, Mr. Clayton focused his practice on, among others, distribution, technology, financial services, business services and manufacturing industries and was responsible for providing audit and business advisory services to clients active in consolidating a variety of industries. Mr. Clayton is a graduate of Michigan State University.

  F. Traynor Beck has served as Executive Vice President, General Counsel and Secretary of our company since November 25, 1997. Between January 1988 and November 25, 1997, Mr. Beck was associated with the law firm of Morgan, Lewis and Bockius LLP, most recently as a partner since October 1994. Mr. Beck's practice was focused on mergers, acquisitions and general corporate matters, including consolidation transactions. Mr. Beck is a graduate of the University of Pennsylvania, Oxford University and Stanford Law School.

  David Ledecky joined our company as Senior Vice President, Secretary and Treasurer in September 1997 and was appointed Executive Vice President and Chief Administrative Officer on November 25, 1997. David Ledecky has also served as a director since November 25, 1997. Prior to this, he operated Ledecky Brothers L.L.C., the predecessor to our company, as its Vice President and sole employee since its inception in February 1997. In that capacity, he researched and analyzed industry consolidation and acquisition opportunities. From 1992 to 1996, David Ledecky was an attorney at the Washington, DC law firm of Comey, Boyd & Luskin. Prior to 1992, he was an attorney with the law firm of Shearman & Sterling, and a Vice President of The Legacy Fund, Inc., in Washington, DC. He is a former consultant to the computer and telecommunications industries. He is a graduate of Harvard College and Yale Law School. David Ledecky is the brother of Jonathan J. Ledecky.

  William P. Love, Jr. has served as the President of the Building One Electrical group and has been a director of our company since March 11, 1998. From September 1980 to March 11, 1998, Mr. Love served as the President and Chief Executive Officer of SKC Electric, Inc., an electrical installation and maintenance services company that Mr. Love founded and that has been a wholly owned subsidiary of our company since we acquired it on March 11, 1998. Mr. Love is the director designee of the initial companies in the electrical group pursuant to the agreements between our company and each company within the founding group.

  Joseph M. Ivey has served as the President of the Building One Mechanical group since September 2, 1998 and has been a director of our company since October 8, 1998. Mr. Ivey has also served, since October 1990, as the Chairman and Chief Executive Officer of Ivey Mechanical Company, Inc., a mechanical services company that we acquired on September 2, 1998. Mr. Ivey also serves as a director of First M&F Corp.

  Mary K. Bush has been a director of our company since September 15, 1998. Ms. Bush has served as the President of Bush & Company, an international financial consulting firm, since 1991. Prior to founding Bush & Company, she served from 1989 to 1991 as Managing Director of the U.S. Federal Housing Board. Prior to that, she was Vice President--International Finance at the Federal National Mortgage Associate (Fannie Mae). From 1984 to 1988, she served as U.S. Alternate Executive Director of the International Monetary Fund. Ms. Bush serves on a number of boards of directors and advisory boards, including Texaco, Inc., Mortgage Guaranty Insurance Corporation, a number of Pioneer mutual funds, Novacon Management Company, Washington Mutual Investors Fund, March of Dimes, Hoover Institution, Wilberforce University, the Folger Shakespeare Library, Project 2000, Inc., Small Enterprise Assistance Funds and the Bretton Woods Committee.

  Vincent W. Eades has been a director of our company since November 25, 1997. Since May 20, 1998, Mr. Eades has served as the Chairman and Chief Executive Officer of Powerride Motorsports, Inc., a company seeking to consolidate the motorcycle and leisure sports dealership industry. Between May 1995 and May 20, 1998, he served as the Senior Vice President of Sales and Marketing for Starbucks Coffee Co., Inc. From November 1985 through May 1995, Mr. Eades was employed by Hallmark Cards, Inc., most recently as a General Manager. Additionally, he serves as a director of USA Floral Products, Inc and UniCapital Corporation.

  Thomas D. Heule has been a director of our company since May 27, 1998. Since March 1997, Mr. Heule has served as a Managing Director of BACE Capital Partners, LLC, an industry consolidation buyout firm based in Denver, Colorado. Between November 1997 and May 1998, Mr. Heule also served as Vice President of USS, a company we acquired in May 1998. Between 1991 and 1997, Mr. Heule was a Managing Director in the Corporate Finance Department of Dain Bosworth, Inc. He is a graduate of the University of Colorado, the College of St. Thomas and the Wharton School of the University of Pennsylvania. Mr. Heule is the director designee of the stockholders of USS pursuant to the acquisition agreement between our company and USS.

  W. Russell Ramsey has been a director of our company since November 25, 1997. Mr. Ramsey is President, co-founder and a director of Friedman, Billings, Ramsey Group, Inc., a holding company engaged in brokerage, investment banking, corporate finance and asset management activities in the Washington, DC area. He has continuously served as President of Friedman, Billings, Ramsey Group, Inc. and its predecessors since co-founding our company in 1989. FBR is a wholly owned indirect subsidiary of Friedman, Billings, Ramsey Group, Inc. and issued a fairness opinion regarding this merger. Mr. Ramsey holds a B.A. from the George Washington University and is director designee of FBR pursuant to an agreement with us.

  M. Jude Reyes has been a director of our company since November 25, 1997. Mr. Reyes has served as Chairman and President of Premium Distributors of Virginia, L.L.C., a beverage distributor, since 1992. Between 1989 and 1992, he served as President and Chairman of Harbor Distributing Company in Los Angeles,

California. He is also a director and investor in three other beverage distributors and two wholesale food service distributors. Mr. Reyes is a director designee of FBR pursuant to an agreement with us.

Committees of the Board of Directors

  Your Board of Directors has established an Audit Committee and a Compensation Committee.

  The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of our books and records, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing our accounting and financial controls with the independent public accountants and our financial and accounting staff and reviewing and approving transactions between us and our directors, officers and affiliates. Messrs. Eades, Ramsey and Reyes are the members of the Audit Committee.

  The Compensation Committee provides a general review of our compensation plans to ensure that they meet corporate objectives. The Compensation Committee responsibilities also include administering the Incentive Plan and Bonus Plan, including selecting the officers and salaried employees to whom awards will be granted. Messrs. Eades and Reyes, who are independent directors, are the members of the Compensation Committee.

Director Compensation

  Directors who do not receive compensation as officers, employees or consultants of our company are entitled to receive an annual retainer fee of $25,000. In addition, pursuant to our 1997 Non-Employee Directors' Stock Plan, each director who is not an employee automatically receives an initial grant of an option to purchase 20,000 shares of our common stock on the date that person is first elected to your Board of Directors. Such directors also receive an automatic annual grant of an option to purchase 5,000 shares. The exercise price of each option is equal to the fair market value on the date of grant of one share of our common stock.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table provides certain summary information concerning the cash and non-cash compensation earned by or awarded to the persons who were our executive officers during 1998. Our company's predecessor was organized in February 1997, with David Ledecky as its sole employee. We employed the remaining executive officers as of November 25, 1997.

                          Summary Compensation Table

                             Annual Compensation
                          --------------------------
                                                       Long-Term
                                                      Compensation
                                                         Awards
                                    Annual             Securities
                                 Compensation          Underlying
Name and Principal        Fiscal    Salary            Options/SARS  All Other
Position                   Year    ($) (1)     Bonus    (#) (2)    Compensation
------------------        ------ ------------  -----  ------------ ------------
Jonathan J. Ledecky......  1998    $750,000    [ -- ]       --           --
 Chief Executive Officer
  and                      1997    $125,000                 --           --
 Chairman of the Board
Timothy C. Clayton.......  1998    $300,000    [ -- ]       --         4,800(3)
 Executive Vice
  President,               1997    $223,000             500,000       25,000(4)
 Chief Financial Officer
  and Treasurer
F. Traynor Beck..........  1998    $300,000    [ -- ]       --         4,800(3)
 Executive Vice
  President,               1997    $223,000             500,000          --
 General Counsel and
  Secretary
David Ledecky............  1998    $300,000    [ -- ]       --         4,800(3)
 Executive Vice President
  and                      1997    $327,994(5)          500,000          --
 Chief Administrative
  Officer, Director

--------
(1) The 1997 figures include bonus payments of $200,000 for Mr. Clayton, Mr. Beck and David Ledecky, which were guaranteed for the first year of employment pursuant to their employment agreements, declared in December 1997 and paid in January 1998.
(2) Represents options granted in 1997 with respect to our common stock, each option to vest ratably on November 25, 1998, 1999, 2000 and 2001, unless accelerated under certain conditions.

(3) Represents our company's matching contribution to the employee's 401-K plan.

(4) Represents amount paid to Mr. Clayton for consulting services during November 1997.

(5) Includes payments made to David Ledecky by our company's predecessor.

Employment Agreements

  Jonathan J. Ledecky. On November 25, 1997, our company entered into an employment agreement with Jonathan J. Ledecky. The agreement has a one-year term and is automatically renewable for each successive one-year term unless either Jonathan J. Ledecky or our company gives notice that they do not intend to renew the contract at least 90 days prior to the end of the term. Non-renewal of the contract is the equivalent of termination without "cause" (as defined in the employment agreement). According to the terms of the agreement, Jonathan J. Ledecky is obligated to devote the substantial majority of his business time, attention and efforts to his duties as Chief Executive Officer (with certain exceptions). The agreement provides for an annual salary of $750,000 and a discretionary bonus in an amount equal to up to 100% of his base salary. If we terminate the agreement other than for "cause" (as defined in the employment agreement), Jonathan J. Ledecky is entitled to receive an amount equal to twice his base salary plus an amount equal to the bonus he received in the prior year. The agreement prohibits Jonathan J. Ledecky from competing with our company during the term of his employment and for a period of one year thereafter. The agreement also provides for certain executive perquisites.

  F. Traynor Beck, Timothy C. Clayton and David Ledecky. On November 25, 1997, our company entered into employment agreements with F. Traynor Beck, Timothy
C. Clayton and David Ledecky, the terms of which are substantially identical. Each of the agreements has a two-year term and is automatically renewable for one-year terms thereafter, unless either the employee or our company gives notice of non-renewal at least six months prior to the end of the term. According to the terms of the agreements, each is obligated to devote his full business time, attention and efforts to his duties under the agreement. Each of the agreements provides for an annual salary of $300,000, a guaranteed bonus of $200,000 for the first year of the term and a discretionary bonus in an amount equal to up to 100% of his base salary for each year thereafter. On November 25, 1997, each of these executive officers received a grant of an option to purchase 500,000 shares of common stock at an exercise price equal to our initial public offering price per share ($20.00). This option vests ratably on the first, second, third and fourth anniversaries of the date of grant, unless accelerated upon a "change in control" (as defined in the employment agreement) or upon the termination of the employee without "cause" (as defined in the employment agreement). If we terminate the agreement other than for "cause," the executive officer will be entitled to receive an amount equal to twice his base salary plus the amount of the bonus he received in the prior year. The agreements prohibit the executive officer from competing with us during the term of his employment and for a period of one year thereafter. The agreements also provide for certain executive benefits and perquisites.

  William P. Love, Jr. On March 11, 1998, our company entered into an employment agreement with William P. Love, Jr., the President of the Building One electrical group and a company director. The agreement has a two-year term and may be extended according to terms that our company and Mr. Love mutually agree upon. The agreement provides for an annual salary of $200,000 and a performance-based incentive bonus. This bonus is payable in cash, stock options or other non-cash awards. The compensation committee of our Board of Directors determines the form of the bonus each year during the term of the agreement, beginning on January 1, 1999. If we terminate the agreement other than for "cause" (as defined in the employment agreement), Mr. Love will receive his base salary and group health benefits in effect at that time for either:

  .  one year from the date of termination; or

  . the remaining length of time under the term of the agreement, whichever is longer.

  In addition, if we terminate Mr. Love without "cause," the payout of contingent consideration that we owe to Mr. Love and to the other stockholders of the initial companies in the electrical group will be accelerated.
Mr. Love's employment agreement also prohibits him from competing with us during the term of his employment and, depending on the nature of his termination of employment, for a period of up to two years from the date of termination.

  Joseph M. Ivey. On September 2, 1998, our company entered into an employment agreement with Joseph M. Ivey, the president of the Building One Mechanical group and a company director. The agreement has a two-year term and may be extended according to terms that our company and Mr. Ivey mutually agree upon. The agreement provides for an annual salary of $210,000 and, beginning September 1, 1999, eligibility for a performance-based incentive bonus. This bonus is payable in cash, stock options or other non-cash awards, in a combination to be determined by our Board of Directors. If we terminate the agreement other than for "cause" (as defined in the employment agreement), Mr. Ivey will receive his base salary and group health benefits in effect at that time for the remaining length of time under the term of the agreement. Mr. Ivey's employment agreement also prohibits him from competing with us during the term of his employment and, depending on the nature of his termination of employment, for a period of two years from the date of termination.

Year-End Values of Options

  The following table sets forth certain information concerning the exercise and year-end values of options relating to our executive officers for 1998.

                                      Aggregated Option/SARs Exercised in 1998 and
                                            Option/SAR Values at end of 1998
                         -----------------------------------------------------------------------
                                                        Number of     Value of Unex-
                                                       Securities      ercised In-
                                                       Underlying          the-
                           Shares                      Unexercised    money Options/
                         Acquired on                  Options/SARs    SARs at End of
                          Exercise                   at End of 1998   1998 (Exercis-
                             (#      Value Realized   (Exercisable/    able/Unexer-
          Name           of shares)      ($)(1)     Unexercisable)(#) cisable)($)(2)
          ----           ----------- -------------- ----------------- --------------
Jonathan J. Ledecky.....      --           --              --               --
Timothy C. Clayton......      --           --        125,000/375,000        --
F. Traynor Beck.........      --           --        125,000/375,000        --
David Ledecky...........      --           --        125,000/375,000        --

--------

(1) The "value realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owned.

(2) "In-the-money" options are options whose base (or exercise) price was less than the market price of our common stock at December 31, 1998. The value of such options is calculated assuming a stock price of $20 7/8, which was the closing price of our common stock on the Nasdaq Stock Market on December 31, 1998.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Set forth below is a description of certain transactions and relationships between us and our officers, directors and principal stockholders.

  Jonathan J. Ledecky, our Chairman, Chief Executive Officer and founder, is the brother of David Ledecky, our Executive Vice President, Chief
Administrative Officer and a director.

  W. Russell Ramsey, a director, is President and a principal stockholder of Friedman, Billings, Ramsey Group, Inc. FBR, a wholly owned indirect subsidiary of Friedman, Billings, Ramsey Group, Inc., rendered investment banking services to us in connection with our initial public offering. Friedman, Billings, Ramsey & Co., Inc., a wholly owned indirect subsidiary of Friedman, Billings, Ramsey Group, Inc., acted as a financial advisor to our company in connection with the terminated merger with Boss Investment LLC and received a fee of $500,000 as consideration for an opinion letter regarding the fairness of the proposed merger to our stockholders from a financial point of view and will receive a fee of approximately $2.1 million contingent upon the completion of the tender offer.

  On March 11, 1998, we completed the acquisition of SKC Electric, Inc. SKC Electric, Inc. leases office, warehouse and storage space from SKC Properties, L.L.C., a principal member of which is William P. Love, Jr. Mr. Love is one of the former owners of SKC, Inc., a director, and the president of the Building One electrical group. The lease provides for lease payments in the amount of $8,095 per month, or $97,140 annually.

  Thomas D. Heule, a director, is a managing director of BACE Capital Partners, LLC, and is a member of BCP Partners, LLC, which owns an 80% interest in BACE Capital Partners, LLC. We have entered into a consulting agreement with BACE Capital Partners under which they will provide advisory services in connection with the identification and closing of acquisitions of building maintenance services businesses. As compensation for its services, BACE Capital Partners will generally receive a fee equal to a percentage of the consideration paid in connection with the acquisitions they have identified. To date, we have not made any payments pursuant to this agreement. In addition, we have agreed to pay to BACE Capital Partners in twelve equal monthly installments a termination fee in the amount of $500,000 in connection with the termination of a consulting agreement between United Service Solutions, Inc. and BACE Capital Partners that was entered into prior to our acquisition of United Service Solutions, Inc. In 1998, we paid $333,353 in termination fees under the agreement with BACE Capital Partners. Generally, any payments to be made under our consulting agreement with BACE Capital Partners will be offset by payments made pursuant to this termination fee.

  Joseph M. Ivey, a director and the president of the Building One mechanical group, is an officer and stockholder of two corporations which lease real property and an airplane to our company. The leases provide for lease payments in the aggregate amount of $26,300 per month, or $315,600 annually. In addition, our company pays a fee based upon the use of the airplane. In 1998, our company paid $43,120 in usage fees for the airplane.

                            PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 19, 1999 by:

  . each person (or group of affiliated persons) we know to be the beneficial owner of more than five percent of the outstanding shares of our common stock;

  .  each director;

  .  each executive officer; and

  . all of our company's current directors and executive officers as a group.

Each of these stockholders possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                         Amount and    Percentage
                                                         Nature of     of Common
                                                         Beneficial      Stock
          Name and Address of Beneficial Owner           Ownership       Owned
          ------------------------------------           ----------    ----------
Executive Officers and Directors
Jonathan J. Ledecky..................................... 4,500,000(1)      9.9%
 c/o Building One Services Corporation
 800 Connecticut Ave., NW, Suite 1111
 Washington, DC 20006
David Ledecky...........................................   125,000(2)        *
F. Traynor Beck.........................................   125,000(2)        *
Timothy C. Clayton......................................   127,000(2)        *
Joseph M. Ivey..........................................   624,131(3)      1.4%
William P. Love, Jr.....................................   423,322(4)        *
Thomas D. Heule.........................................   208,831(5)        *
Vincent W. Eades........................................    22,500(6)        *
W. Russell Ramsey....................................... 1,682,500(7)      3.7%
M. Jude Reyes...........................................    42,500(7)        *
Mary K. Bush............................................    10,000           *
  All directors and executive
   officers as a group (11 persons)..................... 7,890,784        17.4%

--------
*Less than one percent
(1) This includes 1,950,000 shares underlying a warrant issued to Jonathan J. Ledecky in connection with our initial public offering. We have agreed that, at Jonathan J. Ledecky's request, we will file a registration statement under the Securities Act of 1933, as amended, for an offering of the shares underlying the warrant during a ten-year period beginning on November 25, 1997. In addition, we have agreed to give Jonathan J. Ledecky the right to request that we include the shares underlying the warrant on a registration statement filed by us during a twelve-year period beginning on November 25, 1997.

(2) This figure includes 125,000 shares which may be acquired upon the exercise of options that are exercisable within 60 days.

(3) This figure includes 300,000 shares held in the Joseph M. Ivey, Jr. Annuity Trust, of which Mr. Ivey is the trustee.

(4) This figure includes 207,428 shares owned by Mr. Love's wife and 1,200 shares owned by trusts established for the benefit of his children. Mr. Love serves as one of four trustees of the SKC Electric, Inc. Profit Sharing Plan. The number of shares shown as beneficially owned by Mr. Love excludes shares that may be deemed to be beneficially owned by that plan.

(5) On April 27, 1998, BCP Partners, LLC distributed to Mr. Heule his 208,831 allocable shares. Of these shares, 174,430 shares are held by Denargo Investments, L.L.C., of which Mr. Heule is the sole member.
(6) This figure represents shares which may be acquired upon the exercise of options that are exercisable within 60 days.

(7) This figure includes 22,500 shares which may be acquired upon the exercise of options that are exercisable within 60 days, 500,000 shares owned by FBR Asset Investment Corporation, of which Mr. Ramsey is an officer, director and indirect shareholder, and 1,130,000 shares underlying a warrant owned by Friedman, Billings, Ramsey & Co., Inc., of which Mr. Ramsey is an officer, director and shareholder.


                         DESCRIPTION OF CAPITAL STOCK

  We currently have 250,500,000 shares of authorized capital stock. As of February 10, 1999, there were 45,275,052 shares outstanding. The following description of our capital stock is only a summary. As a summary, it is not complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, our restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of Delaware General Corporation Law.

Common Stock

  Our common stockholders of record are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting is not permitted under our restated certificate of incorporation. Our common stockholders are entitled to receive proportionately any dividends that your Board of Directors declares out of legally available funds.

  If we liquidate or dissolve our business, common stockholders will share proportionately in the assets remaining after we pay our creditors and any preferred stockholders. Common stockholders are not entitled to preemptive rights to subscribe for additional shares of capital stock and have no right to convert their shares into any other securities. In addition, no redemption or sinking fund provisions are applicable to our common stock. All of the outstanding shares of our common stock (and shares offered) are fully paid and nonassessable.

Delaware Anti-takeover Law and Certain Provisions of our Restated Certificate of Incorporation

  We are subject, as a Delaware corporation, to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" transaction with any "interested stockholder" for a period of three years following the date of the transaction on which the person became an "interested stockholder." For purposes of Section 203, an "interested stockholder" is a person who, together with their affiliates and associates, owns 15% or more of a company's voting stock. A "business combination" includes a merger, asset sale or other such transaction that results in a financial benefit to the interested stockholder. Section 203 is subject to certain exceptions, such as transactions done with the approval of your Board of Directors and of the holders of at least a majority of the outstanding shares of voting stock that is not owned by the "interested stockholder."

  Section 203 is designed to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

  Our restated certificate of incorporation permits us to eliminate the personal liability of our directors to us or you, the stockholders, for monetary damages for a breach of the director's fiduciary duty. However, we may not eliminate a director's personal liability for the following:

  .  for breach of the director's duty of loyalty;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  .  for certain unlawful dividends and stock repurchases; or

  . for any transaction from which the director derived an improper personal benefit.

The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholder derivative suits brought on our behalf) to recover monetary damages against a director for breach of fiduciary duty except as described in the four situations above. If the Delaware General Corporation Law is later amended to authorize the further elimination or limitation of the liability of a director, then the liability of our directors shall be eliminated or limited to the fullest extent of the amended Delaware law.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                             PLAN OF DISTRIBUTION

  We will offer and issue our common stock from time to time in connection with our acquisition of other businesses, assets or securities. We expect that the terms of the acquisitions involving the issuances of securities covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities that we will acquire. We will not pay underwriting discounts or commission, although we may pay a finder's fee from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

                            RESTRICTIONS ON RESALE

  Affiliates of entities that we acquire who do not become affiliates of our company may not resell common stock registered under the registration statement to which this prospectus relates except:

  . pursuant to an effective registration statement under the Securities Act covering such shares; or

  . in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

Generally, Rule 145 permits such affiliates to sell such shares immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements in Rule 144 under the Securities Act. Under Rule 144, sales by such affiliates during any three-month period cannot exceed the greater of:

  .  1% of the shares of our common stock outstanding; or

  . the average weekly reported volume of trading of such shares of common stock on all national securities exchanges during the four calendar weeks preceding the proposed sale.

  These restrictions will cease to apply under most other circumstances if the affiliate has held the common stock for at least one year, provided that the person or entity is not then an affiliate of our company. Individuals who are not affiliates of the entity being acquired and do not become affiliates of our company will not be subject to resale restrictions under Rule 145 and, unless otherwise contractually restricted, may resell common stock immediately following the acquisition without an effective registration statement under the Securities Act. The ability of affiliates to resell shares of the common stock under Rule 145 will be subject to our having satisfied our Exchange Act reporting requirements for specified periods prior to the time of sale.

                                 LEGAL MATTERS

  Morgan, Lewis & Bockius LLP, Washington, DC has passed upon the validity of our shares of common stock offered hereby.

                                    EXPERTS

  The historical financial statements included in this prospectus, except as they relate to the unaudited interim periods, have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

BUILDING ONE SERVICES CORPORATION UNAUDITED PRO FORMA COMBINED
 FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial
   Statements.....................................................  F-2
  Unaudited Pro Forma Combined Balance Sheet......................  F-3
  Unaudited Pro Forma Combined Statements of Operations...........  F-4
  Notes to Unaudited Pro Forma Combined Financial Statements......  F-6
BUILDING ONE SERVICES CORPORATION
  Reports of Independent Accountants..............................  F-9
  Consolidated Balance Sheet ..................................... F-12
  Consolidated Statement of Operations............................ F-13
  Consolidated Statement of Stockholders' Equity.................. F-14
  Consolidated Statement of Cash Flows............................ F-15
  Notes to Consolidated Financial Statements...................... F-17
SERVICE MANAGEMENT USA, INC.
  Report of Independent Accountants............................... F-31
  Combined Balance Sheet.......................................... F-32
  Combined Statement of Operations................................ F-33
  Combined Statement of Stockholder's Equity...................... F-34
  Combined Statement of Cash Flows................................ F-35
  Notes to Combined Financial Statements.......................... F-36
TRI-CITY ELECTRICAL CONTRACTORS, INC.
  Independent Auditors' Report.................................... F-41
  Consolidated Balance Sheets..................................... F-42
  Consolidated Statements of Operations........................... F-43
  Consolidated Statements of Stockholders' Equity................. F-44
  Consolidated Statements of Cash Flows........................... F-45
  Notes to Consolidated Financial Statements...................... F-47
WILSON ELECTRIC COMPANY, INC.
  Report of Independent Accountants............................... F-55
  Balance Sheet................................................... F-56
  Statements of Income and Retained Earnings...................... F-57
  Statements of Cash Flows........................................ F-58
  Notes to Financial Statements................................... F-59
SKC ELECTRIC, INC. AND AFFILIATE
  Report of Independent Accountants............................... F-64
  Combined Balance Sheet.......................................... F-65
  Statement of Income............................................. F-66
  Statement of Cash Flows......................................... F-67
  Notes to Financial Statements................................... F-69
RIVERA ELECTRIC CONSTRUCTION CO.
  Independent Accountants' Report................................. F-76

  Balance Sheets..........  F-77
  Statements of Income....  F-78
  Statements of Changes in
   Stockholders' Equity...  F-79
  Statements of Cash
   Flows..................  F-80
  Notes to Financial
   Statements.............  F-81
TOWN & COUNTRY ELECTRIC
 INC.
  Report of Independent
   Certified Public
   Accountants............  F-86
  Balance Sheets..........  F-87
  Statements of Earnings..  F-89
  Statement of
   Stockholders' Equity...  F-90
  Statements of Cash
   Flows..................  F-91
  Notes to Financial
   Statements.............  F-92
GARFIELD ELECTRIC COMPANY
  Report of Independent
   Certified Public
   Accountants............  F-97
  Balance Sheet...........  F-98
  Statements of Earnings..  F-99
  Statements of
   Stockholders' Equity... F-100
  Statements of Cash
   Flows.................. F-101
  Notes to Financial
   Statements............. F-102
INDECON, INC.
  Report of Independent
   Certified Public
   Accountants............ F-107
  Balance Sheet........... F-108
  Statements of Earnings.. F-109
  Statements of
   Stockholders' Equity... F-110
  Statements of Cash
   Flows.................. F-111
  Notes to Financial
   Statements............. F-112
UNITED SERVICE SOLUTIONS,
 INC.
  Report of Independent
   Public Accountants..... F-117
  Balance Sheets.......... F-118
  Statements of Income.... F-119
  Statements of
   Stockholders' Equity
   (Deficit).............. F-120
  Statements of Cash
   Flows.................. F-121
  Notes to Financial
   Statements............. F-123
TAYLOR ELECTRIC, INC.
  Report of Independent
   Certified Public
   Accountants............ F-131
  Balance Sheet........... F-132
  Statement of Earnings
   and Retained Earnings.. F-133
  Statement of Cash
   Flows.................. F-134
  Notes to Financial
   Statements............. F-135
WALKER ENGINEERING, INC.
  Independent Auditors'
   Report................. F-138
  Balance Sheet........... F-139
  Statement of Income and
   Changes in Retained
   Earnings............... F-140

  Statement of Cash
   Flows..................  F-141
  Notes to Financial
   Statements.............  F-142
G. S. GROUP, INC.
  Independent Auditors'
   Report.................  F-148
  Consolidated Balance
   Sheets.................  F-149
  Consolidated Statements
   of Operations..........  F-150
  Consolidated Statements
   of Stockholder's
   Equity.................  F-151
  Consolidated Statements
   of Cash Flows..........  F-152
  Notes to Consolidated
   Financial Statements...  F-153
NATIONAL NETWORK SERVICES,
 INC.
  Independent Auditors'
   Report.................  F-160
  Balance Sheet...........  F-161
  Statement of Income and
   Retained Earnings......  F-162
  Statement of Cash
   Flows..................  F-163
  Notes to Financial
   Statements.............  F-164
REGENCY ELECTRIC COMPANY,
 INC.
  Independent Auditor's
   Report.................  F-167
  Consolidated Balance
   Sheets.................  F-168
  Consolidated Statements
   of Income..............  F-169
  Consolidated Statements
   of Changes in
   Stockholder's Equity...  F-170
  Consolidated Statements
   of Cash Flows..........  F-171
  Notes to Consolidated
   Financial Statements...  F-172
TRI-M, CORPORATION, INC.
  Independent Auditors'
   Report.................  F-177
  Combined Balance
   Sheets.................  F-178
  Combined Statements of
   Income and Retained
   Earnings...............  F-179
  Combined Statements of
   Cash Flows.............  F-180
  Notes to Combined
   Financial Statements...  F-181
IVEY MECHANICAL, INC.
  Independent Auditors'
   Report.................  F-188
  Combined Balance Sheet..  F-189
  Combined Statement of
   Income and Partnership
   Equity.................  F-190
  Combined Statement of
   Cash Flows.............  F-191
  Notes to Combined
   Financial Statements...  F-192
ROBINSON MECHANICAL, INC.
  Report of Independent
   Accountants............  F-199
  Balance Sheet...........  F-200
  Statement of
   Operations.............  F-201
  Statement of
   Stockholders' Equity...  F-202
  Statement of Cash
   Flows..................  F-203
  Notes to the Financial
   Statements.............  F-204

                    BUILDING ONE SERVICES CORPORATION

                      INTRODUCTION TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

                (Dollars in thousands, except share data)

  The financial statements of Building One Services Corporation (the "Company") included in the following unaudited pro forma combined financial statements represent the consolidated financial statements of the Company, which are included elsewhere in this Prospectus. The unaudited pro forma financial statements give effect to the following: (i) the purchase of 24,365,891 shares of common stock (22,637,526 shares at a price of $25.00 per share and an estimated 1,728,365 shares at a price of $25.00 per share less the exercise price for 50% of outstanding employee stock options) ("Share Repurchase"), (ii) the planned offering of $300,000 of senior subordinated notes and $100,000 term facility ("New Borrowings") necessary to finance the Share Repurchase (iii) five acquisitions completed subsequent to September 30, 1998 through January 29, 1999 (the "Subsequent Acquisitions") and (iv) the repurchase of 1,135,000 shares of Common Stock ("Treasury Stock") subsequent to September 30, 1998.

  The following unaudited pro forma combined balance sheet of the Company gives effect to the Share Repurchase, the New Borrowings, the Subsequent Acquisitions and the Treasury Stock as if they had been consummated as of the Company's most recent balance sheet date, September 30, 1998.

  The unaudited pro forma combined statements of operations give effect to (i) the Share Repurchase, (ii) the New Borrowings (iii) the 21 acquisitions completed during the nine months ending September 30, 1998 which were accounted for under the purchase method of accounting ("1998 Acquisitions") and (iv) the Subsequent Acquisitions as if they had been consummated on January 1, 1997.


  The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data does not purport to represent what the Company's consolidated financial position and results of operations would actually have been if such transactions in fact had occurred on the assumed dates and are not necessarily representative of our Company's consolidated financial position or results of operations for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                    BUILDING ONE SERVICES CORPORATION

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            September 30, 1998
                                (In thousands)

                                                                           Subsequent
                          Building One                                     Purchase of            Repurchase
                            Services    Subsequent   Combined    Purchase   Treasury      New     of Common   Pro Forma
                          Corporation  Acquisitions   Total     Accounting    Stock    Borrowings   Stock     Combined
                          ------------ ------------ ----------  ---------- ----------- ---------- ----------  ---------
         ASSETS                                                    (A)         (B)        (C)        (D)
Current assets:
 Cash and cash
 equivalents............   $  272,022    $ 9,587     $ 281,609   $(45,390)  $(14,784)   $385,500  $(584,120)  $ 22,815
 Accounts receivable,
 net....................      205,502     27,310       232,812                                                 232,812
 Cost and estimated
 earnings in excess of
 billings on
 uncompleted
 contracts..............       20,410      3,782        24,192                                                  24,192
 Prepaid expenses and
 other current assets...       12,955      3,750        16,705                                                  16,705
                           ----------    -------    ----------   --------   --------    --------  ---------   --------
   Total current
   assets...............      510,889     44,429       555,318    (45,390)   (14,784)    385,500   (584,120)   296,524
Property and equipment,
net.....................       31,718      3,865        35,583                                                  35,583
Intangible assets, net..      454,862         24       454,886     44,974                                      499,860
Other assets............        4,643      3,251         7,894                            14,500                22,394
                           ----------    -------    ----------   --------   --------    --------  ---------   --------
   Total assets.........    1,002,112     51,569     1,053,681       (416)   (14,784)    400,000   (584,120)   854,361
                           ==========    =======    ==========   ========   ========    ========  =========   ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term debt........        3,864        474         4,338                                                   4,338
 Accounts payable.......       57,352     13,548        70,900                                                  70,900
 Billings in excess of
 costs and estimated
 earnings on
 uncompleted
 contracts..............       59,361      8,737        68,098                                                  68,098
 Income taxes payable...        7,304                    7,304                                       (5,073)     2,231
 Accrued compensation...       31,796        862        32,658                                                  32,658
 Accrued liabilities....       17,597      1,606        19,203      4,732                                       23,935
                           ----------    -------    ----------   --------   --------    --------  ---------   --------
   Total current
   liabilities..........      177,274     25,227       202,501      4,732                            (5,073)   202,160
Long-term debt..........        3,094        419         3,513                           400,000               403,513
Other liabilities.......        4,497      1,988         6,485     (3,193)                                       3,292
                           ----------    -------    ----------   --------   --------    --------  ---------   --------
   Total liabilities....      184,865     27,634       212,499      1,539                400,000     (5,073)   608,965
Stockholders' equity:
 Common Stock...........           44         95           139        (92)        (1)                   (23)        23
 Convertible Non-Voting
 common stock...........            1                        1                                           (1)
 Additional paid-in
 capital................      814,791      3,336       818,127     18,641                          (615,368)   221,400
 Treasury stock.........      (27,048)                 (27,048)              (14,783)                41,831
 Retained earnings......       30,083     20,504        50,587    (20,504)                           (5,486)    24,597
 Accumulated other
 comprehensive
 income (loss)..........         (624)                    (624)                                                   (624)
                           ----------    -------    ----------   --------   --------    --------  ---------   --------
   Total stockholders'
   equity ..............      817,247     23,935       841,182     (1,955)   (14,784)              (579,047)   245,396
                           ----------    -------    ----------   --------   --------    --------  ---------   --------
   Total liabilities and
   stockholders'
   equity...............   $1,002,112    $51,569    $1,053,681   $   (416)  $(14,784)   $400,000  $(584,120)  $854,361
                           ==========    =======    ==========   ========   ========    ========  =========   ========

                    BUILDING ONE SERVICES CORPORATION
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                (In thousands, except share and per share data)

                          Building
                             One
                          Services
                         Corporation
                         -----------
Revenues.........          $ 70,101
Cost of
 revenues........            58,857
                         ----------
 Gross profit....            11,244
Selling, general
 and
 administrative
 expenses........            11,776
Goodwill amortization..
                         ----------
 Operating income
  (loss).........              (532)
Other (income)
 expense:
 Interest
  expense........               208
 Interest
  income.........            (2,056)
 Other, net......              (221)
                         ----------
Income (loss)
 before provision
 for income
 taxes...........             1,537
Provision for
 income taxes....                94
                         ----------
Net income
 (loss)..........        $    1,443
                         ==========
Net income per
 share--Basic....        $     0.25
                         ==========
Net income per
 share--Diluted..        $     0.25
                         ==========
Weighted average
 shares
 outstanding--
 Basic (Note 3)..         5,683,464
                         ==========
Weighted average
 shares
 outstanding--
 Diluted
 (Note 3)........         5,865,550
                         ==========
                                                                    1998 Acquisitions
                         ----------------------------------------------------------------------------------------------
                          Service             Garfield    Riviera     Tri-City    Town &
                         Management   SKC       and       Electric   Electrical  Country    Wilson    Taylor   Regency
                         USA, Inc.  Electric  Indecon   Construction Contractors Electric  Electric  Electric  Electric
                         ---------- --------- --------- ------------ ----------- --------- --------- --------- --------
Revenues.........         $26,266   $23,482   $24,498     $37,049      $79,493   $48,726   $71,009   $19,193   $60,283
Cost of
 revenues........          19,856    16,971    19,587      31,607       63,551    39,701    59,036    13,799    44,556
                         ---------- --------- --------- ------------ ----------- --------- --------- --------- --------
 Gross profit....           6,410     6,511     4,911       5,442       15,942     9,025    11,973     5,394    15,727
Selling, general
 and
 administrative
 expenses........           3,832     4,200     2,981       3,999        9,925     7,006    10,514     1,272     5,448

Goodwill amortization..
                         ---------- --------- --------- ------------ ----------- --------- --------- --------- --------
 Operating income
  (loss).........           2,578     2,311     1,930       1,443        6,017     2,019     1,459     4,122    10,279
Other (income)
 expense:
 Interest
  expense........              53                 102         229           53        75       110                 587

 Interest
  income.........                                                         (168)               (156)     (113)     (416)
 Other, net......               6       (40)      (16)       (119)          26      (113)       77       (43)       29
                         ---------- --------- --------- ------------ ----------- --------- --------- --------- --------
Income (loss)
 before provision
 for income
 taxes...........           2,519     2,351     1,844       1,333        6,106     2,057     1,428     4,278    10,079
Provision for
 income taxes....              52     1,150       771                      462       894       625
                         ---------- --------- --------- ------------ ----------- --------- --------- --------- --------
Net income
 (loss)..........         $ 2,467   $ 1,201   $ 1,073     $ 1,333      $ 5,644   $ 1,163   $   803   $ 4,278   $10,079
                         ========== ========= ========= ============ =========== ========= ========= ========= ========
Net income per
 share--Basic....

Net income per
 share--Diluted..

Weighted average
 shares
 outstanding--
 Basic (Note 3)..

Weighted average
 shares
 outstanding--
 Diluted
 (Note 3)........


                         1998 Acquisitions
                         -----------------

                         Insignificant  Subsequent   Combined    Pro Forma      Pro Forma
                         Acquisitions  Acquisitions   Total     Adjustments     Combined
                         ------------- ------------ ----------- -------------- ------------
Revenues.........          $543,640      $151,824   $1,155,564   $             $ 1,155,564
Cost of
 revenues........           446,296       129,446      943,263                     943,263
                         ------------- ------------ ----------- -------------- ------------
 Gross profit....            97,344        22,378      212,301                     212,301
Selling, general
 and
 administrative
 expenses........            78,117        16,691      155,761    (32,020)(A)
                                                                    4,000 (C)      127,741
Goodwill amortization..                                            12,587 (E)       12,587
                         ------------- ------------ ----------- -------------- ------------
 Operating income
  (loss).........            19,227         5,687       56,540     15,433           71,973
Other (income)
 expense:
 Interest
  expense........             2,392           128        3,937     39,941 (G)
                                                                    1,450 (B)       45,328
 Interest
  income.........            (1,266)         (311)      (4,486)     1,834 (H)       (2,652)
 Other, net......            (2,292)          206       (2,500)                     (2,500)
                         ------------- ------------ ----------- -------------- ------------
Income (loss)
 before provision
 for income
 taxes...........            20,393         5,664       59,589    (27,792)          31,797
Provision for
 income taxes....             4,184         2,263       10,495      7,259 (I)       17,754
                         ------------- ------------ ----------- -------------- ------------
Net income
 (loss)..........          $ 16,209      $  3,401   $   49,094   $(35,051)     $    14,043
                         ============= ============ =========== ============== ============
Net income per
 share--Basic....

Net income per
 share--Diluted..

Weighted average
 shares
 outstanding--
 Basic (Note 3)..

Weighted average
 shares
 outstanding--
 Diluted
 (Note 3)........


                    BUILDING ONE SERVICES CORPORATION
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (In thousands, except share and per share data)

                          Building
                             One
                          Services        1998      Subsequent  Combined   Pro Forma     Pro Forma
                         Corporation  Acquisitions Acquisitions  Total    Adjustments     Combined
                         -----------  ------------ ------------ --------  -----------    ----------
Revenues................ $  478,595     $379,288     $118,807   $976,690   $             $  976,690
Cost of revenues........    376,318      309,591       99,022    784,931                    784,931
                         ----------     --------     --------   --------   --------      ----------
 Gross profit...........    102,277       69,697       19,785    191,759                    191,759
Selling, general and
 administrative
 expenses...............     59,786       55,111       13,826    128,723    (21,276)(A)     107,447
Goodwill asset
 amortization...........      4,584          234                   4,818      4,675 (E)       9,493
Non-recurring pooling
 costs..................        768                                  768       (768)(D)
                         ----------     --------     --------   --------   --------      ----------
 Operating income.......     37,139       14,352        5,959     57,450     17,369          74,819
Other (income) expense:
 Interest expense.......        565        1,764           73      2,402     30,248 (G)
                                                                               (675)(F)
                                                                              1,088 (B)      33,063
 Interest income........    (16,043)      (1,483)        (252)   (17,778)    16,523 (H)     (1,255)
 Other, net.............       (134)      (1,574)         346     (1,362)                    (1,362)
                         ----------     --------     --------   --------   --------      ----------
Income before provision
 for income taxes.......     52,751       15,645        5,792     74,188    (29,815)         44,373
Provision for income
 taxes..................     22,460        4,665        2,261     29,386     (8,054)(I)      21,332
                         ----------     --------     --------   --------   --------      ----------
Net income.............. $   30,291     $ 10,980     $  3,531   $ 44,802   $(21,761)     $   23,041
                         ==========     ========     ========   ========   ========      ==========
Net income per share--
 Basic.................. $     0.79                                                      $     1.02
                         ==========                                                      ==========
Net income per share--
 Diluted................ $     0.77                                                      $     1.00
                         ==========                                                      ==========
Weighted average shares
 outstanding--Basic
 (Note 3)............... 38,298,295                                                      22,637,526
                         ==========                                                      ==========
Weighted average shares
 outstanding--Diluted
 (Note 3)............... 39,368,321                                                      23,103,065
                         ==========                                                      ==========

                    BUILDING ONE SERVICES CORPORATION

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                (Dollars in thousands, except share data)

NOTE 1--UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS


(A) Adjustment to reflect the purchase of the Subsequent Acquisitions for consideration of approximately $45,390 in cash (excluding related professional fees) and 1,701,671 shares of common stock resulting in excess purchase price over the fair value of net assets acquired of $44,974. Such allocations are preliminary in nature, pending the outcome of a detailed analysis being performed by our company of the assets and liabilities acquired. For purposes of computing the estimated purchase price for business combinations accounted for under the purchase method of accounting, the value of the shares was determined in consideration of restrictions, if applicable, on the transferability of the shares issued.

(B) Adjustment to reflect the subsequent repurchase of 1,135,000 shares of the Company's common stock for a total of $14,784 which occurred subsequent to September 30, 1998.

(C) Adjustment to reflect the planned offering of $300,000 of Senior Notes at an assumed interest rate of 10.5%, and the $100,000 Term Facility at an assumed rate of 8.25% necessary to finance the Share Repurchase. Additionally, adjustment reflects approximately $14,500 of debt issue costs which will be capitalized and amortized over the life of the debt.

(D) Adjustment to reflect the use of cash to repurchase 24,365,891 of the shares of common stock (22,637,526 shares at a price of $25.00 per share and an estimated 1,728,365 shares at a price of $25.00 per share less the exercise price for 50% of outstanding employee stock options), including applicable transaction fees of $5,500. The funds to finance the repurchase are expected to be obtained from the following sources: the Company's cash balances, $300,000 in Senior Notes and the $100,000 Term Facility.

  As a result of the Company allowing for the exchange of an estimated 1,728,365 employee stock options in the Share Repurchase, compensation expense is recorded to the extent that the optionholder exercises the stock option for the net cash payments made upon exercise. Upon completion of the Repurchase, stock options not exchanged will revert to fixed option awards with terms identical to those prior to the commencement of the Repurchase. The Company estimates that the compensation expense related to the option shares purchased in the Share Repurchase will approximate $9,144, assuming all eligible options will be exchanged. For purposes of the pro forma combined balance sheet, the Company has reflected the after-tax compensation expense of $5,486 ($9,144 before benefit from income taxes) as a reduction to retained earnings. Additionally, income taxes payable has been decreased by approximately $5,073 to reflect the expected income tax benefit and additional paid-in-capital has been increased by $1,415. The Company has not included these items as compensation expense in the unaudited pro forma combined statement of operations because they are of a non-recurring nature and are directly related to the Share Repurchase.

                    BUILDING ONE SERVICES CORPORATION

                          (Dollars in thousands)

NOTE 2--UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS


(A) Adjustment to reflect the modifications in salaries, bonuses and benefits to owners of the 1998 Acquisitions and the Subsequent Acquisitions to which they have agreed prospectively.

(B) Adjustment to reflect the amortization of debt issuance costs incurred in connection with the issuance of $300,000 of Senior Notes and the $100,000 Term Facility over the terms of the respective borrowings.

(C) Adjustment to reflect an increase in general and administrative expenses associated with Building One Services Corporation's management and corporate activities.

(D) Adjustment to reflect the reduction in one-time non-recurring acquisition costs related to pooling-of-interests business combinations. These costs consist of legal, accounting and broker fees.

(E) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the 1998 Acquisitions and the Subsequent Acquisitions for the periods prior to the date of acquisition. The goodwill is being amortized over an estimated life of 40 years.

(F) Adjustment reflects reduction in interest expense associated with debt paid in conjunction with the acquisition of one of the 1998 Acquisitions.


(G) Adjustment to reflect the increase in interest expense in connection with the $300,000 Senior Notes at an estimated rate of 10.5% and the $100,000 Term Facility at an estimated rate of 8.25%. Depending on market conditions at the time the Senior Notes are offered and the Term Facility obtained, the interest rates may vary from those indicated herein.

(H) Adjustment to eliminate interest income relating to the cash consideration used in the acquisition of the 1998 Acquisitions and cash used in the Share Repurchase.

(I) Adjustment to reflect the incremental provision for federal and state income taxes assuming a combined federal and state statutory rate of approximately 40% and the non-deductibility of certain goodwill amortization.

                    BUILDING ONE SERVICES CORPORATION

NOTE 3--SHARES USED TO COMPUTE EARNINGS PER SHARE

  Basic pro forma earnings per share is calculated based upon 22,637,526 weighted average shares of common stock outstanding for the year ended December 31, 1997 and the nine months ended September 30, 1998. This amount represents the common stock outstanding subsequent to the 50% Share Repurchase of 22,637,526 shares as well as the repurchase of 1,728,365 shares from the exercise of certain employee stock options.

  Diluted earnings per share is calculated based upon the weighted average shares of common stock outstanding of 22,637,526 and the dilution attributable to stock options and warrants outstanding subsequent to the transaction.
























  The weighted average shares outstanding used to calculate pro forma earnings per share for the year ended December 31, 1997 and the nine months ended September 30, 1998 are as follows:

Year ended December 31, 1997:
Pro forma weighted average common shares outstanding -- Basic
 (subsequent to the Share Repurchase).............................. 22,637,526
                                                                    ==========
Dilution attributable to stock options and warrants still
 outstanding.......................................................     20,067
                                                                    ----------
Pro forma weighted average shares outstanding -- Diluted........... 22,657,592
                                                                    ==========
For the nine months ended September 30, 1998:
Pro forma weighted average common shares outstanding -- Basic
 (subsequent to the Share Repurchase).............................. 22,637,526
                                                                    ==========
Dilution attributable to stock options and warrants still
 outstanding.......................................................    465,540
                                                                    ----------
Pro forma weighted average shares outstanding -- Diluted........... 23,103,065
                                                                    ==========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Building One Services Corporation

  In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Building One Services Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain wholly-owned subsidiaries, which statements reflect total assets of $4.0 million and $3.5 million at December 31, 1997 and 1996, respectively, and total revenues of $28.5 million, $11.1 million and $9.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those wholly-owned subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

  As described in Note 3, as a result of the announcement of the Recapitalization Plan, the Company has restated its financial statements to account for certain business combinations as purchase transactions.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 27, 1998, except as
 to Note 4, which is as of
 June 26, 1998, the fourth
 paragraph of Note 14, which
 is as of November 25, 1998,
 and Note 3, which is as of
 February 7, 1999

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Perimeter Maintenance Corporation
Atlanta, Georgia

  We have audited the balance sheet of Perimeter Maintenance Corporation (an S Corporation) as of December 31, 1997 (not presented seperately herein), and the related statements of operations, retained earnings, and cash flows for the year ended December 31, 1997 (not presented seperately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perimeter Maintenance Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                       /s/ Frazier & Deeter, LLC
                                       Frazier & Deeter, LLC

Atlanta, Georgia
February 19, 1998

                         INDEPENDENT AUDITOR'S REPORT

To the Members
Crest International, LLC
Green Bay, Wisconsin

  We have audited the balance sheet of Crest International, LLC (a Wisconsin limited liability company) as of December 31, 1997 (not presented seperately herein), and the related statements of income, accumulated deficit and cash flows for the years ended December 31, 1997 and 1996 (not presented seperately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crest International, LLC as of December 31, 1997, and the results of its operations and cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                       /s/ Shinners, Hucovski & Company, S.C.
                                       Shinners, Hucovski & Company, S.C.

Green Bay, Wisconsin
February 17, 1998

                     BUILDING ONE SERVICES CORPORATION

                        CONSOLIDATED BALANCE SHEET
                  (Dollars in thousands, except share amounts)

                                        December 31, December 31, September 30,
                                            1996         1997         1998
                                        ------------ ------------ -------------
                                                                   (unaudited)
                ASSETS
Current assets:
  Cash and cash equivalents............    $  303      $528,972    $  272,022
  Accounts receivable, less allowance
   for doubtful accounts of
   $136, $104 and $1,651,
   respectively........................     5,157         5,193       205,502
  Costs and estimated earnings in
   excess of billings on
   uncompleted contracts...............       --            --         20,410
  Prepaid expenses and other current
   assets..............................       764         2,065        12,955
                                           ------      --------    ----------
    Total current assets...............     6,224       536,230       510,889
Property and equipment, net............     2,984         2,593        31,718
Intangible assets, net.................       234           152       454,862
Other assets...........................       187           184         4,643
                                           ------      --------    ----------
    Total assets.......................    $9,629      $539,159    $1,002,112
                                           ======      ========    ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt......................    $1,481      $  1,553    $    3,864
  Accounts payable.....................     2,305         1,800        57,352
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts...........................       --            --         59,361
  Accrued compensation.................       834         2,237        31,796
  Income taxes payable.................         7           298         7,304
  Accrued liabilities..................     1,530         2,107        17,597
                                           ------      --------    ----------
    Total current liabilities..........     6,157         7,995       177,274
Long-term debt.........................     1,890         1,679         3,094
Other liabilities......................         4             5         4,497
                                           ------      --------    ----------
    Total liabilities..................     8,051         9,679       184,865
                                           ------      --------    ----------
Stockholders' equity:
  Common stock, $.001 par value,
   250,000,000 shares authorized,
   1,290,724, 31,440,724 and 44,160,179
   shares issued and outstanding,
   respectively........................         1            31            44
  Convertible Non-Voting Common Stock,
   $.001 par, 500,000 shares
   authorized, issued and outstanding..       --              1             1
  Additional paid-in capital...........     1,577       529,441       814,791
  Treasury stock.......................       --            --        (27,048)
  Retained earnings....................                       7        30,083
  Accumulated other comprehensive
   income (loss).......................                                  (624)
                                           ------      --------    ----------
    Total stockholders' equity.........     1,578       529,480       817,247
                                           ------      --------    ----------
    Total liabilities and stockholders'
     equity............................    $9,629      $539,159    $1,002,112
                                           ======      ========    ==========

   The accompanying notes are an integral part of these financial statements.

                     BUILDING ONE SERVICES CORPORATION

                   CONSOLIDATED STATEMENT OF OPERATIONS

               (Dollars in thousands except per share data)

                                                             Nine Months Ended
                         For the Years Ended December 31,      September 30,
                         ---------------------------------  ---------------------
                            1995        1996       1997       1997        1998
                         ----------  ---------- ----------  ---------  ----------
                                                                (unaudited)
Revenues................ $   57,287  $   63,202 $   70,101  $  52,410  $  478,595
Cost of revenues........     48,783      53,664     58,857     44,112     376,318
                         ----------  ---------- ----------  ---------  ----------
      Gross profit......      8,504       9,538     11,244      8,298     102,277
Selling, general and
 administrative
 expenses...............      8,468       8,803     11,776      7,223      59,786
Goodwill amortization...        --          --         --         --        4,584
Non-recurring
 acquisition costs......        --          --         --         --          768
                         ----------  ---------- ----------  ---------  ----------
      Operating income
       (loss)...........         36         735       (532)     1,075      37,139
Other (income) expense:
  Interest income.......        --          --      (2,056)       --      (16,043)
  Interest expense......        239         224        208        160         565
  Other, net............         (8)         83       (221)       (35)       (134)
                         ----------  ---------- ----------  ---------  ----------
Income (loss) before
 taxes..................       (195)        428      1,537        950      52,751
Provision (benefit) for
 income taxes...........         (5)         13         94          7      22,460
                         ----------  ---------- ----------  ---------  ----------
Net income (loss)....... $     (190) $      415 $    1,443  $     943  $   30,291
                         ==========  ========== ==========  =========  ==========
Net income (loss) per
 share--Basic........... $    (0.15) $     0.32 $     0.25  $    0.30  $     0.79
                         ==========  ========== ==========  =========  ==========
Net income (loss) per
 share--Diluted......... $    (0.15) $     0.30 $     0.25  $    0.29  $     0.77
                         ==========  ========== ==========  =========  ==========
Weighted average shares
 outstanding--Basic.....  1,238,444   1,290,724  5,683,464  3,102,079  38,298,295
                         ==========  ========== ==========  =========  ==========
Weighted average shares
 outstanding--Diluted...  1,238,444   1,405,840  5,865,550  3,217,195  39,368,321
                         ==========  ========== ==========  =========  ==========


   The accompanying notes are an integral part of these financial statements.

                     BUILDING ONE SERVICES CORPORATION

              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                           Convertible
                                            Non-Voting                                    Accumulated
                       Common Stock        Common Stock                                      Other
                    ------------------- ------------------ Additional                    Comprehensive     Total         Total
                      Shares              Shares            Paid-in-  Treasury  Retained    Income     Stockholders' Comprehensive
                    Outstanding  Amount Outstanding Amount  Capital    Stock    Earnings    (loss)        Equity     Income (Loss)
                    -----------  ------ ----------- ------ ---------- --------  -------- ------------- ------------- -------------
Balance, December
 31, 1994.........   1,238,444    $ 1                $--    $  1,382  $         $            $           $  1,383       $   --
 Transactions of
  Pooled
  Companies:
  Distributions
   paid...........                                              (210)                                        (210)
  Common stock
   Issued.........                                               217                                          217
 Net loss.........                                              (190)                                        (190)         (190)
                                                                                                                        -------
 Total
  comprehensive
  loss............                                                                                                      $  (190)
                    ----------    ---     -------    ----   --------  --------  -------      -----       --------       =======
Balance, December
 31, 1995.........   1,238,444      1                          1,199                                        1,200
 Transactions of
  Pooled
  Companies:
  Distributions
   paid...........                                              (140)                                        (140)
  Common stock
   issued.........      52,280                                   103                                          103
 Net income.......                                               415                                          415           415
                                                                                                                        -------
 Total
  comprehensive
  income..........                                                                                                      $   415
                    ----------    ---     -------    ----   --------  --------  -------      -----       --------       =======
Balance, December
 31, 1996.........   1,290,724      1                          1,577                                        1,578
 Transactions of
  Pooled
  Companies:
  Distributions
   paid...........                                              (830)                                        (830)
 Capital
  contribution....   2,300,000      2                            124                                          126
 Common stock
  issued..........  27,850,000     28     500,000       1    527,134                                      527,163
 Net income.......                                             1,436                  7                     1,443         1,443
                                                                                                                        -------
 Total
  comprehensive
  income..........                                                                                                      $ 1,443
                    ----------    ---     -------    ----   --------  --------  -------      -----       --------       =======
Balance, December
 31, 1997.........  31,440,724     31     500,000       1    529,441                  7                   529,480
Unaudited data:
 Transactions of
  Pooled
  Companies:
  Distributions
   paid...........                                              (628)                                        (628)
  Stock issued
   upon exercise
   of options.....     115,116      1                            216                                          217
 Issuance of
  common stock for
  acquisitions....  14,443,040     14                        285,373                                      285,387
 Stock issued
  under employee
  stock purchase
  plan............      16,299                                   174                                          174
 Stock
  repurchase......  (1,855,000)    (2)                                 (27,048)                           (27,050)
 Unrealized loss
  on marketable
  securities --
  net of tax......                                                                            (624)          (624)         (624)
 Net income.......                                               215             30,076                    30,291        30,291
                                                                                                                        -------
 Total
  comprehensive
  income..........                                                                                                      $29,667
                    ----------    ---     -------    ----   --------  --------  -------      -----       --------       =======
Balance, September
 30, 1998
 (unaudited)......  44,160,179    $44     500,000    $  1   $814,791  $(27,048) $30,083      $(624)      $817,247
                    ==========    ===     =======    ====   ========  ========  =======      =====       ========

   The accompanying notes are an integral part of these financial statements.

                     BUILDING ONE SERVICES CORPORATION

                   CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)

                                   For the Years Ended      Nine Months Ended
                                      December 31,            September 30,
                                 -------------------------  -------------------
                                  1995     1996     1997     1997       1998
                                 -------  ------  --------  -------- ----------
                                                               (unaudited)
Cash flows from operating
 activities:
  Net income (loss)............  $  (190) $  415  $  1,443  $   943  $   30,291
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Depreciation and
   amortization................      849     926       945      626       7,946
  Deferred income taxes........                                            (205)
  Gain (loss) on sale of
   equipment...................      (60)      1       (52)      (1)         27
  Changes in operating assets
   and liabilities:
    Accounts receivable........     (131)   (511)      (36)  (1,006)    (21,323)
    Costs and estimated
     earnings in excess of
     billings..................                                           3,190
    Prepaid expenses and other
     current assets............      127     (27)   (1,319)    (786)     (2,237)
    Billings in excess of costs
     and estimated earnings....                                (479)      9,787
    Accounts payable...........      503     486      (505)     120      (2,485)
    Accrued liabilities........      390      69     2,254      990       7,538
  Change in other assets.......      (36)     39         3       40       1,135
                                 -------  ------  --------  -------  ----------
      Net cash provided by
       operating activities....    1,452   1,398     2,733      447      33,664
                                 -------  ------  --------  -------  ----------
Cash flows from investing
 activities:
  Cash paid for acquisitions,
   net of cash acquired........                                        (195,155)
  Purchases of property and
   equipment...................     (589)   (703)     (699)    (395)     (6,677)
  Proceeds on sale of
   equipment...................       77      18       387                  740
  Other........................      (10)     (6)       (7)                  24
                                 -------  ------  --------  -------  ----------
      Net cash used in
       investing activities....     (522)   (691)     (319)    (395)   (201,068)
                                 -------  ------  --------  -------  ----------
Cash flows from financing
 activities:
  Proceeds from initial public
   offering, net...............                    527,164
  Proceeds from issuance of
   common stock................              103
  Net proceeds (payments) on
   short-term debt.............      181    (140)      145      269     (36,355)
  Payments on long-term debt...   (1,050)   (153)     (253)    (165)    (28,690)
  Proceeds on long-term debt...      100     398                          2,239
  Payment of dividends at
   Pooled Companies............     (210)   (140)     (830)   ( 100)       (628)
  Net proceeds (payments) on
   related party loans.........             (500)              (194)        547
  Payments under capital
   lease.......................      (55)   (177)
  Purchase of treasury stock...                                         (27,050)
  Proceeds from stock options
   exercised...................                                             217
  Proceeds from issuance of
   stock under employee stock
   purchase plan...............                                             174
  Contributions of capital by
   stockholders of Pooled
   Companies...................      217
  Contributions by founding
   stockholder.................                        126
  Other cash flows from
   financing activities........                        (97)
                                 -------  ------  --------  -------  ----------
      Net cash provided by
       (used in)
       financing activities....     (817)   (609)  526,255     (190)    (89,546)
                                 -------  ------  --------  -------  ----------
Net increase (decrease) in cash
 and cash equivalents..........      113      98   528,669     (138)   (256,950)
Cash and cash equivalents,
 beginning of period...........       92     205       303      303     528,972
                                 -------  ------  --------  -------  ----------
Cash and cash equivalents, end
 of period.....................  $   205  $  303  $528,972  $   165  $  272,022
                                 =======  ======  ========  =======  ==========
Supplemental cash flow
 information:
  Cash paid for interest.......  $   246  $  357  $    290

                    BUILDING ONE SERVICES CORPORATION

                            (Dollars in thousands)

  The Company issued common stock and cash in connection with certain business combinations during the nine months ended September 30, 1998. The fair values of the assets acquired and liabilities assumed at the dates of acquisition are as follows (unaudited):

Accounts receivable................................................... $178,497
Inventories...........................................................    2,117
Costs and earnings in excess of billings..............................   26,045
Prepaid expenses and other current assets.............................    9,108
Property and equipment................................................   27,530
Intangible assets.....................................................  459,446
Other assets..........................................................    6,293
Short-term debt.......................................................  (29,358)
Accounts payable......................................................  (57,420)
Accrued liabilities...................................................  (45,280)
Billings in excess of costs and estimated earnings....................  (49,776)
Long-term debt........................................................  (40,848)
Other long-term liabilities...........................................   (5,812)
                                                                       --------
  Net assets acquired................................................. $480,542
                                                                       ========
These acquisitions were funded as follows:
  Common stock, 14,443,040 shares..................................... $285,387
  Cash, net of cash acquired..........................................  195,155
                                                                       --------
                                                                       $480,542
                                                                       ========



         See accompanying notes to consolidated financial statements.

                    BUILDING ONE SERVICES CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in thousands, except per share data)

NOTE 1--BUSINESS AND ORGANIZATION

  Building One Services Corporation ("Building One" or the "Company"), a Delaware corporation, was incorporated in September 1997. Ledecky Brothers L.L.C., ("LLC"), a limited liability corporation formed in February 1997, merged with and into the Company in September 1997 (the "Merger"). The sole member of LLC received, in connection with the Merger, 2,300,000 shares of Common Stock of the Company which represents all of its issued and outstanding Common Stock, in exchange for 100% of his ownership interest in the LLC. The Merger was implemented to facilitate a public offering of securities. Because both of the organizations were under control of the one sole owner, the Merger has been accounted for on a historical cost basis.

  The Company completed an initial public offering of its Common Stock in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock and raising net proceeds of approximately $527,000.

  The Company is consolidating the facilities services industry with the intent to become a national single-source provider of facilities services. Currently, the Company provides electrical installation and maintenance services, mechanical installation and maintenance services and janitorial maintenance and management services throughout the United States.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements and related notes to consolidated financial statements include the accounts of Building One, and the companies acquired in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates and give retroactive effect to the results of the companies acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") for all periods presented.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company utilizes the percentage-of-completion method of accounting for the recognition of revenues and costs of all significant installation contracts. Revenues are recognized according to the ratio of costs incurred

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

to estimated total contract costs. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Maintenance and other service revenues are recognized as the services are performed.

 Non-Recurring Acquisition Costs

  Non-recurring acquisition costs consist of costs incurred in conjunction with the business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, broker fees and other costs directly attributable to the business combination.

 New Accounting Pronouncements

  In June 1997, the FASB issued Statement of Financial Accounting Standards "SFAS" No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual and interim financial statements. Operating segments are determined consistent with the way management organizes and evaluates financial information internally for making decisions and assessing performance. It also requires related disclosures about products, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company intends to adopt SFAS No. 131 for the year ending December 31, 1998. Implementation of this disclosure standard will not affect the Company's financial position or results of operations.

 Cash and Cash Equivalents

  The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. The Company's temporary cash investments consist of readily marketable, investment grade financial instruments of a nature which should reduce risk of loss. Additionally, concentration of credit risk with respect to trade receivables results from these amounts not being collateralized and, as a result, management continually monitors the financial condition of its customers to reduce risk of loss.

 Fair Value of Financial Instruments

  The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and debt approximate fair value. The Company's cash equivalents are comprised of readily marketable, interest-bearing, investment grade securities.

 Marketable Securities

  The Company accounts for marketable securities in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Marketable securities consist of investments in equity securities and are classified as available for sale. The unrealized gains, net of income taxes, are reported as an increase to stockholders' equity. Realized gains and losses are included in other income. The cost of securities sold is based on the specific identification method.

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

 Property and Equipment

  Property and equipment are stated at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, vehicles, and furniture and fixtures and 40 years for buildings. Leasehold improvements and capital leases are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

  The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of long-lived assets not held for sale by measuring the carrying value of the assets against the estimated undiscounted future cash flows associated with them. At such time evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations there were no adjustments recognized through September 30, 1998.

 Intangible Assets

  Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Goodwill is being amortized on a straight-line basis over 40 years which is the estimated period benefited. The recoverability of the unamortized balance of goodwill is assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value. If at such time these assessments indicate that the future undiscounted cash flows from operations are not sufficient to recover the net book value, the goodwill balance is adjusted to its fair value. No such adjustments have been recognized through September 30, 1998.

 Income Taxes

  Income taxes have been computed utilizing the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Certain companies acquired in pooling-of-interests transactions elected to be taxed as subchapter S corporations and, accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by Building One.

 Net Income Per Share

  Basic net income per share is determined by dividing net income by the weighted average number of common shares outstanding during the periods. Diluted net income per share reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock at the beginning of the period.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company at September 30, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1998 and 1997, as presented in the accompanying unaudited interim financial statements.

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 3--TENDER OFFER

  On February 7, 1999, the Company's Board of Directors approved a plan to repurchase 50% of its outstanding common stock at $25 per share and 50% of employee stock options at $25 per share less the exercise price of the options (the "Tender Offer"). The Tender Offer replaces the recapitalization plan announced by the Company on December 23, 1998 (the "Recapitalization Plan"), under which the Company had intended to, among other things, repurchase approximately 34.5 million shares of the Company's common stock. The Company plans to finance the Tender Offer through the use of the Company's cash, the planned issuance of $300,000 of senior subordinated notes and a $100,000 term facility. The Company expects the Tender Offer to be completed in the second quarter of 1999.

 Purchase Accounting Restatement

  On August 3, 1998, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission which included audited supplemental consolidated financial statements. These supplemental consolidated financial statements gave retroactive effect to a business combination with The Lewis Companies, Inc. consummated during the quarter ended June 30, 1998 originally recorded under the pooling-of-interests method of accounting. Additionally, on November 13, 1998, the Company filed its Quarterly Report on Form 10-Q for the period ended September 30, 1998 with the Securities and Exchange Commission which included financial statements that gave retroactive effect to a business combination with Robinson Mechanical, Inc. consummated during the quarter ended September 30, 1998 originally accounted for under the pooling-of-interests method.

  As a result of the announcement of the Recapitalization Plan and as required by generally accepted accounting principles, the Company has restated its consolidated financial statements for all periods to account for these acquisitions under the purchase method of accounting. In relation to the supplemental consolidated financial statements, this restatement resulted in a reduction (increase) to the Company's reported total assets at December 31, 1997 and 1996 by $32,105 and $33,066, respectively, and reported net income for fiscal 1995, 1996 and 1997 of $920, $(2,277) and $2,243, respectively.
Additionally, the restatement of the two business combinations as purchase transactions gave rise to approximately $51 million of goodwill during the nine months ended September 30, 1998.


NOTE 4--BUSINESS COMBINATIONS

 Pooling-of-Interests Method

  During 1998, the Company issued 1,405,840 shares of Common Stock to acquire three companies in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies"). The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented.

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

  The following presents the separate results, in each of the periods presented, of Building One (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                  Building  Pooled
                                                    One    Companies Combined
                                                  -------- --------- --------
For the year ended December 31, 1995
  Revenues....................................... $    --   $57,287  $ 57,287
  Net loss.......................................      --      (190)     (190)
For the year ended December 31, 1996
  Revenues....................................... $    --   $63,202  $ 63,202
  Net income.....................................      --       415       415
For the year ended December 31, 1997
  Revenues....................................... $    --   $70,101  $ 70,101
  Net income.....................................        7    1,436     1,443
For the nine months ended September 30, 1997
 (unaudited)
  Revenues....................................... $    --   $52,410  $ 52,410
  Net income.....................................      --       943       943
For the nine months ended September 30, 1998
 (unaudited)
  Revenues....................................... $451,873  $26,722  $478,595
  Net income.....................................   30,076      215    30,291

 Purchase Method (Unaudited)

  During the period January 1, 1998 through September 30, 1998, the Company completed 21 business combinations that were accounted for under the purchase method of accounting. The consolidated financial statements and related notes to consolidated financial statements include the results of these acquired entities from their respective dates of acquisition. The aggregate consideration paid for these acquisitions consisted of 14,443,040 shares of the Company's Common Stock, 403,389 options assumed in one acquisition at an exercise price below fair market value, $228,715 in cash, including applicable fees, and the assumption of approximately $33,847 in debt which was paid at closing. These amounts do not include the potential payment of contingent consideration of up to approximately $122,845 in cash and in shares of Common Stock of the Company based upon the performance of the businesses acquired.

  The total purchase price was allocated to the fair value of the net assets acquired resulting in goodwill of approximately $458,518. Such allocations are preliminary in nature, pending the outcome of a detailed analysis being performed by the Company of the assets and liabilities acquired. For purposes of computing the estimated purchase price for accounting purposes the value of the shares on certain acquisitions was determined in consideration of restrictions on the sale and transferability of the shares issued. The shares generally will be subject to the following restrictions on resale: up to one-third of the shares may be resold twelve months after their date of acquisition, the first one-third and an additional one-third may be resold beginning eighteen months after their date of acquisition and the first two-thirds and the remaining one-third may be resold beginning twenty-four months after their date of acquisition.

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

  The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1997 and the nine month periods ended September 30, 1997 and 1998, respectively, as if all of the Purchased Companies had been consummated as of January 1, 1997. The pro forma results of operations reflect certain pro forma adjustments primarily related to goodwill amortization and compensation adjustments for shareholders.

                                                 For the     Nine Months Ended
                                                Year Ended     September 30,
                                               December 31, -------------------
                                                   1997       1997      1998
                                               ------------ --------- ---------
   Revenues...................................  $1,003,740  $ 733,380 $ 857,884
   Net income.................................  $   35,591  $  25,774 $  44,920
   Net income per share-basic.................  $     1.01  $    0.75 $    0.95
   Net income per share-diluted...............  $      .99  $    0.74 $    0.93

  The pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred as of January 1, 1997 or the results that may occur in the future.

NOTE 5--DETAIL OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The following is a rollforward of activity within the allowance for doubtful accounts:

                                                         December 31,
                                               --------------------------------
                                                   1995       1996      1997
                                               ------------ --------- ---------
   Balance at beginning of period.............  $      113  $     120 $     136
   Additions to costs and expenses............           7         16         5
   Write-offs.................................                              (37)
                                                ----------  --------- ---------
   Balance at end of period...................  $      120  $     136 $     104
                                                ==========  ========= =========

NOTE 6--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                          September 30, 1998
                                                          ------------------ ---
                                                             (unaudited)
   Costs incurred on uncompleted contracts...............      $740,367
   Estimated earnings....................................       161,223
                                                               --------
                                                                901,590
   Less: Billings to date................................       940,541
                                                               --------
                                                               $(38,951)
                                                               ========

  Included in the accompanying balance sheet under the following captions:

                                                           September 30, 1998
                                                           ------------------
                                                              (unaudited)
   Costs and estimated earnings in excess of billings on
    uncompleted contracts.................................      $ 20,410
   Billings in excess of costs and estimated earnings on
    uncompleted contracts.................................        59,361
                                                                --------
                                                                $(38,951)
                                                                ========

                     BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 7--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                December 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
      Equipment............................................... $ 3,092  $ 3,160
      Office furniture and equipment..........................     915    1,029
      Autos and trucks........................................     630      593
      Buildings and improvements..............................   1,247    1,107
      Land....................................................      69       53
                                                               -------  -------
                                                                 5,953    5,942
      Less: Accumulated depreciation..........................  (2,969)  (3,349)
                                                               -------  -------
                                                               $ 2,984  $ 2,593
                                                               =======  =======

  Depreciation expense for years 1995, 1996 and 1997 was $1,138, $1,268 and $1,284, respectively.

NOTE 8--INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                    December 31,
                                                    -------------- September 30,
                                                     1996   1997       1998
                                                    ------  ------ -------------
                                                                    (unaudited)
   Goodwill........................................ $   92  $ 151    $458,492
   Non-compete agreements..........................    835              1,060
   Other...........................................     64     18         521
                                                    ------  -----    --------
                                                       991    169     461,962
   Less: Accumulated amortization..................   (757)   (17)     (4,684)
                                                    ------  -----    --------
      Net intangible assets........................ $  234  $ 152    $455,389
                                                    ======  =====    ========

  Amortization expense for years 1995, 1996 and 1997 was $183, $177 and $141, respectively, and $4,584 for the nine months ended September 30, 1998 (unaudited).

NOTE 9--CREDIT FACILITIES

 Short-Term Debt

  Short-term debt consists of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
      Credit facilities with banks, interest ranging from prime
       to prime plus 1 3/4% (average rate of 9.25% at December
       31, 1997)................................................. $  987 $1,133
      Payable to Pooled Company stockholder......................    151    151
      Current maturities of long-term debt.......................    343    269
                                                                  ------ ------
        Total short-term debt.................................... $1,481 $1,553
                                                                  ====== ======

                     BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


 Long-Term Debt

  Long-term debt consists of the following:

                                                                December 31,
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
      Notes payable to banks with average interest rates
       ranging from 9.75%-11%.................................. $1,217  $1,112
      Notes payable, interest rates ranging from 11.32% -
       15.86% due in monthly installments of $19 through
       September, 2002 secured by certain assets of the Company
       ........................................................    868     768
      Capital lease obligations................................     26      46
      Other....................................................    122      22
                                                                ------  ------
                                                                 2,233   1,948
      Less: Current portion....................................   (343)   (269)
                                                                ------  ------
         Total long-term debt.................................. $1,890  $1,679
                                                                ======  ======

 Maturities of Long-Term Debt

  Maturities of long-term debt, including capital lease obligations, are as follows:

      1998............................................................... $  269
      1999...............................................................    225
      2000...............................................................    253
      2001...............................................................    286
      2002...............................................................    284
      Thereafter.........................................................    631
                                                                          ------
                                                                          $1,948
                                                                          ======

NOTE 10--INCOME TAXES

  The components of income tax expense (benefit) are comprised as follows:

                                                             For the Year Ended
                                                                December 31,
                                                            --------------------
                                                             1995   1996   1997
                                                            ------ ------ ------
      Income taxes currently payable:
        Federal............................................ $  (3) $   5  $  83
        State..............................................            2     11
                                                            ------ -----  -----
                                                               (3)     7     94
                                                            ------ -----  -----
      Deferred income taxes:
        Federal............................................    (1)     4
        State..............................................    (1)     2
                                                            ------ -----  -----
                                                               (2)     6
                                                            ------ -----  -----
      Total tax expense (benefit)..........................   $(5)   $13  $  94
                                                            ====== =====  =====

                    BUILDING ONE SERVICES CORPORATION

                            (Dollars in thousands)

  The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                        For the Year Ended December 31,
                                        ------------------------------------
                                           1995         1996         1997
                                        ----------   ----------   ----------
      U.S. federal statutory rate......      (34.0)%       34.0 %       34.0 %
      State income taxes, net of
       federal tax benefit.............        (.3)         1.0           .6
      Subchapter S corporation income
       not subject to corporate level
       taxation........................       42.0        (28.8)       (30.8)
      Other............................      (10.3)        (3.2)         2.3
                                        ----------   ----------   ----------
      Effective income tax rate........       (2.6)%        3.0 %        6.1 %
                                        ==========   ==========   ==========

  Certain of the Pooled Companies were organized as subchapter S corporations prior to being acquired by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

  The following unaudited pro forma income tax information is presented in accordance with SFAS No. 109 as if the Pooled Companies had been subject to applicable federal and state income taxes for all periods presented:

                                                                 December 31
                                                              ------------------
                                                              1995   1996  1997
                                                              -----  ---- ------
Income (loss) before taxes per income statement.............. $(195) $428 $1,537
Pro forma income tax provision...............................   (78)  171    615
                                                              -----  ---- ------
Pro forma net income (loss).................................. $(117) $257   $922
                                                              =====  ==== ======

NOTE 11--LEASE COMMITMENTS

  The Company leases various types of office facilities, equipment, and furnitures and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
      1998....................................................   $31    $  692
      1999....................................................    12       463
      2000....................................................     4       277
      2001....................................................             132
      2002....................................................              46
      Thereafter..............................................              70
                                                                 ---    ------
      Total minimum lease payments............................    47    $1,680
                                                                        ======
      Less: Amounts representing interest.....................    (1)
                                                                 ---
      Present value of net minimum lease payments.............   $46
                                                                 ===

  Rent expense for all operating leases for 1995, 1996 and 1997 was $670, $514 and $339, respectively.

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 12--COMMITMENTS AND CONTINGENCIES

 Litigation

  The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

NOTE 13--RELATED PARTY TRANSACTIONS FOR POOLED COMPANIES

  The Company paid management fees to affiliates of $298, $466, and $954 for the years ended December 31, 1995, 1996, and 1997, respectively.

  The Company has an unsecured demand note payable to a stockholder for $151, dated January 1, 1994, bearing interest at 12% with interest paid monthly.

NOTE 14--STOCKHOLDERS' EQUITY

 Common Stock

  On November 25, 1997, the Company effected a one-for-1.918159 reverse stock split of the Company's Common Stock. Accordingly, all share data reflected in these financial statements have been retroactively restated.

  On September 19, 1997, the sole member of LLC received 2,300,000 shares of Common Stock of the Company in connection with the Merger in exchange for his 100% ownership interest in LLC. The sole member made contributions to LLC from time to time to fund expenses in the aggregate amount of $126. These contributions were included in common stock and additional paid-in capital.

  The Company completed its initial public offering ("IPO") in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock at $20.00 per share and raising net proceeds of approximately $527,000. Proceeds from the IPO, net of underwriting fees and other stock issuance costs, were included in common stock and additional paid-in capital.

 Convertible Non-Voting Common Stock

  In connection with the IPO, the Company sold 500,000 shares of Convertible Non-Voting Common Stock to Friedman, Billings, Ramsey & Co., Inc. ("FBR"), the representative of the underwriters in the Company's IPO, for $20 per share. After one year, the shares on Convertible Non-Voting Common Stock automatically convert into an equivalent number of shares of Common Stock. Accordingly, on November 25, 1998 these 500,000 shares were converted to 500,000 shares of Common Stock.

  The Company has 1,130,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to FBR. The warrants have an exercise price per share equal to the IPO price. These warrants are exercisable on or after the first anniversary and will expire on the fifth anniversary of the IPO. FBR has the right, beginning November 25, 1998, to require the Company to register such shares for sale.

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

  Additionally, 1,950,000 shares of Common Stock have been reserved for issuance upon the exercise of warrants issued to Jonathan Ledecky at the time of the IPO. These warrants are exercisable for a period of ten years at an exercise price equal to the IPO price. The Company has agreed that during the ten-year period following the IPO, Jonathan Ledecky may request the company register the shares underlying his warrants. In addition, the Company has agreed to give Jonathan Ledecky the right to request that the Company include the shares underlying his warrants on a registration statement filed by the Company during a twelve-year period following the IPO.

NOTE 15--STOCK PURCHASE AND AWARD PLANS

 Long-Term Incentive Plan

  The Company adopted, a 1997 Long-Term Incentive Plan and in September 1998 adopted the 1998 Long-Term Incentive Plan, ("Incentive Plans"). The terms of the option awards under these Incentive Plans are established by the compensation committee of the Company's Board of Directors. The maximum number of shares that may be issued under the 1997 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan is equal to 9% and 14%, respectively of the number of shares of Common Stock outstanding from time to time.

  Options to purchase 1,500,000 shares of Common Stock under the 1997 Long-Term Incentive Plan were granted at the time of the IPO at an exercise price equal to the IPO price. These options will vest 25% each on the first four anniversaries of the date of grant and will expire on the tenth anniversary of the grant date. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

  Additionally, in connection with business combinations consummated during the period from January 1, 1998 through September 30, 1998, the Company has granted options for approximately 1,520,844 shares (unaudited) of the Company's Common Stock, and is expected to issue options for an additional 107,764 shares (unaudited) of the Company's Common Stock, under these Long-Term Incentive Plans. All options vest over a four year period from date of grant. These options have been, or will be, granted with an exercise price equal to the fair value share price of the Company's Common Stock at the date of grant.

 1997 Non-Employee Directors' Stock Plan

  The Company's Board of Directors has adopted, and the Company's stockholder have approved, the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each non-employee director of an option to purchase 20,000 shares on the later of the effective date of the registration statement for the initial public offering of the Company's Common Stock or the date that such person commences services as a director. Thereafter, each non-employee director will be entitled to receive, on the day after each annual meeting of the Company's stockholders, an option to purchase 5,000 shares of Common Stock. A maximum of 300,000 shares of Common Stock may be issued under the Directors' Plan. Options to purchase 60,000 shares of Common Stock under the Directors' Plan were granted at the time of the IPO at an exercise price equal to the IPO price. Additionally, during the period from January 1, 1998 through September 30, 1998 an additional 35,000 options (unaudited) were granted at an exercise price equal to fair market value at the grant date.

  Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant options and will expire at the earlier of 10 years from the date of grant or 90

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

days after termination of service as a director. Options will vest and become exercisable ratably as to 50% of the shares underlying the option on the six month and one year anniversaries of the date of grant, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

 1997 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") permits eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a one-year holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

  As of September 30, 1998, the Company issued 16,299 shares (unaudited) of common stock to employees under the Company's Employee Stock Purchase Plan.

 Accounting for Stock Based Compensation

  In 1997, the Company adopted the SFAS No. 123 "Accounting for Stock-Based Compensation," which encourages, but does not require, companies to recognize compensation cost for stock-based compensation plans over the vesting period based upon the fair value of awards on the date of the grant. However, the statement allows the alternative of the continued use of the intrinsic value method as prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Therefore, as permitted, the Company has applied APB No. 25, and related interpretations, in accounting for its stock based compensation plans. Accordingly, no compensation expense has been recognized by the Company for warrants granted in connection with the IPO or for options granted under the Incentive Plan and the Directors' Plan.

  Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                     1997
                                                                    -------
      Net income (loss):
        As reported................................................ $ 1,443
        Pro forma.................................................. $(5,782)
      Net income (loss) per share--basic and diluted:
        As reported................................................ $  0.25
        Pro forma.................................................. $ (1.02)

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

  The weighted average fair value per option and warrant at the date of grant for options granted in 1997 and 1996 was $7.46 and $2.21, respectively. The fair value of options and warrants granted (which is amortized to expense over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1997:

                                                                    1997
                                                              -----------------
                                                              Options  Warrants
                                                              -------  --------
      Expected life of option................................ 5 years  2 years
      Risk-free interest rate................................    5.76%    5.69%
      Expected volatility factor.............................    45.0%    45.0%

NOTE 16--NET EARNINGS PER SHARE

  The Company has adopted SFAS No. 128 "Earnings Per Share" which became effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires presentation of basic and diluted earnings per share ("EPS") and restatement of EPS data for all prior periods. Basic EPS includes no dilution and is computed by dividing net income by the Company's weighted average shares of Common Stock outstanding. Duluted EPS is computed by dividing net income by the Company's weighted average shares of Common Stock outstanding and dilutive Common Stock equivalents. The following table reconciles the numerators and denominators of the basic and diluted EPS computations for the three years ended December 31, 1997 and the nine months periods ended September 30, 1998 and 1997.

                                    Year Ended               Nine Months Ended
                                   December 31,                September 30,
                         --------------------------------- ----------------------
                            1995        1996       1997       1997       1998
                         ----------  ---------- ---------- ---------- -----------
                                                                (unaudited)
Basic earnings per
 share:
 Net income (loss)...... $     (190) $      415 $    1,443 $      943 $    30,291
 Weighted average shares
  outstanding--Basic....  1,238,444   1,290,724  5,683,464  3,102,079  38,298,295
                         ----------  ---------- ---------- ---------- -----------
 Net income per share--
  Basic                  $    (0.15) $     0.32 $     0.25 $     0.30 $      0.79
                         ==========  ========== ========== ========== ===========
Diluted earnings per
 share
 Net income (loss)...... $     (190) $      415 $    1,443    $   943 $    30,291
                         ==========  ========== ========== ========== ===========
 Weighted average shares
  outstanding--Basic....  1,238,444   1,290,724  5,683,464  3,102,079  38,298,295
 Convertible Non-Voting
  Common Stock..........        --          --      49,315        --      500,000
 Common stock
  equivalents from stock
  options and warrants..        --      115,116    132,771    115,116     389,347
 Contingently issuable
  shares................        --          --                    --      180,679
                         ----------  ---------- ---------- ---------- -----------
Total weighted average
 shares outstanding--
 Diluted................  1,238,444   1,405,840  5,865,550  3,217,195  39,368,321
                         ----------  ---------- ---------- ---------- -----------
 Net income per share--
  Diluted............... $    (0.15) $     0.30 $     0.25 $     0.29 $      0.77
                         ==========  ========== ========== ========== ===========

  Outstanding stock options and warrants to purchase 6,255,774 shares (unaudited) of Common Stock as of September 30, 1998 were not included in the computation of diluted earnings per share because the options exercise prices were higher than the average market price of the Common Stock during the period.

                    BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following presents certain unaudited quarterly financial data of the
Company:

                                                1996 Quarters
                                ----------------------------------------------
                                 First    Second   Third     Fourth     Total
                                -------  -------- -------- ----------- -------
   Revenues...................  $15,305  $ 15,664 $ 15,784  $ 16,449   $63,202
   Gross profit...............  $ 2,228  $  2,415 $  2,520  $  2,375   $ 9,538
   Operating income (loss)....  $    91  $    120 $    249  $    275   $   735
   Net income (loss)..........  $   (10) $     42 $    208  $    175   $   415
   Net income (loss) per
    share--Basic..............  $ (0.01) $   0.03 $   0.16  $   0.14   $  0.32
   Net income (loss) per
    share--Diluted (1)........  $ (0.01) $   0.03 $   0.15  $   0.12   $  0.30
                                                1997 Quarters
                                ----------------------------------------------
                                 First    Second   Third     Fourth     Total
                                -------  -------- -------- ----------- -------
   Revenues...................  $17,479  $ 17,393 $ 17,538  $ 17,691   $70,101
   Gross profit...............  $ 2,807  $  2,759 $  2,732  $  2,946   $11,244
   Operating income (loss)....  $   259  $    426 $    390  $ (1,607)  $  (532)
   Net income.................  $   210  $    434 $    299  $    500   $ 1,443
   Net income per share--Basic
    (1).......................  $  0.10  $   0.12 $   0.08  $   0.04   $  0.25
   Net income per share--
    Diluted (1)...............  $  0.09  $   0.12 $   0.08  $   0.04   $  0.25
                                            1998 Quarters
                                --------------------------------------
                                 First    Second   Third   Nine Months
                                -------  -------- -------- -----------
   Revenues...................  $54,610  $171,661 $252,324  $478,595
   Gross profit...............  $10,377  $ 36,662 $ 55,238  $102,277
   Operating income...........  $ 2,135  $ 12,485 $ 22,519  $ 37,139
   Net income.................  $ 5,081  $ 10,046 $ 15,164  $ 30,291
   Net income per share--Basic
    (1).......................  $  0.15  $   0.26 $   0.35  $   0.79
   Net income per share--
    Diluted (1)...............  $  0.15  $   0.25 $   0.34  $   0.77

--------
(1) The arithmetic total of the individual quarterly net income per share amounts does not reconcile to the annual amount of net income per share due to the timing of net income (loss) in relation to the issuance of common shares during the course of the year.

NOTE 18--SUBSEQUENT EVENTS (UNAUDITED)

  In addition to those business combinations consummated during the period from January 1, 1998 through September 30, 1998, subsequent to September 30, 1998 the Company completed five business combinations, two in the electrical installation and maintenance services business, one in the mechanical installation and maintenance services business and two in the janitorial and maintenance management services business, for total consideration of $65,537 in cash and shares of Common Stock. Additionally, there is the potential for the payment of up to an additional $14,500 in cash and shares of Common Stock in connection with contingent consideration agreements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Service Management USA, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Service Management USA, Inc. and its affiliates (the "Company") at December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 19, 1998

                          SERVICE MANAGEMENT USA, INC.

                             COMBINED BALANCE SHEET
                       (In thousands, except share data)

                                                                   December 31,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
                             ASSETS
Cash and cash equivalents........................................  $  425 $    4
Marketable securities............................................      36    128
Accounts receivable, net of an allowance for doubtful accounts of
 $295 and $333, respectively.....................................   1,614  4,044
Other receivable.................................................      46     88
Related party receivable.........................................            169
Employee receivables.............................................       5     75
Prepaid expenses.................................................      92     59
                                                                   ------ ------
    Total current assets.........................................   2,218  4,567
Property and equipment, net......................................   1,159  2,333
Deposits.........................................................      26     27
Intangibles......................................................     167    202
                                                                   ------ ------
    Total assets.................................................  $3,570 $7,129
                                                                   ====== ======
              LIABILITIES AND STOCKHOLDER'S EQUITY
Bank line of credit..............................................  $      $1,250
Current maturities, long-term debt...............................     165    373
Current obligations, capital leases..............................      43
Accounts payable.................................................     954  1,738
Accrued liabilities..............................................     452    503
Federal payroll tax payable......................................     341
Income taxes payable.............................................      19     53
                                                                   ------ ------
    Total current liabilities....................................   1,974  3,917
Long-term debt...................................................      94    730
Capital lease obligations........................................     100
                                                                   ------ ------
    Total liabilities............................................   2,168  4,647
Commitments
Stockholder's equity:
  Common stock, Service Management USA, Inc., $1 par value, 1,000
   shares authorized, issued and outstanding.....................       1      1
  Common stock, Diversified Management Services USA, Inc., no par
   value, 200 shares authorized, issued and outstanding..........     152    152
  Interstate Building Services, LLC..............................             27
  Additional paid-in capital.....................................     110    110
  Retained earnings..............................................   1,139  2,192
                                                                   ------ ------
    Total stockholder's equity...................................   1,402  2,482
                                                                   ------ ------
    Total liabilities and stockholder's equity...................  $3,570 $7,129
                                                                   ====== ======

                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                        COMBINED STATEMENT OF OPERATIONS
                                 (In thousands)

                                                     Year Ended December 31,
                                                    ---------------------------
                                                     1995   1996     1997
                                                    ------ -------  -------
Revenues........................................... $4,964 $12,074  $26,266
Cost of revenues...................................  3,650   8,735   19,856
                                                    ------ -------  -------
    Gross profit...................................  1,314   3,339    6,410
Selling, general and administrative expenses.......    617   2,169    3,832
                                                    ------ -------  -------
    Operating income...............................    697   1,170    2,578
Other (income) expense:
  Interest expense.................................      2       4       53
  Realized and unrealized (gains) losses on trading
   securities......................................     40     (64)       6
                                                    ------ -------  -------
Income before income taxes.........................    655   1,230    2,519
Provision for state income taxes...................             19       52
                                                    ------ -------  -------
Net income......................................... $  655 $ 1,211  $ 2,467
                                                    ====== =======  =======
Unaudited pro forma information (see Note 2):
  Income before provision for income taxes......... $  655 $ 1,230  $ 2,519
  Provision for income taxes.......................    262     492    1,008
                                                    ------ -------  -------
  Pro forma net income............................. $  393 $   738  $ 1,511
                                                    ====== =======  =======



                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                                 (In thousands)

                            Common Stock                    Additional               Total
                         -------------------                 Paid-In-  Retained  Stockholder's
                         Service Diversified Interstate LLC  Capital   Earnings     Equity
                         ------- ----------- -------------- ---------- --------  -------------
Balance, December 31,
 1994...................   $ 1                                 $ 42    $   316      $   359
  Net income............                                                   655          655
  Dividends.............                                                  (186)        (186)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1995...................     1                                   42        785          828
  Issuance of common
   stock, Diversified
   Management Services
   USA, Inc.............             152                                                152
  Capital contribution..                                         68                      68
  Net income............                                                 1,211        1,211
  Dividends.............                                                  (857)        (857)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1996...................     1       152                        110      1,139        1,402
  Capital contribution..                           27                                    27
  Net income............                                                 2,467        2,467
  Dividends.............                                                (1,312)      (1,312)
  Distribution of cer-
   tain equipment to
   stockholder..........                                                  (102)        (102)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1997 ..................   $ 1      $152          $27          $110    $ 2,192      $ 2,482
                           ===      ====          ===          ====    =======      =======


                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                             Year Ended
                                                            December 31,
                                                        -----------------------
                                                        1995    1996     1997
                                                        -----  -------  -------
Cash flows from operating activities:
 Net income...........................................  $ 655  $ 1,211  $ 2,467
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Purchases of marketable trading securities..........            (104)    (173)
  Proceeds from sale of marketable trading securi-
   ties...............................................             175       74
  Provision for doubtful accounts.....................     98      197      233
  Depreciation and amortization.......................     24      245      709
  Loss on write-off of assets.........................              21
  Unrealized/realized (gain) loss of marketable
   trading securities.................................     40      (64)       6
  Changes in operating assets and liabilities:
   Accounts receivable................................   (346)  (1,224)  (2,873)
   Prepaid expenses and other current assets..........     (2)    (129)    (126)
   Accounts payable and accrued liabilities...........    138    1,468      494
   Income taxes payable...............................              19       34
                                                        -----  -------  -------
    Net cash provided by operating activities.........    607    1,815      845
                                                        -----  -------  -------
Cash flow from investing activities:
  Purchases of equipment..............................   (222)  (1,017)  (1,835)
  Purchase of contract rights.........................                      (70)
                                                        -----  -------  -------
    Net cash used in investing activities.............   (222)  (1,017)  (1,905)
                                                        -----  -------  -------
Cash flow from financing activities:
  Proceeds from bank line of credit...................                    1,250
  Principal payments on long-term debt................    (14)     (76)    (512)
  Proceeds from long-term debt........................     25      148    1,356
  Payments on capital lease obligations...............             (18)    (143)
  Proceeds from issuance of common stock..............             152
  Proceeds from stockholder contribution..............              68
  Dividends to stockholder............................   (186)    (857)  (1,312)
                                                        -----  -------  -------
    Net cash used in financing activities.............   (175)    (583)     639
                                                        -----  -------  -------
Net increase (decrease) in cash and cash equivalents..    210      215     (421)
Cash and cash equivalents, beginning of year..........    --       210      425
                                                        -----  -------  -------
Cash and cash equivalents, end of year................  $ 210  $   425  $     4
                                                        =====  =======  =======
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $   2  $     4  $
Supplemental disclosure of non-cash transactions:
  Marketable securities exchanged for accounts
   receivable.........................................  $  84
  Capital lease obligations...........................         $   162
  Purchase of net assets of Diversified for Note
   Payable............................................             175
  Distribution of certain equipment to stockholder....                  $   102
  Contribution of certain equipment...................                       27

                         The accompanying notes are an
             integral part of these combined financial statements.

                         SERVICE MANAGEMENT USA, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                       (In thousands, except share data)

NOTE 1--BUSINESS AND ORGANIZATION

  Service Management USA, Inc., and its affiliated entities provide contract facility management and janitorial services to commercial establishments located throughout the United States.

  The accompanying financial statements represent the financial position, operating results and cash flows of Service Management USA, Inc., and its subsidiary Interstate Building Services, LLC, and Diversified Management Services USA, Inc., collectively "Service Management" or the "Company", which have been presented on a combined basis due to common ownership and common management. All intercompany activity and balances have been eliminated.

  Service Management USA, Inc. was incorporated in October 1994. Prior to incorporation, the entity was operated as a sole proprietorship. Diversified Management Services USA, Inc. was incorporated in November 1996 via the purchase of the net assets of an operating business. Interstate Building Services, LLC was formed in October of 1997.

  On February 6, 1998, all of the issued and outstanding common stock of Service Management USA, Inc., Diversified Management Services USA, Inc. and ownership interest in Interstate Building Services, LLC was acquired by Consolidation Capital Corporation ("CCC") for $9,000 in cash and 142,857 shares of CCC common stock.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues are recognized as services are performed.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

 Property and Equipment

  Property and equipment are depreciated using straight-line and accelerated methods over their estimated useful lives ranging from three to seven years.

 Intangibles

  Intangible assets consist of amounts allocated to customer contracts purchased and are being amortized straight-line basis over a period of five years, which is deemed to be the estimated period benefited. Accumulated amortization was $6 and $45 at December 31, 1996 and 1997 respectively.

                         SERVICE MANAGEMENT USA, INC.

                                (In thousands)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Marketable Securities

  The Company's marketable securities consist of investments in certain equities and mutual funds and are classified as trading. Accordingly, any realized or unrealized gains and losses are recorded in the period incurred. As of ended December 31, 1997, the net unrealized loss for these investments was $5.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of short-term and long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

 Income Taxes

  The Company has elected to be treated as a cash basis S-Corporation for federal income tax purposes and accordingly, any liabilities for income taxes are the direct responsibility of the stockholder. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company is subject to income and franchise taxes in certain states, which has been appropriately reflected in the financial statements.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to accounts receivable and accounts payable. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $2,453.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and, accordingly, the Company performs on-going credit evaluations to reduce the risk of loss.

  During 1996 revenues derived from one customer were approximately 45.0% of total revenues. At December 31, 1996, the accounts receivable balance for this customer was $469. During 1997 revenues derived from three customers were approximately 17.5%, 14.3%, and 11.1%, respectively, of total revenues. At December 31, 1997, the accounts receivable balances for these customers were $1,178, $603 and $305, respectively.

                         SERVICE MANAGEMENT USA, INC.

                            (Dollars in thousands)

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                        Balance at Charged to          Balance
                                        Beginning  Costs and  Write-   at end
                                        of Period   Expenses   offs   of Period
                                        ---------- ---------- ------  ---------
   Year ended December 31, 1995........    $  0       $ 98    $   0     $ 98
   Year ended December 31, 1996........    $ 98       $197    $   0     $295
   Year ended December 31, 1997........    $295       $233    $(195)    $333

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Cleaning equipment........................................... $1,096  $2,581
   Automobiles..................................................    230     356
   Computer equipment...........................................     58     108
   Office equipment.............................................     25      93
   Furniture and fixtures.......................................      8      26
                                                                 ------  ------
                                                                  1,417   3,164
   Accumulated depreciation.....................................   (258)   (831)
                                                                 ------  ------
                                                                 $1,159  $2,333
                                                                 ======  ======

  Depreciation expense for the years ended December 31, 1995, 1996 and 1997 was $24, $223 and $586, respectively.

NOTE 5--CREDIT FACILITIES

  Long-term debt consists of the following:

                                                                   1996   1997
                                                                   -----  -----
   Equipment term note, payable in monthly installments of $25
    including interest at 7.7%, through January, 2001............  $      $ 809
   Equipment term note, payable in monthly installments of $6
    including interest at 7.7%, through December, 2000...........           187
   Note payable, due in monthly installments of $13..............            55
   Notes payable, vehicles, various monthly payments including interest at rates ranging from 8% to 18%, maturing at various
    dates from December 1997 through 2001........................    122     52
   Note payable, issued in connection with the purchase of net assets for Diversified Management Services USA, Inc., monthly principal payments of $20 beginning December 1, 1996,
    interest of 8%...............................................    137
   Current maturities............................................   (165)  (373)
                                                                   -----  -----
                                                                   $  94  $ 730
                                                                   =====  =====

                         SERVICE MANAGEMENT USA, INC.

                            (Dollars in thousands)

NOTE 5--CREDIT FACILITIES (Continued)

  Principal payments required under long-term debt obligations are as follows:

   1998.................................................................. $  373
   1999..................................................................    345
   2000..................................................................    370
   2001..................................................................     15
                                                                          ------
                                                                          $1,103
                                                                          ======

 Line of Credit

  In April 1997, the Company obtained a revolving line of credit for borrowings of up to $1,000. The line of credit, which expires on April 30, 1998, bears interest at LIBOR plus 2% (7.49% at December 31, 1997), and is limited to 80% of eligible trade accounts receivable.

  Additionally, in December 1997 an additional $250 facility was obtained with a maturity of two months at an interest rate of LIBOR plus 2%. This line of credit was paid in January, 1998.

 Equipment Facility

  In April 1997, the Company obtained an equipment facility which provides for the Company to borrow up to $1,500 under term notes until April 30, 1998. As of December 1997, approximately $1,000 had been utilized under this facility to purchase equipment. These $1,000 term notes bear interest at 7.7% and require 36 monthly installments of principal and interest of approximately $31.

  Both the line of credit and the equipment notes contain, among other provisions, maintenance of certain financial covenants and ratios including tangible net worth and cash flow coverage, restrictions on dividends and indebtedness, and are collateralized by the majority of the Company's assets, and are personally guaranteed by the stockholder and spouse. The Company was in violation of certain debt covenants as of December 31, 1997 for which appropriate waivers were obtained.

NOTE 6--COMMITMENTS

 Lease Commitments

  In January 1998, the Company began leasing its primary office facility from a company owned by the Company's stockholder. The lease agreement requires monthly payments of approximately $8, escalating 3.5% annually through 2002.

  The Company also leases office space in various states on a month-to-month basis. Rent expense under these lease arrangements for December 31, 1995, 1996 and 1997 were $16, $28 and $15, respectively.

  Additionally, in November 30, 1996, the Company acquired approximately $162 of equipment under leases qualifying as capital in connection with the purchase of Diversified Management Services USA, Inc. The balance on these capital lease obligations were paid in full in fiscal 1997.

                         SERVICE MANAGEMENT USA, INC.

                            (Dollars in thousands)

NOTE 6--COMMITMENTS (Continued)

 Guarantee

  The Company's stockholder has obtained a mortgage of $1,280 in connection with the acquisition of a building. Service Management USA, Inc. is a guarantor of this obligation. Under the terms of the transaction with CCC (see
Note 1), Service Management USA, Inc. was released from this guarantee.

NOTE 7--EMPLOYEE BENEFIT PLAN

  In November 1997, the Company established a profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 15% of their gross salary to the plan, and the Company makes matching contributions of up to 3%. The Company recorded matching contributions of $8 for the year ended December 31, 1997.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Tri-City Electrical Contractors, Inc.:

  We have audited the accompanying consolidated balance sheets of Tri-City Electrical Contractors, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-City Electrical Contractors, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

KPMG LLP

Orlando, Florida
February 16, 1998

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
                                                          1996         1997
                                                      ------------  -----------
                       Assets
Current assets:
 Cash and cash equivalents..........................  $  2,734,000  $ 1,333,571
 Certificates of deposit............................        46,101          --
 Accounts receivable (note 2).......................    13,423,658   16,873,473
 Costs and estimated earnings in excess of billings
  on uncompleted contracts (note 3).................     1,116,186    2,401,919
 Inventories........................................       287,136      379,543
 Prepaid expenses...................................       588,310      831,859
 Deferred income taxes (note 6).....................       443,972          --
 Refundable income taxes............................         1,276      658,698
                                                      ------------  -----------
 Total current assets...............................    18,640,639   22,479,063
                                                      ------------  -----------
Property, plant and equipment, at cost (note 5):
 Leasehold improvements.............................     1,012,292    1,098,838
 Autos, trucks and trailers.........................     1,681,540    1,618,478
 Office furniture and equipment.....................     1,932,148    2,543,219
 Shop tools and equipment...........................     1,065,898      860,513
 Capitalized equipment leases (notes 5 and 13)......       712,596      705,758
                                                      ------------  -----------
                                                         6,404,474    6,826,806
 Less accumulated depreciation and amortization.....    (3,841,367)  (4,313,431)
                                                      ------------  -----------
 Net property, plant and equipment..................     2,563,107    2,513,375
                                                      ------------  -----------
Other assets:
 Advances to stockholders (note 9)..................       550,768      607,168
 Other .............................................        66,141      230,553
 Advances to joint venture partner (note 12)........        60,000          --
                                                      ------------  -----------
                                                           676,909      837,721
                                                      ------------  -----------
                                                      $ 21,880,655  $25,830,159
                                                      ============  ===========
        Liabilities and Shareholders' Equity
Current liabilities:
 Notes payable (note 4).............................  $      2,530  $        30
 Current maturities of long-term debt and
  capitalized lease obligations (note 5)............       490,374      237,544
 Accounts payable...................................     3,630,900    5,414,432
 Accrued salaries and wages.........................     1,332,014    1,527,555
 Accrued expenses...................................     1,708,451    1,406,199
 Billings in excess of costs and estimated earnings
  on uncompleted contracts (note 3).................     4,375,530    7,045,641
 Due to stockholders................................       155,253          --
                                                      ------------  -----------
 Total current liabilities..........................    11,695,052   15,631,401
Long-term debt and capitalized lease obligations,
 less current maturities (note 5)...................       556,139      252,238
Deferred income taxes (note 6)......................        45,025          --
                                                      ------------  -----------
 Total liabilities..................................    12,296,216   15,883,639
                                                      ------------  -----------
Minority interest in joint ventures (note 12).......       184,072      135,832
                                                      ------------  -----------
Stockholders' equity:
 Common stock, 10,000 shares authorized, issued and
  outstanding, at $1 par value......................        10,000       10,000
 Additional paid-in capital.........................       111,827      111,827
 Retained earnings..................................     9,278,540    9,688,861
                                                      ------------  -----------
 Total stockholders' equity.........................     9,400,367    9,810,688
Commitments and contingencies (notes 7 and 9).......
                                                      ------------  -----------
                                                      $ 21,880,655  $25,830,159
                                                      ============  ===========

          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                For the years ended
                                                   December 31,
                                        -------------------------------------
                                           1995         1996         1997
                                        -----------  -----------  -----------
Contract revenues earned............... $71,977,018  $63,852,151  $79,492,578
Cost of revenues earned................  63,321,626   51,904,661   63,550,836
                                        -----------  -----------  -----------
  Gross profit.........................   8,655,392   11,947,490   15,941,742
Selling, general and administrative
 expenses..............................   6,994,448    9,017,708    8,986,018
Depreciation expense...................     949,800      944,325      939,103
                                        -----------  -----------  -----------
  Income from operations...............     711,144    1,985,457    6,016,621
                                        -----------  -----------  -----------
Other income (expense):
 Interest income.......................      66,979       67,318      168,039
 Interest expense......................    (223,389)    (196,604)     (52,983)
 Other income (expense), net...........     477,561      (50,455)     (25,576)
                                        -----------  -----------  -----------
  Other income (expense), net..........     321,151     (179,741)      89,480
                                        -----------  -----------  -----------
  Income before income taxes...........   1,032,295    1,805,716    6,106,101
Income tax expense (note 6)............     487,252      679,856      461,879
                                        -----------  -----------  -----------
  Net income before minority interest..     545,043    1,125,860    5,644,222
Minority interest in joint venture
 income (note 12)......................     (71,419)    (104,584)    (134,535)
                                        -----------  -----------  -----------
  Net income .......................... $   473,624  $ 1,021,276  $ 5,509,687
                                        ===========  ===========  ===========
Unaudited pro forma information (Note
 1):
Income before income taxes.............                           $ 6,106,101
Pro forma provision for income taxes...                             2,442,440
                                                                  -----------
Pro forma net income (unaudited).......                           $ 3,663,661
                                                                  ===========


          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          Additional                  Total
                                  Common   paid-in    Retained    stockholders'
                                   Stock   capital    earnings       equity
                                  ------- ---------- -----------  -------------
Balances at January 1, 1995...... $10,000  $111,827  $ 7,783,640   $ 7,905,467
Net income.......................     --        --       473,624       473,624
                                  -------  --------  -----------   -----------
Balances at December 31, 1995....  10,000   111,827    8,257,264     8,379,091
Net income.......................     --        --     1,021,276     1,021,276
                                  -------  --------  -----------   -----------
Balances at December 31, 1996....  10,000   111,827    9,278,540     9,400,367
Net income.......................     --        --     5,509,687     5,509,687
Distributions to stockholders....     --        --    (5,099,366)   (5,099,366)
                                  -------  --------  -----------   -----------
Balances at December 31, 1997.... $10,000  $111,827  $ 9,688,861   $ 9,810,688
                                  =======  ========  ===========   ===========



          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          For the years ended  December 31,
                                          ------------------------------------
                                             1995        1996         1997
                                          ----------  -----------  -----------
Cash flows from operating activities:
 Net income.............................. $  473,624  $ 1,021,276  $ 5,509,687
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Loss (gain) on sale of property, plant
   and equipment.........................    (47,561)     (62,346)      29,982
  Depreciation...........................    949,800      944,325      939,103
  Deferred tax (benefit) expense......... (1,047,291)       6,132      461,879
  Minority interest in net income........     71,419      104,584      134,535
  Cash provided by (used for) changes in:
   Accounts receivable...................    (48,982)   1,111,307   (3,449,815)
   Costs and estimated earnings in excess
    of billings on uncompleted
    contracts............................    298,752    1,006,354   (1,285,733)
   Inventories...........................      3,939      (53,420)     (92,407)
   Prepaid expenses......................    (38,111)    (468,671)    (243,549)
   Refundable income taxes...............    488,931       (1,276)    (657,422)
   Due to (from) stockholders............    (55,907)     189,645     (211,653)
   Other assets..........................    180,633      338,065     (164,412)
   Accounts payable......................   (857,493)  (1,050,987)   1,783,532
   Accrued expenses......................     69,004    1,448,411     (169,644)
   Income tax payable....................  1,309,269   (1,309,269)         --
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts............................   (794,451)     (31,711)   2,670,111
                                          ----------  -----------  -----------
   Net cash provided by operating
    activities...........................    955,575    3,192,419    5,254,194
                                          ----------  -----------  -----------
Cash flows from investing activities:
  Purchase of property, plant and
   equipment............................. (1,296,299)    (624,426)    (959,179)
  Redemption of certificate of deposit...     42,465      223,074       46,101
  Proceeds from sale of property, plant
   and equipment.........................    122,827      142,711       39,827
  Repayment from (payments to) joint
   venture partner.......................    (50,000)         --      (122,775)
                                          ----------  -----------  -----------
   Net cash used in investing
    activities........................... (1,181,007)    (258,641)    (996,026)
                                          ----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                                            For the years ended December 31,
                                            -----------------------------------
                                               1995        1996         1997
                                            ----------  -----------  ----------
Cash flows from financing activities:
 Principal payments on long-term debt.....    (867,966)  (1,781,913)   (556,731)
 Proceeds from equipment notes payable....   1,375,137      127,913         --
 Proceeds from installment note payable...         --       500,000         --
 Proceeds from sale-leaseback back of
  assets..................................         --       734,013         --
 Proceeds from (repayment of)
  notes payable...........................     249,180   (1,081,500)     (2,500)
 Distributions to shareholders............         --           --   (5,099,366)
                                            ----------  -----------  ----------
   Net cash provided by (used in)
    financing activities..................     756,351   (1,501,487) (5,658,597)
                                            ----------  -----------  ----------
   Net increase (decrease) in cash and
    cash equivalents......................     530,919    1,432,291  (1,400,429)
Cash and cash equivalents at beginning of
 year.....................................     770,790    1,301,709   2,734,000
                                            ----------  -----------  ----------
Cash and cash equivalents at end of year..  $1,301,709  $ 2,734,000  $1,333,571
                                            ==========  ===========  ==========
Supplemental disclosures of cash
 flow information:
  Cash paid during the year for:
   Interest...............................  $  223,389  $   196,604  $   52,983
                                            ==========  ===========  ==========
   Income taxes...........................  $  225,274  $ 1,984,369  $  720,355
                                            ==========  ===========  ==========


          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Summary of Significant Accounting Policies

 (a) Organization

  Tri-City Electrical Contractors, Inc. (the Company) is an electrical contractor engaged in designing and installing electrical systems in the commercial, industrial and residential construction markets. The Company is headquartered in Altamonte Springs, Florida and operates branch locations in Pompano Beach, Tampa and Fort Myers, Florida. The Company conducts all of its business within the state of Florida.

  As further described in Note 14, the Company entered into a Letter of Intent with Consolidation Capital Corporation for the potential sale of the Company.

 (b) Principles of Consolidation

  The consolidated financial statements include the accounts of the Company, B&S Diversified, Inc. and B&S Diversified, Inc. #2. B&S Diversified, Inc. and B&S Diversified, Inc. #2 are joint ventures in which the Company has a 75% interest as to profits and losses. All significant intercompany transactions between the entities have been eliminated in consolidation.

 (c) Cash Equivalents

  Cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. For purposes of the statement of cash flows, the Company considers such investments with a maturity of three months or less to be cash equivalents.

 (d) Inventories

  Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

 (e) Income Taxes

  Until December 31, 1996, the Company followed the asset and liability method in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Effective January 1, 1997, the Company's stockholders elected to be taxed under the provisions of sub-chapter S of the Internal Revenue Code. Under these provisions, the stockholders will include in their individual income tax returns their pro rata shares of the Company's revenue and expenses.

  The unaudited pro forma federal and state income tax information included in the Statements of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", as if the Company had been subject to federal and state income taxes as a C corporation rather than under the provisions of a sub-chapter S corporation for 1997.

 (f) Contract Revenue Recognition and Contract Costs

  Contract revenues are recognized on the percentage-of-completion method. Under this method, the percentage of completion of each job is the portion of the costs incurred to date compared to current estimates of total cost. This percentage is applied to the total contract price to determine the amounts of revenue earned on fixed price contracts. Revenues from cost plus contracts are recognized on the basis of costs incurred during the period plus the fee earned. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recorded. The Company does not recognize any gross profit amounts related to change order work performed until such time as those change orders have been approved by the customer.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(1) Organization and Summary of Significant Accounting Policies--(Continued)

  Contract costs include all direct and indirect costs related to job performance. Selling, general and administrative costs are charged to expense as incurred.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed.

  The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents contract billings in excess of revenues recognized.

 (g) Depreciation and Amortization

  Depreciation and amortization is provided in amounts sufficient to allocate the cost of depreciable or amortizable assets to operations over their estimated service lives using the straight-line method for financial statement reporting purposes. The straight-line, declining balance, Accelerated Cost Recovery System and Modified Accelerated Cost Recovery System methods are used for income tax reporting.

  The estimated service lives for financial reporting purposes are generally as follows:

      Leasehold improvements......................................... 3-15 years
      Autos, trucks and trailers.....................................    5 years
      Office furniture and equipment................................. 3-10 years
      Shop tools and equipment.......................................    5 years

 (h) Reclassifications

  Certain reclassifications have been made to the 1995 and 1996 consolidated financial statements to conform with the 1997 presentation.

 (i) Significant Group Concentration of Credit Risk

  As of December 31, 1997 and 1996, substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights and payment bonds issued on behalf of general contractors, limits and monitoring procedures.

 (j) Use of Estimates

  In conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates (see note 3).

 (k) Financial Instruments

  Balance Sheet Financial Instruments--The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the Company's notes payable and long-term debt approximate fair value because the instruments are variable rate notes which reprice frequently.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(1) Organization and Summary of Significant Accounting Policies--(Continued)

 (l) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(2) Accounts Receivable

  Accounts receivable are summarized as follows:

                                                            December 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Completed contracts including retentions........... $ 1,329,411  $ 1,356,146
   Contracts in progress:
     Current billings.................................   8,325,388   10,649,975
     Retentions.......................................   3,681,338    5,069,366
   Other..............................................      97,621      162,399
                                                       -----------  -----------
                                                        13,433,758   17,237,886
   Less allowance for doubtful accounts...............     (10,100)    (364,413)
                                                       -----------  -----------
                                                       $13,423,658  $16,873,473
                                                       ===========  ===========

  The provisions for doubtful accounts of $113,100, $10,000 and $354,313 have been included in selling, general and administrative expenses in the accompanying consolidated 1995, 1996 and 1997 statements of operations, respectively.

(3) Contracts in Progress

  Contracts in progress are summarized as follows:

                                                            December 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Costs incurred on uncompleted contracts............ $71,670,443  $73,320,138
   Estimated earnings.................................   9,327,198   11,651,629
                                                       -----------  -----------
                                                        80,997,641   84,971,767
   Less billings to date..............................  84,256,985   89,615,489
                                                       -----------  -----------
                                                       $(3,259,344) $(4,643,722)
                                                       ===========  ===========

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(3) Contracts in Progress--(Continued)

  Included in the consolidated balance sheets under the following captions:

                                                         December 31,
                                                    ------------------------
                                                       1996         1997
                                                    -----------  -----------
   Costs and estimated earnings in excess of
    billings on uncompleted contracts.............. $ 1,116,186  $ 2,401,919
   Billings in excess of costs and estimated
    earnings on uncompleted contracts..............  (4,375,530)  (7,045,641)
                                                    -----------  -----------
                                                    $(3,259,344) $(4,643,722)
                                                    ===========  ===========

  As of December 31, 1995, 1996 and 1997, the Company had unapproved change orders of approximately $3,284,000, $3,162,000 and $3,163,000, respectively, which are recorded without profit recognition as a component of contract revenue in the accompanying consolidated statements of operations.

(4) Notes Payable

  The Company has lines of credit arrangements with two banks under which it may borrow, on an unsecured basis, up to an aggregate of $3,000,000 as of December 31, 1997, with interest that approximates the banks' prime rate (8 1/2% at December 31, 1997). As of December 31, 1997, the Company also has a line of credit arrangement with one bank under which it can borrow up to an additional $1,000,000 with interest that approximates the bank's prime rate plus 1% (8 1/2% at December 31, 1997, the total balances outstanding under these lines of credit were $2,530 and $30 at December 31, 1996 and 1997, respectively.

  These note agreements each contain a provision restricting the payment of dividends and transfer of ownership of the Company without the prior written consent of the lenders. Written consent of the lenders was obtained by the Company subsequent to December 31, 1997.

(5) Long-term Debt and Capitalized Lease Obligations

  Long-term debt and capitalized lease obligations are summarized as follows:

                                                             December 31,
                                                          -------------------
                                                             1996      1997
                                                          ---------- --------
   Capitalized equipment lease obligations, related to
    certain vehicles and equipment, payable in 26 to 51
    equal monthly principal installments plus interest at
    the commercial paper rate plus .9% maturing on
    various dates through February, 2001................. $  734,013 $489,782
   Installment note payable to a bank with original
    balance of $500,000 payable in 24 equal monthly
    installments of $20,833 with interest at bank's prime
    rate plus 1/2% (8 1/4% at December 31, 1996). The
    balance of the note payable was repaid during 1997...    312,500      --
                                                          ---------- --------
                                                           1,046,513  489,782
    Less current maturities..............................    490,374  237,544
                                                          ---------- --------
                                                          $  556,139 $252,238
                                                          ========== ========

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(5) Long-term Debt and Capitalized Lease Obligations--(Continued)

  Maturities of and capitalized lease obligations for years ending after December 31, 1997 are as follows:

   1998................................................................ $237,932
   1999................................................................  198,097
   2000................................................................   51,910
   2001................................................................    1,843
                                                                        --------
                                                                        $489,782
                                                                        ========

(6) Income Taxes

  The provision for income tax expense (benefit) is summarized as follows:

                                                    Year ended December 31,
                                                 ------------------------------
                                                    1995        1996     1997
                                                 -----------  -------- --------
   Current:
     Federal.................................... $ 1,310,717  $575,502 $    --
     State......................................     223,826    98,222      --
                                                 -----------  -------- --------
                                                   1,534,543   673,724      --
                                                 -----------  -------- --------
   Deferred:
     Federal....................................    (891,740)    5,235  415,690
     State......................................    (155,551)      897   46,189
                                                 -----------  -------- --------
                                                  (1,047,291)    6,132  461,879
                                                 -----------  -------- --------
   Total income tax expense..................... $   487,252  $679,856 $461,879
                                                 ===========  ======== ========

  The tax effect of temporary differences between the income tax basis of assets and liabilities and the financial statement reporting amounts which result in the recognition of deferred tax assets and liabilities as of December 31, 1996 are as follows:

                                                               December 31, 1996
                                                               -----------------
   Deferred tax assets:
     Bad debts................................................     $   3,434
     Accrued losses on long-term construction contracts.......           503
     Workers' compensation self insurance reserves............       380,387
     Deferred compensation....................................       128,727
     Reserve for loss contracts...............................        84,520
     Tax reported asset sale-gains............................         8,059
                                                                   ---------
       Total deferred tax assets..............................       605,630
                                                                   ---------
   Deferred tax liabilities:
     Deferred profit on contracts.............................      (153,599)
     Depreciation.............................................       (19,362)
     Other....................................................       (33,722)
                                                                   ---------
       Total deferred tax liabilities.........................      (206,683)
                                                                   ---------
       Net deferred tax assets................................     $ 398,947
                                                                   =========

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(6) Income Taxes--(Continued)

  Presented in the accompanying consolidated balance sheet as of December 31, 1996:

                                                              December 31, 1996
                                                              -----------------
   Current assets............................................     $443,972
   Noncurrent liabilities....................................      (45,025)
                                                                  --------
                                                                  $398,947
                                                                  ========

  No valuation allowance has been recognized in the accompanying consolidated financial statements for the deferred tax assets as of December 31, 1996 or 1995 because the Company has sufficient taxable income within the statutory carryback periods.

  Effective January 1, 1997, the Company elected, by consent of its stockholders, to be taxed under the provisions of subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state corporate income taxes on its taxable income. Instead, the stockholders include in their individual income tax return the Company's taxable income or loss.

  The Company incurred an income tax liability associated with built-in gains at the time of the conversion to "S" corporation status. Built-in gains represent the excess of the fair market value of the S corporation's assets at the effective date of the S corporation election over the aggregate adjusted tax basis of those assets at that date. Taxes associated with the built-in gains were charged to operations during the year ended December 31, 1997.

  The balances of deferred tax assets and liabilities as of December 31, 1996, net of the tax associated with the built-in gains referred to above, were also charged to operations during the year ended December 31, 1997 resulting in the 1997 provision for income taxes.

  The actual expense for 1995 and 1996 differs from the "expected" tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to income before income taxes) as follows:

                                                             December 31,
                                                           ------------------
                                                             1995      1996
                                                           --------  --------
   Computer "expected" tax expense........................ $350,980  $613,978
   Nondeductible expenses.................................   17,309    39,867
   State income taxes, net of federal tax effect..........   45,062    63,291
   Settlement of investment in partnerships at amounts
    different than accrued................................   86,220       --
   Computed taxes attributable to minority interest
    portion of income before taxes........................  (24,282)  (35,559)
   Other, net.............................................   11,963    (1,721)
                                                           --------  --------
                                                           $487,252  $679,856
                                                           ========  ========

(7) Leases

  The Company leases their Pompano Beach and Fort Myers facilities from third parties. The remainder of the facilities are leased from a related party, as more fully described in note 9. These leases have been classified as operating leases.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(7) Leases--(Continued)

  The Company also leases a portion of their fleet vehicles for a period of five years from acquisition of the vehicles. These leases are cancelable after one year and, accordingly, are classified as operating leases.

  The following is a schedule of future minimum lease payments required under operating leases, including those with related parties as more fully described in note 9, that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997:

   1998..............................................................   $863,214
   1999..............................................................    523,419
   2000..............................................................    410,068
   2001..............................................................    269,205
   2002 and thereafter...............................................     83,487
                                                                      ----------
                                                                      $2,149,393
                                                                      ==========

  Rental expense for operating leases was $474,668, $683,594 and $902,239 for the years ended December 31, 1995, 1996 and 1997, respectively.

(8) 401(K) Employees' Profit Sharing Plan

  The Company has a 401(K) profit sharing plan under which voluntary employee contributions are permissible from eligible employees who elect to participate in the plan. The Company's contribution is determined annually by the Board of Directors. Contributions made by the Company were $23,263, $104,888 and $116,768 for the years ended December 31, 1995, 1996, and 1997, respectively.

(9) Related Party Transactions

  The Company leases its Altamonte Springs and Tampa facilities from its principal shareholder. The Altamonte Springs lease agreement requires base monthly payments of $30,509. For each year after the first year, the lease payment will be upwardly adjusted by the greater of the increase in the Consumer Price Index or three percent. The lease requires the Company to provide insurance, repairs and maintenance, and taxes on the leased property. The lease expires in 1998. The Tampa lease agreement requires monthly payments of $3,000 and expires in 1999.

  The Company is guarantor of two loans in the name of the principal stockholder to finance the Company's Altamonte Springs and Tampa facilities. The total amount borrowed under the two loan agreements was $1,274,000. The principal amounts of the loans outstanding at December 31, 1996 and 1997 were $823,600 and $732,150, respectively.

  Amounts due from a trust in the name of its principal stockholder at December 31, 1996 and 1997, were $550,768 and $607,168, respectively. These amounts are included in advances from stockholders on the accompanying consolidated balance sheets and arise from the Company paying expenses on behalf of the trust.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(10) Backlog

  The following is a reconciliation of backlog work to be performed under signed contracts in existence at December 31, 1996 and 1997:

                                                                      (millions)
                                                                      ----------
   Balance, December 31, 1996........................................   $ 37.0
   Contract adjustments and new contracts............................    117.1
   Less: Contract revenue earned, 1997...............................     79.5
                                                                        ------
   Balance, December 31, 1997........................................   $ 74.6
                                                                        ======

  In addition, between January 1 and January 31, 1998, the Company entered into additional contracts totaling approximately $8.3 million.

(11) Environmental Remediation

  During 1993, the Company incurred costs for remediation in connection with efforts to clean up a petroleum product contamination at its Altamonte Springs, Florida facilities. The Company applied for and received approval for reimbursement of $302,890 under the Florida Petroleum Liability Insurance and Restoration program. As of December 31, 1996 and 1997, $222,299 of the total approved reimbursement has been collected and $80,591 remains outstanding and is included in accounts receivable in the accompanying consolidated balance sheet.

(12) Minority Interest

  The Company is party to two joint ventures with B&S Diversified, Inc., in connection with two specified contracts. The venture agreements provide for sharing of profits at 75% to the Company and 25% to the joint venture partner. All transactions related to the ventures have been consolidated in the accompanying consolidated financial statements and all significant intercompany balances have been eliminated.

(13) Sale-Leaseback Transactions

  On December 31, 1996 the Company completed a transaction wherein seventy-five of the vehicles the Company had owned with a net book value of $712,596 at the date of the transaction, were sold to a leasing company for the sum of $734,013 resulting in a gain of $21,417.

  The Company immediately entered into individual lease agreements for each of the vehicles with terms ranging from twenty-six to fifty-one months and with interest accruing at .9% over the commercial paper rate (5.8% at December 31, 1997) payable monthly on the outstanding unamortized cost of the leased asset. The gain realized on the transaction is to be amortized over the respective lease terms for each of the individual vehicles.

(14) Subsequent Event

  Subsequent to December 31, 1997, the stockholders of the Company entered into an agreement to sell their shares of the Company to Consolidation Capital Corporation ("CCC"), a public company, for cash and shares of CCC common stock. Simultaneous with the transaction, the Company will become a C-corporation and its income will be taxed at the corporate level (as it was in 1996 and prior years) rather than be included in the income tax returns of the stockholders.

                    REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Wilson Electric Company, Inc.

  We have audited the accompanying balance sheet of Wilson Electric Company, Inc. as of November 30, 1995, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wilson Electric Company, Inc. as of November 30, 1995, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.

/s/ Barry and Moore, P.C.

Barry and Moore, P.C.

Phoenix, Arizona
January 30, 1998

                         WILSON ELECTRIC COMPANY, INC.

                                 BALANCE SHEET

                                       November 30,
                            -------------------------------------   February
                               1995         1996         1997       28, 1998
                            -----------  -----------  -----------  -----------
                                                                   (unaudited)
          ASSETS
CURRENT ASSETS:
  Cash and cash equiva-
   lents................... $ 1,757,952  $ 3,385,466  $ 1,041,785  $    20,193
  Contracts receivable
   (Notes 3 and 5).........   8,542,419   11,308,641   14,085,329   11,665,106
  Costs and estimated earn-
   ings in excess of bill-
   ings on uncompleted con-
   tracts (Note 4).........     565,702    1,225,288    1,301,651    2,916,870
  Notes receivable.........      37,975          --        59,824       57,410
  Deferred income taxes
   (Note 11)...............         --           --       115,760      115,760
  Prepaid expenses and
   other current assets....      13,579      105,835       57,866      242,137
                            -----------  -----------  -----------  -----------
    Total current assets...  10,917,627   16,025,230   16,662,215   15,017,476
                            -----------  -----------  -----------  -----------
PROPERTY AND EQUIPMENT:
 (Note 5)
  Equipment................     161,328      223,263      340,632      376,251
  Automobiles & trucks.....     474,589      521,007      564,579      566,054
  Office equipment.........      60,834       97,093      126,525      154,512
  Furniture................       7,904       16,318       23,630       23,630
  Computer equipment &
   software................     130,015      138,923      415,226      445,590
  Leasehold Improvements...         --           --        15,090          --
                            -----------  -----------  -----------  -----------
                                834,670      996,604    1,485,682    1,566,037
    Less accumulated depre-
     ciation...............    (430,028)    (562,403)    (781,312)    (851,119)
                            -----------  -----------  -----------  -----------
    Property and equipment,
     net...................     404,642      434,201      704,370      714,918
SHW JOINT VENTURE, (Note
 10).......................     468,408      422,641          --           --
OTHER ASSETS...............      19,651       23,227      136,160      977,346
GOODWILL, (net of $13,500,
 $10,500 and $7,500 of am-
 ortization) (Note 9)......      16,500       13,500       10,500        9,750
                            -----------  -----------  -----------  -----------
                            $11,826,828  $16,918,799  $17,513,245  $16,719,490
                            ===========  ===========  ===========  ===========
      LIABILITIES AND
   STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......... $ 2,242,295  $ 4,875,340  $ 4,588,823  $ 3,936,028
  Billings in excess of
   costs and estimated
   earnings on
   uncompleted contracts
   (Note 4)................   2,312,092    3,211,141    3,401,706    2,320,983
  Accrued liabilities......     292,637      468,575      428,838      463,965
  Accrued payroll and re-
   lated taxes.............   2,785,396    2,348,590    2,914,098    1,868,262
  Accrued contribution to
   Employee Stock Ownership
   Plan (Note 6)...........     665,410    1,358,147      536,299    1,558,757
  Note Payable ((Notes 5
   and 6)..................         --           --       183,333    1,100,000
  Employee Stock Ownership
   Plan note payable
   (Note 6)................     149,625    2,000,000          --           --
    Less--Accrued
     contribution included
     above.................    (149,625)  (1,358,147)         --           --
                            -----------  -----------  -----------  -----------
      Total current
       liabilities.........   8,297,830   12,903,646   12,053,097   11,247,995
                            -----------  -----------  -----------  -----------
COMMITMENTS (Notes 5
 and 7)....................         --           --           --
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par
   value; authorized
   1,000,000 shares, issued
   and outstanding 10,000..      10,000       10,000       10,000       10,000
  Additional paid-in capi-
   tal.....................     265,950      265,950      265,950      265,950
  Retained earnings........   3,253,048    4,381,056    5,184,198    5,195,545
  Employee Stock Ownership
   Plan note payable (Note
   6)......................    (149,625)  (2,000,000)         --           --
  Accrued contribution in-
   cluded in current lia-
   bilities................     149,625    1,358,147          --           --
                            -----------  -----------  -----------  -----------
      Total stockholders'
       equity..............   3,528,998    4,015,153    5,460,148    5,471,495
                            -----------  -----------  -----------  -----------
                            $11,826,828  $16,918,799  $17,513,245  $16,719,490
                            ===========  ===========  ===========  ===========

       The accompanying notes are an integral part of this balance sheet.

                         WILSON ELECTRIC COMPANY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                      For the three months
                             For the years ended November 30,          ended February 28,
                          ----------------------------------------  --------------------------
                              1995          1996          1997          1997          1998
                          ------------  ------------  ------------  ------------  ------------
                                                                           (unaudited)
CONTRACT REVENUES.......  $ 40,279,206  $ 49,790,214  $ 71,008,958  $ 15,436,341  $ 17,243,732
COST OF CONTRACT
 REVENUES...............   (29,935,382)  (37,729,341)  (59,036,426)  (12,719,276)  (14,568,353)
                          ------------  ------------  ------------  ------------  ------------
GROSS PROFIT............    10,343,824    12,060,873    11,972,532     2,717,065     2,675,379
                          ------------  ------------  ------------  ------------  ------------
EXPENSES:
  General and
   administrative
   expenses ............     6,317,716     7,281,252     8,093,230     1,385,359     1,654,772
  ESOP contribution
   (Note 6).............     1,981,828     2,957,797     2,421,164       656,114     1,014,546
                          ------------  ------------  ------------  ------------  ------------
    Total expenses......     8,299,544    10,239,049    10,514,394     2,041,473     2,669,318
                          ------------  ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS..     2,044,280     1,821,824     1,458,138       675,592         6,061
OTHER INCOME (EXPENSE):
  Interest income.......        20,919        89,593       157,634        96,703        90,040
  Interest expense......        (4,439)      (82,404)     (109,581)      (38,952)      (13,122)
  Other income
   (expense)............         6,235       101,820       (78,548)       36,558        17,143
                          ------------  ------------  ------------  ------------  ------------
    Net other income
     (expense)..........        22,715       109,009       (30,495)       94,309        94,061
                          ------------  ------------  ------------  ------------  ------------
INCOME BEFORE INCOME
 TAXES..................     2,066,995     1,930,833     1,427,643       769,901       100,122
PROVISION FOR INCOME
 TAXES (Note 11)........      (811,730)     (802,825)     (624,501)     (212,500)      (88,775)
                          ------------  ------------  ------------  ------------  ------------
NET INCOME..............     1,255,265     1,128,008       803,142       557,401        11,347
RETAINED EARNINGS,
 Beginning of year......     1,997,783     3,253,048     4,381,056     4,381,056     5,184,198
                          ------------  ------------  ------------  ------------  ------------
RETAINED EARNINGS, End
 of year................  $  3,253,048  $  4,381,056  $  5,184,198     4,938,457     5,195,545
                          ============  ============  ============  ============  ============

        The accompanying notes are an integral part of these statements.

                         WILSON ELECTRIC COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 For the three months
                          For the years ended November 30,        ended February 28,
                         -------------------------------------  ------------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  -----------
                                                                      (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income...........  $ 1,255,265  $ 1,128,008  $   803,142  $   557,401  $    11,347
                         -----------  -----------  -----------  -----------  -----------
  Adjustments to
   reconcile net income
   to net cash provided
   by (used for)
   operations--
    Depreciation and
     amortization......      104,364      154,621      232,324       42,944       71,307
    (Gain) Loss on sale
     of assets.........       12,780       (1,447)       2,255          --           --
    SHW Joint Venture
     (income) loss.....          --       (96,733)      80,641          --           --
  (Increase) decrease
   in:
    Contracts
     receivable........   (1,108,920)  (2,766,221)  (2,776,688)      65,155    2,420,223
    Costs and estimated
     earnings in excess
     of billings on
     uncompleted
     contracts.........       64,168     (659,586)     (76,363)    (289,265)  (1,615,219)
    Notes receivable...       14,275       37,975      (59,824)     (50,000)       2,414
    Prepaid expenses...       20,695      (92,256)      47,969       93,449     (184,271)
    Other assets.......       (5,325)      (3,651)    (113,008)    (496,352)    (841,186)
    Deferred Income
     Taxes.............          --           --      (115,760)         --           --
  Increase (decrease)
   in:
    Accounts payable...     (933,811)   2,633,045     (286,517)    (122,397)    (652,795)
    Billings in excess
     of costs and
     estimated earnings
     on uncompleted
     contracts.........    1,403,358      899,049      190,565      336,567   (1,080,723)
    Accrued
     liabilities.......     (180,580)     175,938      (39,737)      14,076       35,127
    Accrued payroll and
     related taxes.....    1,149,901     (436,806)     565,508     (205,815)  (1,045,836)
    Accrued pension
     contribution......   (1,101,364)     692,737     (821,848)  (1,663,021)   1,022,458
                         -----------  -----------  -----------  -----------  -----------
  Net adjustments to
   reconcile net income
   to net cash (used
   for) provided by
   operations..........     (560,459)     536,665   (3,170,483)  (2,274,659)  (1,868,501)
                         -----------  -----------  -----------  -----------  -----------
      Net cash (used
       for) provided by
       operating
       activities......      694,806    1,664,673   (2,367,341)  (1,717,258)  (1,857,154)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of
   equipment...........     (243,149)    (181,509)    (502,423)     (80,201)     (81,105)
  Distribution from SHW
   Joint Venture.......          --       142,500      342,000          --           --
  Proceeds on sale of
   equipment...........        8,093        1,850          750          --           --
  Loan to ESOP.........          --           --    (2,000,000)  (2,000,000)         --
  Repayments of loan to
   ESOP................          --           --     2,000,000    2,000,000          --
                         -----------  -----------  -----------  -----------  -----------
      Net cash flows
       used for
       investing
       activities......     (235,056)     (37,159)    (159,673)     (80,201)     (81,105)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Borrowings...........          --           --     2,000,000    2,000,000    1,100,000
  Repayment of
   borrowings..........          --           --    (1,816,667)    (333,333)    (183,333)
                         -----------  -----------  -----------  -----------  -----------
    Net cash flows
     provided by
     financing
     activities........          --           --       183,333    1,666,667      916,667
                         -----------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH...............      459,750    1,627,514   (2,343,681)    (130,792)  (1,021,592)
CASH AND CASH
 EQUIVALENTS, Beginning
 of year...............    1,298,202    1,757,952    3,385,466    3,385,466    1,041,785
                         -----------  -----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, End of
 year..................  $ 1,757,952  $ 3,385,466  $ 1,041,785  $ 3,254,674  $    20,193
                         ===========  ===========  ===========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                         WILSON ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       November 30, 1995, 1996 and 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Wilson Electric Company, Inc. (the "Company") was incorporated on May 24, 1988 and performs electrical contracting services throughout Arizona. The significant accounting policies of the Company are as follows:

 Cash and Cash Equivalents--

  Cash equivalents consist of investments in highly liquid investments with maturities of three months or less, and at November 30, 1996 and 1997, included restricted cash of $184,330 and $770,297, respectively.

 Revenue and Cost Recognition--

  Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the actual costs incurred to date compared to estimated total cost for each contract. Revenue recognition commences only after contract progress reaches a state where experience is sufficient to estimate a profit on the contract. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized.

  Contract costs include all direct material, labor and employee benefit costs and indirect costs related to contract performance, such as indirect labor, equipment rentals, insurance and tools. Selling and most general and administrative costs are charged to expense as incurred. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and revenues, and are recognized in the period in which the revisions are determined.

  The asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

 Depreciation--

  Property and equipment are carried at cost. Depreciation of property and equipment is determined using straight-line and accelerated methods of depreciation for financial statement purposes at rates based on the following estimated useful lives:

      Furniture and fixtures......................................... 5-10 years
      Computer equipment and software................................ 3- 5 years
      Shop equipment................................................. 3- 5 years
      Automotive equipment........................................... 3- 5 years

  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repair are charged to expense as incurred.

 Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(Continued)

 Advertising Expense--

  The Company expenses advertising costs as incurred. Advertising expenses were $61,438, $96,441 and $127,303 in 1995, 1996 and 1997, respectively.

 Unaudited Interim Financial Statements--

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustment, necessary for a fair presentation of the financial position of the Company at February 28, 1998, and the results of its operations and its cash flows for the three months ended February 28, 1997 and February 28, 1998, as presented in the accompanying unaudited interim financial statements.

(2) SUPPLEMENTAL CASH FLOW INFORMATION:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Income taxes paid................ $    921,180  $    876,819  $    752,833
   Interest paid.................... $      4,439  $     82,404  $     84,581

(3) CONTRACTS RECEIVABLE:

  Contracts receivable consist of the following:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Completed contracts.............. $  1,873,011  $    897,193  $    779,037
   Contracts in progress............    5,065,980     8,632,012    10,698,107
   Unbilled completed contracts.....       56,668       152,600       143,000
   Retainages.......................    1,556,760     1,636,836     2,475,185
   Less: Allowance for doubtful
    accounts........................      (10,000)      (10,000)      (10,000)
                                     ------------  ------------  ------------
                                     $  8,542,419   $11,308,641   $14,085,329
                                     ============  ============  ============

(4) CONTRACTS IN PROCESS:

  Information with respect to contracts in process follows:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Expenditures on uncompleted
    contracts.......................  $18,300,419   $22,081,105   $50,660,947
   Estimated earnings thereon.......    4,095,848     3,920,520     6,378,912
                                     ------------  ------------  ------------
                                       22,396,267    26,001,625    57,039,859
   Less billings applicable
    thereto.........................   24,142,657    27,987,478    59,139,914
                                     ------------  ------------  ------------
                                     $ (1,746,390) $ (1,985,853) $ (2,100,055)
                                     ============  ============  ============

  Included in the accompanying balance sheet under the following captions:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Costs and estimated earnings in
    excess of billings on
    uncompleted contracts........... $    565,702  $  1,225,288  $  1,301,651
   Billings in excess of costs and
    estimated earnings on
    uncompleted contracts...........   (2,312,092)   (3,211,141)   (3,401,706)
                                     ------------  ------------  ------------
                                     $ (1,746,390) $ (1,985,853) $ (2,100,055)
                                     ============  ============  ============

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997
(5) NOTE PAYABLE AND LINE OF CREDIT:

  As of November 30, 1995, 1996 and 1997, the Company had a line of credit with Norwest Bank in the amount of $2,500,000, $3,000,000 and $4,000,000, respectively. Interest was 9.75%, 9.25% and 8.50% at November 30, 1995, 1996 and 1997, respectively. The collateral for the line of credit is a first lien position on all accounts and contracts receivable, inventory, equipment, vehicles, furniture and fixtures. There were no borrowings against this line at November 30, 1995, 1996 and 1997, respectively.

  The agreement requires the Company to maintain certain ratios and minimums.

  In January, 1997, the Company borrowed $2,000,000 and then loaned the proceeds to the Employee Stock Ownership Plan. The loan is payable in minimum monthly payments of $83,333, together with interest at the prime rate.

(6) EMPLOYEE STOCK OWNERSHIP PLAN:

  Effective December 1, 1992 the Company established an employee stock ownership Plan (ESOP) covering substantially all of its employees. Company contributions to the Plan are determined annually by management.

  During fiscal year 1994, the ESOP used the proceeds of a loan guaranteed by the Company to purchase 1,900 shares of the Company's common stock for $2,280,000. The loan was paid in full during the fiscal year 1995.

  During fiscal year 1996, the ESOP purchased 2,500 shares of the Company's common stock for $3,500,000. The ESOP made cash payments totaling $1,500,000 and issued $2,000,000 of notes due November 1, 1997.

  In January, 1997, the Company borrowed $2,000,000 and loaned the funds to the ESOP for the repayment of its $2,000,000 of notes. During the year ended November 30, 1997, the Company accrued contributions to the ESOP sufficient to allocate the remaining shares, and accordingly reduced the loan to the ESOP to zero.

  Generally accepted accounting principles require the following:

1) For loans made to the ESOP by someone other than the Company (a direct loan), the loan balance is reported as a liability and a deduction in the stockholders' equity section of the Company. At November 30, 1996, the loan to the ESOP was a direct loan, as the loan was payable to the selling shareholders.

2) For loans made to the ESOP by the Company, the Company does not report a loan receivable from the ESOP. Instead, the loan receivable is reported as a deduction in the stockholder's equity section and is reduced to the extent accrued Company contributions to the ESOP releases shares.

  Information with respect to the allocation of common shares is as follows:

                                                         1995    1996    1997
                                                        ------- ------- -------
   Allocated........................................... 4,900.0 5,971.4 7,400.0
   Committed to be released............................     --  1,428.6     0.0
                                                        ------- ------- -------
     Total............................................. 4,900.0 7,400.0 7,400.0
                                                        ======= ======= =======

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997
(6) EMPLOYEE STOCK OWNERSHIP PLAN:--(Continued)

  The fair values for shares allocated and committed to be released is based upon the latest appraisal available.

  During the years ended November 30, 1995, 1996 and 1997, contributions charged to expense amounted to $1,981,828, $2,957,797 and $2,421,164, respectively. In addition, in 1995 and 1996, the Company paid interest of $81,734 and $65,338, respectively, on the ESOP's notes payable.

(7) COMMITMENTS:

  The Company leases its offices, warehouse facilities and vehicles under operating leases.

  Minimum annual rental commitments are as follows:

                                                        1995     1996     1997
                                                      -------- -------- --------
   1996.............................................. $250,907 $    --  $    --
   1997..............................................  191,618  307,994      --
   1998..............................................  109,734  138,318  309,421
   1999..............................................      --    61,857  143,360
   2000..............................................      --    45,356  131,081
   2001..............................................      --    25,256  116,934
   Thereafter........................................      --       --    38,915
                                                      -------- -------- --------
                                                      $552,259 $578,781 $739,711
                                                      ======== ======== ========

(8) RELATED PARTY TRANSACTIONS:

  The Company leased office space from one of its shareholders for $6,249 per month. This lease expired on December 31, 1996, and is on a month-to-month basis.

  The Company performs contracting activities with a company which is owned by an employee. Total revenue for the years ended November 30, 1995, 1996 and 1997 were $291,806, $137,027 and $0, respectively. Amounts included in Accounts Receivable from such activities at November 30, 1996 and 1995, were $131,528 and $42,654, respectively. There were no amounts included in Accounts Receivable at November 30, 1997.

(9) GOODWILL:

  During 1993, the Company acquired assets and assumed leases and contracts-in-process of Adkins Cabling Systems (Adkins). The amount assigned to goodwill represents the excess of the amount paid over the fair value of assets received, and is being amortized over eight years which is the term of related employment and non-competition agreements with the sole Adkins shareholder.

(10) SHW JOINT VENTURE:

  The Company had a minority interest in a general partnership joint venture formed to construct a freeway management system. Related costs included in the Company's contract revenue earned and cost of revenues earned were $80,000, $7,000 and $0 for the years ended November 30, 1995, 1996 and 1997. The investment was accounted on the equity method of accounting wherein the Company recognized it's share of the joint ventures net assets.

  The joint venture was completed in 1997.

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997

(11) INCOME TAXES:

  Deferred income taxes arise because of timing differences between financial and income tax reporting.

  At November 30, 1997, the only significant timing difference relates to accrued vacation pay, that is not tax deductible unless paid within 2 1/2 months after year-end. The provision for income taxes for 1997 differed from the amount computed by applying the statutory income tax rates because of non-deductible expenses.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
SKC Electric, Inc. and Affiliate

  In our opinion, the accompanying combined balance sheet at December 31, 1997 and 1996, and the related combined statements of income and of cash flows for the years ended December 31, 1997 and 1996 and the three months ended December 31, 1995 of SKC Electric, Inc. and Affiliate, and the consolidated statements of income and of cash flows of Lovecor, Inc. and subsidiaries for the year ended September 30, 1995, present fairly, in all material respects, the financial position of SKC Electric, Inc. and Affiliate, at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, for the three months ended December 31, 1995, and for the year ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri
February 17, 1998

                        SKC ELECTRIC, INC. AND AFFILIATE

                             COMBINED BALANCE SHEET

                                                             December 31,
                                                         ---------------------
                                                            1996       1997
                                                         ---------- ----------
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $  719,316 $1,686,037
  Accounts receivable:
    Contracts...........................................  4,688,121  5,161,512
    Other...............................................     75,761    138,708
  Costs and estimated earnings in excess of billings....    125,597    134,759
  Materials.............................................     85,438    161,338
  Deferred income taxes.................................        --     150,000
                                                         ---------- ----------
      Total current assets..............................  5,694,233  7,432,354
  Property and equipment................................    251,363    553,957
  Receivable--related party.............................    250,000    250,000
  Other assets..........................................    131,375    131,790
                                                         ---------- ----------
                                                         $6,326,971 $8,368,101
                                                         ========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..................... $    3,495 $  196,490
  Accounts payable......................................    963,534  1,414,869
  Due to stockholders...................................      3,101        --
  Billings in excess of costs and estimated earnings....  1,555,592  1,652,288
  Accrued expenses......................................    545,450    825,818
  Accrued ESOP liability................................    350,000        --
  Accrued income taxes..................................    105,000  1,195,900
                                                         ---------- ----------
      Total current liabilities.........................  3,526,172  5,285,365
                                                         ---------- ----------
Long-term debt, less current portion....................        --     982,449
ESOP common stock purchase obligation (Note 8)..........        --   3,000,000
Unearned ESOP common stock (Note 8).....................        --  (1,178,939)
Commitments and contingencies (Notes 7 and 10)..........
             STOCKHOLDERS' EQUITY (Note 9)
Common stock:
  SKC Electric, Inc., $.01 par value, 100,000 shares
   authorized, 63,491 issued and outstanding at December
   31, 1997; no par value, 1,000 shares authorized,
   100 shares issued and outstanding at December 31,
   1996.................................................     10,000        635
  SKCE, Inc., $10 par value, 1,000,000 shares
   authorized, 1,000 shares issued and outstanding......     10,000     10,000
  Additional paid-in capital............................     15,000        --
  Retained earnings.....................................  2,765,799    268,591
                                                         ---------- ----------
      Total stockholders' equity........................  2,800,799    279,226
                                                         ---------- ----------
                                                         $6,326,971 $8,368,101
                                                         ========== ==========

   The accompanying notes are an integral part of these financial statements.

                        SKC ELECTRIC, INC. AND AFFILIATE

                              STATEMENT OF INCOME

                          Lovecor, Inc.   SKC Electric, Inc. and Affiliate--
                           Consolidated                Combined
                          ------------- ---------------------------------------
                             For the    For the three   For the      For the
                           year ended   months ended   year ended   year ended
                          September 30, December 31,  December 31, December 31,
                              1995          1995          1996         1997
                          ------------- ------------- ------------ ------------ ---
Revenues from
 construction and
 service contracts......   $11,261,874   $3,012,185   $16,811,224  $23,482,722
Costs from construction
 and service contracts..     8,556,644    2,205,404    12,565,452   16,970,948
                           -----------   ----------   -----------  -----------
Gross profit............     2,705,230      806,781     4,245,772    6,511,774
Selling, general and
 administrative
 expenses...............     1,900,327      426,680     2,906,523    4,199,645
                           -----------   ----------   -----------  -----------
Operating income........       804,903      380,101     1,339,249    2,312,129
Other income............        25,853        6,459        60,322       38,381
                           -----------   ----------   -----------  -----------
Income before income
 taxes..................       830,756      386,560     1,399,571    2,350,510
Provision for income
 tax....................       277,984          --            --     1,150,000
                           -----------   ----------   -----------  -----------
Net income..............   $   552,772   $  386,560   $ 1,399,571  $ 1,200,510
                           ===========   ==========   ===========  ===========
Unaudited pro forma
 information:
 Income before provision
  for income taxes......                 $  386,560   $ 1,399,571  $ 2,350,510
 Provision for income
  taxes.................                    150,758       545,833      916,582
                                         ----------   -----------  -----------
 Pro forma net income...                 $  235,802   $   853,738  $ 1,433,928
                                         ==========   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                     SKC ELECTRIC, INC. AND AFFILIATE

                            STATEMENT OF CASH FLOWS

                           Lovecor, Inc.   SKC Electric, Inc. and Affiliated--
                           Consolidated                 Combined
                           ------------- ----------------------------------------
                              For the    For the three   For the       For the
                            year ended   months ended   year ended    year ended
                           September 30, December 31,  December 31,  December 31,
                               1995          1995          1996          1997
                           ------------- ------------- ------------  ------------
Cash flows from operating
 activities
Net income...............    $ 552,772     $ 386,560   $ 1,399,571    $1,200,510
Adjustments to reconcile
 net income to net cash
 provided (used) by
 operating activities:
 Depreciation............       70,750        18,165        75,534       124,339
 Provision for doubtful
  accounts...............          --            --            --        161,127
 Gain on sale of fixed
  assets.................          --            --           (540)        3,502
 Deferred income taxes...     (305,000)          --            --       (150,000)
 ESOP compensation
  expense................          --            --            --        270,648
 (Increase) decrease in
  assets:
 Accounts receivable--
  contracts..............     (637,735)     (169,078)   (1,900,371)     (634,518)
 Accounts receivable--
  other..................        4,064         4,904       (50,820)      (62,947)
 Costs and estimated
  earnings in excess of
  billings on uncompleted
  contracts..............       31,226        (3,322)      (63,236)       (9,162)
 Materials...............       49,572       (18,751)      (47,260)      (75,900)
 Other assets............     (251,135)          362       (77,810)         (415)
 Increase (decrease) in
  liabilities:
 Accounts payable........      238,944       654,921       658,374       451,335
 Billings in excess of
  costs and estimated
  earnings on uncompleted
  contracts..............     (370,863)     (238,685)      394,852        96,696
 Accrued expenses and
  ESOP liability.........      239,104      (320,693)      721,457       (69,632)
 Accrued income taxes....      106,724      (254,087)      (68,397)    1,090,900
                             ---------     ---------   -----------    ----------
Net cash provided (used)
 by operating
 activities..............     (271,577)       60,296     1,041,354     2,396,483
Cash flows used by
 investing activities
 Capital expenditures....     (102,108)      (18,416)      (97,711)     (431,610)
 Proceeds from
  disposition of fixed
  assets.................          --            --            540         1,175
                             ---------     ---------   -----------    ----------
Net cash used by
 investing activities....     (102,108)      (18,416)      (97,171)     (430,435)


   The accompanying notes are an integral part of these financial statements.

                     SKC ELECTRIC, INC. AND AFFILIATE

                         Lovecor, Inc.   SKC Electric, Inc. and Affiliate--
                         Consolidated                 Combined
                         ------------- ---------------------------------------
                            For the    For the three   For the      For the
                          year ended   months ended   year ended   year ended
                         September 30, December 31,  December 31, December 31,
                             1995          1995          1996         1997
                         ------------- ------------- ------------ ------------
Cash flows used by
 financing activities
 Distributions to
  stockholders..........      (3,633)         --       (654,172)     (799,342)
 Principal payments on
  long-term debt........     (30,288)      (5,063)      (29,453)     (199,985)
 Borrowings to finance
  ESOP..................         --           --            --      1,375,429
 Loan to ESOP...........         --           --            --     (1,375,429)
                           ---------     --------     ---------   -----------
Net cash used by
 financing activities...     (33,921)      (5,063)     (683,625)     (999,327)
Net increase (decrease)
 in cash and cash
 equivalents............    (407,606)      36,817       260,558       966,721
Cash and cash
 equivalents--beginning
 of period..............     829,547      421,941       458,758       719,316
                           ---------     --------     ---------   -----------
Cash and cash
 equivalents--end of
 period.................   $ 421,941     $458,758     $ 719,316   $ 1,686,037
                           =========     ========     =========   ===========
Income taxes paid.......   $ 469,994     $    --      $  68,397   $   210,400
                           =========     ========     =========   ===========


   The accompanying notes are an integral part of these financial statements.

                       SKC ELECTRIC, INC. AND AFFILIATE

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of significant accounting policies

 Company's activities and operating cycle

  SKC Electric, Inc., its subsidiary, Cramar Electric, Inc., and its affiliate, SKCE, Inc. (the Company) are electrical specialty contractors and electrical service companies operating primarily in the commercial markets in Kansas and Missouri. The Company is headquartered in Lenexa, Kansas, and operates branch offices in Branson and Columbia, Missouri. During 1996, the Company acquired an exclusive franchise for TEGG services which provides preventive maintenance contracts for end user facilities located throughout the same geographic areas. The stock of Cramar Electric, Inc. was acquired in September 1997 for approximately $35,000 and will allow the Company to enter the residential and multifamily construction market.

  The length of the Company's construction contracts varies but is typically less than one year. Therefore, the contract-related assets and liabilities are classified as current. Other items in the balance sheet are classified as current or noncurrent depending on whether their realization and liquidation period extend beyond one year.

  The Company grants credit, generally without collateral, but is usually eligible for filing a contractor's lien against the property on which work was performed. Most of the Company's contracts are in the Kansas and Missouri regions. Consequently, the Company's ability to collect the amounts due from customers is affected by the economic fluctuations in these geographic areas. During 1997, approximately 17% of the Company's revenues were from one customer.

 Principles of combination and consolidation

  The combined financial statements include the consolidated accounts of SKC Electric, Inc. and its subsidiary, Cramar Electric, Inc., combined with its affiliate, SKCE, Inc. all of which are under common control and management and stock ownership effective October 1, 1995. Prior to October 1, 1995, SKC Electric, Inc. and its affiliate were owned by a separate corporation, Lovecor, Inc., which had the same stock ownership as SKC Electric, Inc. and its affiliate. Immediately following the close of business on September 30, 1995, the consolidated group was terminated as a result of the tax-free spin off of SKC Communications, Inc. (now SKCE, Inc.) and the subsequent tax-free merger of Lovecor, Inc. into SKC Electric, Inc.

  The fiscal year of the Company was September 30 prior to October 1, 1995, at which time a December 31 year end was adopted. All significant intercompany transactions and balances have been eliminated from the combined and consolidated financial statements.

 Revenue and cost recognition

  The Company utilizes the percentage-of-completion method of accounting for the recognition of revenues and costs of all significant construction contracts. Revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  Balances billed but not paid pursuant to retainage provisions under provisions under construction contracts generally become due upon completion of the contracts and acceptance by the customers.

  Revenue earned on specific contracts in excess of billings and billings in excess of revenue earned are shown as current assets and liabilities, respectively, in the accompanying balance sheet. Revenues from service contracts and maintenance work are recognized when earned.

                       SKC ELECTRIC, INC. AND AFFILIATE

1. Summary of significant accounting policies--(Continued)

  Direct costs on construction contracts include all direct material, equipment, subcontractor, and labor costs. Where costs such as tools, travel, licenses and fees, and utilities can be charged to a specific job, the Company also considers these direct costs. Certain indirect costs for both construction and service contracts are allocated to jobs based on an overhead burden rate developed by the Company. This rate is based on the relationship between these indirect costs and labor expense incurred on the contracts. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

 Property and equipment and depreciation

  Property and equipment is stated at cost. Expenditures for renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in or charged against income.

 Income taxes

  During the period October 1, 1994 through September 30, 1995, Lovecor, Inc. was a C corporation and used the liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences of future years of differences between the basis of assets and liabilities for income tax and financial reporting purposes.

  For the period October 1, 1995 to December 31, 1996, the companies' stockholders elected S corporation status under the Internal Revenue Code, thereby consenting to include the income or losses in their individual tax returns. At the time of the election, the Company was subject to a potential built-in gains tax based on the gross profit recognized on uncompleted contracts determined on a percentage-of-completion method. This tax totaling $105,000 was accrued at September 30, 1995 and subsequently paid. There is no provision for income taxes reflected in the financial statements during the period the companies elected S Corporation status.


  Subsequent to December 31, 1996, SKC Electric, Inc. terminated its S Corporation status and began using the liability method of accounting for income taxes. At this time, SKC Electric, Inc. was required to change its method of accounting for tax purposes from the completed contract method to the percentage-of-completion method.

  The unaudited pro forma information included in the Statement of Income is presented as if the Company had been subject to federal and state income taxes for all periods presented.

 Materials

  Materials consist of electrical supplies used on the contracts or for service work. The materials are valued at the lower of original cost or net realizable value. A residual value remains for materials used but not consumed on the jobs.

 Use of estimates

  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from these estimates.

                       SKC ELECTRIC, INC. AND AFFILIATE

1. Summary of significant accounting policies--(Continued)

 Cash and cash equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be a cash equivalent.

2. Contract receivables

  The contract receivables consist of the following:

                                                           December 31,
                                                       ---------------------
                                                          1996       1997
                                                       ---------- ----------
Current............................................... $4,108,444 $4,679,185
Retainage.............................................    579,677    622,327
Less allowance for doubtful accounts..................        --   (140,000)
                                                       ---------- ----------
                                                       $4,688,121 $5,161,512
                                                       ========== ==========

  At December 31, 1996, the Company considered the receivables to be fully collectible; therefore, no allowance for doubtful accounts was recorded. Retainages are due upon completion of the contracts and all are expected to be collected in the next 12 months.

 3. Costs and estimated earnings on uncompleted contracts

                                                          December 31,
                                                    -------------------------
                                                       1996          1997
                                                    -----------  ------------
Costs incurred on uncompleted contracts............ $ 4,901,213  $  9,916,098
Estimated earnings.................................     798,890     4,033,573
                                                    -----------  ------------
                                                      5,700,103    13,949,671
Less--Billings to date.............................  (7,130,098)  (15,467,200)
                                                    -----------  ------------
                                                    $(1,429,995) $ (1,517,529)
                                                    ===========  ============

  Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings
 on uncompleted contracts.......................... $   125,597  $    134,759
Billings in excess of costs and estimated earnings
 on uncompleted contracts..........................  (1,555,592)   (1,652,288)
                                                    -----------  ------------
                                                    $(1,429,995) $ (1,517,529)
                                                    ===========  ============

                       SKC ELECTRIC, INC. AND AFFILIATE

4. Property and equipment

  The property and equipment balance consists of the following:

                                                              December 31,
                                                          ---------------------
                                                            1996        1997
                                                          ---------  ----------
Office furniture......................................... $  51,123  $   53,452
Computers................................................   304,600     384,772
Communication equipment..................................    22,650      35,515
Construction equipment...................................   235,954     358,264
Trucks and vehicles......................................   378,061     384,398
Leasehold improvements...................................       --      151,226
                                                          ---------  ----------
                                                            992,388   1,367,627
Less--Accumulated depreciation...........................  (741,025)   (813,670)
                                                          ---------  ----------
                                                          $ 251,363  $  553,957
                                                          =========  ==========

5. Notes payable and long-term debt

  The Company has a line of credit agreement with a bank with a borrowing limit of $500,000 which matures April 30, 1998. The interest rate is prime and is payable monthly. This line of credit is collateralized by the Company's contract receivables, materials, fixed assets and personal guaranties of the stockholders. There were no outstanding borrowings under this agreement as of December 31, 1996 or 1997.

  In 1997, the Company entered into an agreement with a bank for a $1,375,429 term loan which was used to finance the purchase by the SKC Electric, Inc. Employee Stock Ownership Plan of 30% of the shares of the Company's common stock from the majority shareholder. The term loan provides for interest payable quarterly at the prime rate, which was 8.5% at December 31, 1997, and annual payments of $196,490 due each December 31 with the balance due December 31, 2001. The term loan is secured by unallocated ESOP stock pledged as collateral. The balance outstanding at December 31, 1997 was $1,178,939, of which $196,490 was the current portion of the term loan.

  The Company had other long-term debt comprised of obligations under notes payable on vehicles and other assets due to various financial institutions with interest rates ranging from 6% to 10% outstanding at December 31, 1996. These obligations were repaid in 1997.

6. Income taxes

  Income tax expense (benefit) consisted of the following components:

                                                     For the Year  For the Year
                                                         Ended         Ended
                                                     September 30, December  31,
                                                         1995          1997
                                                     ------------- -------------
   Current
     Federal........................................   $ 472,984    $1,085,000
     State..........................................     110,000       215,000
                                                       ---------    ----------
                                                         582,984     1,300,000
   Deferred
     Federal........................................    (252,700)     (125,000)
     State..........................................     (52,300)      (25,000)
                                                       ---------    ----------
                                                        (305,000)     (150,000)
                                                       ---------    ----------
       Total........................................   $ 277,984    $1,150,000
                                                       =========    ==========

                       SKC ELECTRIC, INC. AND AFFILIATE

6. Income taxes--(Continued)

  The difference between the effective tax rate and the federal statutory income tax rate (34%) is:

                                                      For the Year  For the Year
                                                          Ended        Ended
                                                      September 30, December 31,
                                                          1995          1997
                                                      ------------- ------------
   Statutory federal income tax provision............   $ 282,457    $  799,173
   State taxes net of federal benefit................      38,082       125,400
   Contract accounting method change.................         --        202,675
   Other, net........................................     (42,555)       22,752
                                                        ---------    ----------
                                                        $ 277,984    $1,150,000
                                                        =========    ==========

  The Company's deferred income tax assets consist of the following:

                                                                    December 31,
                                                                        1997
                                                                    ------------
   Allowance for doubtful accounts.................................   $ 54,600
   Employee compensation...........................................     54,686
   Other expenses..................................................     40,714
                                                                      --------
                                                                      $150,000
                                                                      ========

7. Commitments and related party transactions

  The Company was a guarantor on a personal loan of the stockholders in the amount of $109,000 at December 31, 1996 and had given a security interest in its accounts receivables and materials as collateral on that debt. Such guarantee no longer exists at December 31, 1997.

  The Company received advances from a stockholder totaling $3,101 at December 31, 1996.

  During 1995, SKC Electric, Inc. loaned $250,000 to an unrelated corporation. The loan is secured by a second mortgage on a commercial building. During 1996, the majority shareholder of SKC Electric, Inc. acquired the stock of the corporation which owned the building collateralizing the loan. SKC Electric, Inc.'s security position remains the same following the acquisition. The loan is non-interest bearing and has no stated maturity date.

  In December 1996, the Company entered into an operating lease agreement with a company that is owned by the shareholders for the lease of new office and warehouse space. The lease is for five years and expires December 2001. The agreement calls for monthly payments of $8,095. No expense was incurred on this lease during the year ended December 31, 1996, and $97,140 was expensed during the year ended December 31, 1997. Future minimum lease payments total $97,140 for each of the next 5 years. Management believes that the rental expense under this lease is equivalent to that which could have been experienced in an unrelated arms-length transaction.

  The Company is party to an operating lease agreement for its former office and warehouse space with an unrelated third party. The lease is for five years, expiring March 1998. Lease expense under this agreement was $46,150, $11,544, $42,355 and $46,177 for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively. The facility in Branson, Missouri is leased under an operating lease agreement with an unrelated third party. The lease is for two years, expiring in August 1996,

                       SKC ELECTRIC, INC. AND AFFILIATE
with an additional two year option which the Company exercised. Lease expense under this agreement was $13,750, $2,850, $14,452 and $15,365 for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively. In June 1997, the Company entered into a two year operating lease with an unrelated third party for a new facility. Future minimum lease payments under these leases will be $22,944 and $7,750 for the years ending December 31, 1998 and 1999.

8. Employee benefit plans

  The Company has a defined contribution employee benefit plan which includes a qualified profit sharing plan funded through a trust. As a part of the profit sharing plan, the Company offers a salary deferral program under
Section 401 of the Internal Revenue Code. Under this plan, the Company matches certain contributions of the eligible participants. In addition, the Company's annual discretionary contribution, if any, is determined by the Board of Directors and may be any amount not in excess of 15% of the total participant's compensation and not to exceed $30,000 for any individual participant. The Company's expense under this plan totaled $217,051, $3,506, $30,613 and $31,019, for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively.

  The Company also contributes to a Voluntary Employee Beneficiary Association
(VEBA) established under 501(c)(9) of the Internal Revenue Code. The VEBA, which is a trust, provides various health and welfare benefits to the members, which are the employees of the Company. Contributions are determined as a percentage of payroll. The Company contributed $401,153, $111,432, $555,114 and $1,043,211 to the VEBA for the periods ended September 30, 1995, December 31, 1995, December 31, 1996 and December 31, 1997, respectively.

  On December 24, 1996, the Company formed the SKC Electric, Inc. Employee Stock Ownership Plan (ESOP). Management prefunded the ESOP with the maximum allowable contribution, which for 1996 totaled approximately $350,000. This amount was accrued by the Company in December of 1996 when it was authorized by the Company's Board of Directors. During 1996, the ESOP did not acquire any common stock of the Company.

  On September 30, 1997, the Company borrowed $1,375,429 and loaned this amount to the ESOP (see Note 5). The ESOP used this amount together with the Company's $350,000 cash contribution to purchase 30% of the SKC Electric, Inc.'s common stock from the majority stockholder at appraised value. Of the 19,047 shares of common stock purchased, 3,727 were allocated to participant accounts representing the contribution for 1996. For 1997, management contributed $196,496 representing 2,189 shares. For the year ended December 31, 1997, the Company recognized $270,648 of expense representing compensation expense for the year based on the estimated average fair value of the 2,189 shares.

  The Company has recorded a $3,000,000 ESOP common stock purchase obligation on the combined balance sheet at December 31, 1997 representing the estimated fair value of the 19,047 shares held by the ESOP which are puttable to SKC Electric, Inc. by the participants upon distribution. Unearned ESOP common stock represents the historical cost of shares for which compensation expense has not been accrued at December 31, 1997.

  On January 30, 1998, The Company announced a business combination in which all of the common stock of the Company would be acquired. If consummated, this transaction could result in a termination of the ESOP and all remaining unallocated shares held by the ESOP could be allocated to participant accounts. The Company would repay the outstanding balance on the term loan and recognize compensation expense in 1998 representing the transaction value of remaining common shares allocated at that time.

                       SKC ELECTRIC, INC. AND AFFILIATE

9. Stockholders' equity

  Subsequent to December 31, 1996, SKC Electric Inc.'s Board of Directors increased the number of authorized shares to 100,000 with a par value of $.01. In addition, the Company split the 100 shares outstanding into 63,491 shares which remain issued and outstanding at December 31, 1997.

  The changes in the capital stock, additional paid-in capital and retained earnings balances are summarized as follows:

                                             Common    Additional
                                              stock     paid-in    Retained
                                            combined    capital    earnings
                                            ---------  ---------- -----------
   Balance, September 30, 1994............. $ 634,913   $    --   $   481,155
   Net income..............................       --         --       552,772
                                            ---------   --------  -----------
   Balance, September 30, 1995.............   634,913        --     1,033,927
   Lovecor, Inc. merger into SKC Electric,
    Inc....................................  (614,913)    15,000      599,913
   Net income..............................       --         --       386,560
                                            ---------   --------  -----------
   Balance, December 31, 1995..............    20,000     15,000    2,020,400
   Net income..............................       --         --     1,399,571
   Stockholder distributions...............       --         --      (654,172)
                                            ---------   --------  -----------
   Balance, December 31, 1996..............    20,000     15,000    2,765,799
   Net income..............................       --         --     1,200,510
   SKC Electric, Inc. stock split..........    (9,365)     9,365          --
   Other--ESOP compensation................       --      74,158          --
   ESOP common stock purchase obligation...       --     (98,523)  (2,901,477)
   Stockholder distributions...............       --         --      (796,241)
                                            ---------   --------  -----------
   Balance, December 31, 1997.............. $  10,635   $    --   $   268,591
                                            =========   ========  ===========

10. Contingencies

  During the year ended December 31, 1996, the National Labor Relations Board and International Brotherhood of Electrical Workers Local Union, Local No. 124, brought suit against the Company alleging unfair hiring practices and threatening or terminating employees due to their union affiliation. In March 1997, an out-of-court settlement was reached. The settlement calls for the Company to pay to the union $155,000, which was accrued in the fourth quarter of calendar 1996, and paid in 1997.

  The Company has legal matters pending which arose in the ordinary course of business. It is management's opinion that these legal matters will not result in liabilities that would have a material adverse effect on the Company's financial position or results of operations.

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Riviera Electric Construction Co.
Englewood, Colorado

  We have audited the accompanying balance sheets of RIVIERA ELECTRIC CONSTRUCTION CO. as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RIVIERA ELECTRIC CONSTRUCTION CO. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Baird, Kurtz & Dobson

                                          Baird, Kurtz & Dobson

Denver, Colorado
February 18, 1998

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                     December 31,
                    ASSETS                      -----------------------
                                                   1996        1997
                                                ----------- -----------
CURRENT ASSETS
 Cash.........................................  $   103,182 $   295,184
                                                ----------- -----------
 Receivables:
 Contracts....................................    6,910,281   7,093,367
 Retainage....................................    1,711,153   1,611,347
 Unbilled on completed contracts..............      284,859     495,611
 Related parties..............................      102,006      40,170
 Other........................................       14,280     112,998
                                                ----------- -----------
                                                  9,022,579   9,353,493
 Less allowance for uncollectible accounts....        8,000      65,000
                                                ----------- -----------
                                                  9,014,579   9,288,493
                                                ----------- -----------
 Prepaid expenses.............................        5,774      30,026
                                                ----------- -----------
 Costs and estimated earnings in excess of
  billings on uncompleted contracts...........      457,293     189,818
                                                ----------- -----------
  Total current assets........................    9,580,828   9,803,521
                                                ----------- -----------
PROPERTY AND EQUIPMENT, At Cost
 Land.........................................      106,500     106,500
 Buildings and improvements...................    1,217,928   1,217,928
 Leasehold improvements.......................      124,356     163,646
 Automobiles and trucks.......................      401,528     423,729
 Office furniture and equipment...............      466,038     592,419
 Tools and equipment..........................      277,386     290,480
                                                ----------- -----------
                                                  2,593,736   2,794,702
 Less accumulated depreciation and
  amortization................................      974,532   1,186,294
                                                ----------- -----------
                                                  1,619,204   1,608,408
                                                ----------- -----------
DEPOSITS AND OTHER ASSETS.....................      116,598     246,294
                                                ----------- -----------
                                                $11,316,630 $11,658,223
                                                =========== ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Notes payable, stockholder...................  $   790,000 $   415,000
 Notes payable................................    1,000,000     990,000
 Current maturities of long-term debt.........      118,665     119,230
 Accounts payable.............................    2,546,410   3,589,392
 Accrued expenses.............................    1,073,852   1,554,276
 Billings in excess of costs and estimated
  earnings on uncompleted contracts...........    2,289,817   1,088,368
                                                ----------- -----------
  Total current liabilities...................    7,818,744   7,756,266
                                                ----------- -----------
LONG-TERM DEBT................................      638,216     522,577
                                                ----------- -----------
NOTES PAYABLE--STOCKHOLDERS...................          --    2,275,000
                                                ----------- -----------
STOCKHOLDERS' EQUITY
 Common stock, no par value; 1,000,000 shares
  authorized, issued and outstanding,
  1997--320,200 shares, 1996--310,200 shares..    1,233,764   1,350,988
 Retained earnings (deficit)..................    1,625,906    (246,608)
                                                ----------- -----------
                                                  2,859,670   1,104,380
                                                ----------- -----------
                                                $11,316,630 $11,658,223
                                                =========== ===========

                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                              STATEMENTS OF INCOME

                                             Years Ended December 31,
                                        -------------------------------------
                                           1995         1996         1997
                                        -----------  -----------  -----------
REVENUES
 Contract revenues..................... $29,464,580  $30,879,445  $31,845,921
 Service revenues......................   3,005,879    4,955,771    5,203,331
                                        -----------  -----------  -----------
                                         32,470,459   35,835,216   37,049,252
                                        -----------  -----------  -----------
DIRECT COSTS OF REVENUES EARNED
 Contract costs........................  26,164,454   27,462,760   27,051,842
 Service costs.........................   2,682,071    4,226,942    4,555,202
                                        -----------  -----------  -----------
                                         28,846,525   31,689,702   31,607,044
                                        -----------  -----------  -----------
GROSS PROFIT...........................   3,623,934    4,145,514    5,442,208
INDIRECT SELLING, GENERAL, AND
 ADMINISTRATIVE EXPENSES...............   2,666,836    2,883,829    3,999,543
                                        -----------  -----------  -----------
INCOME FROM OPERATIONS.................     957,098    1,261,685    1,442,665
                                        -----------  -----------  -----------
OTHER INCOME (EXPENSE)
 Interest expense......................    (170,552)    (257,402)    (228,751)
 Interest income.......................         269        8,161          283
 Other, net............................      55,561       24,195      119,218
                                        -----------  -----------  -----------
                                           (114,722)    (225,046)    (109,250)
                                        -----------  -----------  -----------
NET INCOME............................. $   842,376  $ 1,036,639   $1,333,415
                                        ===========  ===========  ===========
UNAUDITED PRO FORMA INFORMATION (SEE
 NOTE 1)
 Income before provision for income
  taxes................................ $   842,376  $ 1,036,639   $1,333,415
 Provision for income taxes............     314,206      386,666      497,364
                                        -----------  -----------  -----------
PRO FORMA NET INCOME (unaudited)....... $   528,170  $   649,973  $   836,051
                                        ===========  ===========  ===========


                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                       Common Stock
                                    -------------------
                                                          Retained
                                                          Earnings
                                    Shares    Dollars    (Deficit)     Total
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1994......... 377,800  $1,485,880  $2,045,212  $3,531,092
 Net income........................     --          --      842,376     842,376
 Stockholders' distributions.......     --          --   (1,734,539) (1,734,539)
 Issuance of common stock..........   3,000      18,750         --       18,750
 Redemption of common stock........ (73,600)   (289,616)   (173,825)   (463,441)
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1995......... 307,200   1,215,014     979,224   2,194,238
 Net income........................     --          --    1,036,639   1,036,639
 Stockholders' distributions.......     --          --     (389,957)   (389,957)
 Issuance of common stock..........   3,000      18,750         --       18,750
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1996......... 310,200   1,233,764   1,625,906   2,859,670
 Net income........................     --          --    1,333,415   1,333,415
 Stockholders' distributions.......     --          --   (3,164,999) (3,164,999)
 Issuance of common stock .........  25,200     212,224         --      212,224
 Redemption of common stock........ (15,200)    (95,000)    (40,930)   (135,930)
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1997......... 320,200  $1,350,988  $ (246,608) $1,104,380
                                    =======  ==========  ==========  ==========


                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                            STATEMENTS OF CASH FLOWS

                                               Years ended December 31,
                                          ------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.............................  $   842,376  $ 1,036,639  $1,333,415
 Items not requiring (providing) cash:
 Depreciation and amortization..........      119,040      169,157     212,632
 Loss from partnership..................       21,222          --          --
 Income from joint venture..............       (9,722)         --          --
 Loss from sale of property and
  equipment.............................        4,925       17,701         380
 Changes in:
 Receivables............................      245,664   (3,580,164)   (348,834)
 Related party receivables..............     (324,128)     327,461      74,920
 Other current assets...................       (2,679)      14,609     (24,252)
 Costs and estimated earnings in excess
  of billings on uncompleted contracts..      (25,442)    (196,050)    267,475
 Other assets...........................       62,246          --          --
 Accounts payable.......................   (1,552,104)   1,192,347   1,042,982
 Accrued expenses.......................     (164,219)      (9,565)    480,424
 Billings in excess of costs and
  estimated earnings on uncompleted
  contracts.............................      423,796    1,562,081  (1,201,449)
 Related party payables.................      255,118     (255,118)        --
                                          -----------  -----------  ----------
  Net cash provided by (used in)
   operating activities.................     (103,907)     279,098   1,837,693
                                          -----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment....     (720,411)    (385,106)   (202,316)
 Proceeds from sales of property and
  equipment.............................        8,101        1,700         100
 Investments in joint ventures and other
  assets................................      (12,500)     (46,523)   (129,696)
 Cash provided for note receivable......     (100,000)         --          --
 Payments received on note receivable...       30,000          --          --
                                          -----------  -----------  ----------
  Net cash used in investing
   activities...........................     (794,810)    (429,929)   (331,912)
                                          -----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net borrowings (payments) on line of
  credit................................    1,480,000     (250,000)    (10,000)
 Payments on long-term debt.............      (69,806)    (457,066)   (115,074)
 Proceeds from notes payable--
  stockholders..........................      462,000      435,000         --
 Repayments on notes payable--
  stockholders..........................          --           --     (375,000)
 Proceeds from long-term borrowings.....          --       680,983         --
 Issuance of common stock for cash......       18,750       18,750     212,224
 Distributions to stockholders..........   (1,734,539)    (389,957)   (889,999)
 Distribution of cash for spinoff.......      (51,620)         --          --
 Redemption of Common Stock.............          --           --     (135,930)
                                          -----------  -----------  ----------
  Net cash (used in) provided by
   financing activities.................      104,785       37,710  (1,313,779)
                                          -----------  -----------  ----------
INCREASE (DECREASE) IN CASH.............     (793,932)    (113,121)    192,002
CASH, BEGINNING OF PERIOD...............    1,010,235      216,303     103,182
                                          -----------  -----------  ----------
CASH, END OF PERIOD.....................  $   216,303  $   103,182  $  295,184
                                          ===========  ===========  ==========

                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

  The Company is engaged in the construction of electrical systems for industrial and commercial buildings. The Companies' operations are predominately in Colorado. The Company grants credit to its customers which are primarily commercial general contractors in Colorado.

  The Company derives most of its revenues from guaranteed maximum price contracts. The remainder of the contracts are fixed price contracts. The length of the Company's contracts varies, but contracts are typically completed in one year.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

  Revenues are recognized on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract, commonly referred to as the cost-to-cost method.

  Contract costs include all direct material and labor costs and certain indirect costs related to contract performance such as supplies, tools, supervisory salaries, and repairs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income which are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenue recognized.

Property and Equipment

  Property and equipment are depreciated over the estimated useful lives of each asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using declining balance methods.

Income Taxes

  The Company, with its stockholders' consent, has elected to be taxed as an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the corporation's taxable income. Therefore, no provision for income taxes has been included in these financial statements.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to property and equipment, and contracts in progress. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $70,000.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  The unaudited pro forma income tax information included in the Statement of Income is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the years presented.

NOTE 2: REORGANIZATION AND CORPORATE SEPARATION

  As of April 1, 1995, the Company entered into an agreement with Riviera Electric of California, Inc., a California corporation, to separate the California division from the Colorado division of the Company. The Company transferred the assets identified as related to California; and Riviera Electric of California, Inc. agreed to assume all liabilities, debts, contracts and obligations of the California division and to issue 460 shares of common stock to the Company. The Company then exchanged the stock of Riviera Electric of California, Inc. in exchange for 368 shares of its own common stock of the Company. The Company's majority stockholder maintains a controlling interest in Riviera Electric of California, Inc. This transaction was reported as a transaction between entities under common control using the historical cost basis of assets and liabilities. The assets net of liabilities transferred to Riviera Electric of California, Inc. as of April 1, 1995 were $463,441. The statements of income and cash flows for the year ended December 31, 1995, are reflected as if the transaction occurred January 1, 1995.

NOTE 3: COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

  Information with respect to uncompleted contracts follows:

                                                          December 31,
                                                    --------------------------
                                                        1996          1997
                                                    ------------  ------------
   Costs incurred on uncompleted contracts......... $ 16,086,014  $ 13,741,951
   Estimated earnings..............................    2,149,180     2,046,994
                                                    ------------  ------------
                                                      18,235,194    15,788,945
   Less billings to date...........................   20,067,718    16,687,495
                                                    ------------  ------------
                                                    $ (1,832,524) $   (898,550)
                                                    ============  ============


  Included in the accompanying balance sheets under the following captions:

                                                         December 31,
                                                   -------------------------
                                                       1996         1997
                                                   ------------  -----------
   Costs and estimated earnings in excess of
    billings on uncompleted contracts............. $    457,293  $   189,818
   Billings in excess of costs and estimated
    earnings on uncompleted contracts.............   (2,289,817)  (1,088,368)
                                                   ------------  -----------
                                                   $ (1,832,524) $  (898,550)
                                                   ============  ===========

NOTE 4: JOINT VENTURE

  Included in other assets at December 31, 1997, is an investment of $125,000 in a joint venture. The joint venture was formed to acquire land and to develop condominium units on the property. As of December 31, 1997, the venture had little activity.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 5: NOTES PAYABLE

  An agreement with a bank provides for borrowing up to $1,800,000, due May 1, 1998, unsecured, with an assignment up to $500,000 of a life insurance policy on the majority stockholder. The agreement bears interest at prime, 8.5 percent, at December 31, 1997. The average interest rate for the years ended December 31, 1997, 1996 and 1995 was approximately 8.25, 8.5 and 9.0 percent respectively. The loan requires a $50,000 compensating balance. The agreement also contains working capital and debt restrictions. The loan is guaranteed by the president and majority stockholder.

NOTE 6: LONG-TERM DEBT

                                                               December 31,
                                                            -------------------
                                                              1996      1997
                                                            --------- ---------
   Bank note payable (A)................................... $ 143,390 $ 103,430
   Bank note payable (B)...................................   520,783   483,804
   Bank note payable (C)...................................    72,913    40,826
   Bank note payable (D)...................................    19,795    13,747
                                                            --------- ---------
                                                              756,881   641,807
   Less current maturities.................................   118,665   119,230
                                                            --------- ---------
                                                            $ 638,216 $ 522,577
                                                            ========= =========

  Aggregate annual maturities of long-term debt at December 31, 1997 are:

   1998............................................................... $ 119,230
   1999...............................................................    89,220
   2000...............................................................    57,438
   2001...............................................................   375,919
                                                                       ---------
                                                                       $ 641,807
                                                                       =========

  (A) Due July 15, 2000; payable $3,330 monthly plus accrued interest at prime plus 1%, secured by a deed of trust on certain property.

  (B) Due January 15, 2001; payable $3,082 monthly plus monthly interest at prime plus 1%; remaining principal and interest due at maturity; secured by a deed of trust on certain property and guaranteed by the majority stockholder of the Company.

  (C) Due February 1, 1999; payable $2,917 monthly plus accrued interest at 9.5%; secured by vehicles.

  (D) Due October 1, 1999; payable in monthly installments of $678 including interest at prime plus .5%; payment subject to change if the prime rate changes; secured by a vehicle.

NOTE 7: COMMON STOCK

  During 1997, the Company increased its common stock shares authorized from 50,000 to 1,000,000 and issued 199 shares of Common Stock to its stockholders for each share then held by the stockholders. These actions are reflected in the financial statements as if they happened at the earliest period presented.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 8: OPERATING LEASES

  The Company has entered into noncancellable operating leases for facilities and equipment expiring in various years through March, 2003. The Company also leases several vehicles under operating leases which expire through October, 2000.

  Future minimum lease payments at December 31, 1997, were:

   1998............................................................... $440,565
   1999...............................................................  252,056
   2000...............................................................  159,080
   2001...............................................................   61,982
   2002...............................................................   59,220
   Thereafter.........................................................    4,935
                                                                       --------
   Future minimum lease payments...................................... $977,838
                                                                       ========

  Rental expenses for all operating leases was $617,000, $517,800, and $360,284, during 1997, 1996, and 1995, respectively.

NOTE 9: PROFIT SHARING PLANS

  The Company has a 401(k) savings and retirement plan which covers all eligible employees. The plan provides benefits based on earnings of each participant. The plan allows the Company to make an additional discretionary contribution. Participants' interests are 100% vested when they enter the plan. For the years ended December 31, 1997, 1996, and 1995, the Company made no additional discretionary contributions to the plan.

  In December, 1996, the Company established a new profit sharing plan. In September, 1997, the Company decided to make a $300,000 contribution to the new plan for 1996. The Company has also approved a $300,000 contribution for 1997. During the year ended December 31, 1997, $600,000 has been recorded as profit sharing expense.

NOTE 10: RELATED PARTY TRANSACTIONS

  The Company performs various administrative functions, shares certain costs, and pays certain bills, for a company related through common ownership (see
Note 2). During the years ended December 31, 1997 and 1996, this related entity reimbursed the Company $241,727, and $193,559, respectively for expenses the Company paid on behalf of this related entity. During the year ended December 31, 1995, substantially all of the entity's operating expenses were paid by the Company. As of December 31, 1997 and 1996 $10,302 and $48,637, respectively, was owed to the Company by this related entity.

  During 1995, the Company sold a partnership interest to the Company's majority stockholder for $78,412. The Partnership billed the Company $1,600,190 for services rendered during the year ended December 31, 1995. The Company provided and was reimbursed for health insurance, miscellaneous tools and other services to the partnership during 1995 in the amount of $74,156.

  At December 31, 1997 and 1996, the Company had a note payable to its majority stockholder of $265,000 and $643,000, and notes payable of $150,000 and $150,000 to other stockholders, respectively. The notes are unsecured, due on demand, and bear interest at a bank's prime rate plus one percent. The average interest rates for the years ended December 31, 1997, 1996 and 1995 were approximately 9.25, 9.5 and 10.0 percent respectively.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 10: RELATED PARTY TRANSACTIONS (continued)

  In December 1997, distributions totaling $2,275,000 were made to stockholders in the form of notes payable. The notes are unsecured, bear interest at a bank's prime rate plus one percent, and are subordinated to the Company's bank debt. Principal is due April 1, 1999. Interest expense for all notes payable to stockholders was $54,548, $51,012 and $55,309, for the years ended December 31, 1997, 1996, and 1995, respectively.

  The Company maintains a $1 million life insurance policy on its president and majority stockholder.

  The Company rents various office equipment and employee lodging facilities under operating leases with a director of the Company. The leases expire in 1998. Total lease expense paid for 1997, 1996, and 1995, was $74,952, $113,177 and $89,896, respectively.

NOTE 11: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

  Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

 Contracts in Process

  The Company recognizes revenue on contracts under the percentage-of-completion method, which involves estimates of total contract costs and the percentage of a contract's completion. The methodology used is described as part of Note 1.

 Bonding and Regulations

  The Company currently is involved in long-term construction contracts. As part of these contracts, the Company must meet certain requirements and obtain an appropriate level of bonding.

NOTE 12: ADDITIONAL CASH FLOW INFORMATION

 Noncash Investing and Financing Activities

  During 1995, the Company redeemed 368 shares of common stock in exchange for 460 shares of its affiliate with a fair value of $463,441. The transaction is detailed at Note 2.

  During 1997, the Company issued notes payable of $2,275,000 to stockholders as distributions.

 Additional Cash Payment Information

                                                     Years Ended December 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    -------- -------- --------
   Interest paid (net of amount capitalized)....... $222,686 $253,191 $170,728

NOTE 13: SUBSEQUENT EVENT

  In February 1998, the Company and its stockholders signed a letter of intent to sell the Company. The Company's outstanding stock will be acquired by, and the Company will be simultaneously merged into a wholly-owned subsidiary of Consolidated Capital Corporation. If the transaction is completed, the existing stockholders intend to purchase land and a building from the Company and to contribute the $2,275,000 notes payable discussed in Note 10, to the Company as additional paid-in capital.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Town & Country Electric Inc.

  We have audited the accompanying balance sheets of Town & Country Electric Inc. (a Wisconsin corporation) as of December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Town & Country Electric Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Grant Thornton LLP

Appleton, Wisconsin
February 6, 1998

                          TOWN & COUNTRY ELECTRIC INC.

                                 BALANCE SHEETS

                                                           December 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......................... $   253,462  $   198,051
  Contract receivables ..............................   9,331,072   10,604,699
  Other receivables .................................      23,302      267,662
                                                      -----------  -----------
                                                        9,354,374   10,872,361
  Inventories........................................     260,872      294,829
  Prepaid expenses...................................      98,298      112,656
  Costs and estimated earnings in excess of billings
   on contracts in progress..........................   1,465,108    1,705,125
  Deferred income tax................................     378,800      349,400
                                                      -----------  -----------
    Total current assets.............................  11,810,914   13,532,422
PROPERTY AND EQUIPMENT--AT COST
  Equipment..........................................   1,261,582    1,431,590
  Furniture and fixtures.............................     552,206      561,394
  Computer equipment.................................     543,073      587,283
  Vehicles...........................................   1,351,576    1,643,078
  Leasehold improvements.............................     161,493      194,174
  Building...........................................     161,124      162,357
                                                      -----------  -----------
                                                        4,031,054    4,579,876
   Less accumulated depreciation.....................   2,380,179    2,969,891
                                                      -----------  -----------
                                                        1,650,875    1,609,985
  Land...............................................      16,216       16,216
                                                      -----------  -----------
                                                        1,667,091    1,626,201
OTHER ASSETS
  Cash surrender value of life insurance.............      83,482       98,898
  Goodwill...........................................     203,586      203,586
   Less accumulated amortization.....................     (18,098)     (31,669)
                                                      -----------  -----------
                                                          185,488      171,917
  Investments........................................         338          338
                                                      -----------  -----------
                                                          269,308      271,153
                                                      -----------  -----------
                                                      $13,747,313  $15,429,776
                                                      ===========  ===========

        The accompanying notes are an integral part of these statements.

                          TOWN & COUNTRY ELECTRIC INC.

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
                      LIABILITIES
CURRENT LIABILITIES
  Current maturities of long-term debt................. $   156,269 $   320,644
  Accounts payable.....................................   1,650,744   2,206,393
  Accrued liabilities
   Salaries, wages and vacation........................   1,729,140   1,792,164
   Property, payroll and other taxes...................     314,323     396,442
   Profit sharing......................................     340,049     407,824
   Health and disability insurance.....................      67,605      58,597
   Other...............................................     296,241     207,547
   Income taxes........................................     345,000     241,000
                                                        ----------- -----------
                                                          3,092,358   3,103,574
  Billings in excess of costs and estimated earnings on
   contracts in progress...............................     579,683   1,265,955
                                                        ----------- -----------
    Total current liabilities..........................   5,479,054   6,896,566
LONG-TERM DEBT, less current maturities................   1,149,468     197,014
COMMITMENTS............................................         --          --
STOCKHOLDER'S EQUITY
  Common stock
    Class A--authorized 200,000 shares of $.005 par
     value, issued and 47,307 and 48,461 shares at
     December 31, 1996 and September 30, 1997,
     respectively......................................         236         242
    Class B--authorized 400,000 shares of no par value,
     issued 263,900 and 264,710 shares at December 31,
     1996 and September 30, 1997, respectively.........       1,320       1,324
  Additional paid-in capital...........................     461,396     515,944
                                                        ----------- -----------
                                                            462,952     517,510
Retained earnings......................................   6,655,839   7,818,686
                                                        ----------- -----------
                                                          7,118,791   8,336,196
                                                        ----------- -----------
                                                        $13,747,313 $15,429,776
                                                        =========== ===========

   The accompanying notes are an integral part of these financial statements.

                          TOWN & COUNTRY ELECTRIC INC.

                             STATEMENTS OF EARNINGS

                                               Year ended December 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Contract revenues earned................ $43,306,306  $51,219,799  $48,725,990
Cost of revenues earned.................  34,569,800   41,156,211   39,701,121
                                         -----------  -----------  -----------
  Gross profit..........................   8,736,506   10,063,588    9,024,869
General and administrative expenses.....   5,638,605    6,547,518    7,006,235
                                         -----------  -----------  -----------
  Operating profit......................   3,097,901    3,516,070    2,018,634
Other income (expense)
  Interest expense......................    (206,474)    (153,433)     (74,988)
  Miscellaneous income, net.............      58,303      106,915      113,446
                                         -----------  -----------  -----------
                                            (148,171)     (46,518)      38,458
                                         -----------  -----------  -----------
    Earnings before income taxes........   2,949,730    3,469,552    2,057,092
Provision for income taxes..............   1,155,024    1,413,716      894,245
                                         -----------  -----------  -----------
NET EARNINGS............................ $ 1,794,706  $ 2,055,836  $ 1,162,847
                                         ===========  ===========  ===========


        The accompanying notes are an integral part of these statements.

                          TOWN & COUNTRY ELECTRIC INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 1997, 1996 and 1995

                               Common stock issued
                          -------------------------------
                             Class A         Class B
                           (Nonvoting)       (Voting)      Additional                 Total
                          --------------- ---------------   paid-in    Retained   stockholders'
                          Shares   Amount Shares   Amount   capital    earnings      equity
                          -------  ------ -------  ------  ---------- ----------  -------------
Balance at December 31,
 1994...................   54,880   $274  287,000  $1,466   $239,516  $3,464,716   $3,705,972
Retirement and
 redemption of stock....  (14,140)   (70) (29,020)   (145)       --     (656,964)    (657,179)
Issuance of stock.......    2,000     10    4,000     (10)    97,360         --        97,360
Net earnings............      --     --       --      --         --    1,794,706    1,794,706
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1995...................   42,740    214  261,980   1,311    336,876   4,602,458    4,940,859
Retirement and
 redemption of stock....     (134)    (1)     --      --         --       (2,455)      (2,456)
Issuance of stock.......    4,701     23    1,920       9    124,520         --       124,552
Net earnings............      --     --       --      --         --    2,055,836    2,055,836
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1996...................   47,307    236  263,900   1,320    461,396   6,655,839    7,118,791
Retirement and
 redemption of stock....      (48)   --       --      --      (1,370)        --        (1,370)
Issuance of stock.......    1,154      6      810       4     55,918         --        55,928
Net earnings for the
 year ended December 31,
 1997...................      --     --       --      --         --    1,162,847    1,162,847
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1997...................   48,413   $242  264,710  $1,324   $515,944  $7,818,686   $8,336,196
                          =======   ====  =======  ======   ========  ==========   ==========


         The accompanying notes are an integral part of this statement.

                          TOWN & COUNTRY ELECTRIC INC.

                            STATEMENTS OF CASH FLOWS

                                                Year ended December 31,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Cash flows from operating activities
 Net earnings...........................  $ 1,794,706  $ 2,055,836  $ 1,162,847
 Adjustments to reconcile net earnings
  to net cash provided by operating
  activities............................
 Depreciation expense...................      517,363      647,192      690,665
 Loss on sale of property and
  equipment.............................        5,218       16,442           34
 Amortization of goodwill...............          --        13,573       13,571
 Decrease (increase) in accounts
  receivable............................      376,430   (1,992,514)  (1,517,987)
 Decrease (increase) in inventories.....      (43,847)       8,118      (33,957)
 Increase in prepaid expenses...........      (47,717)     (25,354)     (14,358)
 (Increase) decrease in costs and
  estimated earnings in excess of
  billings on contracts in progress.....      300,173     (304,357)    (240,017)
 Increase in deferred income taxes......      (96,000)     (15,800)      29,400
 Increase (decrease) in accounts
  payable...............................      (74,592)     127,869      555,649
 Increase (decrease) in accrued
  liabilities...........................      206,510      683,036       11,216
 Decrease (increase) in billings in
  excess of costs and estimated
  earnings on contracts in progress.....     (175,362)    (123,360)     686,272
                                          -----------  -----------  -----------
   Net cash provided by operating
    activities..........................    2,762,882    1,090,681    1,343,335
Cash flows from investing activities
 Purchase of property and equipment.....     (812,013)    (971,003)    (660,656)
 Proceeds from sale of property and
  equipment.............................       35,219       36,792       10,847
 Increase in cash surrender value of
  life insurance........................      (11,122)     (13,371)     (15,416)
 Acquisition of assets of electrical
  contractor............................     (203,586)         --           --
                                          -----------  -----------  -----------
   Net cash used in investing
    activities..........................     (991,502)    (947,582)    (665,225)
Cash flows from financing activities
 Proceeds from borrowings...............    2,420,770      199,253    2,486,646
 Issuance of common stock...............       97,360      124,552       55,928
 Payments on borrowings.................   (2,702,418)  (1,233,676)  (3,274,725)
 Retirement and redemption of stock.....     (657,179)      (2,456)      (1,370)
                                          -----------  -----------  -----------
   Net cash used in financing
    activities..........................     (841,467)    (912,327)    (733,521)
                                          -----------  -----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS............................      929,913     (769,228)     (55,411)
Cash and cash equivalents at beginning
 of period..............................       92,777    1,022,690      253,462
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $ 1,022,690  $   253,462  $   198,051
                                          -----------  -----------  -----------
Supplemental disclosures of cash flow
 information
 Cash paid during period for:
 Interest...............................  $   204,017  $   158,191  $   72,207
 Income taxes...........................    1,226,603    1,063,726    1,288,604

        The accompanying notes are an integral part of these statements.

                         TOWN & COUNTRY ELECTRIC INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  Town & Country Electric Inc. ("Company") is engaged in electrical contracting for industrial, commercial, residential and institutional customers. The majority of the contracts are in the midwestern United States.

  On January 30, 1998, the Company entered into a Letter of Intent with Consolidation Capital Corporation ("CCC") for the potential sale of the Company to CCC.

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  A summary of the Company's significant accounting policies used in the preparation of the financial statements follows.

 1. Revenue and Cost Recognition

  Revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management believes costs to be the best available measure of progress on these contracts. Contracts are considered completed when the work is substantially complete and accepted. Revenues from time and material contracts are recognized on the basis of costs incurred during the period plus fees earned.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts, if material, are made in the period in which such losses are determined. It is reasonably possible that changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

 2. Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 3. Inventories

  Inventories, consisting of electrical materials and supplies, are stated at the lower of cost, determined on the first-in, first-out method, or market.

 4. Property and Equipment and Depreciation

  Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold, or otherwise disposed of, are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

                         TOWN & COUNTRY ELECTRIC INC.

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued

  Depreciation is provided over the estimated useful lives of the respective assets, using straight-line and accelerated methods, as follows:

   Equipment.......................................................  7 years
   Furniture and fixtures..........................................  7 years
   Computer equipment..............................................  5 years
   Vehicles........................................................  5 years
   Leasehold improvements.......................................... 15 years
   Building........................................................ 19-39 years

 5. Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. The deferred taxes relate primarily to differences between the financial and tax basis of accounts receivable, inventories, accrued vacation, and other accrued liabilities. The deferred taxes represent the future tax return consequences of those differences.

 6. Goodwill

  Goodwill is the excess of cost over the fair value of net assets acquired and is being amortized by the straight-line method over 15 years.

 7. Financial Instruments

  The carrying amount of financial instruments at December 31, 1997 approximates fair value.

NOTE B--CONCENTRATIONS OF CREDIT RISK

  The Company maintains its cash balances at two financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate to $98,051 at December 31, 1997. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE C--CONTRACT RECEIVABLES

  Contract receivables consist of the following at December 31:

                                                           1996        1997
                                                        ----------  -----------
      Contract receivables currently due............... $8,805,476  $ 9,732,792
      Retention........................................    649,302      997,407
                                                        ----------  -----------
                                                         9,454,778   10,730,199
      Less: Allowance for doubtful accounts............   (123,706)    (125,500)
                                                        ----------  -----------
                                                        $9,331,072  $10,604,699
                                                        ==========  ===========

                          TOWN & COUNTRY ELECTRIC INC.

NOTE D--CONTRACTS IN PROCESS

  Information relative to contracts in process at December 31, 1997 and 1996 is as follows:

                                                          1996        1997
                                                       ----------  ----------
   Included in the balance sheet as:
     Costs and estimated earnings in excess of
      billings on contracts in progress............... $1,465,108  $1,705,125
     Billings in excess of costs and estimated
      earnings on contracts in progress...............   (579,683) (1,265,955)
                                                       ----------  ----------
                                                       $  885,425  $  439,170
                                                       ==========  ==========

NOTE E--INDEBTEDNESS

  Long-term debt consists of the following at December 31:

                                                               1996      1997
                                                            ---------- --------
   Note payable to bank, 7.75% interest, with land and a
    building pledged as collateral. Payable in monthly
    installments of $1,024, including interest, to December
    1998................................................... $   94,543 $ 89,949
   Note payable to bank, 8.18% interest, with vehicles
    pledged as collateral. Payable in monthly installments
    of $6,275, including interest, to January 1999.........    142,422   76,460
   Note payable to bank, 8.45% interest, with vehicles
    pledged as collateral. Payable in monthly installments
    of $8,424, including interest, to January 2000.........        --   192,251
   Note payable to bank, 8.15% interest, with a vehicle
    pledged as collateral. Payable in monthly installments
    of $1,765, including interest, to October 1998.........     38,370   19,656
   Note payable to former shareholder for redemption of
    stock, 6.46% interest, quarterly payments of $7,329
    including interest, last payment due February 1998.....     35,472    7,324
   Note payable to Dory Electric, Inc., 7.5% interest for
    purchase of Dory Electric, Inc. Payable in one
    installment of $80,000 made January 1996 and monthly
    installments of $4,008, including interest, to January
    2001...................................................    165,747  132,018
   1996 Notes payable, paid off in 1997....................    829,183      --
                                                            ---------- --------
                                                             1,305,737  517,658
       Less current maturities.............................    156,269  320,644
                                                            ---------- --------
                                                            $1,149,468 $197,014
                                                            ========== ========

  The aggregate maturities on long-term debt as of December 31, 1997 are as follows:

    1998............................................................... $320,644
    1999...............................................................  138,316
    2000...............................................................   58,697
                                                                        --------
                                                                        $517,657
                                                                        ========

                         TOWN & COUNTRY ELECTRIC INC.

NOTE E--INDEBTEDNESS--Continued

Revolving Line of Credit

  The Company has available a $3,667,000 revolving line of credit with M&I Bank Fox Valley of Appleton which runs through March 31, 2000. Under the terms of the agreement the Company is required to make monthly interest payments at prime less .25% (effectively 8.25% (effectively 8.25% at December 31, 1997). The terms of the agreement contain various restrictive covenants including the maintenance of certain levels of working capital and net worth, redemption of stock and issuance of stock. The Company is in compliance with these covenants as of December 31, 1997. At December 31, 1997, there was no outstanding balance on the revolver note.

NOTE F--INCOME TAXES

  The provision (credit) for income taxes for the years ended December 31, 1997, 1996 and 1995 consists of the following:

                                                 1995        1996       1997
                                              ----------  ----------  ---------
   Current
     Federal................................. $  990,507  $1,112,556  $ 751,935
     State...................................    260,517     316,960    171,710
   Deferred..................................    (96,000)    (15,800)   (29,400)
                                              ----------  ----------  ---------
                                              $1,155,024  $1,413,716  $ 894,245
                                              ==========  ==========  =========

  The reconciliation of statutory to actual tax provision is as follows for the year ended December 31:

                                1995      %       1996     %      1997    %
                             ----------  ----  ---------- ----  -------- ----
   Provision at statutory
    rate.................... $1,002,908  34.0% $1,179,648 34.0% $699,411 34.0%
   State income taxes, net
    of federal benefit......    171,941   5.8     209,194  6.0   113,329  6.0
   Other....................    (19,825) (0.6)     24,874  0.7    81,505  3.0
                             ----------  ----  ---------- ----  -------- ----
     Tax provision
      recorded.............. $1,155,024  39.2% $1,413,716 40.7% $894,245 43.0%
                             ==========  ====  ========== ====  ======== ====

  The tax effect of items that comprise a significant portion of deferred tax assets at December 31:

                                                                 1996     1997
                                                               -------- --------
   Vacation pay............................................... $198,966 $202,945
   Accrued continued employment...............................   61,386   60,195
   Allowance for bad debts....................................   48,245   48,945
   Other......................................................   70,202   37,315
                                                               -------- --------
     Total current deferred tax asset.........................  378,799 $349,400
                                                               ======== ========

                         TOWN & COUNTRY ELECTRIC INC.

NOTE G--COMMITMENTS AND CONTINGENCIES

  The Company leases its home office building under an operating lease in effect through July, 2004. During the term of the lease, the Company has the option to purchase the building. The Company also leases other office space and a vehicle under operating leases. Future minimum rental payments under these leases consist of the following at December 31, 1996:

     1998............................................................ $  237,655
     1999............................................................    216,184
     2000............................................................    161,277
     2001............................................................    141,960
     2002............................................................    141,960
   Thereafter........................................................    223,720
                                                                      ----------
       Total......................................................... $1,122,756
                                                                      ==========

  Total rent expense for all operating leases was $234,180, $197,202, and $116,818 for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, the Company rents equipment as needed. The Company treats these rents as contract costs.

NOTE H--PROFIT SHARING AND 401(K) PLAN

  The Company has a profit sharing and 401(k) plan covering substantially all employees, which includes the provisions of Section 401(k) of the Internal Revenue Code. The Plan allows for tax deferred employee contributions. Participants may make voluntary contributions of between 1% and 15% of their annual compensation to the Plan. This contribution may be 100% matched by the Company, up to a maximum of $950 per employee for the years ended December 31, 1997, 1996, and 1995. Matching and any additional Company contributions to the Plan are determined annually by the Board of Directors. Company contributions to the Plan for the years ended December 31, 1997, 1996 and 1995 amounted to $380,488, $315,874, and $277,720, respectively.

  Beginning in 1995, participants were allowed to elect that up to 33% of their matching contribution could be allocated to purchase Company stock. These amounts have been deposited with the asset custodian.

NOTE I--STOCK REDEMPTION AGREEMENT

  The Company's Articles of Incorporation include provisions concerning the purchase of a stockholder's stock by the Company when such stockholder is no longer an employee or director of the Company. Under the terms of this agreement, the price paid for the stock is to be the Company's appraised value as of the end of the fiscal year immediately preceding the date of the termination of the stockholder as an employee or director.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Garfield Electric Company

  We have audited the accompanying balance sheets of Garfield Electric Company as of December 31, 1996 and 1997, and the related statements of earnings, equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garfield Electric Company at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Grant Thornton LLP

Cincinnati, Ohio
February 12, 1998

                           GARFIELD ELECTRIC COMPANY

                                 BALANCE SHEET

                       (in thousands, except share data)

                                                                 December 31
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
                            ASSETS
Cash........................................................... $    3  $    1
Accounts receivable:
  Trade (including retainages of $55 and $67 in 1996 and
   1997).......................................................    971   1,664
  Affiliates...................................................    297     158
  Officer......................................................     28      37
  Allowance....................................................    (30)    (30)
                                                                ------  ------
                                                                 1,266   1,829
Inventory......................................................     42      54
Cost and estimated earnings in excess of billings on uncom-
 pleted contracts..............................................    615   1,211
Prepaid expenses...............................................     20      21
Deferred Federal income tax....................................      6      37
                                                                ------  ------
    Total current assets.......................................  1,952   3,153
Equipment--net.................................................    328     294
Investment in affiliate........................................     --      75
Deposits.......................................................      2       3
Cash surrender value of life insurance.........................     70      83
                                                                ------  ------
    Total assets............................................... $2,352  $3,608
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable--bank............................................ $  474  $  838
Current maturities of long-term debt...........................      5      15
Bank overdraft.................................................    141     218
Accounts payable:
  Trade........................................................    405     624
  Affiliate....................................................     20      21
  Other........................................................      7       7
                                                                ------  ------
                                                                   432     652
Billings in excess of costs and estimated earnings on uncom-
 pleted contracts..............................................    113     186
Accrued income taxes...........................................    156     228
Accrued expenses
  Payroll and payroll taxes....................................    118     181
  Workers compensation.........................................     65       6
  Dividends....................................................     42     --
                                                                ------  ------
    Total accrued expenses.....................................    225     187
                                                                ------  ------
    Total current liabilities..................................  1,546   2,324
Long-term debt obligations.....................................      2      18
STOCKHOLDERS' EQUITY
  Common stock (5,000 shares authorized, 1,666 issued, with 933 shares outstanding in 1996 and 1997, without par value, at
   aggregate stated value).....................................    503     503
  Retained earnings............................................    496     958
  Less 733 treasury shares at cost in 1996 and 1997............   (195)   (195)
                                                                ------  ------
    Total stockholders' equity.................................    804   1,266
                                                                ------  ------
    Total liabilities and stockholders' equity................. $2,352  $3,608
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                             STATEMENTS OF EARNINGS

                       (in thousands, except share data)

                                                        Year Ended December 31
                                                        -----------------------
                                                         1995     1996   1997
                                                        -------  ------ -------
Contract revenue....................................... $11,792  $8,766 $10,826
Contract costs (net of affiliated company labor
 transactions of $235, $505, and $472 for the years
 ended December 31, 1995, 1996 and 1997................   9,683   6,908   8,286
                                                        -------  ------ -------
    Gross profit.......................................   2,109   1,858   2,540
Selling and administrative expenses (net of affiliated
 company reimbursement of $235, $488 and $360 for the
 years ended December 31, 1995, 1996 and 1997..........   1,325   1,394   1,593
Note receivable charge off.............................     564     --       12
                                                        -------  ------ -------
    Total selling and administrative expense...........   1,889   1,394   1,605
                                                        -------  ------ -------
    Operating profit...................................     220     464     935
Other expense (income)
  Interest expense.....................................     130      46      69
  Interest income......................................     (16)    --      --
  Other................................................     --       18      24
                                                        -------  ------ -------
    Earnings before income taxes.......................     106     400     842
Income taxes...........................................      27     185     319
                                                        -------  ------ -------
    Net earnings....................................... $    79  $  215 $   523
                                                        =======  ====== =======
    Net earnings per share............................. $    85  $  230 $   561
                                                        =======  ====== =======


        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (in thousands, except share data)

                                                                       Total
                                          Common Retained Treasury stockholders'
                                          stock  earnings  stock      equity
                                          ------ -------- -------- -------------
Balance, January 1, 1995.................  $503    $278    $(195)     $  586
Dividends, $36 per share.................   --      (34)     --          (34)
Net earnings.............................   --       79      --           79
                                           ----    ----    -----      ------
Balance, December 31, 1995...............   503     323     (195)        631
Dividends, $45 per share.................   --      (42)     --          (42)
Net earnings.............................   --      215      --          215
                                           ----    ----    -----      ------
Balance, December 31, 1996...............   503     496     (195)        804
Dividends, $65 per share.................   --      (61)     --          (61)
Net earnings.............................   --      523      --          523
                                           ----    ----    -----      ------
Balance, December 31, 1997                 $503    $958    $(195)     $1,266
                                           ====    ====    =====      ======


        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                            STATEMENTS OF CASH FLOWS

                       (in thousands, except share data)

                                                               Year Ended
                                                              December 31
                                                            ------------------
                                                            1995   1996   1997
                                                            -----  -----  ----
Cash flows provided by (used in) operating activities:
 Net earnings.............................................. $  79  $ 215  $523
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  (Gain) on disposal of asset..............................    (5)    (2)   (4)
  Deferred Federal income tax..............................    (1)    (5)  (31)
  Depreciation and amortization............................   102    101   144
  Changes in assets and liabilities:
   Accounts receivable.....................................  (301)   815  (563)
   Note receivable charge off..............................   564    --    --
   Inventory...............................................    (7)    41   (12)
   Billings in excess of costs and estimated earnings on
    uncompleted contracts..................................  (487)   354    73
   Cost and estimated earnings on uncompleted contracts in
    excess of billings.....................................   (78)  (100) (596)
   Prepaid expenses........................................    16    (16)   (2)
   Accounts payable........................................   222   (612)  220
   Accrued income taxes....................................    77    150    72
   Accrued expenses........................................   110    (33)  (38)
                                                            -----  -----  ----
    Net cash provided by (used in) operating activities....   291    908  (214)
Cash flows provided by (used in) investing activities:
 Purchases of equipment....................................   (94)  (214) (109)
 Investment in Affiliate...................................   --     --    (75)
 Proceeds from disposal of equipment.......................     5      2     3
 Increase in cash surrender value of life insurance........   (15)   (16)  (13)
 Note receivable...........................................    59    --    --
                                                            -----  -----  ----
    Net cash used in investing activities..................   (45)  (228) (194)
Cash flows provided by (used in) financing activities:
 Dividends paid............................................   (33)   (42)  (61)
 Proceeds (payment) of note payable........................  (502)  (332)   26
 Change in bank overdraft and line of credit...............   290   (305)  441
                                                            -----  -----  ----
    Net cash provided by (used in) financing activities....  (245)  (679)  406
                                                            -----  -----  ----
Net increase (decrease) in cash............................     1      1    (2)
Cash at beginning of year..................................     1      2     3
                                                            -----  -----  ----
Cash at end of year........................................ $   2  $   3  $  1
                                                            =====  =====  ====
Supplemental disclosure of cash transactions:
 Interest paid............................................. $ 130  $  46  $ 69
                                                            =====  =====  ====
 Taxes paid................................................ $  16  $  39  $247
                                                            =====  =====  ====

        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                       (in thousands, except share data)

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  The Company is a non-union electrical contractor performing services primarily in the Midwest area of the United States. A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

 1. Income Recognition

  The accompanying financial statements have been prepared using the percentage-of-completion method of accounting and, therefore, take into account the cost, estimated earnings and revenue to date on contracts not yet completed.

  The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears in relation to the anticipated final total cost, based on current estimates of cost to complete. Actual results may vary from anticipated amounts.

  Contract cost includes all direct labor and benefits, materials unique to or installed in the project, subcontract costs, and allocated indirect construction costs.

  As long-term contracts extend over one or more years, revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts which require the revision become known.

  At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

 2. Inventory

  Inventory is stated at the lower of cost or market; cost is determined using the first-in, first-out method.

 3. Depreciation and Amortization

  Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, approximately three to ten years, principally on accelerated methods.

 4. Income Taxes

  Deferred income taxes have been provided for timing differences primarily relating to currently non-deductible state tax accruals which completely reverse in the subsequent year.

  Permanent differences result from officers life insurance expense and meals and entertainment expense.

 5. Major Customers

  Approximately 36% of 1995 revenues were derived from two customers (20% and 16% respectively). Approximately 35% of 1996 revenues were derived from three customers (13%, 11% and 11% respectively). Approximately 31% of 1997 revenues were derived from two customers (20% and 11% respectively).

 6. Use of Estimates in Financial Statements

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE A--SUMMARY OF ACCOUNTING POLICIES--(Continued)

contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

7. Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

8. Concentrations of Credit Risk

  Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Corporation performs on-going credit evaluations to reduce the risk of loss.

  The Corporation also maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100.

9. Earnings Per Share

  Basic earnings per share is computed based upon the weighted-average shares outstanding during the period. Weighted average common shares outstanding were 933 shares for all periods persented.

NOTE B--EQUIPMENT--LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consists of the following:

                                                                   December 31
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Automobiles and trucks........................................ $  393 $  400
   Equipment.....................................................    658    718
   Fixtures......................................................    114    115
                                                                  ------ ------
                                                                   1,165  1,233
   Accumulated depreciation......................................    837    939
                                                                  ------ ------
                                                                  $  328 $  294
                                                                  ====== ======

  Depreciation expense was $102, $101 and $144 for the years ended December 31, 1995, 1996 and 1997.

NOTE C--EMPLOYEE BENEFIT PLANS

  The Company has a contributory profit-sharing plan covering all full time employees. Contributions are made at the discretion of the Board of Directors. Effective March 1, 1989, the plan was amended to include a 401(k) plan, to which contributions may be made by the Corporation. Contributions to the plan totaled $20 and $22, and $57 in December 31, 1995, 1996 and 1997.

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE D--LEASES

  The Company occupies premises owned by related parties under month-to-month leases at monthly rentals of approximately $4 in 1995, 1996, and 1997. Total rental expense was $92, $89, and $139 for December 31, for 1995, 1996 and 1997.

NOTE E--DEBT

  The Company has a $1,250 revolving credit note with interest at prime (8.75% at December 31, 1997) plus .5% of which $474, and $838 are outstanding at December 31, 1996, and 1997. The note is secured by inventory, equipment and contract rights. This is guaranteed by stockholders of the company and there are cross guarantees in place with Indecon, Inc. a related company.

  Equipment obligations are payable in monthly installments of approximately $1 including interest at December 31, 1997. This obligation matures in 2000.

NOTE F--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                  December 31
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Costs incurred on uncompleted contracts...................... $2,324  $3,934
   Estimated earnings...........................................    761   1,268
                                                                 ------  ------
                                                                  3,085   5,202
     Less billings to date......................................  2,583   4,177
                                                                 ------  ------
                                                                 $  502  $1,025
                                                                 ======  ======
   Presented on the balance sheet as follows:
     Costs and estimated earnings in excess of billings......... $  615  $1,211
     Billings in excess of costs and estimated earnings.........   (113)   (186)
                                                                 ------  ------
                                                                 $  502  $1,025
                                                                 ======  ======

  The backlog of contracts yet to be completed at December 31, 1997 includes revenue, costs and gross profit of approximately $3,201, $2,235 and $966, respectively.

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE G--INCOME TAXES

  Provision for income taxes:

                                                                Years Ended
                                                                December 31
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
    Federal:
    Current................................................... $22   $134  $285
    Deferred..................................................  (1)    (5)  (31)
    State and local...........................................   6     56    65
                                                               ---   ----  ----
                                                               $27   $185  $319
                                                               ===   ====  ====

  Components of effective income tax rate:

   Federal:
    Statutory rate............................................  22%    34%   34%
    Permanent differences.....................................  (3)    (1)   --
    Other.....................................................  --     (1)   --
    State and local...........................................   6     14     8
                                                               ---   ----  ----
     Net effective income tax rate............................  25%    46%   42%
                                                               ===   ====  ====

  The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax asset is:

                                                                   December 31
                                                                   -----------
                                                                   1996  1997
                                                                   ----- -----
   Deferred tax asset
    Currently non-deductible state accrual........................ $   6 $  32

NOTE H--RELATED PARTIES

  The Company receives a management fee from related companies as a reimbursement of the cost of performance of administrative functions. This amounted to approximately $235, $488 and $360 in December 31, 1995, 1996 and 1997 which has been reflected as a reduction of selling and administrative expenses.

  The Company and its related party, from time to time provide workers to each other during peak labor needs. These charges are recorded at cost, including benefits and related payroll taxes. The totals charged to the related party by the Company for work performed by its workers was $275, $539 and $477 for the years ended 1995, 1996 and 1997 respectively. The totals charged to the Company for work performed by the related party's workers was $40, $34 and $5 for the years ended 1995, 1996 and 1997 respectively.

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE I--TREASURY STOCK

  The Company has repurchased the shares of a former shareholder for a total of $132. This amount is being repaid in twelve quarterly installments of approximately $11 plus interest at 10%. The note is reflected in the financial statements at $132 less payments made to date. The financial instrument is recorded at cost which approximates fair value. As of December 31, 1997 all payments have been made.

NOTE J--UNCOLLECTIBLE NOTE RECEIVABLE

  The Company advanced money to and performed services for another construction company from time to time. During the year ended December 31, 1995, it became known to the Company that the amounts advanced would be uncollectible and the asset was written off.

NOTE K--COMMITMENT

  On January 29, 1998 the Corporation entered into a letter of intent with Consolidation Capital Corporation (CCC) for the potential sale of Garfield Electric Company to CCC.

NOTE L--CONTINGENCIES

  There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations. In addition, a shareholder resigned from the Company on April 30, 1993 and his stock was redeemed in accordance with the shareholders agreement. He has refused to accept the amount paid by the Company and asserts that a larger amount is due. No suit has been filed.

NOTE M--STOCK REPURCHASE AGREEMENT

  The Company has entered into a stock repurchase agreement with each of its' shareholders. The repurchase agreement, triggered by death, disability, retirement or termination from the Company gives the Company the option to purchase the shares at book value as of the last audited financial statement.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Indecon, Inc.

  We have audited the accompanying balance sheets of Indecon, Inc. as of December 31, 1996 and 1997, and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indecon, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Grant Thornton LLP

Cincinnati, Ohio
February 12, 1998

                                 INDECON, INC.

                                 BALANCE SHEET

                       (in thousands, except share data)

                                                                 December 31
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
                            ASSETS
Accounts receivable:
  Trade (including retainages of $4 and $0 in 1996 and 1997 and net of allowances of $0 and $40 in 1996 and 1997)........... $1,427  $1,876
  Affiliates...................................................     20     183
Notes receivable--affiliate....................................    259     743
Inventory......................................................    137      39
Unbilled receivables on completed contracts....................    418     373
Cost and estimated earnings in excess of billings on
 uncompleted contracts.........................................    464      56
Prepaid expenses...............................................      1       3
Deferred Federal income tax....................................     15      42
                                                                ------  ------
    Total current assets.......................................  2,741   3,315
Equipment--net.................................................    126     200
Deposits.......................................................      1       1
                                                                ------  ------
    Total assets............................................... $2,868  $3,516
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.................................................. $   71  $  728
Bank overdraft.................................................    382      16
Accounts payable:
  Trade........................................................    388     209
  Affiliate....................................................    297     302
Billings in excess of costs and estimated earnings on
 uncompleted contracts.........................................      4     134
Accrued income taxes...........................................    186     164
Deferred federal income tax....................................    --        8
Accrued expenses:
  Payroll......................................................    365     388
  Other........................................................    110      51
                                                                ------  ------
    Total current liabilities..................................  1,803   2,000
STOCKHOLDERS' EQUITY
  Common stock (750 shares authorized and issued, with 500
   shares outstanding in 1996 and 1997, with a stated value of
   $4 per share)...............................................      3       3
  Retained earnings............................................  1,095   1,546
  Less 250 treasury shares at cost in 1995 and 1996............    (33)    (33)
                                                                ------  ------
    Total stockholders' equity.................................  1,065   1,516
                                                                ------  ------
    Total liabilities and stockholders' equity................. $2,868  $3,516
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                             STATEMENTS OF EARNINGS

                       (in thousands, except share data)

                                                             Year Ended
                                                            December 31,
                                                       ------------------------
                                                        1995    1996     1997
                                                       ------  -------  -------
Contract revenue.....................................  $7,425  $11,291  $13,672
Contract costs (net affiliated company labor
 transactions of $235, $505 and $472 for the years
 ended December 31, 1995, 1996 and 1997..............   5,886    9,199   11,301
                                                       ------  -------  -------
    Gross profit.....................................   1,539    2,092    2,371
Selling and administrative expenses (including
 administrative expense reimbursement to affiliate of
 $210, $441and $360 for the years ended December 31,
 1995, 1996 and 1997)................................   1,006    1,244    1,376
                                                       ------  -------  -------
    Operating profit.................................     533      848      995
Other expense (income)
  (Gain) on disposal of asset........................      (2)     --        (1)
  Interest--expense..................................      22       24       33
  Interest income....................................     (17)     (16)     (40)
                                                       ------  -------  -------
    Earnings before income taxes.....................     530      840    1,003
Income taxes.........................................     214      356      452
                                                       ------  -------  -------
    Net earnings.....................................  $  316  $   484  $   551
                                                       ======  =======  =======
    Net earnings per common share--primary...........  $  632  $   968  $ 1,102
                                                       ======  =======  =======


        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (in thousands, except share data)

                                                                     Total
                                        Common Retained Treasury stockholders'
                                        stock  earnings  stock      equity
                                        ------ -------- -------- -------------
Balance, January 1, 1995...............  $ 3    $  335    $(31)     $  307
Net earnings...........................  --        316     --          316
                                         ---    ------    ----      ------
Balance, December 31, 1995.............    3       651     (31)        623
Dividends, $80 per share...............  --        (40)    --          (40)
Purchase price adjustment on treasury
 shares................................  --        --       (2)         (2)
Net earnings...........................  --        484     --          484
                                         ---    ------    ----      ------
Balance, December 31, 1996.............    3     1,095     (33)      1,065
Dividends, $200 per share..............  --       (100)    --         (100)
Net earnings...........................  --        551     --          551
                                         ---    ------    ----      ------
Balance, December 31, 1997.............  $ 3    $1,546    $(33)     $1,516
                                         ===    ======    ====      ======


        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                            STATEMENTS OF CASH FLOWS

                       (in thousands, except share data)

                                                              Year Ended
                                                             December 31,
                                                           -------------------
                                                           1995   1996   1997
                                                           -----  -----  -----
Cash flows provided by (used in) operating activities:
 Net earnings............................................. $ 316  $ 484  $ 551
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  (Gain) on disposal of asset.............................    (2)   --      (1)
  Deferred Federal income tax.............................     3    (11)   (19)
  Depreciation and amortization...........................    59     65     81
  Changes in assets and liabilities
   Accounts receivable....................................  (411)  (477)  (612)
   Inventory..............................................   --    (136)    98
   Unbilled receivables on completed contracts............  (394)   157     45
   Billings in excess of costs and estimated earnings on
    uncompleted contracts.................................    62    (58)   130
   Cost and estimated earnings on uncompleted contracts in
    excess of billings....................................   130   (441)   408
   Prepaid expenses.......................................     1      1     (2)
   Accounts payable.......................................   267    305   (174)
   Accrued income taxes...................................     5     58    (22)
   Accrued expenses.......................................   239    101    (36)
                                                           -----  -----  -----
    Net cash provided by operating activities.............   275     48    447
Cash flows (used in) investing activities:
 Proceeds from sale of equipment..........................   --     --       1
 Purchases of equipment...................................   (71)   (61)  (155)
 Increase in notes receivable affiliate...................  (167)   (91)  (484)
                                                           -----  -----  -----
    Net cash used in investing activities.................  (238)  (152)  (638)
Cash flows provided by (used in) financing activities:
 Increase in purchase price of treasury stock.............   --      (2)   --
 Dividends paid...........................................   --     (40)  (100)
 (Proceeds) payment of note payable.......................  (288)    42    657
 Increase (decrease) in bank overdraft....................   251    104   (366)
                                                           -----  -----  -----
    Net cash provided by (used in) financing activities...   (37)   104    191
                                                           -----  -----  -----
Net decrease in cash......................................   --     --     --
Cash at beginning of year.................................   --     --     --
                                                           -----  -----  -----
Cash at end of year....................................... $ --   $ --   $ --
                                                           =====  =====  =====
Supplemental disclosure of cash transactions:
 Interest paid............................................ $  22  $  20  $  33
                                                           =====  =====  =====
 Taxes paid............................................... $ 205  $ 309  $ 297
                                                           =====  =====  =====

        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       (in thousands, except share data)

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  The Corporation is an industrial electrical contractor whose work is primarily in Ohio and Kentucky. A summary of significant accounting policies applied in the preparation of the accompanying financial statements follows:

 1. Income Recognition

  The Corporation recognizes income on the percentage of completion method. The percentage of completion is calculated on the cost to cost method using cost to date and total estimated cost on a job by job basis. Actual results may vary from estimates. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued. The current asset caption "unbilled receivables on completed contracts" includes revenues earned in excess of billings for time and materials contracts as of December 31, 1996 and 1997. Contract Revenues include $4,520, $8,122, and $10,936 in 1995, 1996, and 1997 derived from time and material jobs.

 2. Inventory

  Inventory represents materials purchased for jobs which have not commenced at December 31. The inventory is carried at the lower of cost or market on a FIFO basis.

 3. Equipment

  Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, approximately three to ten years, principally on accelerated methods.

 4. Income Taxes

  The provision for tax is charged to current earnings. Deferred taxes have been recorded for timing differences in deductibility of state income taxes which completely reverse in the subsequent year and differences in depreciation methods for book and tax purposes.

 5. Use of Estimates in Financial Statements

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 6. Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

                                 INDECON, INC.

                       (in thousands, except share data)

 7. Concentrations of Credit Risk

  Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Corporation performs on-going credit evaluations to reduce the risk of loss.

  The Corporation also maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100.

 8. Earnings Per Share

  Basic earnings per share is computed based upon weighted-average shares outstanding during the period. Weighted-average shares outstanding for all periods was 500 shares.

NOTE B--NOTES RECEIVABLE--AFFILIATE

  The notes receivable--affiliate result from cash advances to two different affiliated Companies which have common ownership with this Company. The notes are due on demand and bear interest at a rate equal to the Corporations line of credit. The notes are unsecured.

NOTE C--EQUIPMENT

  Equipment consists of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Office equipment............................................. $  108  $  142
   Construction equipment.......................................    249     364
                                                                 ------  ------
                                                                    357     506
     Accumulated depreciation...................................   (231)   (306)
                                                                 ------  ------
                                                                 $  126  $  200
                                                                 ======  ======

  Depreciation expense for the year ended December 31, 1995, 1996 and 1997 was $59, $65 and $81, respectively.

NOTE D--NOTE PAYABLE

  The Corporation used at December 31, 1996 and 1997 $71 and $728 of a $1,200 revolving note from the bank. The interest rate is 1% over the prime rate (currently 8.25%) as of December 31, 1997. The note is secured by inventory and accounts receivable and is guaranteed by the stockholders. There are also guarantees in place with Garfield Electric Company, a related company.

                                 INDECON, INC.

                       (in thousands, except share data)



NOTE E--OPERATING LEASES

  The Corporation entered into an agreement in June 1997 which leases office space under an operating lease. The following is a schedule, by years, of the future minimum rental payments which expire January 31, 2003:


      Year ending December 31,
      ------------------------
         1998                    $59,316
         1999                    $59,952
         2000                    $59,952
         2001                    $59,952
         2002                    $59,952
         2003                    $ 4,996

  Total rent expense under the operating lease was $66,761 for 1997.

NOTE F--INCOME TAXES

  Provision for income taxes:

                                                                 Year Ended
                                                                December 31
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
   Federal:
     Current.................................................. $162  $282  $352
     Deferred.................................................    3   (11)  (19)
     State and local..........................................   49    85   119
                                                               ----  ----  ----
                                                               $214  $356  $452
                                                               ====  ====  ====
   Components of effective income tax rate:
   Federal:
     Statutory................................................   34%   34%   34%
     Permanent differences....................................  --    --    --
     Other....................................................   (3)  --    --
     State and local..........................................   10     6    12
                                                               ----  ----  ----
       Net effective income tax rate..........................   41%   40%   46%
                                                               ====  ====  ====

  The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax asset is:

                                                                   December 31
                                                                   ------------
                                                                   1996   1997
                                                                   ------ -----
   Deferred tax asset
     Currently non-deductible state accrual....................... $   15 $  42
                                                                   ====== =====
     Deferred tax liability depreciation.......................... $  --  $   8
                                                                   ====== =====

NOTE G--RELATED PARTIES

  Two of the stockholders of Indecon, Inc. are stockholders of a related company to which payments are made to perform some of the administrative functions of Indecon. The total of this administrative fee paid to reimburse

                                 INDECON, INC.

                       (in thousands, except share data)
NOTE G--RELATED PARTIES (continued)

the cost of the services provided was $210, $441 and $360, in 1995, 1996 and 1997, respectively. The Corporation and its' related party from time to time provide workers to each other during peak labor needs. These charges are recorded at cost, including benefits and payroll taxes. The totals charged to the related party for work performed by its' workers was $40, $34 and $5 for the years ended 1995, 1996 and 1997, respectively. The totals charged to the Corporation for work performed by its' workers was $275, $539 and $477 for the years ended 1995, 1996 and 1997 respectively.

  In 1997, the company separated its Data Network Solutions Cabling division and sold its net assets at book value to a separate company owned substantially by Indecon's shareholders.

NOTE H--MAJOR CUSTOMERS

  The Corporation had sales to one customer totaling for 79% of total revenue in 1995, and sales to three customers for 40% of total revenues (15%, 13% and 12%) in 1996 and sales to one customer for 56% of total revenues in 1997.

NOTE I--PROFIT-SHARING PLAN

  As of January 1, 1991, the Corporation implemented a 401(k) profit-sharing plan for all eligible employees. Employer contributions are made at the discretion of the Board of Directors, with all costs funded as accrued. Contributions by the Corporation in 1995, 1996 and 1997 totaled $40, $65 and $44.

NOTE J--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                December 31
                                                                -------------
                                                                1996    1997
                                                                -----  ------
   Costs incurred on uncompleted contracts..................... $ 442    $163
   Estimated earnings..........................................   145      17
                                                                -----  ------
                                                                  587     180
   Less billings to date.......................................   127     258
                                                                -----  ------
                                                                $ 460  $  (78)
                                                                =====  ======
   Included in the accompanying balance sheet under the
    following captions:
   Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................... $ 464  $   56
   Billings in excess of costs and estimated earnings on
    uncompleted contracts......................................    (4)   (134)
                                                                -----  ------
                                                                $ 460  $  (78)
                                                                =====  ======

NOTE K--SETTLEMENT OF STOCKHOLDER LAWSUIT

  In February 1996, a lawsuit with a stockholder was settled. The Corporation was directed to pay a total of $27 for the stockholder's one hundred twenty-five shares, pursuant to the Corporation's stock repurchase agreement. An additional $2 was paid to the stockholder.

                                 INDECON, INC.

                       (in thousands, except share data)
NOTE L--COMMITMENT

  On January 29, 1998 the Corporation entered into a Letter of Intent with Consolidation Capital Corporation (CCC) for the potential sale of Indecon, Inc. to CCC.

NOTE M--LITIGATION

  There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations.

NOTE N--STOCK REPURCHASE AGREEMENT

  The Company has entered into a stock repurchase agreement with each of its' shareholders. The repurchase agreement, triggered by death, disability, retirement or termination from the Company gives the Corporation the option to purchase shares at book value as of the last audited financial statement.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To United Service Solutions, Inc.:

  We have audited the accompanying balance sheet of UNITED SERVICE SOLUTIONS, INC. (the "Company") as of December 31, 1997, and the related statements of income, stockholders' equity (deficit) and cash flows for the period from inception (October 17, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Service Solutions, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period from inception (October 17, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Arthur andersen llp

Arthur andersen llp

Denver, Colorado,
 March 16, 1998 (except with respect
  to the matter discussed in Note 7,
  as to which the date is April 6,
  1998).

                         UNITED SERVICE SOLUTIONS, INC.
                                 BALANCE SHEETS

                                               December 31, 1997 March 31, 1998
                                               ----------------- --------------
                   ASSETS                                         (unaudited)
CURRENT ASSETS:
  Cash and cash equivalents..................     $    16,752     $   920,010
  Accounts receivable, net of allowance for
   doubtful accounts of $227,000 and
   $227,000, respectively....................       1,658,011       6,433,201
  Unbilled services..........................       2,420,675       1,713,307
  Supply inventory...........................         131,802         126,563
  Current deferred tax asset.................          17,518          17,518
  Prepaid expenses and other current assets..          30,478         366,077
  Employee receivables.......................          19,060          18,579
  Income tax receivable......................             --          231,465
                                                  -----------     -----------
    Total current assets.....................       4,294,296       9,826,720
EQUIPMENT, net of accumulated depreciation of
 $49,572 and $228,381, respectively..........       1,962,234       2,811,367
INTANGIBLE ASSETS, net of accumulated
 amortization of $33,309 and $194,984,
 respectively................................       7,363,563      26,078,747
DEBT ISSUANCE COSTS, net of accumulated
 amortization of $3,570 and $56,160,
 respectively................................         243,704         573,116
OTHER ASSETS.................................             --          220,038
                                                  -----------     -----------
    Total assets.............................     $13,863,797     $39,509,988
                                                  ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Bank overdrafts............................     $    74,423     $       --
  Accounts payable...........................       1,180,958       2,358,737
  Equipment financing obligation.............         725,754         398,432
  Accrued expenses...........................         579,605       2,826,033
  Accrued interest...........................          73,319         357,871
  Income taxes payable.......................          83,509             --
  Due to related parties.....................         508,367         350,000
  Current portion of long-term debt..........         500,000       1,520,000
  Deferred revenue...........................             --        1,326,356
                                                  -----------     -----------
    Total current liabilities................       3,725,935       9,137,429
LONG-TERM DEBT...............................       8,255,925      22,105,545
LONG-TERM DEBT--RELATED PARTY................       4,042,222       9,067,221
DEFERRED INCOME TAX LIABILITY--NONCURRENT....          35,285          35,285
                                                  -----------     -----------
    Total liabilities........................      16,059,367      40,345,480
WARRANTS WITH PUT OPTION.....................         303,733         504,503
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $0.001 par value, 1,500,000
   shares authorized, 1,000,000 and 1,060,996
   issued and outstanding, respectively......           1,000           1,061
  Common stock--Class A, $0.001 par value, 0
   and 53,530 shares authorized, issued and
   outstanding, respectively.................             --               54
  Common stock--Class B, non-voting, $0.001
   par value, 0 and 62,541 shares authorized,
   issued and outstanding, respectively......             --               63
  Additional paid-in capital.................           4,018         806,818
  Accumulated deficit........................      (2,504,321)     (2,147,991)
                                                  -----------     -----------
    Total stockholders' equity (deficit).....      (2,499,303)     (1,339,995)
                                                  -----------     -----------
    Total liabilities and stockholders'
     equity (deficit)........................     $13,863,797     $39,509,988
                                                  ===========     ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                         UNITED SERVICE SOLUTIONS, INC.

                              STATEMENTS OF INCOME

                                               October 17, 1997
                                                (inception) to
                                               December 31, 1997 March 31, 1998
                                               ----------------- --------------
                                                                  (unaudited)
OPERATING REVENUES:
  Service revenues, net.......................    $4,458,195      $15,746,844
  Lease revenues..............................        40,689          185,409
                                                  ----------      -----------
    Total operating revenues..................     4,498,884       15,932,253
OPERATING EXPENSES:
  Subcontractor expenses......................     3,028,328       10,996,500
  Supply costs................................       358,226        1,094,315
  Salaries, wages and benefits................       369,543        1,201,842
  Selling, general and administrative
   expenses...................................       211,134          845,077
  Insurance expenses..........................        11,561           49,239
  Depreciation and amortization...............        82,881          340,484
  Management fees to related party............        27,777          124,998
                                                  ----------      -----------
    Total operating expenses..................     4,089,450       14,652,455
                                                  ----------      -----------
OPERATING INCOME..............................       409,434        1,279,798
OTHER INCOME (EXPENSE):
  Interest expense............................      (142,316)        (685,916)
  Other.......................................           837              --
                                                  ----------      -----------
    Total other expense.......................      (141,479)        (685,916)
                                                  ----------      -----------
INCOME BEFORE PROVISION FOR INCOME TAXES......       267,955          593,882
PROVISION FOR INCOME TAXES:
  Current.....................................       (83,509)        (237,552)
  Deferred....................................       (17,767)             --
                                                  ----------      -----------
NET INCOME....................................    $  166,679      $   356,330
                                                  ==========      ===========


  The accompanying notes to financial statements are an integral part of these statements.

                        UNITED SERVICE SOLUTIONS, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE PERIOD FROM INCEPTION (OCTOBER 17, 1997)
                             TO DECEMBER 31, 1997

                            Class A       Class B
                            Common        Common       Common Stock
                         ------------- ------------- ----------------   Additional    Accumulated
                         Shares Amount Shares Amount  Shares   Amount Paid-In Capital   Deficit       Total
                         ------ ------ ------ ------ --------- ------ --------------- -----------  -----------
BALANCE, October 17,
 1997 (Inception).......    --   $--      --   $--         --  $  --     $    --      $       --   $       --
  Issuance of stock to
   BACE Capital
   Partners.............    --    --      --    --     800,000    800       4,218             --         5,018
  Issuance of stock to
   selling shareholder..    --    --      --    --     200,000    200        (200)            --           --
  Deemed dividend to
   selling shareholder..    --    --      --    --         --     --          --       (2,671,000)  (2,671,000)
  Net income............    --    --      --    --         --     --          --          166,679      166,679
                         ------  ----  ------  ----  --------- ------    --------     -----------  -----------
BALANCE, December 31,
 1997...................    --    --      --    --   1,000,000  1,000       4,018      (2,504,321)  (2,499,303)
  Issuance of stock to
   subordinated debt
   holders (unaudited).. 53,530    54  62,541    63        --     --      173,991             --       174,108
  Issuance of stock
   (unaudited)..........    --    --      --    --      60,996     61     628,809             --       628,870
  Net income
   (unaudited)..........    --    --      --    --         --     --          --          356,330      356,330
                         ------  ----  ------  ----  --------- ------    --------     -----------  -----------
BALANCE, March 31, 1998
 (unaudited)............ 53,530  $ 54  62,541  $ 63  1,060,996 $1,061    $806,818     $(2,147,991) $(1,339,995)
                         ======  ====  ======  ====  ========= ======    ========     ===========  ===========


 The accompanying notes to financial statements are an integral part of these statements.

                         UNITED SERVICE SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                               October 17, 1997
                                                (inception) to
                                               December 31, 1997 March 31, 1998
                                               ----------------- --------------
                                                                  (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................    $   166,679     $    356,330
  Adjustments to reconcile net income to cash
   provided by operating activities--
    Depreciation and amortization.............         82,881          340,484
    Amortization of debt issuance costs.......          3,570           52,590
    Noncash interest charges..................         51,880          185,496
    Deferred tax provision....................         17,767              --
    Change in operating assets and
     liabilities--
      Accounts receivable and unbilled
       services...............................       (885,645)         343,992
      Accounts payable and accrued expenses...        556,938          421,767
      Supply inventory........................        (81,802)           5,239
      Accrued interest........................         73,319          284,552
      Income taxes payable....................         83,509         (314,974)
      Deferred revenue........................            --           220,296
      Prepaid expenses and other assets.......        (29,337)        (539,283)
                                                  -----------     ------------
      Cash provided by operating activities...         39,759        1,356,489
                                                  -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to equipment......................        (42,910)        (394,087)
  Purchase of California Professional Cleaning
   Services, Inc and related entities, net of
   cash acquired..............................     (8,682,212)             --
  Purchase of Sullivan Service Company........            --       (15,063,268)
                                                  -----------     ------------
      Cash used in investing activities.......     (8,725,122)     (15,457,355)
                                                  ===========     ============


  The accompanying notes to financial statements are an integral part of these statements.

                         UNITED SERVICE SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                              October 17, 1997
                                               (inception) to
                                              December 31, 1997 March 31, 1998
                                              ----------------- --------------
                                                                 (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank overdraft.............................    $   74,423      $   (74,423)
  Proceeds from long--term debt..............     8,750,000       15,073,380
  Debt issuance costs........................      (247,274)        (382,002)
  Payments on equipment financing
   obligation................................      (180,052)        (327,322)
  Payment on term loan.......................           --          (230,000)
  Proceeds from issuance of stock............         5,018          802,978
  Proceeds from issuance of warrants.........       300,000          141,513
                                                 ----------      -----------
  Cash provided by financing activities......     8,702,115       15,004,124
INCREASE IN CASH AND CASH EQUIVALENTS........        16,752          903,258
CASH AND CASH EQUIVALENTS, beginning of
 period......................................           --            16,752
                                                 ----------      -----------
CASH AND CASH EQUIVALENTS, end of period.....    $   16,752      $   920,010
                                                 ==========      ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..............................    $   17,117      $   163,278
                                                 ==========      ===========
  Taxes paid.................................    $      --       $   552,526
                                                 ==========      ===========
SUPPLEMENTAL DISCLOSURE OF NON--CASH
 FINANCING AND INVESTING ACTIVITIES:
  Note to selling shareholder................    $4,000,000      $ 4,925,000
                                                 ==========      ===========
  Deferred purchase consideration............    $  500,000      $       --
                                                 ==========      ===========
  Deemed dividend to selling shareholder.....    $2,671,000      $       --
                                                 ==========      ===========
  Equipment financed through equipment
   financing obligation......................    $   56,991      $       --
                                                 ==========      ===========
  Equipment acquired in acquisition..........    $1,911,905      $   633,855
                                                 ==========      ===========
  Working capital acquired...................    $2,276,742      $   332,237
                                                 ==========      ===========
  Equipment financing obligation assumed.....    $  848,815      $       --
                                                 ==========      ===========


  The accompanying notes to financial statements are an integral part of these statements.

                        UNITED SERVICE SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

(1) BUSINESS AND OPERATIONS

  United Service Solutions, Inc. (the "Company") was incorporated on October 17, 1997 in Delaware. Operations began on November 22, 1997 when the Company purchased the principal operating assets and assumed certain liabilities of California Professional Cleaning Services, Inc. ("CPCS") and related entities (the "Acquisition"). The Company is a subsidiary of the members of BACE Capital Partners LLC, a venture capital fund organized in Colorado.

  The Company is engaged in the business of contract facilities management services primarily to regional and national chain retailers in various regions of the continental United States. The services the Company manages generally involve the sweeping, stripping, scrubbing and buffing of facility floors. The Company's principal customers are in the grocery, pharmacy and consumer products businesses. Additionally, the Company leases floor maintenance equipment to certain customers and subcontractors.

  A significant portion of the Company's operations are in California. The Company also operates in Arizona, Colorado, Florida, Idaho, Nebraska, Nevada, New Mexico, New York, Oregon, Texas, Utah, Washington, West Virginia and Wyoming.

 The Acquisition

  On November 22, 1997, the Company acquired certain net assets of CPCS for $6.7 million in cash, subordinated purchase money notes payable of $4 million and 200,000 shares of the Company's common stock. In addition, the Company paid $2.0 million for covenants not to compete ranging from 5 to 15 years. The Company will be required to pay an additional $0.5 million in December 1998, assuming CPCS's operating income does not decline from the prior year's levels. This additional amount has been accrued at the date of acquisition because payment is reasonably assured. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair values for the 80% acquired by new equity interests and based upon predecessor cost for the 20% interest retained by the seller. The excess of the consideration received by the selling shareholder over the predecessor cost of the assets contributed relating to the 20% interest retained has been charged to equity as a deemed dividend in accordance with Emerging Issues Task Force (EITF) Issue No. 88-16. This treatment resulted in approximately $5.4 million of cost in excess of net assets acquired as of November 22, 1997. Such excess is being amortized on a straight-line basis over 40 years. CPCS results of operations have been included since the date of acquisition.

  The following summarized, unaudited pro forma results of operations for the year ended December 31, 1997 assume the acquisition occurred as of the beginning of the period:

                                                                       1997
                                                                   -------------
                                                                   (in millions)
       Total revenues.............................................     $32.1
       Net income.................................................       0.9

  The preliminary allocation to property and equipment, goodwill and other intangibles is contingent upon the Company finalizing its appraisal of the assets acquired from CPCS.

  In connection with the Acquisition, the Company entered into an employment and consulting agreement with the seller. The employment agreement and subsequent consulting agreement each have six month terms. Cash remuneration paid under the employment agreement was approximately $13,000 in 1997.

                        UNITED SERVICE SOLUTIONS, INC.

                               December 31, 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  The Company considers all highly liquid investments not subject to market risk, with a maturity of three months or less at the date of purchase, to be cash equivalents.

 Equipment

  Equipment is stated at cost. The Company uses the straight-line method of depreciation for financial reporting purposes. Following is a summary of estimated useful lives:

            Asset                                                         Years
            -----                                                         -----
     Automobiles and trucks..............................................  5-7
     Machinery and equipment.............................................  3-5
     Office equipment....................................................  5-7

  At December 31, 1997, equipment consisted of the following:

     Machinery and equipment........................................ $  678,843
     Equipment leased to customers and subcontractors (Note 6)......  1,119,490
     Automobiles and trucks.........................................    152,780
     Office equipment...............................................     60,693
                                                                     ----------
                                                                      2,011,806
     Less--accumulated depreciation.................................    (49,572)
                                                                     ----------
                                                                     $1,962,234
                                                                     ==========

 Long-Lived Assets

  The Company evaluates its long-lived assets for recoverability whenever changes in its business or other events warrant such a review. A long-lived asset is considered impaired when projected undiscounted cash flows are insufficient to recover the carrying amount. As of December 31, 1997, management believes there has not been any impairment of the Company's long-lived assets.

 Intangible Assets

  The Company amortizes its intangible assets over the following periods:

     Organizational costs................. 5 years
     Noncompete agreements................ Term of the agreement (5 to 15 years)
     Goodwill............................. 40 years

  At December 31, 1997 intangible assets consisted of the following:

     Organizational costs........................................... $    5,000
     Noncompete agreements..........................................  1,959,513
     Goodwill.......................................................  5,432,359
                                                                     ----------
                                                                      7,396,872
     Less--Accumulated amortization.................................    (33,309)
                                                                     ----------
                                                                     $7,363,563
                                                                     ==========

                        UNITED SERVICE SOLUTIONS, INC.

                               December 31, 1997
 Deferred Income Taxes

  The Company accounts for income taxes according to the liability method. Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and income tax purposes in different periods. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

 Concentration of Credit Risk

  In 1997, the Company derived approximately 32%, 16% and 9% of its revenue from three regional and national chain customers. These customers comprised 22%, 19% and 19%, respectively, of the accounts receivable balance as of December 31, 1997.

  In 1997, two vendors comprised approximately 27% and 23% of total subcontractor expenses.

 Revenue Recognition

  Service revenue represents revenue for servicing customer floors and is recognized when the service is provided. Services provided but which have not yet been billed are included in unbilled services in the accompanying balance sheet. Leasing revenue for leasing floor maintenance equipment is recognized on a straight-line basis over the minimum lease term, regardless of payment terms.

 Advertising

  The Company expenses advertising costs as incurred.

 Supply Inventory

  Supply inventory is recorded at the lower of cost or market, with cost determined under a first-in, first-out method.

 Stock Options and Warrants

  Employee stock options are accounted for using the intrinsic value method under which no compensation is generally recognized if the exercise price equals or exceeds the fair value of the stock at the date of grant. Stock options and warrants issued to non-employees are accounted for at their fair value at date of grant. Fair value for non-employee grants is determined using the Black-Scholes option pricing model or the value of the services received, whichever is more readily determinable. Subsequent to yearend, the Company established a stock option plan for key employees. There are 30,000 shares of stock available for issuance under the plan and each stock option is evidenced by a stock option agreement, the terms of which are at the discretion of the board of directors. The exercise period of any grant can be up to 10 years. Options will be granted with exercise prices at least equal to fair market value at the date of grant. On February 25, 1998, pursuant to the stock option plan

                        UNITED SERVICE SOLUTIONS, INC.

                               December 31, 1997
for key employees, the Company granted incentive stock options to key employees for 7,300 shares of the Company's common stock with an exercise price of $10.31 per share, a five year ratable vesting period and a ten year life.

 Financial Instruments

  Substantially all of the Company's financial instruments (which includes cash equivalents, accounts receivable and payable and borrowings) have been issued or revalued in connection with the Acquisition. As such, their carrying amounts reflect fair value December 31, 1997.

  The fair value of the warrants with a put option to the Company for cash beginning in 2002 is $303,733 at December 31, 1997. Each warrant is putable at a price determined by valuing the Company's net assets at six times the trailing twelve month EBITDA (net earnings before interest, tax, depreciation and amortization expenses), less borrowings and dividing by the total number of common shares and warrants outstanding. At December 31, 1997, the minimum put amount is approximately $500,000. The redemption price may change in the future depending upon the future results of operations. The Company is accreting these putable warrants to their estimated redemption value at the earliest put date. The accretion is charged to interest expense. As of December 31, 1997, a total of $3,733 has been charged to interest expense related to these warrants.

 Unaudited Financial Statements

  In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position of the Company as of March 31, 1998 and the results of operations and cash flows for the period presented. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC's rules and regulations. The results of operations for the period presented are not necessarily indicative of the results for the full year.

(3) BORROWINGS

  Borrowings at December 31, 1997, consisted of the following:

                           Due Year Ended December 31,
                          ------------------------------            Unamortized
 By Priority              1998 1999  2000   2001   2002  Thereafter  Discount
 -----------              ---- ---- ------ ------ ------ ---------- -----------
                                               (in $000's)
Term Loan................ $500 $750 $1,000 $1,000 $3,800   $  --       $ --
Notes payable............  --   --     --     --   2,000      --        (294)
Related party note.......  --   --     --     --     --     4,042        --
                          ---- ---- ------ ------ ------   ------      -----
                          $500 $750 $1,000 $1,000 $5,800   $4,042      $(294)
                          ==== ==== ====== ====== ======   ======      =====

Financing Facility with a Financial Institution

 Revolving Line of Credit

  The Company has a revolving line of credit with a financial institution ("Lender") for up to $2.0 million. The revolving line of credit is collateralized by substantially all of the assets of the Company and ranks pari passu with the Term Loan. The term of the line is for 5 years with automatic one-year renewal periods. Interest is at the institution's base rate plus 0.75% (9.0% at December 31, 1997) and is payable monthly in arrears. Principal on the line of credit is paid by daily collections on the Company's accounts receivable, which first pay any outstanding amounts on the line of credit. A LIBOR option is available to the Company, periodically, for all or portions of the outstanding principal balance. The rate is based upon the Company's achieved level of EBITDA, as defined in the agreement, and ranges from LIBOR plus 2.5% to LIBOR plus 3.0%. The Company must pay a fee for the unused portion of the line of credit equal to 0.375% of the average monthly unused principal balance. The fee is payable monthly in arrears. There were no amounts drawn on the line of credit at December 31, 1997.

                        UNITED SERVICE SOLUTIONS, INC.

                               December 31, 1997

 Term Loan

  The Company has a term loan with the Lender for $7.05 million. The term loan bears interest at the financing institution's base rate plus 1% (9.25% at December 31, 1997). A LIBOR option is available to the Company, periodically, for all or a portion of the outstanding principal balance. The rate is based upon the Company's achieved level of EBITDA, as defined in the agreement, and ranges from LIBOR plus 2.75% to LIBOR plus 3.25%. The term loan is collateralized by substantially all of the assets of the Company and ranks pari passu with the revolving line of credit. Interest is payable monthly in arrears. Principal is payable quarterly, beginning March 1, 1998, with quarterly amounts ranging from $125,000 to $250,000. Additionally the Company must pay additional principal each year equal to 75% of excess cash flow, defined as 75% of the amount derived by EBITDA less fixed charges and accrued management fees, which is applied in inverse order of maturity.

  If the Company terminates the revolving line of credit or term loan, a termination charge of 0% to 1.0% of the total credit facility will be assessed to the Company (0% through December 31, 1998).

  The Company is subject to certain financial and nonfinancial covenants related to the term loan and revolving line of credit. The financial covenants specify minimum EBITDA levels, an EBITDA to fixed charges ratio, maximum collateral levels, limitations on additional indebtedness and capital expenditure limits. As of December 31, 1997 the Company was in compliance with all covenants.

 Notes Payable

  The Company entered into note agreements with three financial institutions for a total of $2.0 million. The notes are subordinated to the term loan and revolving line of credit. Principal is due in November 2002. Interest is payable quarterly in arrears at 12%. The notes payable are collateralized by substantially all of the assets of the Company, although subordinated to the above revolving line of credit and term loan. The notes were issued with the warrants discussed in Note 4 which results in an effective interest rate of approximately 18% on the notes.

  The Company is subject to certain financial and nonfinancial covenants substantially the same as in the credit facility described above.

 Equipment Financing Obligation

  The Company has an equipment financing arrangement for 263 buffers and 33 auto scrubbers. The obligation at December 31, 1997 was $725,754. Payment terms are 180 days, without interest, from the invoice date. The amounts due are as follows: approximately $380,000 is due March 1998, approximately $312,000 is due May 1998 and approximately $34,000 is due June 1998.

 Related Party Note Payable

  In connection with the acquisition of the net assets of California Professional Cleaning Services, Inc. and related entities, the Company issued a note to the seller for $4.0 million. The principal balance is due in 4 equal quarterly payments beginning March 1, 2003 or earlier if the Company files a registration statement under the Securities and Exchange Commission Act of 1933 and issues shares in an initial public offering. Accrued interest at 10% per annum for the first year is added to the principal balance, thereafter, interest is payable annually in arrears. The related party note is subordinated to the Company's other borrowings and is uncollateralized.

                        UNITED SERVICE SOLUTIONS, INC.

                               December 31, 1997

(4) EQUITY

 Stock Split

  On January 27, 1998, the Company effected a 1,000-for-1 split of the Company's common stock. The number of common shares, the capital accounts and stock options and warrants have been restated to give retroactive effect to the stock split.

 Stock Options

  The Company grants stock options to employees at a price equal to the estimated fair value of the stock on the date of grant. The options vest ratably over a five year period. Options granted in 1997 are as follows:

                                                                      Remaining
                                                            Exercise Contractual
                                                     Shares  Price      Life
                                                     ------ -------- -----------
   Granted.......................................... 40,000  $.0001
   Exercised........................................    --      --
   Cancelled........................................    --      --
                                                     ------  ------
   Outstanding...................................... 40,000  $.0001   9.9 years
   Exercisable......................................    --      --

  The fair value of the options granted during 1997 had a nominal value and would not have affected reported net income if recorded at fair value and amortized over their vesting period as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Fair value was estimated using the minimum value method available for private companies under which no volatility was assumed for the stock price. A risk free interest rate of 5.39% and no dividends were assumed in estimating fair value.

 Warrants

  The Company has issued warrants to purchase common stock to the three financial institutions providing debt financing during 1997. The 103,000 warrants have an aggregate exercise price of $300 and because of the put feature described below, had an estimated fair value of $300,000 at the time of issuance. The warrants are exercisable at the earliest of November 21, 2001 or a triggering event, as defined in the agreement, and expire in 2002. The warrants can be put to the Company beginning in November 2002 for a cash redemption value based on valuing the Company's net assets at six times the trailing twelve month EBITDA, less borrowings and dividing by the total number of common shares and warrants outstanding. The Company is accreting the warrants to the estimated cash redemption value at the earliest redemption date.

(5) INCOME TAXES

  At December 31, 1997, the provision for taxes includes:

                                                                 Federal  State
                                                                 ------- -------
   Current...................................................... $67,874 $15,635
   Deferred.....................................................  14,441   3,326
                                                                 ------- -------
                                                                 $82,315 $18,961
                                                                 ======= =======

                        UNITED SERVICE SOLUTIONS, INC.

                               December 31, 1997

  The difference in income taxes provided and the amounts determined by applying the federal statutory rate to income before income taxes result from the following:

     Income tax provision using federal statutory rate.................... 35.0%
     Effect of graduated federal rates.................................... (2.7)
     State income taxes, net of federal benefit...........................  4.6
     Meals and entertainment..............................................  0.9
                                                                           ----
                                                                           37.8%
                                                                           ====

  Temporary differences giving rise to deferred taxes at December 31, 1997 are as follows:

     Current deferred tax asset and liability:
       Vacation accrual.............................................. $ 21,828
       Prepaid insurance.............................................   (4,310)
                                                                      --------
         Net deferred tax asset--current............................. $ 17,518
                                                                      ========
     Noncurrent deferred tax liability:
       Basis difference of tangible and intangible assets............ $(35,285)
                                                                      ========

(6) COMMITMENTS AND CONTINGENCIES

 Operating Lease Commitments

  The Company has various operating leases in effect for office space and equipment. The leases have initial terms ranging from one month to five years, with renewal options generally being available.

  Minimum commitments under all operating leases at December 31, 1997, are as follows:

     Year
     ----
     1998............................................................... $ 5,700
     1999...............................................................   4,521
     2000...............................................................   4,128
     2001...............................................................     996
                                                                         -------
       Total............................................................ $15,345
                                                                         =======

  Rental expense amounted to approximately $10,600 for the year ended December 31, 1997.

 Operating Lease Contracts

  The Company leases floor maintenance equipment to customers and subcontractors under a three year lease. If the customer terminates the related service contract earlier than three years from the date of acquisition of the equipment, the Company may put the leased asset to the customer for its fair market value. Minimum future rentals receivable on noncancelable leases are as follows:

     Year
     ----
     1998............................................................ $  739,140
     1999............................................................    739,140
     2000............................................................    491,225
                                                                      ----------
       Total......................................................... $1,969,505
                                                                      ==========

                        UNITED SERVICE SOLUTIONS, INC.

                               December 31, 1997

 Legal Matters

  Prior to the Acquisition, CPCS has been a party to various legal actions and claims arising in the normal course of business. The Company is not presently subject to any such legal actions or claims.

 Management Fee

  The Company has a management agreement with its majority stockholder. Under the agreement, the Company receives consulting services concerning business planning, acquisitions, financing and other management matters. The fee is $250,000 per year increased by the consumer price index beginning in 1999. Additionally, beginning in 1998, the management agreement contains an incentive bonus of up to $250,000 if agreed upon performance is achieved. The agreement continues as long as the majority stockholder owns greater than 50% of the outstanding stock of the Company.

 Year 2000

  Management is currently addressing the Year 2000 issue and its impacts on the Company and the Company's customers and vendors. The Company is currently quantifying the costs of becoming Year 2000 compliant but believes such costs will not be material to its financial position or results of operations.

(7) SUBSEQUENT EVENTS

  On January 27, 1998, the Company purchased all of the outstanding stock of Sullivan Service Company ("SSC") for $14.825 million in cash and $4.925 million in subordinated debt from the seller. SSC provides similar contract facilities management services to regional and national retailers in the eastern and mid-west portions of the United States and in Puerto Rico. The acquisition was accounted for using the purchase method.

  On April 6, 1998, the Company entered into a definitive agreement to merge with Consolidation Capital Corporation with closing of the transaction scheduled in early April.

(8) QUARTERLY INFORMATION (UNAUDITED)

  On January 27, 1998, the Company purchased SSC for total consideration of $19.75 million. The quarterly information presented includes the net assets purchased and the income from the operations of SSC from the acquisition date through the end of the quarter. The Company acquired working capital of $332,237 and equipment of $633,855 in the acquisition.

  The excess of the purchase price over the fair value of identifiable assets acquired of $18.8 million was tentatively allocated to goodwill and will be amortized over forty years. The final allocation of purchase price will be determined upon completion of an appraisal of the acquired assets.

  The acquisition was financed through the issuance of $15.1 million in debt, seller financing of $4.9 million and the sale of 53,530 shares of Class A common and 62,541 shares of Class B Nonvoting common stock for total proceeds of approximately $174,000. In connection with the issuance of the debt, the Company issued warrants to purchase 94,342 shares of common stock valued at approximately $142,000.

  During March 1998, the Company issued 60,996 shares of common stock to related parties for $628,870 in cash.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Taylor Electric, Inc.

  We have audited the accompanying balance sheet of Taylor Electric, Inc. as of December 31, 1997, and the related statements of earnings, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Taylor Electric, Inc. as of December 31, 1997 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Leverich, Phillips, Rasmuson & Company

Leverich, Phillips, Rasmuson & Company

Salt Lake City, Utah
February 20, 1998

                             TAYLOR ELECTRIC, INC.

                                 BALANCE SHEET


                                               December 31, 1997 March 31, 1998
                                               ----------------- --------------
                                                                  (unaudited)
                    ASSETS
CURRENT ASSETS
  Cash (Note F)...............................    $1,158,324       $2,942,591
  Contracts receivable (including retentions
   of $1,370,552)
   (Note A5)..................................     3,918,633        4,159,332
  Employee receivable.........................         1,315            3,011
  Inventory (Note A6).........................       113,778          198,805
  Prepaid expenses............................        55,097           33,117
  Costs and estimated profits in excess of
   billings on uncompleted contracts (Note
   B).........................................       316,191           44,999
                                                  ----------       ----------
    TOTAL CURRENT ASSETS......................     5,563,338        7,381,855
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation (Note C)........................       420,591          405,575
OTHER ASSETS
  Deposits....................................         9,125            9,449
                                                  ----------       ----------
      TOTAL ASSETS............................    $5,993,054       $7,796,879
                                                  ==========       ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable (Including retentions of
   $44,304 and $27,174).......................    $  505,664       $1,092,520
  Accrued expenses............................       493,821          323,281
  Billings in excess of costs and estimated
   profits on uncompleted contracts (Note B)..       908,277        1,895,733
                                                  ----------       ----------
    TOTAL CURRENT LIABILITIES.................     1,907,762        3,311,534
STOCKHOLDERS' EQUITY
  Common stock, no par value, authorized
   50,000 shares, issued and outstanding
   1,222 shares...............................       425,986          425,986
  Retained earnings...........................     3,659,306        4,059,359
                                                  ----------       ----------
    TOTAL STOCKHOLDERS' EQUITY................     4,085,292        4,485,345
                                                  ----------       ----------
      TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY.................................    $5,993,054       $7,796,879
                                                  ==========       ==========


         The accompanying notes are an integral part of this statement.

                             TAYLOR ELECTRIC, INC.

                  STATEMENT OF EARNINGS AND RETAINED EARNINGS


                                    Year Ended       Three Months Ended
                                 December 31, 1997        March 31,
                                 -----------------  ----------------------  ---
                                                       1997        1998
                                                    ----------  ----------
Construction revenue...........  $      19,192,685  $4,070,974  $4,782,343
Construction costs.............         13,799,340   3,287,914   4,099,057
                                 -----------------  ----------  ----------
    Gross Profit...............          5,393,345     783,060     683,286
General and administrative
 expenses......................          1,271,756     278,129     296,912
                                 -----------------  ----------  ----------
    Earnings from Operations...          4,121,589     504,931     386,374
Other income/(expense)
  Miscellaneous income
   (expense)...................             41,458      (8,582)    (23,013)
  Interest income..............            112,759      13,680      30,509
  Interest expense.............                (31)        --          (18)
  Gain on sale of assets.......              1,298       6,771       6,201
                                 -----------------  ----------  ----------
    NET EARNINGS...............          4,277,073     516,800     400,053
Retained earnings--beginning of
 year..........................          2,610,579   2,610,578   3,659,306
Shareholder distributions......         (3,228,346)        --          --
                                 -----------------  ----------  ----------
Retained earnings--end of
 year..........................  $       3,659,306  $3,127,378  $4,059,359
                                 =================  ==========  ==========




         The accompanying notes are an integral part of this statement.

                             TAYLOR ELECTRIC, INC.

                            STATEMENT OF CASH FLOWS
                          Increase/(Decrease) in Cash


                                            Year Ended
                                             December    Three Months Ended
                                             31, 1997         March 31,
                                            ----------  ----------------------
                                                           1997        1998
                                                        ----------  ----------
                                                             (unaudited)
Cash flows from operating activities:
 Net earnings.............................. $4,277,073   $ 516,800   $ 400,053
 Adjustment to reconcile net earnings to
  net cash provided by operating
  activities:
  Depreciation.............................    125,043      29,539      27,614
  Gain on sale of assets...................     (1,298)        --          --
  Changes in operating assets and
   liabilities:
   (Increase)/Decrease in:
    Contracts receivable...................   (420,127)    309,622    (218,719)
    Inventory..............................    135,510     (43,515)    (85,027)
    Costs and estimated profits in excess
     of billings on uncompleted contracts..   (291,089)        --      271,192
    Employee receivable....................      8,119       3,546      (1,696)
    Prepaid expenses.......................     (4,190)        --          --
    Deposits...............................        694         619        (325)
   (Decrease)/Increase in:
    Billings in excess of costs and
     estimated profits on uncompleted
     contracts.............................     22,989         --      987,456
    Accounts payable.......................   (210,170)     95,028     509,272
    Accrued expenses.......................    (96,491)   (16,403)    (92,956)
                                            ----------  ----------  ----------
     Total adjustment to net earnings......   (731,010)    378,436   1,396,811
                                            ----------  ----------  ----------
      Net Cash Provided by Operating
       Activities..........................  3,546,063     895,236   1,796,864
Cash flows from investing activities:
 Purchase of equipment.....................   (118,112)    (37,193)    (12,598)
 Proceeds from sale of assets..............      6,832         --          --
                                            ----------  ----------  ----------
      Net Cash Used by Investing
       Activities..........................   (111,280)    (37,193)    (12,598)
Cash flows from financing activities:
 Shareholder distributions................. (3,228,346)        --          --
                                            ----------  ----------  ----------
      Net Cash Used by Financing
       Activities.......................... (3,228,346)        --          --
                                            ----------  ----------  ----------
Net increase in cash.......................    206,437     858,043   1,784,266
Cash--beginning of year....................    951,887     951,887   1,158,325
                                            ----------  ----------  ----------
Cash--end of year.......................... $1,158,324  $1,809,930  $2,942,591
                                            ==========  ==========  ==========

         The accompanying notes are an integral part of this statement.

                             TAYLOR ELECTRIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

 1. Method of accounting for long-term construction contracts

  The Company is engaged in electrical contracting under long-term construction contracts in Utah and surrounding areas. The accompanying financial statements have been prepared using the percentage-of-completion method measured by percentage of cost incurred to date to estimated total cost for each contract and, therefore, take into account the cost, estimated earnings, and revenue to date on the contracts not yet complete. That method is used because management considers total cost to be the best available measure of progress on the contracts.

  The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears to the anticipated final total costs, based on current estimates of cost to complete. It is not related to the progress billings to customers.

  Revenue earned on contracts in process in excess of billings (underbillings) is classified as a current asset. Amounts billed in excess of revenue earned (overbillings) are classified as current liabilities.

  At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

 2. Use of estimates

  Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, and the reported revenues and expenses.

 3. Operating cycle

  Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheet, as they will be liquidated in the normal course of contract completion, although this may be more than one year.

 4. Statement of cash flows

  For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. During the year ended December 31, 1997, the Company paid interest of $31, none of which was required to be capitalized. There were no non-cash investing or financing activities for the year ended December 31, 1997.

 5. Allowance for doubtful accounts

  The Company considers contracts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been provided. If amounts become uncollectible, they will be charged to operations when that determination is made.

  The Company also expects all retention receivables to be collected within the normal course of contract completion.

                             TAYLOR ELECTRIC, INC.

                               December 31, 1997

 6. Inventory

  The inventory of the Company consists of electrical materials and supplies used on construction contracts. Inventory is stated at the lower of cost or market using the first-in, first-out (FIFO) method of accounting. At December 31, 1997, the inventory was valued at $113,778.

 7. Income taxes

  The income taxes on the net operations for the year are payable personally by the shareholders pursuant to an election under Subchapter S of the Internal Revenue Code not to have the Company taxed as a corporation. Accordingly, no provision has been made for taxes. The tax liability would be approximately $1,668,058 had such taxes been payable by the Corporation at December 31, 1997.

NOTE B--COSTS AND ESTIMATED PROFITS ON UNCOMPLETED CONTRACTS

   Costs incurred on uncompleted contracts......................... $ 8,797,615
   Estimated earnings..............................................   3,563,703
                                                                    -----------
                                                                     12,361,318
   Less: Billings to date..........................................  12,953,404
                                                                    -----------
                                                                       (592,086)
                                                                    ===========

  Included in the accompanying balance sheet under the following captions:

   Costs and estimated profits in excess of billings on uncompleted
    contracts......................................................   316,191
   Billings in excess of costs and estimated profits on uncompleted contracts......................................................  (908,277)
                                                                     --------
                                                                     (592,086)
                                                                     ========

NOTE C--PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1997 consisted of the following:

                                                        Accumulated    Book
                                                Cost    Depreciation   Value
                                              --------- ------------ ---------
   Leasehold improvements.................... $ 169,205   $ 43,904   $ 125,301
   Furniture and fixtures....................   177,986    102,175      75,811
   Construction equipment....................   256,116    154,249     101,867
   Vehicles..................................   339,179    221,567     117,612
                                              ---------   --------   ---------
                                              $ 942,486   $521,895   $ 420,591
                                              =========   ========   =========

  Depreciation expense is computed using the straight-line method in amounts sufficient to write off the cost of depreciable assets over their estimated useful lives. Depreciation expense for the year ended December 31, 1997 amounted to $125,043. Of this amount, $90,184 was included in direct equipment costs and $34,859 was included in general and administrative expenses.

                             TAYLOR ELECTRIC, INC.

                               December 31, 1997

NOTE D--BACKLOG

  The following schedule shows a reconciliation of backlog representing signed contracts in existence at December 31, 1997:

   Balance--beginning of year...................................... $ 8,181,324
   New contracts and change orders.................................  30,601,370
                                                                    -----------
                                                                     38,782,694
   Less contract revenue earned at December 31, 1997...............  19,192,685
                                                                    -----------
   Balance--end of year............................................ $19,590,009
                                                                    ===========

NOTE E--SALARY REDUCTION AND PROFIT SHARING PLAN

  The Company maintains a defined contribution retirement plan pursuant to the Internal Revenue Code 401(k). All employees that work over 1,000 hours and have completed one year of service are eligible to enter the plan on the plan's entry date. Participants are 100% vested in the employer's contributions upon admission to the plan. The plan allows for a maximum employee contribution of 10% of compensation up to the maximum amount allowed by law. The Company matches 45% of employee contributions. For the year ended December 31, 1997, the Company contributed $137,290 to the plan.

NOTE F--CONCENTRATIONS OF CREDIT RISK

  The Company verifies sources of payment and has legal lien rights on all significant private and commercial jobs. In compliance with state laws, the Company pursues and perfects its mechanical lien rights against all significant projects.

  As of December 31, 1997, the Company held cash in demand accounts at banks in excess of the federally insured amounts.

NOTE G--RELATED PARTY TRANSACTIONS

  The Company rents the buildings it occupies from Jerald M. Taylor, president and majority shareholder of the Company. Total rents paid to Mr. Taylor for the year ended December 31, 1997 amounted to $56,100.

NOTE H--MAJOR CUSTOMERS

  Construction contracts with three major customers accounted for 58% of current year revenues.

                         INDEPENDENT AUDITORS' REPORT

Walker Engineering, Inc.
Dallas, Texas

  We have audited the accompanying balance sheet of Walker Engineering, Inc., (an S Corporation) as of December 31, 1997, and the related statement of income and changes in retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Walker Engineering, Inc., as of December 31, 1997, and the results of its operations and changes in retained earnings, and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Hutton, Patterson & Company

                                          Hutton, Patterson & Company

February 27, 1998
Dallas, Texas

                            WALKER ENGINEERING, INC.

                                 BALANCE SHEET

                               December 31, 1997

                               ASSETS
CURRENT ASSETS
  Cash.............................................................. $ 5,074,179
  Contracts receivable..............................................  19,059,634
  Notes receivable, employees.......................................      31,202
  Investment in life insurance contracts............................     284,188
  Unbilled revenues.................................................     281,404
                                                                     -----------
    TOTAL CURRENT ASSETS............................................  24,730,607
                                                                     -----------
PROPERTY AND EQUIPMENT
  Automotive equipment..............................................   1,459,259
  Operating equipment...............................................   1,134,603
  Office furniture and equipment....................................     423,321
  Computer and software.............................................     459,209
  Leasehold improvements............................................      69,211
                                                                     -----------
                                                                       3,545,603
  Less accumulated depreciation and amortization....................   1,790,274
                                                                     -----------
    NET PROPERTY AND EQUIPMENT......................................   1,755,329
                                                                     -----------
    OTHER ASSETS....................................................     180,530
                                                                     -----------
                                                                     $26,666,466
                                                                     ===========
                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.................................................. $ 5,751,485
  Accrued expenses..................................................   4,291,921
  Excess billings...................................................   7,435,796
  Capital leases payable, current portion...........................     126,332
  Notes payable, shareholder........................................   4,000,000
                                                                     -----------
    TOTAL CURRENT LIABILITIES.......................................  21,605,534
                                                                     -----------
LONG-TERM LIABILITIES
  Capital leases payable, net of current portion....................      76,334
                                                                     -----------
    TOTAL LIABILITIES...............................................  21,681,868
                                                                     -----------
SHAREHOLDERS' EQUITY
  Common stock (no par value; 1,000,000 shares authorized; 116,452
   shares issued and outstanding)...................................      11,645
  Paid-in capital...................................................     917,869
  Retained earnings.................................................   4,055,084
                                                                     -----------
    TOTAL SHAREHOLDERS' EQUITY......................................   4,984,598
                                                                     -----------
                                                                     $26,666,466
                                                                     ===========

   The accompanying notes are an integral part of these financial statements.

                            WALKER ENGINEERING, INC.

              STATEMENT OF INCOME AND CHANGES IN RETAINED EARNINGS

                      For the Year Ended December 31, 1997

REVENUES EARNED................................................... $127,672,430
COSTS OF REVENUES EARNED..........................................  106,346,712
                                                                   ------------
GROSS PROFIT......................................................   21,325,718
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES......................   21,785,658
                                                                   ------------
LOSS FROM OPERATIONS..............................................     (459,940)
                                                                   ------------
OTHER INCOME (LOSS)
  Interest income.................................................      327,992
  Loss on sale of assets..........................................      (35,720)
                                                                   ------------
                                                                        292,272
                                                                   ------------
NET LOSS..........................................................     (167,668)
RETAINED EARNINGS, beginning......................................    4,222,752
                                                                   ------------
RETAINED EARNINGS, ending......................................... $  4,055,084
                                                                   ============


   The accompanying notes are an integral part of these financial statements.

                            WALKER ENGINEERING, INC.

                            STATEMENT OF CASH FLOWS

                      For the Year Ended December 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss....................................................... $  (167,668)
  Adjustments to reconcile net loss to net cash flows used in operating activities
    Loss on sale of assets.......................................      35,720
    Depreciation and amortization................................     391,468
    Changes in assets and liabilities
      Increase in contracts receivable...........................  (1,891,690)
      Decrease in unbilled revenues..............................      31,061
      Increase in accounts payable...............................     213,798
      Increase in accrued expenses...............................   2,429,709
      Decrease in excess billings................................    (470,531)
                                                                  -----------
  Net cash flows provided by operating activities................     571,867
                                                                  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment.............................  (1,314,417)
  Proceeds from sale of property and equipment...................      34,439
  Increase in investment in life insurance contracts.............     (23,356)
  Employee loans advanced........................................      (5,082)
  Payments received on employee loans............................      31,724
  Other asset additions..........................................     (96,175)
                                                                  -----------
    Net cash flows used in investing activities..................  (1,372,867)
                                                                  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on lease obligations..................................    (126,296)
  Proceeds from shareholder loan.................................   5,000,000
  Payments on shareholder loan...................................  (3,000,000)
                                                                  -----------
    Net cash flows provided by financing activities..............   1,873,704
                                                                  -----------
NET INCREASE IN CASH.............................................   1,072,704
CASH, beginning..................................................   4,001,475
                                                                  -----------
CASH, ending..................................................... $ 5,074,179
                                                                  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
  Cash paid for Interest......................................... $   230,598
                                                                  ===========

   The accompanying notes are an integral part of these financial statements.

                           WALKER ENGINEERING, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE A--HISTORY AND BUSINESS

  Walker Engineering, Inc. (the Company) was incorporated in Texas on June 1, 1981. The principal business activity of the Company is electrical engineering in the commercial/ industrial field and the specialized area of airport lighting contracts. Large contracts typically require ten to twenty-four months to complete. The Company conducts these activities primarily within the state of Texas.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Federal Income Taxes

  Effective July 1, 1996, the Company, with the consent of its shareholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal income tax on the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The adoption of Subchapter S status necessitated changing from a fiscal year ending June 30 to a calendar year ending December 31.

 Revenue and Cost Recognition

  Earned revenues are recognized on the percentage-of-completion method measured on the basis of labor costs incurred to date to total estimated labor costs for airport contracts and total costs incurred to date to total estimated costs for all other contracts. Management considers total costs to be the best available measure of progress on the majority of the Company's contracts. However, management considers labor to be a more accurate measure of progress on airport contracts since FAA regulations require the purchase of all materials prior to commencement of the work and the inclusion of prepaid material costs would accelerate the recognition of income beyond actual progress. Adjustments to cost estimates are made periodically.

  Contract costs include all direct labor and material costs. Indirect costs related to contract performance, such as insurance, supplies, repairs and depreciation costs are charged to cost of sales during the period in which they are incurred. Selling, general and administrative costs are charged to expense as incurred. Provision for estimated losses on uncompleted contracts is made in the period in which such losses are determined.

  The asset "Unbilled revenues" represents revenues recognized on contracts for which billings have not been rendered. The liability "Excess billings" represents billings in excess of revenues recognized.

  Revenue and expense on time and material jobs are recognized when the job is billed. Unbilled time and material costs are included in prepaid expenses; however, at December 31, 1997, all costs associated with time and material jobs had been billed.

 Property and Equipment

  Property, equipment and leasehold improvements are stated at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the lives of the assets are capitalized at cost.

                           WALKER ENGINEERING, INC.

  The cost of assets sold, retired, or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations for the period in which the disposal occurred.

  Property and equipment are depreciated over the estimated useful lives of the assets using principally accelerated methods for both federal income tax and financial reporting purposes.

  Leasehold improvements are amortized over the life of the related lease. The rates used to depreciate property and equipment are based on the following estimated useful lives:

       Automotive equipment...........................................  15 years
       Operating equipment............................................ 5-7 years
       Office furniture and equipment................................. 5-7 years
       Computer and software.......................................... 3-5 years
       Leasehold improvements.........................................  39 years

  Total depreciation and amortization expense for the year ended December 31, 1997, amounted to $391,468.

 Investment in Life Insurance Contracts

  The Company's investment in life insurance contracts is stated at cash surrender value as of the balance sheet date.

  The Company maintains two insurance policies on the life of a key officer in the face amounts of approximately $445,000 and $325,000, respectively. The Company is the sole beneficiary of the $445,000 policy. The Company may borrow on the cash surrender value of the policies at any time; therefore, management classifies the investments as current assets.

 Allowance for Doubtful Accounts

  The Company's policy is to expense accounts receivable which are considered to be uncollectible; therefore, no allowance is provided.

 Concentration of Credit

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in government securities. Concentrations of credit risk with respect to trade receivables are limited due to the industry practice of requiring performance bonds on long-term contracts. The Company's customer base consists of general construction contractors concentrated in Dallas-Fort Worth and surrounding areas.

  The Company maintains operating cash accounts and interest bearing accounts with various financial institutions. The total amount of these accounts at December 31, 1997, in excess of the federally insured limits was $126,579. At any point in time, the current balance exceeding the federally insured limits would be at risk in the event the institution is unable to continue business.

                            WALKER ENGINEERING, INC.

NOTE C--CONTRACTS RECEIVABLE

  The Company's contracts receivable were as follows at December 31, 1997:

     Completed contracts........................................... $   624,545
     Contracts in progress.........................................  11,746,133
     Time and material jobs........................................   3,554,357
     Retention.....................................................   3,134,599
                                                                    -----------
                                                                    $19,059,634
                                                                    ===========

NOTE D--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Costs incurred on uncompleted contracts (including job
      costs prepaid (payable) on airport contracts)............. $75,932,591
     Gross profit from inception................................  13,086,972
                                                                 -----------
                                                                  89,019,563
     Less billed to date........................................  96,173,955
                                                                 -----------
                                                                 $(7,154,392)
                                                                 ===========

  These amounts are included in the accompanying balance sheet under the following captions:

     Unbilled revenues............................................. $   281,404
     Excess billings...............................................  (7,435,796)
                                                                    -----------
                                                                    $(7,154,392)
                                                                    ===========

NOTE E--OTHER ASSETS

  Other assets consist of the following at December 31, 1997:

     Deposits......................................................... $  2,780
     Country club membership deposit..................................    3,675
     Country club initiation deposit..................................  138,775
     Dallas Cowboys bonds and options.................................   20,100
     Texas Rangers bonds and options..................................   15,200
                                                                       --------
                                                                       $180,530
                                                                       ========

                           WALKER ENGINEERING, INC.

NOTE F--COMMITMENTS AND CONTINGENCIES

 Operating Leases

  In November 1997, the Company entered into a 60 month lease on a building owned by the president (NOTE G). Monthly rental payments are $16,000. The Company also maintains various lease agreements for the rental of additional office space and pickup trucks for use in the Company's operations. The Company expects to renew these leases in the ordinary course of business. Future minimum rental payments under these operating leases are as follows:

     1998.............................................................. $346,904
     1999.............................................................. $216,886
     2000.............................................................. $192,000
     2001.............................................................. $192,000
     2002.............................................................. $160,000

  Total rent charged to selling, general and administrative expense for the year ended December 31, 1997, totaled $240,951.

 Line of Credit

  At December 31, 1997, the Company had an unused line of credit of $1,000,000 available to be drawn upon as needed at 1% above the bank prime rate.

 Capital Leases

  During the current year, the Company acquired automotive equipment totaling $237,537 under capital leases. Additionally, the Company has operating equipment totaling $192,604 which was acquired under capital leases in prior years. Future minimum rental payments under these capital leases are as follows for the years ended December 31:

     1998............................................................ $  47,958
     1999............................................................    72,026
                                                                      ---------
     Total minimum lease payments....................................   219,984
     Amount representing interest....................................   (17,318)
                                                                      ---------
     Present value of future lease payments..........................   202,666
     Less current portion............................................  (126,332)
                                                                      ---------
                                                                      $  76,334
                                                                      =========

  During the year ended December 31, 1997, the Company recorded $83,549 in amortization expense related to leased operating equipment. Accumulated amortization on leased operating equipment totaled $124,774 at December 31, 1997.

 Retirement Plan

  Substantially all employees of the Company are covered under the Company's retirement plan which was adopted during the year ended June 30, 1982.

                           WALKER ENGINEERING, INC.

  Effective July 1, 1995, the Company amended its retirement plan and adopted an arrangement pursuant to Section 401(k) of the Internal Revenue Code. The Company has agreed to match fifty percent of employees contributions to the plan up to six percent of employee gross wages. At the discretion of the Board of Directors, the Company may also authorize additional contributions to the plan. During the year ended December 31, 1997, the Company recorded matching contributions to the plan totaling $407,989. No discretionary contributions were made during the period then ended.

NOTE G--RELATED PARTY TRANSACTIONS

  The Company conducts its operations from a building owned by the president (NOTE F). During the year ended December 31, 1997, the Company paid rent of $152,000 to the president.

  In addition, during the year ended December 31, 1997, the president loaned the Company $5,000,000. The Company repaid the outstanding loan balance of $2,000,000 from December 31, 1996, and $1,000,000 of the current year loans, including interest at 10% per annum, prior to December 31, 1997. The remaining note payable of $4,000,000 bears interest at 10% per annum and is due on demand or December 17, 1999. Total interest expense paid to the president during the year ended December 31, 1997 was $210,525.

NOTE H--ACCRUED EXPENSES

  Accrued expenses consist of the following at December 31, 1997:

     Accrued salaries............................................... $  395,303
     Payroll taxes withheld and accrued.............................  2,189,093
     Workers compensation insurance.................................    933,209
     Other insurance premiums.......................................    212,969
     Accrued vacation...............................................    311,908
     Sales tax withheld.............................................    249,439
                                                                     ----------
                                                                     $4,291,921
                                                                     ==========

NOTE I--BACKLOG

  The following schedule shows a reconciliation of backlog representing signed contracts in existence at December 31, 1997:

     Balance, December 31, 1996................................... $ 64,334,473
     Contract adjustments.........................................   27,509,457
     New contracts signed.........................................   75,645,770
                                                                   ------------
                                                                    167,489,700
     Less contract revenue earned in current period...............  113,188,860
                                                                   ------------
     Balance, December 31, 1997................................... $ 54,300,840
                                                                   ============

  Subsequent to December 31, 1997, the Company executed new contracts and received signed letters of intent totaling $22,343,000.

                           WALKER ENGINEERING, INC.

NOTE J--MAJOR CUSTOMERS

  The Company derived 57% of its revenue for the year ended December 31, 1997, from two general contractors (multiple contracts) and one major customer. The total revenue from these contracts was approximately $64.5 million. Amounts owed the Company by these entities at December 31, 1997, were $5,865,763.

NOTE K--SUBSEQUENT EVENT

  Subsequent to year end, the Company entered into a letter of intent whereby Consolidation Capital Corporation would acquire Walker Engineering, Inc.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
G. S. Group, Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheet of G. S. Group, Inc. and Subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholder's equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of G. S. Group, Inc. and Subsidiaries as of December 31, 1997 and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Wallingford, McDonald, Fox & Co., P.C.

Wallingford, McDonald, Fox & Co., P.C.

Houston, Texas
May 8, 1998

                       G.S. GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                               December 31, 1997

                                                           December 31   March 31
                          ASSETS                              1997         1998
                          ------                           -----------  -----------
                                                                        (unaudited)
CURRENT ASSETS
 Cash and cash equivalents................................ $   115,205  $   226,479
 Accounts receivable, including retentions of $872,057 at
  1997....................................................  12,037,913   11,823,384
 Costs and estimated earnings on uncompleted contracts in
  excess of related billings (Note 2).....................     380,135      401,849
 Receivable from employees................................      21,217       19,684
 Deferred income tax benefit (Note 5).....................     326,800      326,800
 Prepaid expenses and other...............................     115,671      132,304
                                                           -----------  -----------
     Total current assets.................................  12,996,941   12,930,500
                                                           -----------  -----------
PROPERTY AND EQUIPMENT
 Construction equipment and vehicles......................   1,767,587    1,764,618
 Land and building........................................   2,328,517    2,328,517
 Leasehold improvements...................................     556,841      556,841
 Shop equipment and tools.................................     334,388      334,388
 Office furniture and equipment...........................     488,376      469,217
                                                           -----------  -----------
                                                             5,475,709    5,453,581
 Less accumulated depreciation and amortization...........   2,461,948    2,500,678
                                                           -----------  -----------
     Net property and equipment...........................   3,013,761    2,952,903
                                                           -----------  -----------
OTHER ASSETS
 Investment in insurance company, at cost (Note 3)........   1,950,000    1,950,000
 Notes receivable from related parties....................         --       327,763
 Deferred income tax benefit (Note 5).....................     426,123      426,123
 Miscellaneous............................................     242,000      223,178
                                                           -----------  -----------
     Total other assets...................................   2,618,123    2,927,064
                                                           -----------  -----------
                                                           $18,628,825  $18,810,467
                                                           ===========  ===========
           LIABILITIES AND STOCKHOLDER'S EQUITY
           ------------------------------------
CURRENT LIABILITIES
 Accounts payable--trade.................................. $ 4,024,319  $ 3,086,024
 Current maturities of long-term debt (Note 4)............     402,403      402,403
 Billings in excess of costs and estimated earnings on
  uncompleted contracts (Note 2)..........................   1,597,035      688,191
 Federal income taxes payable.............................     164,500      288,498
 Accruals:
   Employee compensation and benefits.....................   2,393,073    3,799,539
   Miscellaneous..........................................     301,223      202,029
 Other payables (Note 1)..................................     223,533          --
                                                           -----------  -----------
     Total current liabilities............................   9,106,086    8,466,684
LONG-TERM DEBT
 Long-term debt, net of current maturities (Note 4).......   3,275,130    3,130,377
                                                           -----------  -----------
     Total liabilities....................................  12,381,216   11,597,061
                                                           -----------  -----------
COMMITMENTS AND CONTINGENCIES (Notes 4, 6, 7, 8 and 10)
STOCKHOLDER'S EQUITY
 Common stock:
   Class A (voting).......................................      12,676       12,676
   Class B (nonvoting)....................................       3,241        3,241
 Additional paid-in capital...............................   7,554,875    7,554,875
 Retained earnings........................................   7,048,459    8,014,256
                                                           -----------  -----------
                                                            14,619,251   15,585,048
 Treasury stock, at cost (Note 6).........................  (8,371,642)  (8,371,642)
                                                           -----------  -----------
     Total stockholder's equity...........................   6,247,609    7,213,406
                                                           -----------  -----------
                                                           $18,628,825  $18,810,467
                                                           ===========  ===========

The Accounting Policies and Notes to Financial Statements are integral parts of these statements.

                       G.S. GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      For the Year ended December 31, 1997

                                         For the    For the Three For the Three
                                       Year Ended   Months Ended  Months Ended
                                       December 31    March 31      March 31
                                          1997          1998          1997
                                       -----------  ------------- -------------
                                                     (unaudited)   (unaudited)
Contract revenue (Note 10)............ $64,121,575   $21,125,014   $15,518,808
                                       -----------   -----------   -----------
Contract costs:
  Labor...............................  29,145,858     9,495,569     7,343,380
  Material............................   6,035,338     1,541,903     1,258,295
  Other...............................  23,259,129     7,924,366     5,739,091
                                       -----------   -----------   -----------
    Total contract costs..............  58,440,325    18,961,838    14,340,766
                                       -----------   -----------   -----------
    Gross profit......................   5,681,250     2,163,176     1,178,042
Operating expenses....................   3,505,213       913,723       920,390
                                       -----------   -----------   -----------
    Operating income..................   2,176,037     1,249,453       257,652
                                       -----------   -----------   -----------
Other income (expense):
  Interest expense....................    (198,586)      (55,096)      (47,186)
  Interest income.....................      48,843         6,958         7,402
  Other income (expense), net (Notes 3
   and 9).............................     543,010       262,014       (39,896)
                                       -----------   -----------   -----------
    Total other income and (expense),
     net..............................     393,267       213,876       (79,680)
                                       -----------   -----------   -----------
    Income before income taxes........   2,569,304     1,463,329       177,972
Provision for income taxes (Note 5)...     873,563       497,532        60,510
                                       -----------   -----------   -----------
    Net income........................ $ 1,695,741   $   965,797   $   117,462
                                       ===========   ===========   ===========



The Accounting Policies and Notes to Financial Statements are integral parts of these statements.

                       G.S. GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                      For the Year Ended December 31, 1997

                              Class A          Class B
                         Common Stock (1)  Common Stock (1)     Treasury Stock
                         ----------------- ---------------- ----------------------
                                                                                    Additional
                         Number of         Number of        Number of                paid-in    Retained
                          shares   Amount   shares   Amount shares (2)   Amount      capital    earnings     Total
                         --------- ------- --------- ------ ---------- -----------  ---------- ---------- -----------
Balance, December 31,
 1996................... 1,267,644 $12,676  324,033  $3,241   447,818  $(2,888,265) $7,554,875 $5,352,718 $10,035,245
 Purchase of treasury
  stock.................       --      --       --      --    677,018   (5,483,377)        --         --   (5,483,377)
 Net income for the
  year..................       --      --       --      --        --           --          --   1,695,741   1,695,741
                         --------- -------  -------  ------ ---------  -----------  ---------- ---------- -----------
Balance, December 31,
 1997................... 1,267,644  12,676  324,033   3,241 1,124,836   (8,371,642)  7,554,875  7,048,459   6,247,609
 Net income for the
  three months
  (unaudited)...........       --      --       --      --        --           --          --     965,797     965,797
                         --------- -------  -------  ------ ---------  -----------  ---------- ---------- -----------
Balance March 31, 1998
 (unaudited)............ 1,267,644 $12,676  324,033  $3,241 1,124,836  $(8,371,642) $7,554,875 $8,014,256 $ 7,213,406
                         ========= =======  =======  ====== =========  ===========  ========== ========== ===========

-------
(1) $0.01 par--10,000,000 shares authorized.
(2) 802,172 shares of Class A and 322,664 shares of Class B at December 31,
    1997.




The Accounting Policies and Notes to Financial Statements are integral parts of these statements.

                       G. S. GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      For the Year Ended December 31, 1997

                                           For the    For the Three For the Three
                                         Year Ended   Months Ended  Months Ended
                                         December 31    March 31      March 31
                                            1997          1998          1997
                                         -----------  ------------- -------------
                                                       (unaudited)   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................  $1,695,741     $ 965,797    $  117,462
 Adjustment to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization.......     505,266        89,420       134,128
   Deferred income tax benefit.........    (168,585)          --       (209,706)
   Loss on sale and write-down of
    assets.............................     214,772         2,397       190,128
   Decrease in other receivables.......     160,714           --        160,714
   (Increase) decrease in accounts
    receivable.........................  (3,311,905)      214,529      (206,239)
   Decrease (increase) in costs and
    estimated profits on uncompleted
    contracts in excess of billings....      99,181       (21,714)      320,704
   Decrease (increase) in prepaid
    expenses and other current assets..      93,570       (16,633)          962
   (Increase) decrease in miscellaneous
    long-term assets...................     (30,794)          --         17,890
   Increase (decrease) in accounts
    payable............................   1,188,572      (938,295)   (1,193,128)
   Decrease in billings in excess of
    costs and estimated profits on
    uncompleted contracts..............    (399,714)     (908,844)     (534,755)
   Increase in accruals................     462,623     1,307,272       958,953
   (Decrease) increase in federal
    income taxes payable...............      (5,287)      123,998           --
   Increase (decrease) in other
    payables...........................     223,533      (223,533)          --
                                         ----------     ---------    ----------
     Net cash provided by (used in)
      operating activities.............     727,687       594,394      (242,887)
                                         ----------     ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Increase (decrease) in notes
  payable--officer.....................     (74,481)      (61,459)       55,949
 Capital expenditures..................     (35,183)      (33,631)         (995)
 Proceeds from sale of assets..........     577,506        16,705        35,705
 Net reduction (increase) in notes
  receivable from affiliates and
  related parties......................      90,321      (321,441)       33,266
                                         ----------     ---------    ----------
 Net cash provided by (used in)
  investing activities.................     558,163      (399,826)      123,925
                                         ----------     ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings on bank loan...........   2,127,596       (68,494)          --
 Repayments of bank loan and notes
  payable..............................  (1,456,561)      (14,800)     (148,563)
 Payments to purchase treasury stock...  (4,298,702)          --        (14,246)
                                         ----------     ---------    ----------
     Net cash used in financing
      activities.......................  (3,627,667)      (83,294)     (162,809)
                                         ----------     ---------    ----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS......................  (2,341,817)      111,274      (281,771)
CASH AND CASH EQUIVALENTS, at beginning
 of period.............................   2,457,022       115,205     2,457,022
                                         ----------     ---------    ----------
CASH AND CASH EQUIVALENTS, at end of
 period................................  $  115,205     $ 226,479    $2,175,251
                                         ==========     =========    ==========


The Accounting Policies and Notes to Financial Statements are integral parts of these statements.

                       G.S. GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

 Business Organization

  G.S. Group, Inc. & Subsidiaries (the "Company") is a holding company for G.S. Financial, Inc., an investment company, and two industrial contractors, Gulf States, Inc. and G.S.I. of California, Inc., specializing in industrial construction and maintenance services nationwide. See Note 12 regarding subsequent business combination agreement.

 Principles of Consolidation

  The consolidated financial statements include the accounts of G.S. Group, Inc. ("the Company") and its wholly-owned subsidiaries, Gulf States, Inc., G.S. Financial, Inc. and G.S.I. of California, Inc. All significant intercompany balances, transactions and stockholdings have been eliminated.

 Unaudited Interim Financial Statement Information

  In connection with the subsequent business combination agreement and related Securities and Exchange Commission filing requirements, the management of the Company has included unaudited interim financial statement information. In the opinion of management, the Company has made all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1998 and 1997 and the results of operations and cash flows for the three months ended March 31, 1998 and 1997, and the statement of stockholder's equity as of and for the three months ended March 31, 1998, as presented in the accompanying unaudited interim financial statement information.

 Change of Corporate Year-End

  On December 31, 1996, the Company changed its corporate fiscal year-end from June 30th to December 31st.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Income on long-term contracts is recognized on the basis of the Company's estimates of the percentage-of-completion of individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Percentage-of-completion is determined on the basis of the Company's engineering estimates of labor earned or on total costs incurred as a percentage of total estimated costs. Inasmuch as these long-term contracts extend over one or more years, any revisions in cost and profit estimates required by changing facts and circumstances occurring after issuance of the financial statements are reflected in the subsequent accounting period. At the time a loss is anticipated, the entire amount of the estimated ultimate loss on both short and long-term contracts is recognized and accrued. The current asset caption, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability caption, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

                       G.S. GROUP, INC. AND SUBSIDIARIES

 Property, Equipment, Depreciation and Amortization

  Property and equipment are stated at cost. Depreciation is computed primarily on the straight line method over the following estimated useful lives:

                                                           Years
                                                           -----
         Construction equipment and vehicles..............  3-10
         Leasehold improvements...........................  3-10
         Shop equipment and tools.........................  3- 5
         Office furniture and equipment...................  3- 7
         Buildings........................................ 30-40

 Asset Valuation

  The carrying amounts of long-life assets are reviewed periodically. If the asset carrying amount is not recoverable, the asset is considered to be impaired and the value is adjusted.

 Retrospective Insurance Premiums--Other Payables

  The Companies maintain insurance coverage through incurred loss retrospective insurance agreements for their workers' compensation, general liability, and automobile policies. The policies and related coverage are provided through an affiliated insurance company as described in Note 3 to the financial statements. Computations of the retrospective premium payable or receivable are prepared by the insurance company at various valuation dates beginning at eighteen months after the inception of the policy. Valuations and any related adjustments continue at twelve month intervals thereafter through seventy-eight months after the expiration of the policy. The estimated payable totaling $223,533 at December 31, 1997 is based on preliminary claim loss reports prepared by the insurance company and any additional amounts reserved by the Company to cover both reported and incurred but unreported claims. Periodic valuation adjustments to the policy premiums and the related effect on the estimated receivable or payable are recorded in the period in which the adjustment becomes known. The estimated insurance payable is included in "other payables" on the balance sheet.

 Intangibles

  Included in other miscellaneous assets at December 31, 1997 are non-compete agreements, net of accumulated amortization, totaling $204,884. The agreements are amortized on a straight-line basis over periods ranging up to sixty months through December 31, 2000. Amortization expense for the year ended December 31, 1997 totaled $83,290.

 Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due under federal and state income tax regulations plus deferred taxes related primarily to differences between balance sheet accounts with different bases for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

                       G.S. GROUP, INC. AND SUBSIDIARIES

Note 2. Uncompleted Contracts

  As of December 31, 1997, contracts totaling approximately $25,200,000 were in process. Information with respect to these uncompleted contracts is summarized as follows:

                                                       1997
                                                   ------------
         Costs incurred........................... $  9,542,992
         Estimated earnings.......................    1,597,395
                                                   ------------
                                                     11,140,387
         Progress billings........................  (12,357,287)
                                                   ------------
                                                   $ (1,216,900)
                                                   ============

  These amounts were included in the accompanying consolidated balance sheets under the following captions:

         Costs and estimated earnings on uncom-
          pleted contracts in excess of related
          billings................................  $   380,135
         Billings in excess of costs and estimated
          earnings on uncompleted contracts.......   (1,597,035)
                                                    -----------
                                                    $(1,216,900)
                                                    ===========

Note 3. Investment in Insurance Company

  The Company owns a less than 5% interest in an insurance company. The Company's investment in the insurance company is accounted for on the cost method. Ownership of the insurance company is held by various construction contractors nationwide. The insurance company provides cost effective workers' compensation and liability insurance for its shareholders. Premiums paid to the insurance company for 1997 totaled approximately $1.2 million.

  As a shareholder, the Company is generally entitled to voting rights and distributions on the basis of individual underwriting profit and investment income contributions to the insurance company. The Company may, with certain limitations as delineated in the by-laws, elect to withdraw and liquidate its equity interest in the insurance company for consideration equal to the book value of the common shares of the insurance company multiplied by its percentage of ownership. At December 31, 1997, the Company's carrying value on these financial statements approximated its book value interest based on the insurance company's audited December 31, 1997 financial statement report.

  The by-laws also contain provisions relating to certain changes in ownership of the member companies. Such changes in ownership are subject to review and approval by the board of directors of the insurance company as it relates to retaining shareholder interest in the insurance company.

  Included in other income are dividend distributions from the insurance company totaling $736,352 for the year ended December 31, 1997.

                       G.S. GROUP, INC. AND SUBSIDIARIES

Note 4. Bank Loans and Long-Term Debt

  Bank loans and long-term debt at December 31, 1997 consist of the following:

                                                                       1997
                                                                    ----------
   Bank line of credit, $5,000,000 available at December 31, 1997, interest payable monthly at bank prime (approximately 8.5%)
    plus 0.75%, principal and any unpaid interest due at maturity on June 30, 1999..............................................  $2,127,596
   Installment note payable to related party partnership due in monthly installments of $12,500 plus interest at bank prime
    rate (8.5%) plus 1%, payable through January 1, 2000;.........     300,000
   Installment note payable to a former officer and shareholder due in monthly installments of $23,458 including interest at
    8.5%, payable through November 1, 2002........................   1,151,485
   Installment note payable to former officer and shareholder, due in monthly installments of $4,296 including interest at 8.5%,
    payable through January 17, 2000..............................      98,452
                                                                    ----------
   Total..........................................................   3,677,533
   Less current maturities........................................     402,403
                                                                    ----------
   Long-term debt.................................................  $3,275,130
                                                                    ==========

  Annual maturities of long-term debt are as follows:

         Year ending December 31,
           1999...................................... $2,549,333
           2000......................................    242,782
           2001......................................    255,788
           2002......................................    227,227
                                                      ----------
             Total................................... $3,275,130
                                                      ==========

  The bank loans are collateralized by substantially all of the Company's assets, including its investment in subsidiaries, as well as a personal guarantee of an officer of the Company.

  The bank loan agreements contain certain restrictive covenants which, among other things, require the maintenance of specified levels of working capital and net worth, limit the incurrence of any additional indebtedness, liens, loans or investments, and restrict the payment of cash dividends.

  Additionally, the bank loan and notes to former shareholders contain provisions relating to the sale, merger or change in ownership of the Company which may cause the loans and notes to become due on demand.

Note 5. Income Taxes

  The provision for income taxes consists of current and deferred taxes and differs from amounts that would be calculated by applying federal statutory rates to income before taxes, due to the effect of nondeductible items such as officers' life insurance and entertainment limitations, as well as the effect of the provision for state income taxes.

                       G.S. GROUP, INC. AND SUBSIDIARIES

  The provision (benefit) for income taxes consists of the following:

                                                     Year ended
                                                    December 31,
                                                        1997
                                                    ------------
         Current...................................  $1,042,148
         Deferred..................................    (168,585)
                                                     ----------
           Total provision.........................  $  873,563
                                                     ==========

  At December 31, 1997, deferred tax assets and liabilities have been recognized for the following temporary differences in tax and financial accounting for:

                                                          1997
                                                        --------
         Insurance reserves............................ $  5,400
         Vacation accruals.............................  130,000
         Incentive bonus accruals......................  191,400
         Investment in insurance company...............  451,700
         Other.........................................    9,423
                                                        --------
           Subtotal....................................  787,923
         Deferred tax asset valuation allowance........  (35,000)
                                                        --------
           Total....................................... $752,923
                                                        ========

  The net deferred tax benefits in the accompanying balance sheets include the following components:

                                                          1997
                                                        --------
         Current deferred tax assets................... $326,800
                                                        --------
         Noncurrent deferred tax assets................  461,123
         Deferred tax valuation allowance..............  (35,000)
                                                        --------
           Subtotal--Net noncurrent deferred tax as-
            sets.......................................  426,123
                                                        --------
           Total....................................... $752,923
                                                        ========

Note 6. Employee Benefit Plans

 Employee Stock Ownership Plan

  As of June 30,1996 the Company had an employee stock ownership plan (ESOP) covering substantially all employees. Contributions were determined annually by the Board of Directors and were limited to amounts deductible for federal income tax purposes. Contributions were funded through the issuance of the Company's common stock at fair value as determined at the last independent valuation date and through cash contributions. On January 3, 1997 the Board of Directors voted to terminate the ESOP and reacquire all stock held in the plan as treasury stock. By December 31, 1997, all shares had been reacquired and the plan terminated.

 Incentive Stock Option Plans

  The Company adopted the 1995 Incentive Stock Option Plan (the "1995 Plan") in December 1995, whereby certain key officers and employees were granted options to purchase 172,500 shares of the Company's

                       G.S. GROUP, INC. AND SUBSIDIARIES

Class A stock at prices ranging from $6.61 to $7.27 per share. During 1997, the options for the 1995 plan were canceled. Concurrently with the cancellation of the stock option plan, the Company established cash bonus incentive plans for certain salaried personnel. The incentive plans provide for quarterly cash bonuses based upon reaching various financial and operating results. The plans may be discontinued in any subsequent quarter at the discretion of the board of directors.

 Salary Deferral Plan

  On August 15, 1994, the Company established an Employee's Salary Deferral Plan covering substantially all employees. The plan qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Each employee can elect to defer up to 10% of their compensation and the Company will match up to a maximum of 25% of the first 6% of the employee's salary deferral contribution. The Plan also allows for additional contributions by the Company at the discretion of the Board of Directors. Company matching contributions vest over periods ranging to seven years. The Company's matching expense was $176,759 for the year ended December 31, 1997.

Note 7. Operating Leases

  The Companies lease certain buildings, construction equipment and vehicles under leases classified as operating leases.

  A schedule by years of future minimum lease payments under remaining operating leases as of December 31, 1997, is as follows:

                                                       Operating
                                                        leases
                                                       ---------
         Year ending December 31,
           1998....................................... $214,431
           1999.......................................  162,039
           2000.......................................   70,000
                                                       --------
                                                       $446,470
                                                       ========

  Rental expense under operating leases for land, buildings and equipment and vehicles for the year ended December 31, 1997 totaled approximately $4,100,000.

Note 8. Commitments and Contingencies

 Litigation

  The Company was named as a defendant in various lawsuits arising in the normal course of business. It is the opinion of management that the outcome of the suits will not materially affect the financial position of the Company.

 Sales Tax

  Periodically, the Company is subject to state sales and use tax audits. The Company has been notified of an audit by the State of Texas for the years 1994 through 1997. Management of the Company believes that amounts due, if any, as a result of the audit, would not be material.

                       G.S. GROUP, INC. AND SUBSIDIARIES

Note 9. Other Income and Expense

  Included in Other Income and Expense for the year ended December 31, 1997 are the following individually significant items:

                                                         1997
                                                       --------
         Dividend income from investment in insurance
          company..................................... $736,352
         Loss on disposal of assets................... (214,772)
         Other miscellaneous income (expense).........   21,430
                                                       --------
           Total...................................... $543,010
                                                       ========

Note 10. Concentration of Credit Risk and Major Customers

  The Company provides industrial contracting and maintenance services primarily to petrochemical companies in Texas and California. Approximately 62% of the annual revenues were derived from Texas contracts and 18% from California contracts. The Company's financial instruments that are subject to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Accounts receivable totaled approximately $12,038,000 at December 31, 1997. At December 31, 1997, approximately $9,300,000 was receivable from two customers. The Company manages credit risk with its various customers, as appropriate. Collateral is not required for credit extended to the Company's customers. Additionally, the Company places its cash and temporary investments in a high credit quality institution. At times, such investments may be in excess of the FDIC limits.

  During the year ended December 31, 1997, the Company recorded revenues resulting from contracts with two major customer totaling approximately $39,360,000.

Note 11. Supplemental Disclosures of Cash Flow Information

  For purposes of the statement of cash flows, the Company considers demand deposits in banks and all highly liquid investments purchased with a maturity of three months or less to be cash and cash equivalents.

  The company paid interest of $215,000 and income taxes of $1,066,000 during the year ended December 31, 1997

  During 1997, the Company acquired $1,184,675 of treasury stock from a former officer/shareholder through a debt financing agreement.

Note 12. Subsequent Event--Business Combination Agreement

  Subsequent to December 31, 1997, the Company and its stockholder have entered into an agreement to be acquired by a subsidiary of Consolidation Capital Corporation ("CCC"). All outstanding shares of the Company's common stock will be exchanged for cash and shares of the CCC subsidiary's common stock.

  The business combination is expected to be effected and finalized in late May 1998. These December 31, 1997 financial statements do not reflect any adjustments or reclassifications related to the pending 1998 business combination.

                       INDEPENDENT AUDITOR'S REPORT

Board of Directors
National Network Services, Inc.
Denver, Colorado

We have audited the accompanying balance sheet of National Network Services, Inc. as of December 31, 1997, and the related statement of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Network Services, Inc. as of December 31, 1997, and the results of operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Bradley, Allan & Associates, P.C.

Bradley, Allan & Associates, P.C.

Lakewood, Colorado

May 20, 1998

               NATIONAL NETWORK SERVICES, INC. BALANCE SHEET



                                               December 31, 1997 March 31, 1998
                    ASSETS                     ----------------- --------------
                                                                  (unaudited)
  Current assets:
    Cash (Note 1)............................     $  743,500       $1,122,185
    Accounts receivable - trade, net of al-
     lowance for doubtful accounts of
     $10,000.................................      2,105,316        2,347,900
    Work in process (Note 1).................        655,932          308,944
    Prepaid expenses.........................          5,370               --
    Due from employees.......................             --            1,596
                                                  ----------       ----------
     Total current assets....................      3,510,118        3,780,625
                                                  ==========       ==========
  Property and equipment, at cost (Notes 1
   and 3):
    Computer equipment.......................         75,137           87,980
    Furniture and fixtures...................         37,154           38,290
    Leasehold improvements...................         26,485           26,485
    Machinery and equipment..................        165,040          165,105
    Vehicles.................................        203,765          203,765
                                                  ----------       ----------
                                                     507,581          521,625
    Less accumulated depreciation and amorti-
     zation..................................        217,421          241,865
                                                  ----------       ----------
                                                     290,160          279,760
                                                  ----------       ----------
  Other assets:
    Deposits.................................         32,610           70,082
    Distribution rights, net of accumulated
     amortization of $1,000 and $3,000 (Note
     1)......................................         14,000           12,000
                                                  ----------       ----------
                                                      46,610           82,082
                                                  ----------       ----------
                                                  $3,846,888       $4,142,467
                                                  ==========       ==========
     LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Current portion of notes payable, banks
     (Note 3)................................     $   10,192       $   10,313
    Accounts payable, trade..................        554,285          442,954
    Accrued expenses.........................        197,307          260,413
    Billings in excess of cost...............             --           84,462
                                                  ----------       ----------
     Total current liabilities...............        761,784          798,142
                                                  ==========       ==========
  Long-term liabilities:
    Notes payable, banks, net of current por-
     tion (Note 3)...........................         29,927           27,325
                                                  ----------       ----------
  Commitments (Note 6)
  Shareholders' equity:
    Common stock, $.10 par value; authorized
     20,000 shares, issued and outstanding
     6,667 shares............................            667              667
    Paid-in capital..........................         46,333           46,333
    Retained earnings........................      3,008,177        3,270,000
                                                  ----------       ----------
                                                   3,055,177        3,317,000
                                                  ----------       ----------
                                                  $3,846,888       $4,142,467
                                                  ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                        NATIONAL NETWORK SERVICES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS


                                                 For the three  For the three
                              For the year ended  months ended   months ended
                              December 31, 1997  March 31, 1997 March 31, 1998
                              ------------------ -------------- --------------
                                                  (unaudited)    (unaudited)
Earned revenues..............     $9,248,759       1,888,584      2,304,256
Cost of earned revenues......      6,840,353       1,317,675      1,607,895
                                  ----------       ---------      ---------
Gross profit.................      2,408,406         570,909        696,361
General and administrative
 expenses....................      1,091,367         236,668        379,949
                                  ----------       ---------      ---------
Operating income.............      1,317,039         334,241        316,412
                                  ----------       ---------      ---------
Other income (expense):
 Interest expense............         (3,339)            (41)          (689)
 Interest income.............         26,535           4,426          9,765
 Gain on sale of assets......            --              --           1,292
                                  ----------       ---------      ---------
                                      23,196           4,385         10,368
                                  ----------       ---------      ---------
Net income (Note 1)..........      1,340,235         338,626        326,780
Retained earnings,
 beginning...................      1,951,475       1,951,475      3,008,177
Shareholder distributions....      ( 283,533)        (25,333)       (64,957)
                                  ----------       ---------      ---------
Retained earnings, ending....     $3,008,177       2,264,768      3,270,000
                                  ==========       =========      =========




   The accompanying notes are an integral part of these financial statements.

                        NATIONAL NETWORK SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                                                  For the three  For the three
                               For the year ended  months ended   months ended
                               December 31, 1997  March 31, 1997 March 31, 1998
                               ------------------ -------------- --------------
                                                   (unaudited)    (unaudited)
Cash flows from operating
 activities:
 Net income...................     $1,340,235        $338,626      $  326,780
 Non-cash items included in
  net income:
  Depreciation and amortiza-
   tion.......................         87,824          17,579          26,444
  (Increase) decrease in:
   Accounts receivable,
    trade.....................       (531,001)        585,062        (242,584)
   Due from employees.........            --           (1,420)         (1,596)
   Work in process............        249,279         (92,369)        346,988
   Prepaid expenses...........            868           2,705           5,370
  Increase (decrease) in:
   Accounts payable, trade....        210,920          82,194        (111,331)
   Accrued expenses...........        (65,701)        (31,454)         63,106
   Billings in excess of
    costs.....................            --              --           84,462
                                   ----------        --------      ----------
    Net cash provided by oper-
     ating activities.........      1,292,424         900,923         497,639
                                   ----------        --------      ----------
Cash flows from investing
 activities:
 Acquisition of property and
  equipment...................       (198,385)         (6,338)        (14,044)
 Payment of deposits..........        (28,385)         (3,078)        (37,472)
 Acquisition of distribution
  rights......................        (15,000)
                                   ----------        --------      ----------
    Net cash used by investing
     activities...............       (241,770)         (9,416)        (51,516)
                                   ----------        --------      ----------
Cash flows from financing
 activities:
 Proceeds from long-term
  debt........................         53,227             --              --
 Debt reduction, short-term...        (68,400)        (68,400)            --
 Debt reduction, long-term....        (13,108)            --           (2,481)
 Cash distributions to share-
  holders.....................       (283,533)        (25,333)        (64,957)
                                   ----------        --------      ----------
    Net cash used by financing
     activities...............       (311,814)        (93,733)        (67,438)
                                   ----------        --------      ----------
Net increase in cash..........        738,840         797,774         378,685
Cash, beginning...............          4,660           4,660         743,500
                                   ----------        --------      ----------
Cash, ending..................     $  743,500        $802,434      $1,122,185
                                   ==========        ========      ==========
Supplemental disclosures re-
 garding cash flows:
 Cash paid for:
  Interest....................     $    3,339        $     41      $      689
                                   ==========        ========      ==========


   The accompanying notes are an integral part of these financial statements.

                        NATIONAL NETWORK SERVICES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1997

1.Nature of Operations and Summary of Significant Accounting Policies

  Nature of operations:

  National Network Services, Inc. was incorporated in the State of Colorado in March, 1992. The company provides installation and service of data, video, and other communication cable and hardware in Colorado, Oregon, California, and South Dakota.

  Unaudited Interim Financial Statement Information:

  In connection with the subsequent business combination agreement and related Securities and Exchange Commission filing requirements, the management of the Company has included unaudited interim financial statement information. In the opinion of management the Company has made all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1998 and 1997 and the results of operations and cash flows for the three months ended March 31, 1998 and 1997, and the statement of stockholder's equity as of and for the three months ended March 31, 1998, as presented in the accompanying unaudited interim financial statement information.

  Revenue recognition:

  The company follows the percentage-of-completion method of accounting for contracts. Accordingly, income is recognized in the ratio that costs incurred bears to estimated total costs. Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of related billings is shown as work in process.

  Cash equivalents:

  The Company considers currency on hand, demand deposits with banks or other financial institutions, treasury bills, commercial paper, money market funds or other investments with original maturities of three months or less to be cash and cash equivalents. At December 31, 1997, cash and cash equivalents consisted of currency on hand, demand deposits with banks and other financial institutions, and money market funds.

  The company maintains its cash at a bank where accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

  Property, equipment, depreciation and amortization:

  Property and equipment are stated at cost. Depreciation and amortization is provided by use of the straight-line method over the estimated useful lives of the related assets, ranging from five to seven years.

  Repairs and maintenance are charged to operations as incurred. Major renewals and betterments that extend the useful lives of property and equipment are capitalized.

  Distribution rights:

  In November, 1997, the Company acquired the rights to use, sell and distribute equipment that carries cable. The cost is being amortized on a straight-line basis over thirty months, which is management's estimate of the duration of use before sale of the rights to other parties. The agreement requires the Company to remit royalties at 7.5% of the net profits generated after the initial cost is recouped.

  Income taxes:

  The Company, with consent of its shareholders, has elected to be treated as a Subchapter S Corporation. In lieu of corporate income taxes, the shareholders are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for income taxes are reflected in these financial statements.

                        NATIONAL NETWORK SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                         YEAR ENDED DECEMBER 31, 1997

  Use of estimates in the preparation of financial statements:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

1. Nature of Operations and Summary of Significant Accounting Policies
   (continued)

  Advertising costs:

  Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. There was no direct response advertising incurred in 1997. Total advertising expense for the year ended December 31, 1997 was $26,351.

2.Note Payable, Bank

  The company has a line of credit and a term note with a bank under one loan agreement. Under this agreement, the line and note are subject to certain loan covenants, including current ratio, tangible net worth, and debt to net worth requirements.

  The company had no outstanding balance under the line of credit or the term note at December 31, 1997.

3.Long-Term Debt

  Long-term debt consisted of the following at December 31, 1997:

  7.3% note, payable to a bank in monthly
  installments of $424, including interest,
  through May, 2001. Secured by vehicle.       $15,366
  7.3% note, payable to a bank in monthly
  installments of $335, including interest,
  through September, 2001. Secured by vehicle.  13,134
  6.75% note, payable to a bank in monthly
  installments of $300, including interest,
  through August, 2001. Secured by vehicle.     11,619
                                               -------
                                                40,119
  Less current portion                          10,192
                                               -------
                                               $29,927
                                               =======

  Annual maturities of long-term debt for years ending after December 31, 1997 are as follows:

   Year
  ended
 December
    31
 --------
 1998     $ 10,192
 1999       10,941
 2000       11,745
 2001        7,241
          --------
          $ 40,119
          ========

                        NATIONAL NETWORK SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                         YEAR ENDED DECEMBER 31, 1997


4.Concentration of Credit Risk

  The company grants credit to its customers who include both commercial and governmental entities. At December 31, 1997, the Company had approximately $1,119,300 concentrated into eight individual accounts receivable, ranging from approximately $60,800 to $351,800. By February 20, 1998, approximately $826,100 of the above amounts were paid.


5.Major Customers

  For the year ended December 31, 1997, over 21% of sales were made to one customer.

6.Commitments

  Operating leases:

  On April 1, 1997, the Company entered into a five-year lease agreement, expiring in March, 2002, for office space at its primary location in Colorado. The lease requires an initial base rent of $4,200 per month, plus a proportionate share of common area maintenance charges. The monthly base rent increases to $4,600, effective April 1, 2000. The common area charges can be modified annually based on total charges incurred by the lessor to the Company's percentage of total rentable square footage.

  The Company has also executed other lease agreements for office space in California, Oregon, and South Dakota. These lease agreements range from $560 to $2,685 in monthly rent with expiration dates from November, 1998 to February, 2000. The term of one agreement is one-year in length, with the other two agreements for three-years each.

  The minimum annual commitment under the terms of these leases for years ending after December 31, 1997 are as follows:

Year ended December 31
----------------------
  1998                  $ 107,220
  1999                    104,328
  2000                     80,651
  2001                     55,200
  2002                     13,800
                        ---------
                        $ 361,199
                        =========

  The rent expense for the year ended December 31, 1997 was $87,515.

7.Employee Benefit Plan

  Salary reduction profit sharing plan:

  The Company has a salary reduction profit sharing plan covering all its employees. Qualified participants must attain an age of at least twenty-one years and have a least one year of service with the Company. Accrued benefits vest at the rate of 20% per year from one to five years of service. The contribution to the salary reduction profit sharing plan is equal to 50% of the first 4% of pay deferred by the participant, but will not exceed 2% of the participant's total annual compensation. Company contributions to the salary reduction plan were approximately $18,300 for the year ended December 31, 1997.

  The company also has a Section 125 plan available to all employees that includes day care, health insurance and disability coverage.

8.Subsequent Event

  In April 1998, a Letter of Intent, which is non-binding to either party, was executed whereby the Shareholders would sell 100% of the fully diluted and outstanding shares to an unrelated third party. The parties are presently in negotiation which, if successful, would result in an approval of the agreement by June, 1998.

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholder
  Regency Electric Company, Inc.

  We have audited the accompanying consolidated balance sheets of Regency Electric Company, Inc. (an S corporation) and subsidiaries, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regency Electric Company, Inc. and subsidiaries, as of December 31, 1997 and 1996 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Harbeson Beckerleg & Fletcher

Harbeson Beckerleg & Fletcher
Jacksonville, Florida
February 18, 1998

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                 December 31,        March 31,
                                            ----------------------- -----------
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (unaudited)
                  ASSETS
Current assets:
  Cash and cash equivalents................ $ 6,688,354 $11,337,758 $15,002,062
  Short-term investments...................   4,511,541   3,726,007   3,918,438
  Contract receivables (Note 2)............  11,392,358  16,692,180  13,293,712
  Costs and estimated earnings in excess of
   billings on uncompleted contracts (Note
   3)......................................   1,821,958   1,798,759   2,259,038
  Deposits.................................     300,000         --          --
  Prepaid expenses and other current
   assets..................................     200,156     282,202     330,653
                                            ----------- ----------- -----------
    Total current assets...................  24,914,367  33,836,906  34,803,903
Property and equipment, less accumulated
 depreciation (Note 4).....................     243,501   3,513,029   3,467,252
                                            ----------- ----------- -----------
                                            $25,157,868 $37,349,935 $38,271,155
                                            =========== =========== ===========
   LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Notes payable, due within one year (Note
   5)...................................... $     1,000 $     1,000         --
  Accounts payable.........................   2,300,601   3,218,620   3,803,910
  Accrued expenses.........................   1,682,130   1,208,867   2,714,353
  Billings in excess of costs and estimated
   earnings on uncompleted contracts (Note
   3)......................................   5,750,211  10,282,005   7,846,055
                                            ----------- ----------- -----------
    Total current liabilities..............   9,733,942  14,710,492  14,364,318
Stockholder's equity:
  Common stock, $.01 par value, 10,000
   shares authorized, issued and
   outstanding.............................          70         100         100
  Additional paid-in capital...............   1,358,800   1,358,800   1,358,800
  Retained earnings........................  14,065,056  21,280,543  22,547,937
                                            ----------- ----------- -----------
    Total stockholder's equity.............  15,423,926  22,639,443  23,906,837
                                            ----------- ----------- -----------
                                            $25,157,868 $37,349,935 $38,271,155
                                            =========== =========== ===========

      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    For the Three For the Three
                          Year Ended December 31,   Months Ended  Months Ended
                          ------------------------     3/31/97       3/31/98
                             1996         1997       (unaudited)   (unaudited)
                          -----------  -----------  ------------- -------------
Contract revenues earned
 and contract
 assignments............  $64,412,229  $66,161,538   14,405,500     21,307,430
Contract assignments
 (Note 1)...............   (4,099,877)  (5,878,594)  (1,940,134)      (856,120)
                          -----------  -----------   ----------    -----------
Contract revenues
 earned.................   60,312,352   60,282,944   12,465,366     20,451,310
Cost of revenues
 earned.................  (43,688,707) (44,338,484)  (8,964,767)   (15,300,594)
                          -----------  -----------   ----------    -----------
  Gross profit..........   16,623,645   15,944,460    3,500,599      5,150,716
Selling, general and
 administrative
 expenses...............   (7,080,475)  (7,162,763)  (1,948,568)    (2,095,422)
Other income (expense):
  Interest and other....      851,256    1,296,003      272,656        355,046
  Minority interest in
   joint venture........      (58,546)         --           --             --
                          -----------  -----------   ----------    -----------
Net income..............  $10,335,880  $10,077,700   $1,824,687    $ 3,410,340
                          ===========  ===========   ==========    ===========


      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                 For the Years Ended December 31, 1997 and 1996
             and the Three Months Ended March 31, 1998 (unaudited)

                                                    Retained Earnings
                                           ------------------------------------
                                Additional Accumulated  Tax Timing
                         Common  Paid-in   Adjustments  Differences
                         Stock   Capital     Account     and Other     Total
                         ------ ---------- -----------  ----------- -----------
Balance, December 31,
 1995                     $ 60  $  500,000 $10,286,585   $(289,355) $ 9,997,230
  Issuance of common
   stock................    10         --          --          --           --
  Capital contribution..   --      858,800         --          --           --
  Taxable income........   --          --   10,561,335         --    10,561,335
  Tax deferred income...   --          --          --     (290,341)    (290,341)
  Nondeductible
   expenses.............   --          --      (13,668)        --       (13,668)
  Dividends.............   --          --   (6,268,054)        --    (6,268,054)
  Nontaxable income.....   --          --          --       78,554       78,554
                          ----  ---------- -----------   ---------  -----------
Balance, December 31,
 1996                       70   1,358,800  14,566,198    (501,142)  14,065,056
  S corporation parent
   election.............    30         --          --          --           --
  Taxable income........   --          --    8,489,798         --     8,489,798
  Tax deferred income...   --          --          --    1,310,037    1,310,037
  Nondeductible
   expenses.............   --          --       (8,732)        --        (8,732)
  Dividends.............   --          --   (2,727,264)        --    (2,727,264)
  Nontaxable income.....   --          --          --      151,648      151,648
                          ----  ---------- -----------   ---------  -----------
Balance, December 31,
 1997                      100   1,358,800  20,320,000     960,543   21,280,543
  Net income
   (unaudited)..........   --          --    3,410,340         --     3,410,340
  Dividends
   (unaudited)..........   --          --   (2,142,946)        --    (2,142,946)
                          ----  ---------- -----------   ---------  -----------
Balance, March 31, 1998
 (unaudited)              $100  $1,358,800 $21,587,394   $ 960,543  $22,547,937
                          ====  ========== ===========   =========  ===========


      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Three Months Ended
                            Year Ended December 31,          March 31,
                            ------------------------  ------------------------
                               1996         1997         1997         1998
                            -----------  -----------  -----------  -----------
                                                      (unaudited)  (unaudited)
Increase (decrease) in
 cash and cash equivalents
Cash flow from operating
 activities:
  Cash received from
   customers..............  $60,136,320  $59,538,115  $12,516,558  $20,953,549
  Cash paid to
   subcontractors,
   suppliers and
   employees..............  (54,188,057) (50,909,563) (10,605,680) (15,295,225)
  Interest and other
   income.................      508,284      648,637      272,656      355,046
  Interest paid...........       (5,332)     (29,234)         --           --
                            -----------  -----------  -----------  -----------
    Cash from operating
     activities...........    6,451,215    9,247,955    2,183,534    6,013,370
                            -----------  -----------  -----------  -----------
Cash flow from investing
 activities:
  Sales (purchases) of
   short-term investments,
   net....................   (3,651,725)   1,253,389    2,280,185     (192,431)
  Purchase of equipment...     (357,691)  (4,635,460)     (10,602)     (12,689)
  Deposit on airplane.....     (300,000)     300,000          --           --
  Sale of equipment.......    1,639,108    1,359,500          --           --
                            -----------  -----------  -----------  -----------
    Cash (for) from
     investing
     activities...........   (2,670,308)  (1,722,571)   2,269,583     (205,120)
                            -----------  -----------  -----------  -----------
Cash flow from financing
 activities:
  Dividends paid..........   (6,268,054)  (2,876,010)    (928,276)  (2,142,946)
  Capital contribution....      858,800          --           --           --
  Distribution to minority
   partner................     (223,389)         --           --           --
  Issuance of common
   stock..................           10                       --           --
  S corporation parent
   election...............          --            30           30          --
  Repayment of debt.......                                    --        (1,000)
                            -----------  -----------  -----------  -----------
    Cash used for
     financing
     activities...........   (5,632,633)  (2,875,980)    (928,246)  (2,143,946)
                            -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash and cash
 equivalents..............   (1,851,726)   4,649,404    3,524,871    3,664,304
Cash and cash equivalents:
  Beginning of period.....    8,540,080    6,688,354    6,688,354   11,337,758
                            -----------  -----------  -----------  -----------
  End of period...........  $ 6,688,354  $11,337,758  $10,213,225  $15,002,062
                            ===========  ===========  ===========  ===========
Reconciliation of net
 income to cash provided
 by (used for) operating
 activities
Net income................  $10,335,880  $10,077,700  $ 1,824,687  $ 3,410,340
Adjustments:
  Depreciation............      126,525      185,953       31,385       58,466
  Gain on sale of fixed
   assets.................     (153,592)    (179,521)         --           --
  Gain on short-term
   investments............     (189,380)    (467,845)         --           --
  Minority interest in
   joint venture..........       58,546          --           --           --
  Changes in:
   Contract receivables
    and related billings
    vs. earnings..........     (176,032)    (744,829)      59,192      502,239
   Prepaids and other
    assets................       (7,247)     (82,046)    (143,804)     (48,451)
   Accounts payable and
    accrued expenses......   (3,543,485)     458,543      420,074    2,090,776
   Notes Receivable.......          --           --        (8,000)         --
                            -----------  -----------  -----------  -----------
                            $ 6,451,215  $ 9,247,955  $ 2,183,534  $ 6,013,370
                            ===========  ===========  ===========  ===========

      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

Note 1--Significant Accounting Policies:

Basis of Presentation

  The consolidated statements include Regency Electric Company, Inc. (REC), Regency Electric Company Jacksonville Office, Inc. (REC Jacksonville), Regency Electric Company Atlanta Office, Inc. (REC Atlanta), Regency Electric Company Orlando Office, Inc. (REC Orlando), Regency Electric Company Charlotte Office, Inc. (REC Charlotte), Regency Electric Company Projects Group, Inc. (REC Proj.) and Regency Aviation Company, Inc. (RAC). All significant intercompany accounts and transactions have been eliminated. In 1993, REC Orlando entered into a joint venture agreement and became a 90% partner in Regency/Zap Electrical Construction Team, a Joint Venture (Joint Venture). The sole contract of the Joint Venture was completed during 1996 and the Joint Venture was liquidated

  REC became an S corporation parent effective January 1, 1997 when the company's shareholder contributed the stock of the other entities and they elected to become qualified S corporation subsidiaries. Consolidated financial statements have been prepared as if the entities had always been parent and subsidiary entities.

Unaudited Interim Financial Statement Information

  In connection with the subsequent business combination agreement and related Securities and Exchange Commission filing requirements, the management of the Company has included unaudited interim financial statement information. In the opinion of management, the Company has made all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1998 and 1997, and the statements of stockholder's equity as of and for the three months ended March 31, 1998, as presented in the accompanying unaudited interim financial statements information.

Company's Activities and Operating Cycle

  The companies are engaged in the construction industry as electrical contractors, with the exception of RAC which provides aviation services to the companies. The work is performed under fixed-price, cost plus and fixed-fee contracts.

  The length of the companies' contracts vary, but typically do not extend beyond 18-24 months. Assets and liabilities are classified as current and noncurrent because the contract-related items in the balance sheet have realization and liquidation periods within the operating cycle.

Accounting Estimates

  The financial statements include various estimates and assumptions by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

Revenue and Cost Recognition

  Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the cost-to-cost method.

  Contract assignments include material or equipment furnished to the contractor by the owner in which the contractor assumes all obligations, liabilities and responsibilities for the material or equipment including but not limited to the following: risk of loss, cost of unloading, handling, maintenance, insuring, storing, securing, protecting, installing, starting-up, checking-out, and safeguarding such material and equipment.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

  Contracts and costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. Additional contract revenue relating to claims is recognized only when realization is probable and the amount can be reliably estimated.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Cash and Cash Equivalents

  For purposes of the statement of cash flows, the companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Short-Term Investments

  The companies consider all short-term investments to be trading securities as defined by SFAS 115 and as such are reported at fair value.

Property and Equipment

  Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets as follows:

                                                                        Useful
                               Classification                            Lives
                               --------------                          ---------
      Construction equipment.......................................... 3-5 years
      Transportation equipment........................................ 3-5 years
      Trailers........................................................   5 years
      Office furniture and equipment.................................. 3-5 years
      Leasehold improvements.......................................... 2-5 years

Income Taxes

  The company, with the consent of its shareholder, elected under the Internal Revenue Code to be an S corporation. In lieu of Federal corporation income taxes, the shareholder will be taxed on the Company's taxable income. The Companies pay state income taxes on behalf of the stockholder. Those payments are reflected as dividends in the financial statements as the income tax is paid.

Stock Appreciation Rights

  Effective January 1, 1998 the Company adopted a Stock Appreciation Rights Plan (the Plan) to reward personnel whose services are important to the Company. The Plan provides that the award of Stock Appreciation Rights (SARs) may be paid in cash or the issue of non-voting stock. The maximum number of SARs outstanding at any time is 5,000. The SARs may have a fixed maturity date of not less than twelve (12) months nor more than ten (10) years, however, they will immediately mature and become payable upon a change in control of the Company. Upon the maturity date an employee shall be entitled to receive an amount equal to the sum of the excess of the fair market value over the "Basis Value." On January 1, 1998 approximately 3,650 SARs were

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited) outstanding with a "Basis Value" of $4,437. This value was based on a professional appraisal of the Company as of December 31, 1997, therefore, there has been no compensation recorded to date under the Plan.

Note 2--Contract Receivables:

  Contract receivables are summarized as follows:

                                                              December 31,
                                                         -----------------------
                                                            1996        1997
                                                         ----------- -----------
      Completed contracts..............................  $   150,790 $   369,234
      Contracts in progress............................    8,040,244  13,763,133
      Retained.........................................    3,201,324   2,559,813
                                                         ----------- -----------
                                                         $11,392,358 $16,692,180
                                                         =========== ===========

  All amounts are expected to be collected within one year.

Note 3--Costs and Estimated Earnings on Uncompleted Contracts:

  Costs and estimated earnings on uncompleted contracts are summarized as follows:

                                                         December 31,
                                                   --------------------------
                                                       1996          1997
                                                   ------------  ------------
      Costs incurred on uncompleted contracts..... $ 73,300,607  $ 69,436,470
      Estimated earnings..........................   21,301,733    20,137,303
      Less-billings to date.......................  (98,530,593)  (98,057,019)
                                                   ------------  ------------
                                                   $ (3,928,253) $ (8,483,246)
                                                   ============  ============
      Included in accompanying balance sheets
       under the following captions:
      Costs and estimated earnings in excess of
       billings on uncompleted contracts.......... $  1,821,958  $  1,798,759
      Billings in excess of costs and estimated
       earnings on uncompleted contracts..........   (5,750,211)  (10,282,005)
                                                   ------------  ------------
                                                   $ (3,928,253) $ (8,483,246)
                                                   ============  ============

Note 4--Property and Equipment:

  Property and equipment are summarized as follows:

                                                              December 31,
                                                          ---------------------
                                                            1996        1997
                                                          ---------  ----------
      Construction equipment............................. $ 231,854  $  231,854
      Transportation equipment...........................    87,561   3,468,034
      Office furniture and equipment.....................   313,578     351,004
      Leasehold improvements.............................   117,653     147,759
                                                          ---------  ----------
                                                            750,646   4,198,651
      Less-accumulated depreciation......................  (507,145)   (685,622)
                                                          ---------  ----------
                                                          $ 243,501  $3,513,029
                                                          =========  ==========

  Depreciation expense was $185,953 in 1997 and $126,525 in 1996.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

Note 5--Notes Payable:

  The Company has $4,000,000 in various credit facilities available at December 31, 1997. These facilities include (a) an unsecured $2,000,000 line of credit, (b) an irrevocable standby letter of credit of $450,000 and (c) $1,550,000 credit availability. The line of credit, due June 30, 1998, had an outstanding balance of $1,000 at December 31, 1997 and 1996. The line of credit provides for borrowings of up to $2,000,000 at the prime rate. The credit facilities are guaranteed by all of the combined companies and are also personally guaranteed up to $2,000,000 by Alan J. Green.

  The Company has an irrevocable standby letter of credit of $450,000 at December 31, 1997, which guarantees the Company's payment of workers' compensation insurance claims.

  Additionally, the Company has $1,550,000 of additional credit availability at December 31, 1997 under an Advised Guidance Line. The option to obtain the additional credit has not been exercised as of December 31, 1997.

Note 6--Commitments and Contingencies:

  Litigation

  The Company may be a party to various claims, complaints and disputed amounts arising in the normal course of its construction activities. In the opinion of management such matters involve such amounts that the unfavorable disposition would not have a material affect on the financial position of the Company.

  Lease Commitments

  The assets utilized under operating lease arrangements in various operations are as follows: office facilities, warehouse, office equipment and transportation equipment.

  The following is a schedule of minimum lease commitments outstanding at December 31, 1997:

      Year Ending
       December 31,
      -------------
       1998............................................................ $481,345
       1999............................................................  365,237
       2000............................................................  101,776
       2001............................................................   14,421
                                                                        --------
                                                                        $962,779
                                                                        ========

  Lease expense under operating leases was $506,018 in 1997 and $497,543 in 1996.

Note 7--Backlog:

  The following schedule shows a reconciliation of backlog representing signed contracts in existence at December 31, 1997 and 1996

      Balance, December 31, 1996.................................. $ 67,306,941
      Contract adjustments and new contracts......................   51,171,503
                                                                   ------------
                                                                    118,478,444
      Less contract revenue earned................................  (60,042,333)
                                                                   ------------
      Balance, December 31, 1997.................................. $ 58,436,111
                                                                   ============

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

  Contract adjustments include owner purchased materials of $5,878,594 in 1997 and $4,099,877 in 1996 (Note 1).

Note 8--Profit Sharing Plan:

  The Companies all participate in a 401(k) profit sharing plan covering substantially all employees. The plan became effective January 1, 1990. Employer's contributions charged to earnings were $87,866 in 1997 and $56,077 in 1996.

Note 9--Risks and Uncertainties:

  The companies are subject to a concentration of credit risk on accounts receivable balances (Note 2) since business operations are limited to a specific industry and geographical area. To limit these risks, it is the companies' policy to obtain references on potential customers and contractors prior to granting credit.

  At times, cash balances held at financial institutions were in excess of FDIC insurance limits. The companies place temporary cash investments with high-credit, quality financial institutions. The companies believe no significant concentration of credit risk exists with respect to these cash investments.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Tri-M Network
Kennett Square, Pennsylvania

  We have audited the accompanying combined balance sheet of Tri-M Network (S corporations) as of December 31, 1997 and 1996 and the related combined statements of income and retained earnings and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Tri-M Network as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the combined financial statements taken as a whole. The additional information presented in the schedules on pages 18 through 31 is presented for the purposes of additional analysis and is not a required part of the combined financial statements. Such information has been subjected to the auditing procedures applied in the audits of the combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the combined financial statements taken as a whole.

/s/ Maillie, Falconiero & Company, LLP

Maillie, Falconiero & Company, LLP

West Chester, Pennsylvania
February 9, 1998

                                 Tri-M NETWORK

                            COMBINED BALANCE SHEETS

                                                        For the    For the Six
                                                       Year Ended  Months Ended
                                                      December 31,   June 30,
                                                          1997         1998
                                                      ------------ ------------
                                                                   (unaudited)
                       ASSETS
CURRENT ASSETS
  Cash............................................... $   834,076  $ 2,259,934
  Accounts receivable................................   8,916,180    9,503,581
  Costs and estimated earnings in excess of billings
   on uncompleted contracts..........................   1,135,453    1,972,378
  Inventories........................................     292,642      344,471
  Prepaid insurance..................................      47,030        9,992
  Other prepayments..................................      17,713       14,644
                                                      -----------  -----------
    TOTAL CURRENT ASSETS.............................  11,243,094   14,105,000
PROPERTY AND EQUIPMENT...............................   1,240,602    1,409,664
OTHER ASSETS
  Restricted cash....................................      50,000       50,000
  Cash value of life insurance.......................      94,727      115,794
  Organizational costs...............................       1,240          826
                                                      -----------  -----------
                                                          145,967      166,620
                                                      -----------  -----------
                                                      $12,629,663  $15,681,284
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable................................... $ 3,079,801  $ 4,825,724
  Billings in excess of costs and estimated earnings
   on uncompleted contracts..........................   1,391,673      541,782
  Notes payable, bank, under line of credit
   agreements........................................   1,940,000    1,949,632
  Current portion of long-term debt..................     329,943      253,189
  Accrued salaries and wages.........................     751,513    1,038,133
  Accrued taxes......................................      62,581       81,707
  Retirement plan contributions payable..............     158,174       74,555
  Provision for self-insured medical plan............     207,620      188,030
  Provision for anticipated loss on contracts........      10,663          --
                                                      -----------  -----------
    TOTAL CURRENT LIABILITIES........................   7,931,968    8,952,752
LONG-TERM DEBT, less current portion.................     315,008      209,798
STOCKHOLDER'S EQUITY
  Capital stock......................................      25,000       25,000
  Additional paid-in capital.........................   1,742,163    1,742,663
  Retained earnings..................................   2,615,524    4,751,071
                                                      -----------  -----------
                                                        4,382,687    6,518,734
                                                      -----------  -----------
                                                      $12,629,663  $15,681,284
                                                      ===========  ===========

                            See accompanying notes.

                                 Tri-M NETWORK

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                           For the      For the         For the          For the
                          Year Ended  Year Ended   Six  Months Ended Six Months Ended
                         December 31,  December        June 30,          June 30,
                             1996      31, 1997          1997              1998
                         ------------ -----------  ----------------- ----------------
                                                      (unaudited)      (unaudited)
CONTRACT REVENUES.......  30,410,589  $41,759,229     $18,898,809      $29,280,897
DIRECT COSTS............  22,139,743   30,237,956      13,415,384       20,616,703
                          ----------  -----------     -----------      -----------
    GROSS EARNINGS......   8,270,846   11,521,273       5,483,425        8,664,194
INDIRECT COSTS..........   4,904,684    6,145,216       2,627,091        3,388,669
                          ----------  -----------     -----------      -----------
    GROSS PROFIT........   3,366,162    5,376,057       2,856,334        5,275,525
GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............   2,482,145    3,082,212       1,318,131        1,679,322
                          ----------  -----------     -----------      -----------
    INCOME FROM
     OPERATIONS.........     884,017    2,293,845       1,538,203        3,596,203
OTHER INCOME (EXPENSE)
  Management Fees.......         --           --           14,151            9,600
  Other income..........     154,732      160,345          57,919          153,912
  Interest expense......    (215,961)    (236,096)       (111,418)        (125,149)
  Interest income.......      33,902       34,812          17,225           28,624
  Gain on sale of
   equipment............       2,500       14,300           2,160              --
                          ----------  -----------     -----------      -----------
                             (24,827)     (26,639)        (19,963)          66,987
                          ----------  -----------     -----------      -----------
    NET INCOME..........     859,190    2,267,206       1,518,240        3,663,190
RETAINED EARNINGS AT
 BEGINNING OF PERIOD....   1,877,255    2,584,767       2,584,767        2,615,524
  Dividends paid........    (151,678)  (2,236,449)       (622,343)      (1,527,643)
                          ----------  -----------     -----------      -----------
    RETAINED EARNINGS AT
     END OF PERIOD......  $2,584,767  $ 2,615,524     $ 3,480,664      $ 4,751,071
                          ==========  ===========     ===========      ===========


                            See accompanying notes.

                                 Tri-M NETWORK

                       COMBINED STATEMENTS OF CASH FLOWS

                           For the       For the       For the      For the
                          Year Ended    Year Ended   Six Months   Six Months
                         December 31,  December 31,  Ended June   Ended June
                             1996          1997       30, 1997     30, 1998
                         ------------  ------------  -----------  -----------
                                                     (unaudited)  (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net income............. $   859,190   $ 2,267,206   $1,518,240   $ 3,663,190
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities
 Depreciation and
  amortization..........     325,546       460,719      186,855       271,101
 (Increase) decrease in
  Accounts receivable...  (2,816,003)   (1,281,298)    (193,608)     (587,401)
  Costs and estimated
   earnings in excess
   of billings on
   uncompleted
   contracts............    (130,736)     (577,195)    (373,181)     (836,925)
  Inventories...........      90,052        82,609      (32,396)      (51,829)
  Prepaid expenses......       1,908        38,600       23,336        40,107
  Restricted cash.......     115,000           --           --            --
 Increase (decrease) in
  Accounts payable......     929,926       135,158      230,798     1,745,923
  Billings in excess of
   costs and estimated
   earnings on
   uncompleted
   contracts............     561,448       501,352      252,681      (849,891)
  Accrued salaries and
   wages................     352,765        96,697     (338,993)      286,620
  Provision for self-
   insured medical
   plan.................       9,682        78,669       72,679       (19,590)
  Other current
   liabilities..........     152,657       (10,701)    (125,856)      (75,156)
                         -----------   -----------   ----------   -----------
   NET CASH PROVIDED BY
    OPERATING
    ACTIVITIES..........     451,435     1,791,816    1,220,555     3,586,149
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Purchase of property
  and equipment, net....    (315,301)     (807,424)    (346,499)     (439,749)
 Increase in cash value
  of life insurance.....     (55,560)      (39,167)     (21,068)      (21,067)
 Organizational costs...      (2,068)          --           --            --
 Collections on note
  receivable............      20,644       249,908       10,997           --
 Repayment by officer...      46,750           --           --            --
                         -----------   -----------   ----------   -----------
   NET CASH USED BY
    INVESTING
    ACTIVITIES..........    (305,535)     (596,683)    (356,570)     (460,816)

CASH FLOWS FROM
 FINANCING ACTIVITIES
 Net borrowings on line
  of credit agreements..     212,141        96,562    1,011,562         9,632
 Proceeds from long-term
  debt..................     386,000       397,000      222,000           --
 Payments on long-term
  debt..................    (420,244)     (305,237)    (139,133)     (181,964)
 Proceeds from issuing
  capital stock.........       5,000           --           --            --
 Additional paid-in
  capital...............         --      1,160,866          --            500
 Dividends paid.........    (151,678)   (2,236,449)    (622,343)   (1,527,643)
                         -----------   -----------   ----------   -----------
   NET CASH PROVIDED
    (USED) BY FINANCING
    ACTIVITIES.......... $    31,219   $  (887,258)  $  472,086   $(1,699,475)
   NET INCREASE IN
    CASH................     177,119       307,875    1,336,071     1,425,858
CASH AT BEGINNING OF
 PERIOD.................     349,082       526,201      526,201       834,076
                         -----------   -----------   ----------   -----------
   CASH AT END OF
    PERIOD.............. $   526,201   $   834,076   $1,862,272   $ 2,259,934
                         ===========   ===========   ==========   ===========  ===


                            See accompanying notes.

                                 Tri-M NETWORK

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                        December 31, 1996 and 1997

NOTE A NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  The Companies provide services for the design, construction and operation of electrical systems.

 Unaudited Interim Financial Statement Information

  In connection with the subsequent business combination agreement and related Securities and Exchange commission filing requirements, the management of the Company has included unaudited interim financial statement information. In the opinion of management, the Company has made all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of June 30, 1997 and 1998 and the results of operations and cash flows for the six months ended June 30, 1998 and 1997, and the statement of stockholder's equity as of and for the six months ended June 30, 1998, as presented in the accompanying unaudited interim financial statement information.

 Concentration of Credit Risk

  The Network's customer base is located primarily in the Middle Atlantic region of the United States.

  At December 31, 1997, the Companies had bank deposits of $1,026,416 in excess of FDIC insurance limits.

 Major Customer

  One customer accounted for approximately 16% and 27% of contract revenues in 1996 and 1997, respectively. A second customer accounted for approximately 11% of contract revenues in 1997.

  A summary of the Network's significant accounting policies follows:

 Revenue and Cost Recognition

  Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because management considers expended costs to be the best available measure of progress on these contracts.

  Contract costs include the cost of materials, labor and other direct expenses as reflected on internal job costing records. Indirect cost and general and administrative expenses are charged to expense as incurred.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

 Inventories

  Inventories of electrical materials and supplies are valued at the lower of cost (first-in, first-out method) or market value.

 Depreciation and Amortization

  Property and equipment are stated at cost. Depreciation is provided on a declining balance method over estimated useful lives of 3 to 7 years.

  Improvements to buildings leased from the Companies' stockholder are being amortized over 7 to 39 years on the straight-line basis.

  Organizational costs are being amortized over five years.

                                 Tri-M NETWORK

                        December 31, 1996 and 1997


 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 S Corporation Income Tax Status

  The Companies, with the consent of their stockholder, have elected under the Internal Revenue Code to be S corporations. In lieu of corporation income taxes, the stockholders of S corporations are taxed on their proportionate share of the Companies' taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the accompanying combined financial statements.

NOTE B PRINCIPLES OF COMBINATION

  Tri-M Network is comprised of six separate S corporations, all wholly owned by the same stockholder. They include Tri-M Corporation, Tri-M Electrical Construction Corp., Tri-M Building Automation Systems Corp., Tri-M Information Systems Corp., Tri-M Integrated System Solutions Corp. and Warren Electrical Construction Corp. All significant intercompany transactions and balances have been eliminated in the combined financial statements.

NOTE C NOTE RECEIVABLE

  The note receivable was payable to Tri-M Electrical Construction Corp. from Multi-Test Maintenance Corp., formerly a member of Tri-M Network. The note was paid in full in 1997.

NOTE D COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  Costs and estimated earnings on uncompleted contacts consisted of:

                                                                     1997
                                                                 ------------
   Costs incurred on uncompleted contracts...................... $ 22,232,538
   Estimated earnings...........................................    6,705,653
                                                                 ------------
                                                                   28,938,191
   Billings to date.............................................  (29,194,411)
                                                                 ------------
                                                                 $   (256,220)
                                                                 ============

  Included in the accompanying balance sheets under the following captions:

                                                                     1997
                                                                 ------------
   Costs and estimated earnings in excess of billings on
    uncompleted contracts....................................... $  1,135,453
   Billings in excess of costs and estimated earnings on
    uncompleted contracts.......................................   (1,391,673)
                                                                 ------------
                                                                 $   (256,220)
                                                                 ============

                                 Tri-M NETWORK

                        December 31, 1996 and 1997


NOTE E PROPERTY AND EQUIPMENT

  Property and equipment are comprised of the following:

                                                                       1997
                                                                    -----------
   Transportation equipment........................................ $ 1,889,856
   Machinery and job equipment.....................................     469,510
   Office equipment................................................   1,042,837
   Improvements to leased buildings................................     195,988
                                                                    -----------
                                                                      3,598,191
   Accumulated depreciation and amortization.......................  (2,357,589)
                                                                    -----------
                                                                    $ 1,240,602
                                                                    ===========

NOTE F LINES OF CREDIT

  The Companies have available the following demand lines of credit with Wilmington Trust of Pennsylvania:

                                                                       Amount
                                                                    Borrowed at
                                                          Line of   December 31,
         Company                                           Credit       1997
         -------                                         ---------- ------------
   Tri-M Corporation.................................... $  100,000   $   --
   Tri-M Electrical Construction Corp...................    800,000       --
   Tri-M Building Automation Systems Corp...............  1,000,000   750,000
   Tri-M Information Systems Corp.......................    300,000   240,000
   Warren Electrical Construction Corp..................  1,000,000   950,000
   Warren Electrical Construction Corp..................  1,500,000       --

  The agreements provide for interest at prime plus 1/2% and are secured by a lien on each respective Company's accounts receivable, inventory and equipment. In addition, each Company's agreement is guaranteed by the remaining Companies comprising Tri-M Network and personally guaranteed by the stockholder.

  The Companies have available the following equipment lines of credit with Wilmington Trust of Pennsylvania to finance the purchase of vehicles and/or equipment:

                                                                       Amount
                                                                    Borrowed at
                                                             Term   December 31,
         Company                                             Line       1997
         -------                                           -------- ------------
   Tri-M Corporation...................................... $ 50,000   $    --
   Tri-M Electrical Construction Corp.....................  300,000    228,262
   Tri-M Building Automation Systems Corp.................  300,000     43,333
   Tri-M Information Systems Corp.........................  150,000     53,333
   Warren Electrical Construction Corp....................  300,000     39,000

  Interest is at prime plus 3/4% and is fixed at the time of borrowing. Each loan is secured by a lien on each respective Company's accounts receivable, inventory and equipment. In addition, each Company's equipment line is guaranteed by the remaining Companies comprising Tri-M Network and personally guaranteed by the stockholder.

                                 Tri-M NETWORK

                        December 31, 1996 and 1997


NOTE G LONG-TERM DEBT

  Long-term debt is as follows:

                                                                          1997
                                                                        --------
Tri-M Corporation
Note payable, Wilmington Trust of Pennsylvania, payable in monthly installments of $1,044 (principal and interest) through August 1998,
 8.5%, secured by equipment...........................................  $  8,107
                                                                        --------
  SUBTOTAL FORWARD....................................................     8,107
Tri-M Electrical Construction Corp.
Note payable, Wilmington Trust of Pennsylvania, payable in monthly installments of $4,766 (principal and interest) through August 1998,
 8.5%, secured by equipment...........................................    37,011
Note payable, Wilmington Trust of Pennsylvania, payable in monthly installments of $2,845 (principal and interest) through March 2000,
 9%, secured by equipment.............................................    69,929
Notes payable, Wilmington Trust of Pennsylvania, $4,723 plus interest
 payable monthly, 9%, secured by equipment............................   158,333
Capitalized lease obligation, payable in monthly installments of
 $3,206 (principal and interest at 8.75%) through November 1998,
 secured by vehicles..................................................    33,774
Capitalized lease obligations, payable in monthly installments of
 $3,284 (principal and interest at 7.94% to 11%) through October 1999,
 secured by job equipment.............................................    64,254
                                                                        --------
  SUBTOTAL FORWARD....................................................   363,301
                                                                        --------
Tri-M Building Automation Systems Corp.
Note payable, Wilmington Trust of Pennsylvania, payable in monthly installments of $2,905 (principal and interest) through August 1998,
 8.5%, secured by equipment...........................................    22,559
Notes payable, Wilmington Trust of Pennsylvania, $1,708 plus interest
 payable monthly, 9.25%, secured by vehicles..........................    43,333
                                                                        --------
  SUBTOTAL FORWARD....................................................    65,892
Tri-M Information Systems Corp.
Note payable, Wilmington Trust of Pennsylvania, $1,667 plus interest
 payable monthly, 9.25%, secured by vehicles..........................    53,333
                                                                        --------
  SUBTOTAL FORWARD....................................................    53,333

                                 Tri-M NETWORK

                        December 31, 1996 and 1997

                                                                       1997
                                                                     ---------
Tri-M Corporation
  SUBTOTAL FORWARDED................................................     8,107
Tri-M Electrical Construction Corp.
  SUBTOTAL FORWARDED................................................   363,301
Tri-M Building Automation Systems Corp.
  SUBTOTAL FORWARDED................................................    65,892
Tri-M Information Systems Corp.
  SUBTOTAL FORWARDED................................................    53,333
Warren Electrical Construction Corp.
Note payable, Wilmington Trust of Pennsylvania, payable in monthly installments of $2,267 (principal and interest) through August
 2001, 8.5%, secured by equipment...................................    85,361
Notes payable, Wilmington Trust of Pennsylvania, $2,403 plus
 interest payable monthly, 9.25%, secured by equipment..............    39,000
Capitalized lease obligations, payable in monthly installments of
 $1,854 (principal and interest) through February 1999, secured by
 job equipment......................................................    15,980
Capitalized lease obligation, payable in monthly installments of
 $568 (principal and interest) through March 2000, secured by
 vehicle............................................................    13,977
                                                                     ---------
                                                                       154,318
                                                                     ---------
TOTAL LONG-TERM DEBT, ALL COMPANIES.................................   644,951
Current portion.....................................................  (329,943)
                                                                     ---------
                                                                     $ 315,008
                                                                     =========

  Maturities of long-term debt in future years are as follows:

     1998.............................................................. $329,943
     1999..............................................................  192,832
     2000..............................................................  102,124
     2001..............................................................   20,052
                                                                        --------
                                                                        $644,951
                                                                        ========

NOTE H LEASE AGREEMENTS

  The Companies lease buildings located in Kennett Square, Pennsylvania and Myersville, Maryland, from their sole stockholder. The lease agreements renew annually. Monthly rent as of January 1, 1998, is $51,317. Annual rent expense was $427,380 (1996) and $529,185 (1997).

                                 Tri-M NETWORK

                        December 31, 1996 and 1997

  Tri-M Electrical Construction Corp. leases office and warehouse space located in Allentown, Pennsylvania, under a five-year lease which expires December 31, 1998. The lease requires monthly rental payments of $2,332 and is not renewable. Rent expense was $27,979 in 1996 and 1997.

NOTE I EMPLOYEE BENEFIT PLAN

  The Network has a qualified profit-sharing and savings plan which includes a salary reduction provision under Section 401(k) of the Internal Revenue Code. Participants of the plan are full-time employees who are at least 21 years of age and have completed one year of service. The Plan covers eligible employees of all Companies.

  Participants may elect to make contributions to the Plan up to a maximum of 15% of payroll, with the Companies matching 50% of the participant's contribution, limited to the first 6% of the participant's contribution. The Companies may also make discretionary contributions.

  Matching contributions were $173,936 and $205,390 in 1996 and 1997, respectively. The Companies made discretionary contributions of $100,000 in 1996 and 1997.

NOTE J SELF-INSURED MEDICAL PLAN

  Tri-M Corporation provides a self-insured medical plan covering employees of all Companies. The plan requires restricted cash deposits of $50,000 as security for claims submitted.

  Accruals for medical claims were $507,564 in 1996 and $866,671 in 1997. At December 31, 1997, a provision of $207,620 was provided as management's estimate for submitted and unsubmitted claims. This estimate is subject to future change.

NOTE K STOCKHOLDER'S EQUITY

  Stockholder's equity at December 31, 1997, is comprised of the following:

                                                       Additional   Retained
                                              Capital   Paid-In     Earnings
                                               Stock    Capital    (Deficit)
                                              -------  ----------  ----------
Tri-M Corporation, $1 par value, 10,000
 shares authorized, 5,000 shares issued and
 outstanding................................. $ 5,000  $  379,822  $  (86,597)
Tri-M Electrical Construction Corp., $1 par
 value, 10,000 shares authorized, 5,000
 shares issued and outstanding...............   5,000     100,782   2,126,835
Tri-M Building Automation Systems Corp., $1
 par value, 10,000 shares authorized, 5,000
 shares issued and outstanding...............   5,000     267,000     914,261
Tri-M Information Systems Corp., $1 par
 value, 10,000 shares authorized, 5,000
 shares issued and outstanding...............   5,000     369,044    (160,857)
Tri-M Integrated System Solutions Corp., $1
 par value, 10,000 shares authorized, 5,000
 shares issued and outstanding...............   5,000         --       (2,759)
Warren Electrical Construction Corp., $1 par
 value, 1,000 shares authorized, 100 shares
 issued and outstanding......................     100     650,415    (200,359)
Combining eliminations.......................    (100)    (24,900)     25,000
                                              -------  ----------  ----------
                                              $25,000  $1,742,163  $2,615,524
                                              =======  ==========  ==========

                                 Tri-M NETWORK

                        December 31, 1996 and 1997


NOTE L CASH FLOW INFORMATION

  Supplemental disclosures of cash flow information:

  Interest paid was $230,858 in 1996 and $233,450 in 1997.

  Supplemental schedule of noncash financing activity:

  In 1996, Tri-M Electrical Construction Corp. incurred capital lease obligations of $104,574 for the purchase of job equipment.

  In 1996, Warren Electrical Construction Corp. incurred capital lease obligations of $53,292 for the purchase of transportation and job equipment.

                         INDEPENDENT AUDITORS' REPORT

To The Partners
Ivey Mechanical Company
Kosciusko, Mississippi

  We have audited the accompanying combined balance sheet of Ivey Mechanical Company (a partnership) as of June 30, 1998, and the related combined statements of income and partnership equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Ivey Mechanical Company (a partnership) as of June 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Davenport, Holiday and Spring

Davenport, Holiday and Spring

Ridgeland, Mississippi

 July 24, 1998

 (except for Note S, as to which the date is July 31, 1998)

                    IVEY MECHANICAL COMPANY (a partnership)

                          COMBINED BALANCE SHEET

                               June 30, 1998

                                                                      1998
                                                                   -----------
                              ASSETS
CURRENT ASSETS
  Cash--Note O.................................................... $ 4,818,133
  Contracts receivable, including retainage, Note C...............  21,043,142
  Accounts receivable, trade......................................   1,456,523
  Accounts receivable, other......................................     319,362
  Inventories.....................................................     115,843
  Costs and estimated earnings in excess of billings on
   uncompleted contracts-- Note D ................................   1,182,235
  Prepaid expenses................................................     150,690
                                                                   -----------
    TOTAL CURRENT ASSETS..........................................  29,085,928
FIXED ASSETS, at cost--Note G
  Land and buildings..............................................     128,584
  Office furniture and fixtures...................................   2,123,566
  Machinery and equipment.........................................   2,903,812
                                                                   -----------
                                                                     5,155,962
  Less accumulated depreciation...................................  (3,344,209)
                                                                   -----------
                                                                     1,811,753
                                                                   -----------
OTHER ASSETS
  Goodwill........................................................     162,368
  Other assets....................................................     433,333
                                                                   -----------
                                                                       595,701
                                                                   -----------
                                                                   $31,493,382
                                                                   ===========
                  LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt--Note G.................... $   561,848
  Accounts payable--Note E........................................   8,750,082
  Accrued expenses and withholdings...............................   4,497,682
  Billings in excess of costs and estimated earnings on
   uncompleted contracts--Note D..................................   8,610,661
                                                                   -----------
    TOTAL CURRENT LIABILITIES.....................................  22,420,273
LONG-TERM DEBT, net of current portion--Note G....................   2,130,695
MINORITY INTEREST IN JOINT VENTURE--Note K........................       4,299
OWNERS' EQUITY
  Partnership equity..............................................   6,938,115
                                                                   -----------
                                                                   $31,493,382
                                                                   ===========

                       See notes to financial statements.

                    IVEY MECHANICAL COMPANY (a partnership)

            COMBINED STATEMENT OF INCOME AND PARTNERSHIP EQUITY

                          Year Ended June 30, 1998

                                                                     1998
                                                                 ------------
CONTRACT REVENUES EARNED........................................ $ 99,301,414
OTHER REVENUES..................................................    6,550,382
                                                                 ------------
                                                                  105,851,796
                                                                 ------------
COST OF CONTRACT REVENUES.......................................   86,275,033
COST OF OTHER REVENUES..........................................    4,902,200
                                                                 ------------
                                                                   91,177,233
                                                                 ------------
  GROSS MARGIN..................................................   14,674,563
APPLIED OVERHEAD................................................    5,606,229
                                                                 ------------
  GROSS PROFIT..................................................    9,068,334
TOTAL GENERAL AND ADMINISTRATIVE EXPENSES.......................    9,363,983
LESS APPLIED OVERHEAD...........................................   (5,606,229)
                                                                 ------------
GENERAL, SELLING AND ADMINISTRATIVE EXPENSES, net of applied
 overhead.......................................................    3,757,754
                                                                 ------------
  NET INCOME FROM OPERATIONS....................................    5,310,580
OTHER INCOME (EXPENSE)..........................................     (598,706)
                                                                 ------------
  NET INCOME BEFORE MINORITY INTERESTS..........................    4,711,874
EARNINGS (LOSS) FROM MINORITY INTEREST--Note K..................          (46)
                                                                 ------------
  NET INCOME....................................................    4,711,828
PARTNERSHIP EQUITY, BEGINNING OF YEAR...........................    5,728,277
DISBRIBUTIONS...................................................   (3,501,990)
                                                                 ------------
  PARTNERSHIP EQUITY, END OF YEAR............................... $  6,938,115
                                                                 ============

                       See notes to financial statements.

                    IVEY MECHANICAL COMPANY (a partnership)

                     COMBINED STATEMENT OF CASH FLOWS

                         Year Ended June 30, 1998

                                                                       1998
                                                                    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.......................................................  $ 4,711,828
 Adjustment to reconcile net income to net cash provided by
  operating activities:
 Depreciation and amortization....................................      591,241
 Gain on sale of assets...........................................       (4,805)
 (Increase) decrease in:
 Contracts receivable.............................................   (9,742,425)
 Affiliate receivable/payable.....................................      158,992
 Accounts receivable, other.......................................     (285,803)
 Accounts receivable, trade.......................................     (797,667)
 Inventories......................................................      (34,794)
 Prepaid expenses.................................................      (21,090)
 Costs and estimated earnings in excess of billings on uncompleted
  contracts.......................................................     (433,782)
 Other Assets.....................................................     (240,392)
 Increase (decrease) in:
 Accounts payable.................................................    3,692,082
 Billings in excess of costs and estimated earnings on uncompleted
  contracts.......................................................    5,002,833
 Accrued expenses and payroll taxes...............................    1.278.991
                                                                    -----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.......................    3,875,209
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property, plant and equipment........................     (709,691)
 Proceeds from sale of property, plant and equipment..............       21,283
 Increase in minority interest....................................           46
                                                                    -----------
  NET CASH USED BY INVESTING ACTIVITIES...........................     (688,362)
CASH FLOWS FROM FINANCING ACTIVITIES
 Payment on debt obligations......................................     (299,375)
 Proceeds from issuance of long-term debt.........................    1,650,000
 Partner distributions paid.......................................   (3,501,990)
                                                                    -----------
  NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES................   (2,151,365)
NET INCREASE (DECREASE) IN CASH...................................    1,035,482
CASH--BEGINNING OF YEAR...........................................    3,782,651
                                                                    -----------
  CASH--END OF YEAR...............................................  $ 4,818,133
                                                                    ===========
CASH PAID DURING THE YEAR FOR:
 Interest.........................................................  $   243,129
NONCASH INVESTING AND FINANCING TRANSACTIONS:
 Acquisition of certain net assets of Lexington Mechanical
  Company, Inc. through long-term financing arrangements:
 Fixed assets.....................................................  $   885,233
 Goodwill.........................................................      168,368
 Other assets.....................................................      288,317
                                                                    -----------
                                                                    $ 1,341,918
                                                                    ===========

                       See notes to financial statements.

                    IVEY MECHANICAL COMPANY (a partnership)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  Ivey Mechanical Company (the Company) is a partnership organized as a Mississippi general partnership on October 1, 1990, upon execution of the Agreement of Partnership of Ivey Mechanical Company (the Partnership Agreement) by and between Ivey's, Inc., a Mississippi corporation and Ivey Mechanical Corporation, a Mississippi corporation (collectively, the General Partners). The combined financial statements include the accounts of the Company, Barnes-Ivey Mechanical Company, LLC (formerly J. J. Barnes Mechanical Company, LLC) (99% ownership), Lexington/Ivey Mechanical Company, LLC (99% ownership) and Ivey Mechanical Services, LLC (100% ownership). All significant intracompany accounts have been eliminated except for those transactions involving the fabrication division of Ivey Mechanical Company disclosed in Note N.

 Business Activity

  The Company enters into contracts for all types of mechanical construction and operates out of divisional offices located in Mississippi, Georgia, Tennessee, North Carolina, Kentucky and Texas. The Company's projects include healthcare, correctional, manufacturing, and industrial facilities, among others.

 Revenue and Cost Recognition

  Revenues from construction contracts are recognized on the percentage-of-completion method in the ratio that costs incurred bears to estimated cost at completion. Contract costs include all direct costs and those indirect costs related to contract performance such as indirect labor, supplies, tools and payroll taxes. A portion of general and administrative expense is allocated to contracts in process and included in cost of sales at the time of revenue recognition. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Estimated earnings are included in revenues when their realization is reasonably assured. The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenue recognized.

 Receivables

  Receivables are stated at estimated net realizable values. Anticipated bad debts are considered by management to be negligible and, accordingly, no provision for bad debts has been included in the accompanying statements. The Company extends credit to its customers in the normal course of business and does not require collateral on its outstanding receivables.

 Other Assets

  Other long-term assets include certain employment agreements associated with the acquisition of certain assets from Lexington Mechanical Company, Inc. The Company is amortizing these assets over the terms of these agreements
(60 months) using the straight-line method.

 Goodwill

  Goodwill resulting from the purchase of Lexington Mechanical Company, Inc. is amortized by the Company over fifteen years using the straight-line method.

                    IVEY MECHANICAL COMPANY (a partnership)

 Inventories

  Inventories of material not allocable to job costs are valued at the lower of cost or net realizable value as determined on the first-in, first-out method.

 Property, Plant, and Equipment

  Property, plant and equipment is stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments which significantly extend the useful lives of existing property, plant and equipment are capitalized and depreciated. Upon retirement or disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

 Income Taxes

  The accompanying combined financial statements do not contain a provision for income taxes for Ivey Mechanical Company (a partnership) or Barnes-Ivey Mechanical Company, LLC, Lexington/Ivey Mechanical Company, LLC or Ivey Mechanical Services, LLC. Pursuant to the legal form of operation of these entities under current Internal Revenue Service (IRS) regulations, the profits of these entities are recognized by the individual partners or members in their respective income tax returns.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B--TRANSACTIONS WITH RELATED PARTIES

  The Company rents offices, warehouse buildings and land from J. Marlin Ivey, a shareholder of a corporation with common ownership, on a monthly basis for $16,750 per month.

  A shareholder of a corporation with common ownership is on the board of directors of a bank at which the Company has material cash deposits. However, the Company does not have any loans outstanding with the aforementioned bank.

  The Company has related party transactions with other entities in which it has a financial interest. These relationships are as follows:

 Ivey National Corporation

  This corporation is the 100% owner (parent) of Ivey's, Inc. Ivey's, Inc. is a general partner in Ivey Mechanical Company. The primary activity between Ivey's, Inc., and Ivey National Corporation is the payment of dividends by Ivey's, Inc. to its parent.

                    IVEY MECHANICAL COMPANY (a partnership)

NOTE C--CONTRACTS RECEIVABLE

  Contracts receivable consisted of the following:

                                                                    June 30,
                                                                      1998
                                                                   -----------
Contracts completed,
including retainage..............................................  $ 4,011,227
Contracts in progress............................................   12,540,246
Retainage on contracts in progress...............................    4,491,669
                                                                   -----------
                                                                   $21,043,142
                                                                   ===========

NOTE D--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                    June 30,
                                                                      1998
                                                                   -----------
Costs incurred on uncompleted contracts..........................  $75,208,504
Estimated earnings...............................................    3,616,501
                                                                   -----------
                                                                    78,825,005
Less billings to date............................................  (86,253,431)
                                                                   -----------
                                                                   $(7,428,426)
                                                                   ===========

  Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts.......................................................  $ 1,182,235
Billings in excess of costs and estimated earnings on uncompleted
 contracts.......................................................   (8,610,661)
                                                                   -----------
                                                                   $(7,428,426)
                                                                   ===========

NOTE E--ACCOUNTS PAYABLE AND AMOUNTS DUE SUBCONTRACTORS

  Accounts payable include amounts due to subcontractors totaling $843,969 at June 30, 1998, which have been retained pending completion and customer acceptance of jobs.

NOTE F--NOTE PAYABLE, LINE OF CREDIT

  Ivey Mechanical Company has obtained from Trustmark National Bank an unsecured working capital line of credit for $4,000,000, which expires October 31, 1998. There were no borrowings outstanding on this line of credit at June 30, 1998.

  Ivey Mechanical Company has also obtained from Trustmark National Bank, an acquisition line of credit for $3,000,000, which expires November 30, 1998. Borrowings of $1,000,000 are to be repaid at 7.75% interest over 60 monthly payments. This $1,000,000 term note is collateralized by machinery and equipment. See Note G.

                    IVEY MECHANICAL COMPANY (a partnership)

NOTE G--LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                     June 30,
                                                                       1998
                                                                    ----------
7.75% note payable to bank in monthly installments of $20,144, due
 December 2002, secured by machinery and equipment................  $  916,064
8.25% note payable to bank in monthly installments of $13,258, due
 September 2002, secured by furniture and equipment...............     568,753
8.0% note payable to individual in 10 semi-annual installments of
 $134,191 principal, plus interest, due July 2002, secured by
 membership interest in Lexington/Ivey Mechanical Co. LCC.........   1,207,726
                                                                    ----------
                                                                     2,692,543
 LESS CURRENT PORTION.............................................    (561,848)
                                                                    ----------
  LONG-TERM DEBT..................................................  $2,130,695
                                                                    ==========

  The following is a schedule of maturities of long-term debt as of June 30, 1998:

        1999............................................. $  561,848
        2000.............................................    586,045
        2001.............................................    612,238
        2002.............................................    640,593
        2003.............................................    291,819
                                                          ----------
                                                          $2,692,543
                                                          ==========

  Interest expense totaled $243,129 for the year ended June 30, 1998.

NOTE H--COMMITMENTS AND CONTINGENCIES

 Litigation

  The Company is engaged in various lawsuits arising in the ordinary course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits should not have a material impact on the Company's combined financial statements.

 Self-Insured Medical Benefit Plan

  The Company maintains a self-insured program for that portion of health care costs not covered by insurance. The Company is liable for claims up to $35,000 per employee annually or net claims paid in any year which exceeds the aggregate attachment point. The aggregate attachment point is defined as the total number of employees covered on the first day of each plan month during the year multiplied by $165.08. The Company is liable for claims up to $2,000,000 per employee in a lifetime. Self-insurance costs are based upon the Company's claims experience.

                    IVEY MECHANICAL COMPANY (a partnership)

 Self-Insured Workers' Compensation Plan

  The Company is self-insured for workers' compensation benefits. This plan is administered by the Argonaut for claims incurred after July 1, 1996. Claims incurred prior to July 1, 1996 are administered by Zurich Insurance Company, the former administrator. The amount charged to expense for workers' compensation was based on actual and estimated claims incurred. As of June 30, 1998, the Company recorded a liability of $331,541 for actual reserved claims and $559,116 for claims incurred but not reported (IBNR). These amounts are included in other accrued expenses in the accompanying combined balance sheet.

NOTE I--BACKLOG

  The following schedule shows a reconciliation of backlog representing existing signed contracts:

                                                                     June 30,
                                                                       1998
                                                                   ------------
Balance, beginning of year........................................ $ 70,258,677
New contracts and adjustments.....................................  100,965,867
                                                                   ------------
                                                                    171,224,544
Less contract revenue earned......................................  (99,301,414)
                                                                   ------------
Balance, end of year.............................................. $ 71,923,130
                                                                   ============

NOTE J--PROFIT DISTRIBUTION

  The General partners of the Company, Ivey Mechanical Corporation and Ivey's, Inc., are participants in an agreement that allows for the profits of the Partnership to be divided as follows:

    1. From inception to June 30, 1991, Ivey Mechanical Corporation received 60% and Ivey's, Inc., received 40% of divisible profits.

    2. After June 30, 1991, Ivey Mechanical Corporation receives 75% and Ivey's, Inc., receives 25% of divisible profits.

    3. If any party contributes additional capital to the joint venture it will receive a 12% annual return on its investments.

    4. Ivey's, Inc., may receive its share of the profits annually in cash. Under the agreement, it is to receive a minimum of $150,000, or its share, whichever is less.

NOTE K--ADVANCES TO AND EQUITY IN JOINT VENTURE

  In July 1992, Ivey Mechanical Company and Hess Mechanical Corporation (an unrelated company) completed the formation of a partnership, Ivey-Hess Joint Venture (Ivey-Hess) for the purpose of securing a contract and performing mechanical construction on the Francis Scott Key Medical Center--Phase II Redevelopment--Acute Patient Tower in Baltimore, Maryland. The partnership is owned 55% by Ivey Mechanical Company and 45% by Hess Mechanical Corporation.

                    IVEY MECHANICAL COMPANY (a partnership)

  In June 1995, Ivey Mechanical Company and R. T. Contractors, Inc. (an unrelated company) completed the formation of a partnership, Ivey/R. T., A Joint Venture (Ivey/R.T.) for the purpose of securing a contract with Fluor Daniel, Inc. and performing mechanical construction on the Mercedes Automobile Manufacturing Facility in Tuscaloosa, Alabama. The partnership is owned 75% by Ivey Mechanical Company and 25% by R. T. Contractors, Inc.

NOTE L--EMPLOYEE BENEFIT PLAN

  Ivey's, Inc. established the Ivey's, Inc. Salary Reduction Plan (the Plan) on May 1, 1975. The Plan as amended allows participants to make contributions to a related trust. Employees of Ivey Mechanical Company, Barnes-Ivey Mechanical Company, LLC, Lexington/Ivey Mechanical Company, LLC and Ivey Mechanical Corporation who meet eligibility requirements defined in the plan documents, as amended, are eligible to participate in the Plan. For every dollar an employee contributes (up to 4% of one's income on a pretax basis), the Company will make a 50% matching contribution. In 1998, the charge to operations for matching contributions was $178,027.

  Although it has not expressed any intention to do so, the Company has the right to terminate the Plan at any time. In the event the Plan terminates, 100% of the participant's account balance becomes vested, but no more Company contributions will be made. However, in the event a participant terminates service with the Company, or the participant is terminated, he will receive only his vested benefits as determined by the vesting provisions of the Plan.

NOTE M--OPERATING LEASE COMMITMENTS

  Leases that do not meet the criteria for capitalization are classified as operating leases with related rentals charged to operations as incurred.

  The following is a schedule by year of future minimum lease payments under operating leases as of June 30, 1998, that have initial or remaining lease terms in excess of one year.

     1999.............................................................. $421,187
     2000..............................................................  291,695
     2001..............................................................  135,576
     2002 and Thereafter...............................................   65,175
                                                                        --------
                                                                        $913,633
                                                                        ========

  Total rental expense for all operating leases was $437,083, for the year ended June 30, 1998.

NOTE N--INTRA-COMPANY TRANSACTIONS

  The Company had intra-company transactions in the amount of $3,941,375 from the fabrication to the construction division of Ivey Mechanical Company in the year ended June 30, 1998.



  Management has included these sales in Other Revenues and Cost of Contract Revenues in the accompanying combined Statement of Income for consistency purposes.

                    IVEY MECHANICAL COMPANY (a partnership)

NOTE O--CONCENTRATION OF CREDIT RISK

  During the year ended June 30, 1998, the Company had funds on deposit with a federally insured bank in excess of federal deposit insurance coverage limits.

NOTE P--BUSINESS ACQUISITIONS

  On August 31, 1997, the Company acquired certain assets and assumed certain liabilities of Lexington Mechanical Company, Inc. The acquisition was recorded as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value at the purchase date. The Company paid cash of $1,347,125 and issued a note payable to the former shareholder for the remaining balance of $1,341,918 for the net assets acquired.

  The original purchase price allocation follows:

   Assets acquired:
     Accounts receivable........................................... $ 3,151,236
     Contract underbillings........................................     113,131
     Other accounts receivable.....................................       4,650
     Inventories...................................................      34,383
     Other fixed assets............................................     885,233
     Goodwill......................................................     120,000
                                                                    -----------
       Total Assets Acquired....................................... $ 4,308,633
                                                                    -----------
   Liabilities assumed:
     Accounts Payable.............................................. $(1,337,629)
     Contract overbillings.........................................    (217,641)
     Other accrued liabilities.....................................     (64,320)
                                                                    -----------
       Total Liabilities Assumed................................... $(1,619,590)
                                                                    -----------
       NET ASSETS ACQUIRED......................................... $ 2,689,043
                                                                    ===========

  The following is a summary of the unaudited results of operations of Lexington Mechanical Company for the period beginning November 1, 1996, through August 31, 1997 (date of acquisition):

   Revenues......................................................... $14,666,849
                                                                     ===========
   Net Income....................................................... $   799,887
                                                                     ===========

  In September 1997, the Company purchased certain assets from T.W.W. Enterprises, Inc. d/b/a A/C Service Specialties (a residential service company) and began operations as Ivey Mechanical Services, LLC. The purchase price is immaterial to the accompanying combined financial statements.

  Results of the operations of the acquired entities have been included in the accompanying combined statement of income from the dates of acquisition forward.

NOTE Q--SUBSEQUENT EVENT

  On July 31, 1998, the General Partners executed a letter of intent to sell the stock of these companies to Consolidation Capital Corporation for an amount in excess of book value.

                    REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

and Stockholders of

Robinson Mechanical Company

  In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Robinson Mechanical Company (the "Company") at December 31, 1997 and the results of its operations and its cash flows for the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Pricewaterhousecoopers llp

Pricewaterhousecoopers llp

Minneapolis, Minnesota

November 13, 1998

                        ROBINSON MECHANICAL COMPANY

              BALANCE SHEET (In thousands, except share data)

                                                       December 31,  June 30,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (unaudited)
                       ASSETS
CURRENT ASSETS
 Cash and cash equivalents...........................    $ 3,725      $ 1,814
 Accounts receivable, net ...........................     11,325       10,261
 Prepaid expenses....................................         27           22
 Costs and estimated earnings in excess of billings..        517          204
                                                         -------      -------
   Total current assets..............................     15,594       12,301
                                                         -------      -------
 Property and equipment..............................        680          626
 Investment in limited liability company.............        125          188
                                                         -------      -------
   Total assets......................................    $16,399      $13,115
                                                         =======      =======
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable....................................    $ 5,989      $ 4,154
 Accrued wages and bonuses...........................      1,893          829
 Liability to former stockholder.....................        660          660
 Accrued warranty reserve............................        452          966
 Other accrued liabilities...........................        699        1,854
 Billings in excess of costs and estimated earnings..      3,097        2,213
                                                         -------      -------
   Total current liabilities.........................     12,790       10,676
                                                         -------      -------
COMMITMENTS (note 12)
STOCKHOLDERS' EQUITY
Common stock:
 Class A Voting, $.10 par value; 300,000 shares
 authorized, 75,000 shares issued....................          8            8
 Class B Non-Voting, $.10 par value; 190,000 shares
 authorized, 75,000 shares issued....................          8            8
 Additional paid-in capital..........................         85           85
 Retained earnings...................................      3,508        2,338
                                                         -------      -------
   Total stockholders' equity........................      3,609        2,439
                                                         -------      -------
   Total liabilities and stockholders' equity........    $16,399      $13,115
                                                         =======      =======

 The accompanying notes are an integral part of the financial statements.

                       ROBINSON MECHANICAL COMPANY

                  STATEMENT OF OPERATIONS (In thousands)

                                                   For the        For the
                                                  Year Ended    Six Months
                                                 December 31, Ended June 30,
                                                     1997      1997    1998
                                                 ------------ ------- -------
                                                                (unaudited)
Revenues from construction and service
 contracts......................................   $51,471    $26,754 $25,277
Costs from construction and service contracts...    45,354     22,276  20,038
                                                   -------    ------- -------
Gross profit....................................     6,117      4,478   5,239
General and administrative expenses.............     3,687      3,252   4,666
                                                   -------    ------- -------
Income from operations..........................     2,430      1,226     573
                                                   -------    ------- -------
Other income (expense)
  Interest income...............................       115         35      62
  Miscellaneous income (expense)................        30        --     (544)
                                                   -------    ------- -------
   Other income (expense)--net..................       145         35    (482)
                                                   -------    ------- -------
Net income......................................   $ 2,575    $ 1,261 $    91
                                                   =======    ======= =======

 The accompanying notes are an integral part of the financial statements.

                        ROBINSON MECHANICAL COMPANY

                     STATEMENT OF STOCKHOLDERS' EQUITY

                     (In thousands, except share data)

                            Class A       Class B
                         Common Stock  Common Stock  Additional              Total
                         ------------- -------------  Paid-In   Retained Stockholders'
                         Shares Amount Shares Amount  Capital   Earnings    Equity
                         ------ ------ ------ ------ ---------- -------- ------------- --- --- ---
Balance, December 31,
 1996................... 75,000  $ 8   75,000  $ 8      $85      $2,594     $2,695
 Stockholder
  distributions.........     --   --       --   --       --      (1,661)    (1,661)
 Net income.............     --   --       --   --       --       2,575      2,575
                         ------  ---   ------  ---      ---      ------     ------
Balance, December 31,
 1997................... 75,000    8   75,000    8       85       3,508      3,609
 Stockholder
  distributions
  (unaudited)...........     --   --       --   --       --      (1,261)    (1,261)
 Net income
  (unaudited)...........     --   --       --   --       --          91         91
                         ------  ---   ------  ---      ---      ------     ------
Balance, June 30, 1998
 (unaudited)............ 75,000  $ 8   75,000  $ 8      $85      $2,338     $2,439
                         ======  ===   ======  ===      ===      ======     ======

 The accompanying notes are an integral part of the financial statements.

                          ROBINSON MECHANICAL COMPANY

                          STATEMENT OF CASH FLOWS

                              (In thousands)

                                                For the
                                               Year Ended  For the Six Months
                                              December 31,   Ended June 30,
                                                  1997       1997       1998
                                              ------------ ---------  ---------
                                                              (unaudited)
Cash flows from operating activities:
 Net income..................................    $2,575    $   1,261  $     91
 Adjustments to reconcile net income to net
  cash
 provided by operating activities:
  Depreciation...............................       221           89       147
  Changes in operating assets and
   liabilities:
   Accounts receivable.......................      (310)         803     1,064
   Prepaid expenses and other current
    assets...................................         4            5         5
   Costs and estimated earnings in excess of
    billings on uncompleted contracts........       (54)         353       313
   Accounts payable..........................     1,174       (1,849)   (1,835)
   Accrued wages and bonuses.................       459          299    (1,064)
   Liability to former stockholder...........      (386)         --         --
   Other accrued liabilities.................       468          114     1,669
   Billings in excess of costs and estimated
    earnings on uncompleted contracts........      (430)        (428)     (884)
                                                 ------    ---------  --------
     Net cash provided by (used in) operating
      activities.............................     3,721          647      (494)
                                                 ------    ---------  --------
Cash flows from investing activities:
 Investment in limited liability company.....      (125)         --        (63)
 Purchase of property and equipment..........      (242)        (106)      (93)
                                                 ------    ---------  --------
     Net cash used in investing activities...      (367)        (106)     (156)
                                                 ------    ---------  --------
Cash flows from financing activities:
 Stockholder distributions...................    (1,661)                (1,261)
                                                              (1,331)
                                                 ------    ---------  --------
     Net cash used in financing activities...    (1,661)      (1,331)   (1,261)
                                                 ------    ---------  --------
Net increase (decrease) in cash and cash
 equivalents.................................     1,693         (790)   (1,911)
Cash and cash equivalents at beginning of
 period......................................     2,032        2,032     3,725
                                                 ------    ---------  --------
Cash and cash equivalents at end of period...    $3,725    $ 1,242    $  1,814
                                                 ======    =========  ========
Supplemental disclosures of non-cash
 transactions:
 Interest paid...............................    $    1    $     --   $     --
                                                 ======    =========  ========
 Income taxes paid...........................    $   11    $     --   $     --
                                                 ======    =========  ========


    The accompanying notes are an integral part of the financial statements.

                       ROBINSON MECHANICAL COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS

                    (In thousands, except share data)

NOTE 1--BUSINESS AND ORGANIZATION

  Robinson Mechanical Company (the "Company") is a construction and service contractor for heating, air conditioning, ventilation and process piping systems, primarily in the Denver Metro Area. The Company is headquartered in Boulder, Colorado, and operates a branch office in Vail, Colorado.

  On August 31, 1998, all of the issued and outstanding common stock of the Company was acquired by Building One Services Corporation ("BOSC") for 1,539,456 shares of BOSC common stock (the "Acquisition").

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company's Activities and Operating Cycle

  The length of the Company's construction contracts varies but is typically less than one year. Therefore, the contract-related assets and liabilities are classified as current.

  The Company grants credit, generally without collateral, but is usually eligible for filing a contractor's lien against the property on which work was performed. Most of the Company's contracts are in the Colorado region. Consequently, the Company's ability to collect the amounts due from customers is affected by the economic fluctuations in these geographic areas.

Unaudited Interim Financial Statement Information

  In the opinion of management, the Company has made all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of June 30, 1998, and the results of its operations and its cash flows for the six months ended June 30, 1997 and 1998, and the statement of stockholders' equity as of and for the six months ended June 30, 1998, as presented in the accompanying unaudited interim financial statement information.

Revenue and Cost Recognition

  The Company utilizes the percentage-of-completion method of accounting for the recognition of revenues and costs of all significant construction contracts. Revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  Balances billed but not paid pursuant to retainage provisions under construction contracts generally become due upon completion of the contracts and acceptance by the customers.

  Revenue earned on specific contracts in excess of billings and billings in excess of revenue earned are shown as current assets and liabilities, respectively, in the accompanying balance sheet. Revenues from service contracts and maintenance work are recognized when earned.

  Direct costs on construction contracts include all direct material, equipment, subcontractor, and labor costs. Where costs such as tools, travel, licenses and fees, and utilities can be charged to a specific job, the Company also considers these direct costs. Certain indirect costs for both construction and service contracts are allocated to jobs based on an overhead burden rate developed by the Company. This rate is based on the relationship

                       ROBINSON MECHANICAL COMPANY

                    (In thousands, except share data)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

between these indirect costs and labor expense incurred on the contracts. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Disclosures about Fair Value of Financial Instruments

  Financial instruments include cash and cash equivalents, trade receivables and trade payables. The carrying amounts approximate fair value because of the short maturity of these instruments.

Property and Equipment and Depreciation

  Property and equipment is stated at cost. Expenditures for renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is provided using the straight-line and accelerated methods over the estimated useful lives of the assets. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in or charged against income.

  Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Any assets identified for impairment to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company has not identified any impairments as of December 31, 1997 and June 30, 1998 (unaudited).

Use of Estimates

  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from these estimates.

Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Income Taxes

  The Company has elected to be taxed under the Subchapter "S" provisions of the Internal Revenue Code, effective May 1, 1994. Under those provisions, the Company does not pay Federal and State income taxes. Instead, the shareholders are liable for individual income taxes on their respective share of the Company's taxable income. As a result, no deferred income tax liability is recorded on timing differences, since the tax is a liability of the shareholders.

Advertising Costs

  The Company expenses advertising costs in the period they are incurred as the benefits derived from the advertising expense are realized in the current period. Advertising expense charged to operations for the year ended December 31, 1997 and the six months ended June 30, 1998 (unaudited) was $62 and $29, respectively.

                          ROBINSON MECHANICAL COMPANY

                       (in thousands, except share data)

New Accounting Standards

NOTE 3--ACCOUNTS RECEIVABLE

  The accounts receivable consist of the following contract receivables:

                                                        December 31,  June 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (unaudited)
Current................................................   $ 9,724      $ 8,432
Retainage..............................................     1,608        1,836
Less allowance for doubtful accounts...................        (7)          (7)
                                                          -------      -------
                                                          $11,325      $10,261
                                                          =======      =======

  Retainages are due upon completion of the contracts and all are expected to be collected in the next twelve months.

NOTE 4--COST AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  Uncompleted contracts are summarized as follows:

                                                       December 31,  June 30,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (unaudited)
Costs incurred to date................................   $36,468     $ 35,493
Estimated earnings....................................     3,452        2,450
                                                         -------     --------
                                                          39,920       37,943
Less--Billings to date................................   (42,500)     (39,952)
                                                         -------     --------
                                                         $(2,580)    $ (2,009)
                                                         =======     ========

  The above amounts are included in the accompanying Balance Sheet under the following captions:

                                                        December 31  June 30,
                                                           1997        1998
                                                        ----------- -----------
                                                                    (unaudited)
Costs and estimated earnings in excess of billings.....   $   517     $   204
Billings in excess of costs and estimated earnings.....    (3,097)     (2,213)
                                                          -------     -------
                                                          $(2,580)    $(2,009)
                                                          =======     =======

NOTE 5--Note Payable

  On May 14, 1997, the Company renegotiated their line-of-credit agreement with Norwest Bank of Boulder, in the amount of $1,000. The agreement, which provides for interest at 1.0% above Norwest's prime rate, matures on April 30, 1998. The line is secured by accounts receivable, inventory, furniture, fixtures and equipment. There were no outstanding balances at December 31, 1997 and June 30, 1998 (unaudited).

                       ROBINSON MECHANICAL COMPANY

                    (In thousands, except share data)

NOTE 6--Accrued Wages and Bonuses

  Accrued wages and bonuses at December 31, 1997 and June 30, 1998 (unaudited) consisted of the following:

                                                        December 31,  June 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (unaudited)
Salaries and wages payable.............................    $  265       $439
Bonuses payable........................................     1,628        390
                                                           ------       ----
  Total................................................    $1,893       $829
                                                           ======       ====

NOTE 7--PROPERTY AND EQUIPMENT

  A summary of the investment in property and equipment is as follows:

                                                       December 31,  June 30,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (unaudited)
Office equipment, furniture and fixtures..............   $   906      $  974
Machinery and equipment...............................       522         522
Transportation equipment..............................       108         108
Leasehold improvements................................       244         244
                                                         -------      ------
                                                           1,780       1,848
Accumulated depreciation..............................    (1,100)     (1,222)
                                                         -------      ------
                                                         $   680      $  626
                                                         =======      ======

  Depreciation expense, charged to operations, for the year ended December 31, 1997 and the six months ended June 30, 1998 (unaudited) was $221 and $147, respectively.

NOTE 8--CONCENTRATIONS OF CREDIT RISK

  The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents and trade receivables.

  The Company maintains its cash accounts primarily with banks located in Colorado. The total cash balances are insured by the F.D.I.C up to $100,000 per bank. The Company had cash balances on deposit with one Colorado bank in four accounts at December 31, 1997 and at June 30, 1998 (unaudited).

  The Company's trade receivables result primarily from its construction and service contracts and reflect a broad customer base, primarily located in the Denver. The Company routinely assesses the financial strength of its customers. As a consequence, concentrations of credit risk are limited.

NOTE 9--PROFIT SHARING PLAN

  The Company has a 401(K) profit sharing plan that covers all employees who have completed one year of service. The plan has two contribution methods. Elective contributions to the profit sharing plan are at the discretion of the Board of Directors. As of December 31, 1997 and June 30, 1998 (unaudited), no contributions had been authorized. Contributions to the 401(K) plan can be made by eligible employees. The Company will match 50% of the employees' contributions on the first 6% of their total annual compensation. The expense relating to the Company's match for the year ending December 31, 1997 and June 30, 1998 (unaudited) was $200 and $121, respectively.

                       ROBINSON MECHANICAL COMPANY

                    (In thousands, except share data)

NOTE 10--LEASES

  The Company leases its office space and numerous automobiles under operating leases. Minimum future lease payments for the years ending December 31 are as follows:

1998..................................................................... $  688
1999.....................................................................    625
2000.....................................................................    497
2001.....................................................................    333
2002 and thereafter......................................................    978
                                                                          ------
                                                                          $3,121
                                                                          ======

  Lease expense charged to operations for the year ended December 31, 1997 and the six months ended June 30, 1998 (unaudited) was $355 and $423, respectively.

NOTE 11--STOCKHOLDERS' EQUITY

  The Company has issued certain shares of the Class B Common Stock that, upon occurrence of certain events, may be repurchased by the Company at book value. Additionally, upon termination of employment by certain stockholders, the Company is required to repurchase these shares at book value.

NOTE 12--COMMITMENTS AND RELATED PARTY TRANSACTIONS

  In accordance with the provisions of a buyout agreement entered into with a former stockholder in 1992, the Company is required to make payments to the former stockholder over a predetermined period of time. At December 31, 1997 and June 30, 1998 (unaudited), the balances related to this provision were $660 and $660, respectively. During the year ended December 31, 1997 and the six months ended June 30, 1998 (unaudited) the Company made payments of $265 and $0, respectively, under this agreement. In conjunction with the Acquisition, the liability associated with this agreement has been fulfilled.

  The Company has entered into a contract with Acoustiflo, Inc., a company affiliated with the Company through common ownership, to supply materials on the Texas Instruments project. Included in "Costs incurred to date" (see Note
4) at December 31, 1997 and June 30, 1998 (unaudited) are $1,940 and $1,978, respectively, relating to this contract.

NOTE 13--INVESTMENT IN LIMITED LIABILITY COMPANY

  During the year ended December 31, 1997, the Company purchased an interest in a Limited Liability Company known as No. 25 Downing, LLC, for $125. The LLC intends to develop a residential real estate project in Denver, Colorado. The Company expects to receive $88 of its initial capital contribution back upon acquisition of the construction loan. The Company's liability for this investment is limited to $125.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.
Article 8 of the Company's Restated Certificate of Incorporation provides that the personal liability of directors of the Company is eliminated to the extent permitted by Section 102(b)(7) of the DGCL.

  Section 145 of the DGCL (i) requires a corporation to indemnify for expenses, including attorney's fees, incurred by a director or officer who has been successful in defending any claim or proceeding in which the director or officer is involved because of his or her position with the corporation, (ii) permits indemnification (a) for judgments, fines, expenses and amounts paid in settlement in the case of a claim by a party other than the corporation or in the right of the corporation, even where a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the best interests of the corporation provided, in the case of a criminal proceeding, that the director or officer had no reason to believe his or her conduct was unlawful or (b) for expenses in the case of a claim or proceeding by or in the right of the corporation, including a derivative suit (but not judgments, fines or amounts in settlement), if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and has not been adjudged liable to the corporation unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification, and (iii) permits the advancement of expenses to directors and officers who are defending an action, lawsuit or proceeding upon receipt of an undertaking for the repayment of such advance if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified. Section 145 also provides that the permissive indemnification described above is to be made upon a determination that the director or officer has met the required standard of conduct by (a) a majority of disinterested directors, (b) a committee of disinterested directors designated by a majority of such directors, (c) independent legal counsel or (d) the stockholders.

  The Company has entered into Indemnity Agreements because the Board believes that the Company's directors' and officers' insurance does not fully protect the directors and executive officers and that the absence of Indemnity Agreements may threaten the quality and stability of the governance of the Company by reducing the Company's ability to attract and retain qualified persons to serve as directors and executive officers of the Company, and by deterring such persons in the making of entrepreneurial decisions for fear of later legal challenge. In addition, the Board of Directors believes that the Indemnity Agreements complement the indemnification rights and liability protections currently provided directors and executive officers of the Company under the Amended and Restated Bylaws. These rights and protections were designed to enhance the Company's ability to attract and retain highly qualified individuals to serve as directors and executive officers in view of the high incidence of litigation, often involving large amounts, against publicly-held companies and the need to provide such persons with reliable knowledge of the legal risks to which they are exposed. The Indemnity Agreements complement these rights and protections by providing directors and executive officers with contractual rights to indemnification, regardless of any amendment to or repeal of the indemnification provisions in the Bylaws. The Company's Amended and Restated Bylaws provide that the Company shall indemnify to the fullest extent authorized or permitted by law directors and officers of the Company who have been made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company.

  The Indemnity Agreements are predicated upon Section 145(f) which recognizes the validity of additional indemnity rights granted by contractual agreement. The Indemnity Agreements alter or clarify statutory indemnity provisions in a manner consistent with the Company's Amended and Restated Bylaws in the following respects; (i) indemnification is mandatory, rather than optional, to the full extent permitted by law, including partial indemnification under appropriate circumstances, except that the Company is not obligated to indemnify an indemnitee with respect to a proceeding initiated by the indemnitee (unless the Board should conclude otherwise), payments made by an indemnitee in a settlement effected without the Company's written consent, payments that are found to violate the law, conduct found to constitute bad faith or active and deliberate dishonesty or short-swing profit liability under Section 16(b) of the Exchange Act or to the extent that indemnification has been determined to be unlawful in an arbitration proceeding conducted pursuant to the provisions of the Indemnity Agreement; (ii) prompt payment of litigation expenses in advance is mandatory, rather than optional, provided the indemnitee undertakes to repay such amounts if it is ultimately determined that the indemnitee is not entitled to be indemnified and provided the indemnitee did not initiate the proceeding; (iii) any dispute arising under the Indemnity Agreement is to be resolved through an arbitration proceeding, which will be paid for by the Company unless the arbitrator finds that the indemnitee's claims or defenses were frivolous or in bad faith, unless such arbitration is inconsistent with an undertaking given by the Company, such as to the Securities and Exchange Commission, that the Company will submit to a court the question of indemnification for liabilities under the Securities Act of 1933, as amended, and be governed by the final adjudication of such issue; and (iv) mandatory indemnification shall be paid within 45 days of the Company's receipt of a request for indemnification unless a determination is made that the indemnitee has not met the relevant standards for indemnification by the Board of Directors, or if a quorum of the directors is not obtainable, at the election of the Company, either by independent legal counsel or a panel of arbitrators.

  The Company maintains a directors' and officers' liability insurance policy covering certain liabilities which may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by the Company.

Item 21. Exhibits and Financial Statement Schedules.

  (a) The following exhibits are or will be filed as part of this registration statement:

 Exhibit
 Number  Description
 ------- -----------
   2.01  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC2 Acquisition Co., SKC Electric, Inc. and the
         stockholders named therein. (Exhibit 2.01 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
   2.02  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC3 Acquisition Co., Riviera Electric, Inc. and
         the stockholders named therein. (Exhibit 2.02 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
   2.03  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC4 Acquisition Co., Garfield Electric Company and
         the stockholders named therein. (Exhibit 2.03 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
   2.04  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC5 Acquisition Co., Indecon, Inc. and the
         stockholders named therein. (Exhibit 2.04 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
   2.05  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC6 Acquisition Co., Tri-City Electrical
         Contractors, Inc. and the stockholders named therein. (Exhibit 2.05 of the Company's Pre-Effective Amendment No. 1 to Post-Effective
         Amendment No. 2 to the Registration Statement on Form S-1 (File No.
         333-42317) is hereby incorporated by reference).

 Exhibit
 Number  Description
 ------- -----------
  2.06   Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC Acquisition Co., 6, Town & Country Electric,
         Inc. and the stockholders named therein. (Exhibit 2.06 of the
         Company's Pre-Effective Amendment No. 1 to Post-Effective Amendment
         No. 2 to the Registration Statement on Form S-1 (File No. 333-42317)
         is hereby incorporated by reference).
  2.07   Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC8 Acquisition Co., Wilson Electric, Inc. and the
         stockholders named therein. (Exhibit 2.07 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
  2.08   Agreement and Plan of Reorganization, dated January 29, 1998, by and among the Company, CCC Acquisition Corp 1., Service Management USA and
         the stockholder named therein (Exhibit 2.1 of the Company's Current
         Report on Form 8-K dated February 4, 1997 is hereby incorporated by reference).
  2.09   Agreement and Plan of Reorganization, dated March 15, 1998, by and among the Company, CCC Acquiring Co. No. 10, Walker Engineering, Inc.
         and the shareholders named therein (Exhibit 2.09 of the Company's
         Annual Report on Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).
  2.10   Agreement and Plan of Reorganization, dated May 8, 1998, by and among the Company, CCC 12 Acquisition Corporation, Taylor Electric, Inc. and
         the shareholders named therein. (Exhibit 2.01 of the Company's Current
         Report on Form 8-K dated May 22, 1998 is hereby incorporated by reference).
  2.11   Agreement and Plan of Reorganization, dated June 1, 1998, by and among the Company, RECI Acquisition Corp., Regency Electric Company, Inc.
         and the stockholders named therein. (Exhibit 2.11 of the Company's
         Post-Effective Amendment No. 4 to the Registration Statement on Form
         S-1 (File No. 333-42317) is hereby incorporated by reference).
  3.01   Restated Certificate of Incorporation of Building One Services
         Corporation (Exhibit 99.1 of the Company's Current Report on Form 8-K
         (File No. 000-23421) is hereby incorporated by reference).
  3.02   Amended and Restated Bylaws of Building One Services Corporation
         (Exhibit 3.02 of the Company's Registration Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).
  5.01*  Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.
 10.01   The Company's 1997 Long-Term Incentive Plan (Exhibit 10.01 of the
         Company's Registration Statement on Form S-1 (File No. 333-36193) is
         hereby incorporated by reference).
 10.02   The Company's 1997 Non-Employee Directors' Stock Plan (Exhibit 10.02
         of the Company's Annual Report on Form 10-K for the year ended
         December 31, 1997 by reference).
 10.03   The Company's 1997 Employee Stock Purchase Plan (Exhibit 10.03 of the
         Company's Registration Statement on Form S-1 (File No. 333-36193) is
         hereby incorporated by reference).
 10.04   The Company's 1997 Section 162(m) Bonus Plan (Exhibit 10.04 of the
         Company's Registration Statement on Form S-1 (File No. 333-36193) is
         hereby incorporated by reference).
 10.05   The Company's Executive Deferred Compensation Plan (Exhibit 10.05 of
         the Company's Post-Effective Amendment No. 1 to Registration Statement
         on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
 10.06   Employment Agreement between the Company and Jonathan J. Ledecky
         (Exhibit 10.05 of the Company's Registration Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).
 10.07   Employment Agreement between the Company and Timothy C. Clayton
         (Exhibit 10.06 of the Company's Registration Statement on Form S-1
         (File No.333-36193) is hereby incorporated by reference).

 Exhibit
 Number  Description
 ------- -----------
 10.08   Employment Agreement between the Company and F. Traynor Beck (Exhibit
         10.07 of the Company's Registration Statement on Form S-1 (File No.
         333-36193) is hereby incorporated by reference).
 10.09   Employment Agreement between the Company and David Ledecky (Exhibit
         10.08 of the Company's Registration Statement on Form S-1 (File No.
         333-36193) is hereby incorporated by reference).
 10.10   Form of Indemnity Agreement for Executive Officers and Directors of
         the Company (Exhibit 10.09 of the Company's Registration Statement on
         Form S-1 (File No. 333-36193) is hereby incorporated by reference).
 10.11   Employment Agreement between the Company and William P. Love, Jr.
         (Exhibit 10.11 of the Company's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1997 is hereby incorporated by reference).
 10.12   Form of Warrant Agreement, dated November 25, 1997, between the
         Company and Friedman, Billings, Ramsey & Co., Inc. (Exhibit 4.10 of
         the Company's Registration Statement on Form S-1 (File No. 333-36193)
         is hereby incorporated by reference).
 10.13   Form of Warrant Agreement, dated November 25, 1997, between the
         Company and
         Jonathan J. Ledecky (Exhibit 10.10 of the Company's Registration
         Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).
 10.14   Building One Services Corporation 1998 Long-Term Incentive Plan
         (Exhibit A of the Company's Proxy Statement on Schedule 14A (File No.
         000-23421) is hereby incorporated by reference).
 10.15   Employment Agreement between the Company and Joseph M. Ivey.
 21.01   List of Subsidiaries of Building One Services Corporation.
 23.01   Consents of PricewaterhouseCoopers LLP.
 23.02   Consent of KPMG LLP.
 23.03   Consent of Barry & Moore P.C.
 23.04   Consent of Baird, Kurtz & Dobson.
 23.05   Consents of Grant Thorton LLP.
 23.06   Consent of Arthur Andersen LLP.
 23.07   Consent of Leverich, Rasmuson, Banyard
 23.08   Consent of Hutton, Patterson & Company.
 23.09   Consent of Wallingford, McDonald, Fox & Co., P.C.
 23.10   Consent of Bradley, Allen & Associates, P.C.
 23.11   Consent of Harbeson, Beckerleg & Fletcher.
 23.13   Consent of Davenport, Holliday & Spring
 23.14   Consent of Maillie, Falconiero & Company, LLP
 23.16   Consent of Frazier & Deeter, LLC.
 23.17   Consent of Shinners, Hucovski & Company, S.C.
 24.01*  Power of Attorney (on the signature page of the initial filing of this registration statement).
 27.01   Financial Data Schedule.

--------
   *  Previously filed.

  (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

Item 22. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

    (2) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

    (4) To supply by means of a post-effective amendment, Rule 424(c) supplement or information incorporated by reference, all information concerning a material transaction, and the company being acquired involved there, that was not the subject of and included in the registration statement when it became effective.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on February 24, 1999.

                                          Building One Services Corporation

                                                  /s/ Jonathan J. Ledecky
                                          By: _________________________________
                                             Jonathan J. Ledecky Chairman and
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                        Title                 Date
              ---------                        -----                 ----
                                       Chairman and Chief
     /s/ Jonathan J. Ledecky            Executive Officer
-------------------------------------   (Principal Executive     February 24, 1999
         Jonathan J. Ledecky            Officer)

                  *                    Executive Vice
-------------------------------------   President, Chief         February 24, 1999
         Timothy C. Clayton             Financial Officer and
                                        Treasurer (Principal
                                        Financial and
                                        Accounting Officer

                  *                    Executive Vice
-------------------------------------   President, Chief         February 24, 1999
            David Ledecky               Administrative
                                        Officer and Director

                                       Director
               *                                                 February 24, 1999
-------------------------------------
          Mary K. Bush
                                       Director

-------------------------------------                            February 24, 1999
          Vincent E. Eades

                  *                    Director
-------------------------------------                            February 24, 1999
          W. Russell Ramsey

                  *                    Director
-------------------------------------                            February 24, 1999
            M. Jude Reyes

                  *                    Director
-------------------------------------                            February 24, 1999
        William P. Love, Jr.

                  *                    Director
-------------------------------------                            February 24, 1999
           Thomas D. Heule

               *                       Director--Building One    February 24, 1999
-------------------------------------   Mechanical Group
         Joseph M. Ivey


      * /s/ Jonathan J. Ledecky
-------------------------------------
        Jonathan J. Ledecky,
Attorney-in-Fact, Pursuant to Powers
of Attorney previously filed as part
   of this Registration Statement

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
   2.01  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC2 Acquisition Co., SKC Electric, Inc. and the
         stockholders named therein. (Exhibit 2.01 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
   2.02  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC3 Acquisition Co., Riviera Electric, Inc. and
         the stockholders named therein. (Exhibit 2.02 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
   2.03  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC4 Acquisition Co., Garfield Electric Company and
         the stockholders named therein. (Exhibit 2.03 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
   2.04  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC5 Acquisition Co., Indecon, Inc. and the
         stockholders named therein. (Exhibit 2.04 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
   2.05  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC6 Acquisition Co., Tri-City Electrical
         Contractors, Inc. and the stockholders named therein. (Exhibit 2.05 of the Company's Pre-Effective Amendment No. 1 to Post-Effective
         Amendment No. 2 to the Registration Statement on Form S-1 (File No.
         333-42317) is hereby incorporated by reference).
   2.06  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC Acquisition Co., 6, Town & Country Electric,
         Inc. and the stockholders named therein. (Exhibit 2.06 of the
         Company's Pre-Effective Amendment No. 1 to Post-Effective Amendment
         No. 2 to the Registration Statement on Form S-1 (File No. 333-42317)
         is hereby incorporated by reference).
   2.07  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC8 Acquisition Co., Wilson Electric, Inc. and the
         stockholders named therein. (Exhibit 2.07 of the Company's Pre-
         Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the
         Registration Statement on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
   2.08  Agreement and Plan of Reorganization, dated January 29, 1998, by and among the Company, CCC Acquisition Corp 1., Service Management USA and
         the stockholder named therein (Exhibit 2.1 of the Company's Current
         Report on Form 8-K dated February 4, 1997 is hereby incorporated by reference).
   2.09  Agreement and Plan of Reorganization, dated March 15, 1998, by and among the Company, CCC Acquiring Co. No. 10, Walker Engineering, Inc.
         and the shareholders named therein (Exhibit 2.09 of the Company's
         Annual Report on Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).
   2.10  Agreement and Plan of Reorganization, dated May 8, 1998, by and among the Company, CCC 12 Acquisition Corporation, Taylor Electric, Inc. and
         the shareholders named therein. (Exhibit 2.01 of the Company's Current
         Report on Form 8-K dated May 22, 1998 is hereby incorporated by reference).

 Exhibit
 Number  Description
 ------- -----------
   2.11  Agreement and Plan of Reorganization, dated June 1, 1998, by and among the Company, RECI Acquisition Corp., Regency Electric Company, Inc.
         and the stockholders named therein. (Exhibit 2.11 of the Company's
         Post-Effective Amendment No. 4 to the Registration Statement on Form
         S-1 (File No. 333-42317) is hereby incorporated by reference).
   3.01  Restated Certificate of Incorporation of Building One Services
         Corporation (Exhibit 3.01 of the Company's Current Report on Form 8-K
         (File No. 000-23421) is hereby incorporated by reference).
   3.02  Amended and Restated Bylaws of Building One Services Corporation
         (Exhibit 3.02 of the Company's Registration Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).
   5.01  Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.
  10.01  The Company's 1997 Long-Term Incentive Plan. (Exhibit 10.01 of the
         Company's Registration Statement on Form S-1 (File No. 333-36193) is
         hereby incorporated by reference).
  10.02  The Company's 1997 Non-Employee Directors' Stock Plan (Exhibit 10.02
         of the Company's Annual Report on Form 10-K for the year ended
         December 31, 1997 by reference).
  10.03  The Company's 1997 Employee Stock Purchase Plan (Exhibit 10.03 of the
         Company's Registration Statement on Form S-1 (File No. 333-36193) is
         hereby incorporated by reference).
  10.04  The Company's 1997 Section 162(m) Bonus Plan (Exhibit 10.04 of the
         Company's Registration Statement on Form S-1 (File No. 333-36193) is
         hereby incorporated by reference).
  10.05  The Company's Executive Deferred Compensation Plan (Exhibit 10.05 of
         the Company's Post-Effective Amendment No. 1 to Registration Statement
         on Form S-1 (File No. 333-42317) is hereby incorporated by reference).
  10.06  Employment Agreement between the Company and Jonathan J. Ledecky
         (Exhibit 10.05 of the Company's Registration Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).
  10.07  Employment Agreement between the Company and Timothy C. Clayton
         (Exhibit 10.06 of the Company's Registration Statement on Form S-1
         (File No.333-36193) is hereby incorporated by reference).
  10.08  Employment Agreement between the Company and F. Traynor Beck (Exhibit
         10.07 of the Company's Registration Statement on Form S-1 (File
         No.333-36193) is hereby incorporated by reference).
  10.09  Employment Agreement between the Company and David Ledecky (Exhibit
         10.08 of the Company's Registration Statement on Form S-1 (File
         No.333-36193) is hereby incorporated by reference).
  10.10  Form of Indemnity Agreement for Executive Officers and Directors of
         the Company (Exhibit 10.09 of the Company's Registration Statement on
         Form S-1 (File No.333-36193) is hereby incorporated by reference).
  10.11  Employment Agreement between the Company and William P. Love, Jr.
         (Exhibit 10.11 of the Company's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1997 is hereby incorporated by reference).

 Exhibit
 Number  Description
 ------- -----------
 10.12   Form of Warrant Agreement, dated November 25, 1997, between the
         Company and Friedman, Billings, Ramsey & Co., Inc. (Exhibit 4.10 of
         the Company's Registration Statement on Form S-1 (File No. 333-36193)
         is hereby incorporated by reference).
 10.13   Form of Warrant Agreement, dated November 25, 1997, between the Company and Jonathan J. Ledecky (Exhibit 10.10 of the Company's Registration
         Statement on Form S-1 (File No. 333-36193) is hereby incorporated by reference).
 10.14   Building One Services Corporation 1998 Long-Term Incentive Plan
         (Exhibit A of the Company's Proxy Statement on Schedule 14A (File
         No. 000-23421) is hereby incorporated by reference).
 10.15   Employment Agreement between the Company and Joseph M. Ivey.
 21.01   List of Subsidiaries of Building One Services Corporation.
 23.01   Consents of PricewaterhouseCoopers LLP.
 23.02   Consent of KPMG LLP.
 23.03   Consent of Barry & Moore P.C.
 23.04   Consent of Baird, Kurtz & Dobson.
 23.05   Consents of Grant Thorton LLP.
 23.06   Consent of Arthur Andersen LLP.
 23.07   Consent of Leverich, Rasmuson, Banyard
 23.08   Consent of Hutton, Patterson & Company.
 23.09   Consent of Wallingford, McDonald, Fox & Co., P.C.
 23.10   Consent of Bradley, Allen & Associates, P.C.
 23.11   Consent of Harbeson, Beckerleg & Fletcher.
 23.13   Consent of Davenport, Holliday & Spring
 23.14   Consent of Maillie, Falconiero & Company, LLP
 23.16   Consent of Frazier & Deeter, LLC.
 23.17   Consent of Shinners, Hucovski & Company, S.C.
 24.01*  Power of Attorney (on the signature page of the initial filing of this registration statement).
 27.01   Financial Data Schedule.

--------
   *  Previously filed.

  (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

                                       3